As filed with the Securities and Exchange Commission on September 13, 2021
Registration No. 333-259118

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Freshworks Inc.
(Exact name of Registrant as specified in its charter)

Delaware	7372	33-1218825
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
2950 S. Delaware Street, Suite 201
San Mateo, CA 94403
(650) 513-0514
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Rathna Girish Mathrubootham
Chief Executive Officer
Freshworks Inc.
2950 S. Delaware Street, Suite 201
San Mateo, CA 94403
(650) 513-0514
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David J. Segre Jon C. Avina Calise Y. Cheng Sepideh Mousakhani Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 (650) 843-5000	Ferish Patel Will H. Cai Cooley LLP 182 Cecil Street, #38-01 Frasers Tower, Singapore 069547 +65 6962 7500	Pamela Sergeeff Chief Legal Officer and General Counsel Freshworks Inc. 2950 S. Delaware Street, Suite 201 San Mateo, CA 94403 (650) 513-0514	William L. Hughes Niki Fang Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105 (415) 773-5700

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Class A common stock, $0.00001 par value per share	31,350,000	$32.00	$1,003,200,000.00	$109,449.12
(1)    Includes shares that the underwriters have the option to purchase.
(2)    Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) of the Securities Act of 1933, as amended.
(3)    The registrant previously paid a registration fee of $10,910 in connection with the initial filing of this Registration Statement.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PROSPECTUS (Subject to Completion)
Issued September 13, 2021
28,500,000 Shares
CLASS A COMMON STOCK

Freshworks Inc. is offering 28,500,000 shares of our Class A common stock. This is our initial public offering, and no public market currently exists for shares of our Class A common stock. We anticipate that the initial public offering price will be between $28.00 and $32.00 per share.

We have applied to list our Class A common stock on the Nasdaq Global Select Market under the symbol “FRSH.”
We have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to 10 votes and is convertible at any time into one share of Class A common stock. Outstanding shares of Class B common stock will represent approximately 98.9% of the voting power of our outstanding capital stock immediately following this offering, with our directors, executive officers, and principal stockholders representing approximately 78.3% of such voting power.

We are an “emerging growth company” as defined under the federal securities laws. Investing in our Class A common stock involves risks. See the section titled “Risk Factors” beginning on page 16.

PRICE $       A SHARE

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Freshworks
Per Share	$	$	$
Total	$	$	$
__________________
(1)See the section titled “Underwriters” for a description of the compensation payable to the underwriters.
At our request, the underwriters have reserved up to 5% of the Class A common stock to be issued by us and offered by this prospectus for sale, at the initial public offering price, through a directed share program, to certain individuals identified by us. See the section titled “Underwriters—Directed Share Program.”
We have granted the underwriters the right to purchase up to an additional 2,850,000 shares of Class A common stock to cover over-allotments, if any.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of Class A common stock to purchasers on or about                                  , 2021.

MORGAN STANLEY		J.P. MORGAN	BofA SECURITIES
JEFFERIES		BARCLAYS
BAIRD	CANACCORD GENUITY	JMP SECURITIES	NEEDHAM & COMPANY
NOMURA	OPPENHEIMER & CO.	PIPER SANDLER	RAYMOND JAMES
AMERIVET SECURITIES	CASTLEOAK SECURITIES, L.P.	RAMIREZ & CO., INC.	R. SEELAUS & CO., LLC
                              , 2021

freshworks
Customer Experience
Freshdesk
Omnichannel Suite
Support Desk
Messaging
Contact Center
Customer Success
IT Service Management
Freshservice
Freshservice
Sales and Marketing
Freshsales
Freshsales Suite
Freshsales
Freshmarketer
freshworks neo
Developer Platform
RICH API
PRIVATE APPS
PUBLIC APPS
LOW-CODE
Enterprise Services
Unified Customer Record
Custom Objects
Smart Analytics
Identity & Access
Collaboration
Foundational Services
Search
Events
Channels
Notifications
Multi-tenant
Security
Marketplace
LINE

Freshworks at a glance

LTM Revenue

$308M

LTM Revenue Growth

49%

Total Customers

~52,500

Customers over $5K ARR

13,000+

Total Addressable Market

$120B

Glassdoor CEO Approval Rating

97%

LTM GAAP Net Loss

$10M

LTM Cash from Operations

$35M

*LTM financial data and other metrics as of June 30, 2021
**Glassdoor rating as of August 31, 2021

Freshworks customers

Travix
coupa
DISCOVER
neosensory
riverbed

NAVBLUE AN AIRBUS COMPANY
StepOne
aramex
Sotheby's

DUNZO
KONGSKILDE
THE WARMING STORE
Chargebee

BYJU'S The Learning App
AMERICAN EXPRESS GLOBAL BUSINESS TRAVEL
Klarna.
TaylorMade

VICE
Delivery Hero
PTI PAPER TRANSPORT, INC.
ice
Santa ENERGY

itv
doctaly A local doctor when you need one
MultiChoice ENRICHING LIVES
RADISSON HOTELS

STITCH FIX
Salinas Valley Memorial Healthcare System
AKSHAYA PĀTRA Unlimited food for education
lenskart

Founder Letter
I feel really good today.
I show this picture at almost every company meeting.
It’s artwork on the wall of our office in Chennai, India. I
do this to remind each of us, including myself, that we
have a choice in how we approach our work. It’s
aspirational for how we want to feel every day.
As I reflect on how far Freshworks has come these last
10+ years, this is a proud moment for all of us, and
today, I feel really good.

You Can’t Win
Freshworks is the company that wasn’t supposed to win. Whether we could differentiate ourselves in crowded markets, or compete with larger players, or build a global SaaS company from India, the doubts were always there. And people were not shy about telling me! Over the years, I’ve heard it all, including:
•There are 600 help desks in the market. How do you expect to win?
•You can’t find talent in Chennai; you can’t win unless you move to Bangalore.
•Microsoft just acquired Parature. They will put you out of business.
•Don’t enter the CRM market. You just can’t win.
•You really can’t build a global SaaS company from India.
Yet, we kept our heads down and focused on executing, focused on our mission. We realized the profound meaning of what Steve Jobs once said, “Stay hungry, stay foolish.”
Freshworks is a very special company. We were unconventional from the beginning - not for its own sake, but because we saw an opening in the market for a unique approach. We weren’t founded in Silicon Valley. We didn’t target large enterprises. We didn’t have access to a been-there-done-that talent pool. We designed our products for the people actually using them. We offered a ‘fresh’ approach relying on efficient, product-led, low-cost, and low-touch sales; and we targeted massive, underserved markets.
And we had one simple mantra: happy employees create happy customers. In fact, we made that our mission:
Freshworks makes it easy for every business to delight their employees and customers.
Dreaming in Increments
Like so many other startups, Freshworks had very humble beginnings. We started in a 700 square foot warehouse in Chennai in 2010. Our simple idea was to create a ‘fresh’ helpdesk in response to a poor customer service experience I had. We didn’t plan nor expect to change the world. Our dreams came in increments, each building on the next and expanding our vision over time.
In 2011, our big dream was to get to $1 million of revenue. In 2012, we started dreaming of our second product - Freshservice - even before we reached that threshold with Freshdesk. In 2014, we started dreaming of growing faster and building out an outbound go-to-market motion. Now, our dream is to be a disruptive player in the CRM market by breaking down the silos of marketing, sales, and customer support with a unified customer cloud. And in the future, we dream of breaking the silos of IT and HR, building a unified employee cloud.
Pioneering Product Led Growth
Freshworks was global from “day one” with our first few customers coming from four different continents. Our initial sales came through search-driven online acquisition, powered by robust product-led growth - well before the term ‘PLG’ became a buzzword.

Our customer acquisition strength came then, and still does, today, from a deep understanding of the online buyer: the frontline support/IT agent or sales rep searching online to find a product to solve their problem. A product that is intuitive, easy to set up, and easy to use. One that is affordable and easy to buy. Freshworks’ products solved their problem, met their needs, and resonated with SMB companies around the globe.
Along the way, we saw teams from larger companies come online and buy our products for exactly the same reasons - they loved that our products were intuitive, easy to set up, and easy to use.
Armed with this conviction, we built an outbound sales team and a partner network to scale from SMB to larger customers with the same core tenets: agility, innovation, and affordability. Now we generate a healthy mix of revenue from companies of all sizes.
All our products share the original Freshworks product ethos that helped us win our first online buyers:
•Modern products relevant today and well-positioned for the future
•Intuitive, unified, easy-to-use experiences
•Fast time to value
•Affordable for companies of all sizes
Kudumba: Our Heart-led Culture
In the early days, when we were working hard to take an idea and build our first product, we didn’t think about ‘culture’ or even realize we were building one. But we were very clear on recognizing and celebrating the right values and behaviors. Because of that, we have a unique and innovative culture at Freshworks. From the beginning, I wanted to build a company optimized for employee happiness; we want our employees to have the best experience of their life at Freshworks. And for us, the journey will always be more important than the destination.
Over time, we codified these values into a simple acronym: CHAT.
•Craftsmanship: Every individual and team lives by the mantra “are you proud to put your name on it?”
•Happy ‘Work’ Environment: It’s not about foosball tables or free food; does the work you do make you happy every day?
•Agility with Accountability: We act with a sense of urgency, and we take ownership of our actions.
•True Friend of the Customer: We always do what’s right for the customer.
There’s another word we use to describe our culture and our company: Kudumba. It means family in Tamil, the language of Chennai. Kudumba is what binds us together. It celebrates our roots and reminds us of where we started. By creating a sense of family - Kudumba - we’ve been able to scale and grow.
Our Vision
One innovation marked a sea change in consumer behavior, transforming the tech industry forever: the iPhone. Before 2007, we were all using multiple devices - I personally had a Nokia cellphone, a Garmin GPS, a Sandisk MP3 Player, and a Canon point-and-shoot camera.
As consumers, we were quick to ditch our gadgets for a single product with a superior unified, intuitive, and delightful experience. What most people don’t realize is that when Apple introduced the first iPhone, they didn’t invent a single new chip - it was assembled with commercially available technology. It was how they packaged the technology and their relentless focus on user experience that enabled Apple to create a superior product experience.
In the business software world, companies are struggling with multiple tools for sales, marketing, customer support across multiple channels, bots, and much more. They often have disparate silos and disjointed information for a single customer - information sitting in multiple databases, none of which communicate natively with each other. This is true even if the tools come from the same vendor, and particularly if they came via acquisitions.

What if we can create an iPhone moment in business software by blending existing technology with unified, intuitive, and delightful experiences?
We believe there’s no reason why, with today’s technology, companies should be forced to use multiple tools to engage with customers across their entire lifecycle. Just as the iPhone freed users from the hassles of carrying separate devices, we envision a new product experience that breaks down data silos and creates unified experiences.
One thing I learned from dreaming in increments is that patience is critical. We’re designing products now for a future where businesses are ready to embrace our vision of a unified customer cloud - and someday, a unified employee cloud. In the meantime, we continue to execute, build our business, and focus on delighting our customers.
The Journey Ahead
Our success comes from breaking traditional business models and innovating on ways to build, grow, and scale. I’m very proud that Freshworks is a pioneer of Indian entrepreneurship, and of our ability to blend the art of Indian design with the science of Silicon Valley scaling. We’ve been on an incredible journey so far, working hard to build a company that is loved by employees and customers. I hope you will join us on our journey and experience the Freshworks ethos we all love.
Regards,
G

Postscript
The code name for our IPO was Project SuperStar, named after the most successful movie star from Tamil Nadu, Rajinikanth. I want to express my love and gratitude to him for being my maanaseega guru.
There is no comparable English word to express what this means. It is a mentor; a role model that lives in your mind, from whom you learn a lot by watching from afar. SuperStar is a man who is loved and worshipped by millions of fans globally. He is immensely successful yet humble and down to earth. Thank you, Thalaivaa!

_________________
Neither we nor any of the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor any of the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. Our business, financial condition, results of operations, and future growth prospects may have changed since that date.
Through and including                , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Class A common stock and the distribution of this prospectus outside of the United States.
i

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Our fiscal year ends on December 31. Unless the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” “our company,” and “Freshworks” refer to Freshworks Inc. and its subsidiaries. Unless otherwise indicated, references to our “common stock” include our Class A common stock and Class B common stock.
FRESHWORKS INC.
Overview
Our mission is to make it fast and easy for businesses to delight their customers and employees.
We provide businesses of all sizes with modern SaaS products that are designed with the user in mind. We started with Freshdesk, our customer experience (CX) product, and later expanded our offering to include Freshservice, our IT service management (ITSM) product. We then expanded our product offering to include a more complete customer relationship management (CRM) solution, which includes sales force and marketing automation. Finally, business users can have the power of modern SaaS technology with the ease of use of the most widely used consumer internet services. As of June 30, 2021, approximately 52,500 businesses used our software to delight their customers and employees.
The first generation of SaaS held enormous potential to give businesses more flexibility in the way they deployed software and make work easier. Despite the technological progress these companies have made, the first generation of SaaS has become too fragmented, unwieldy, and expensive, making it inaccessible for a wide swath of businesses. Organizations of all sizes, not just large enterprises, are facing increasing pressure to digitally transform and meet higher levels of customer and employee expectations. These stakeholders have become accustomed to the instant gratification of the digital economy, but the business software they use has not kept up.
At Freshworks, we build products that make it easier for businesses to delight their customers and employees. Our powerful software delivers the modern functionality and capabilities businesses need, while being intuitive and easy to use, rapid to onboard, agile, and affordable for organizations of all sizes. We build intelligence and automation into our products wherever possible to accelerate user productivity and allow them to quickly meet the increasing demands of customers and employees. By accelerating time to value, increasing productivity, and lowering costs, we provide businesses with a concrete return on their investment in Freshworks. With an increased ability to delight customers and employees, businesses also benefit from improved customer and employee retention, net promoter scores (NPS), and better business outcomes.
In 2011, we launched our first product, Freshdesk. As we continued to grow, we launched additional products and capabilities and expanded our go-to-market function. Over time, Freshworks products were discovered and embraced by teams and divisions within larger organizations, and we have become a leading provider of modern SaaS solutions that solve multiple, complex business problems to companies of all sizes around the globe. Businesses from more than 120 countries around the world use Freshworks products to delight their customers and employees every day. As of June 30, 2021, 13,326 of our customers contributed more than $5,000 in annual recurring revenue (ARR), as compared to 8,588, 9,187, 9,822, 10,723, 11,570, and 12,332 as of December 31, 2019, March 31, 2020, June 30, 2020, September 30, 2020, December 31, 2020, and March 31, 2021, respectively, demonstrating the broad appeal of our products to customers of all sizes and geographies. As of December 31, 2019, March 31, 2020, June 30, 2020, September 30, 2020, December 31, 2020, March 31, 2021, and June 30, 2021, customers contributing more than $5,000 in ARR represented 78%, 79%, 79%, 80%, 82%, 83%, and 84% of total ARR, respectively. We believe that the number of customers that contribute more than $5,000 in ARR is an indicator of our success in attracting, retaining, and expanding with larger businesses. As of June 30, 2021, over 50% of our ARR was from customers with more than 250 employees and we had 1,164 customers that each contributed $50,000 or more in ARR. We provide products across multiple massive markets in order to address the needs of businesses of all sizes that need to digitally transform to delight their customers and employees.
Our business model is powered by a strong product-led growth (PLG) motion that helps us serve businesses of all sizes. We make it simple and easy for businesses to find our products organically, trial the product to see if it fits the business use case, and quickly onboard users to the product. We supplement this PLG, or inbound motion, with an outbound motion to larger organizations and a robust partner ecosystem that helps customers extend our products with incremental capabilities to enable organizations of all sizes to have a superior experience. Once users within a business have started to use one of our products, we focus on driving further adoption within that business. We believe that the success of our business model is evidenced by our healthy net dollar retention rate of 118% as of June 30, 2021.
Our business has grown rapidly in recent periods as our customer base and operations have scaled. Our total revenue was $172.4 million and $249.7 million in the years ended December 31, 2019 and 2020, respectively, representing a year-over-year growth rate of 45%. Our total revenue was $110.5 million and $168.9 million in the six months ended June 30, 2020 and 2021, respectively, representing an increase of 53% year-over-year. We incurred operating losses of $29.7 million and $56.1 million in the years ended December 31, 2019 and 2020, respectively, and our net losses were $31.1 million and $57.3 million in the years ended December 31, 2019 and 2020, respectively. We incurred operating losses of $52.8 million and $8.2 million in the six months ended June 30, 2020 and 2021, respectively, and our net losses were $57.1 million and $9.8 million in the six months ended June 30, 2020 and 2021, respectively. In the years ended December 31, 2019 and 2020, our net cash (used in) provided by operating activities was ($8.2) million and $32.5 million, respectively, and our free cash flow was ($23.0) million and $23.5 million, respectively. In the six months ended June 30, 2020 and 2021, our net cash provided by operating activities was $6.3 million and $8.7 million, respectively, and our free cash flow was $1.3 million and $3.7 million, respectively. For more information about free cash flow, a non-GAAP financial measure, and for a reconciliation of free cash flow to its corresponding GAAP measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”
Delighting Customers and Employees is Hard
Requirements for businesses to meet and exceed the demands of both customers and employees have never been higher. Advances in consumer technology and the proliferation of mobile devices over the last two decades have created the ability for anyone to leverage a simple app or website to search for, acquire, exchange, or return goods and services with little friction. These modern consumer experiences have led to higher expectations for business interactions, and attracting customers to stay, buy more, and share their delight is increasingly challenging. Though it is the goal of almost every organization, truly delighting employees and customers is becoming more and more difficult.
Digital Transformation is Accelerating
To address the higher expectations of today’s consumers, organizations of all sizes are being compelled to digitally transform their marketing, sales, and service models. Despite significant investments in technology and services, progress toward meeting the greater demands of customers and employees has lagged. Companies must undergo digital transformations in order to meet and exceed customer and employee expectations.
Users are Demanding Software that Meets their Needs
Business users need software that is powerful and intuitive in order to quickly solve problems for the customers and employees they serve. Yet, they are often forced into using software applications mandated by senior decision makers—executives who do not use the application day to day and have limited understanding of how it works or how it meets the users' needs. Unsatisfied users are pushing back against further software implementations and renewals, and are instead seeking out products that deliver the required functionality while being simple to use.

The Cloud Promise Has Been Broken
In response to rising customer and employee expectations that have intensified over time, many companies have been turning to cloud software. The SaaS revolution, born almost 20 years ago, promised to free organizations of all sizes from the shackles of the client-server paradigm of business software. SaaS was supposed to make users’ lives easier by empowering them to better serve their customers and employees. However, the first generation of SaaS platforms has become, we believe, too fragmented, bloated, and unwieldy to effectively use every day. Despite all the progress in technology and the massive investments from first generation SaaS providers, the enterprise software industry has failed to realize the cloud promise.
The Shortfalls of Legacy SaaS
Legacy SaaS software suffers from the following drawbacks:
Not purpose-built to meet users’ needs. Existing business software solutions are not purpose-built to meet the specific needs of the user or the frontline employee whose job day-to-day is to serve customers and employees. The simple yet powerful functionality of consumer technology that users are accustomed to in their personal lives has not translated to their business software. Instead, business software is plagued with complexity, feature bloat, and complicated user interfaces (UI) that often require extensive and ongoing training for users.
Expensive with high total cost of ownership. Legacy SaaS software is often expensive to purchase. It often also requires an army of consultants, significant IT resources, and several months or years to implement and integrate across the IT stack—further increasing costs. The total cost of ownership (TCO) continues to increase with third-party add-ons often required to unlock the full capabilities of the software, as well as ongoing data storage or other hidden fees.
Prolonged time to value. Legacy SaaS software suffers from lengthy approval, purchasing, and implementation cycles frequently extending over many months or even years. Once the software is implemented, users undergo extensive training because the software is complex and cumbersome. Unable to do their job and derive value from the software right away, users often limit their engagement and as a result, businesses are saddled with software that suffers from a prolonged time to value.
Not accessible for companies of all sizes. Large enterprises with the requisite resources are typically the organizations that are able to purchase and access legacy SaaS solutions. Legacy SaaS solutions have effectively left behind most small- and mid-sized organizations on their digital transformation journey and concentrated the benefits to the few that can afford to adopt and maintain these high-priced solutions.
The Freshworks Solution—Delivering on the Cloud Promise
At Freshworks, we strive to empower businesses with simple yet powerful software they can rely on to delight the customers and employees they serve.
Designed to delight the user. Our software products are designed so that our users—whether they serve their external customers or internal employees—love using them. We believe that business software should be as intuitive and simple to use as a smartphone application, and this design principle is core to the success of our solutions. We invest significant effort upfront in the product development lifecycle, studying and analyzing how the user will engage with the product end to end, and then designing our solutions with a user-first approach. Our unrelenting focus on simple, elegant, intuitive design empowers users of our software to delight their customers.
Designed for rapid onboarding, agility, and time to value. Our software makes it very easy to onboard, configure, use, and scale. Businesses that choose Freshworks can sign up for a 21-day free trial on our website and rapidly determine if the solution makes sense to purchase. Crucially, companies do not have to choose between moving fast and satisfying unique requirements; we offer a marketplace with over 1,100 pre-built apps to help companies customize their Freshworks solution. Because users onboard rapidly and almost immediately start to realize value, we quickly see them begin to rely on our software for their day-to-day workflows, expand usage within their organization, buy additional functionality from us, and evangelize our software within their organizations.
Powerful with low TCO. Our software delivers the functionality of leading technologies, like artificial intelligence, machine learning and workflow automation—priced and packaged to enable users to try and buy quickly. Our self-serve software drives down TCO and makes adopting our software affordable; it does not require an army of expensive consultants and IT resources to implement. Custom business requirements typically can be addressed through pre-built applications available in our marketplace, rather than through expensive professional services. Our subscription prices allow businesses to actually benefit from the solution as they trial and adopt it, which generates users who evangelize within their organizations because they can immediately begin to realize the benefits of our products, enabling a robust PLG motion.
Relevant to organizations of all sizes. Freshworks products appeal to organizations of all sizes across a wide range of geographies and industries. Our products help smaller-sized organizations bridge the technology gap existing with well capitalized organizations that have implemented or are implementing digital transformation solutions. We are singularly focused on giving users the powerful software features and functionality they need to be effective, while reducing complexity and feature bloat. Our software appeals to businesses of all sizes whose employees demand effective, modern tools, and that are striving to compete effectively in a dynamic landscape.
Key Benefits for Our Customers
“Delight Made Easy.” This simple mantra guides what we strive to enable for businesses. We provide them the following key benefits:
•Delight. Our fresh approach to business software enables businesses to exceed customer and employee expectations and drive clear business results:
◦Customer delight: We help businesses delight their customers by enabling them to meet and exceed increasing and evolving sets of customer expectations. Our software enables personalized and context-aware interactions across multiple channels, enabling users to be highly responsive to customer inquiries. With Freshworks, businesses are able to consistently exceed customer expectations, enjoy higher retention and higher NPS, all of which promote increased growth.
◦Employee delight: With our intuitive, easy-to-use products, Freshworks users are able to focus on their job responsibilities and spend less time navigating bloated, unwieldy, difficult-to-use software. Users are delighted that our products are designed to optimize their experience, includes the most advanced technologies that are easily accessible, and is not burdened with unnecessary features or process layers. We believe our users are more motivated by software that helps them become more efficient and productive employees, and achieve better business outcomes.
•Made Easy. Freshworks makes it fast and easy for businesses to delight their customers and employees. We take a fresh approach to how businesses discover, engage with, and realize value from software, throughout their journey.
◦Transparent pricing. Our pricing plans are designed for modern business use cases and affordable for organizations of all sizes. Our pricing is customizable based on users, features, and add-ons, to ensure businesses are paying only for the capabilities they need, while avoiding paying for unnecessary features and functionality. Our pricing is transparent, easy to understand, and easily found on our website, allowing businesses to readily assess TCO and feature differentiation within each of our pricing plans.
◦Instant onboarding. Businesses can access our website, try or purchase our software, and onboard in a matter of days not months. Our intuitive UI allows users to learn our products quickly, allowing them to better serve their customers’ needs faster and more efficiently. With fast onboarding, easy-to-use products, and seamless upgrades, businesses using our software are able to avoid lengthy and expensive implementations and high ongoing software maintenance costs.

◦Extensibility and customizability. With out-of-the-box extensibility and drag-and-drop functionality, organizations can use our solution to solve business issues that are unique to them. Businesses can also build custom internal applications to extend the capabilities of our products, and to date, businesses have built over 2,900 custom apps to address their specific use cases. In addition, our marketplace provides access to over 1,100 applications developed and published by third parties that businesses can plug into their Freshworks solution to further extend the product.
◦Accelerated user productivity. Our products contain automation and collaboration functionality that enhances user productivity. Freshworks’ products augment human engagement by automating processes to address and answer customer and employee requests. This enables users to serve customers faster and to be more proactive during each interaction, resulting in quick resolution of interactions and delighted customers. Additionally, our products embed collaboration functionality to provide our users the ability to collaborate across their organization and get work done without having to leave the Freshworks product environment.
◦Tangible ROI. Businesses achieve tangible return on their Freshworks investment driven by cost savings, improved employee productivity, and accelerated time to value. By automating administrative tasks, shifting customer interactions to digital and self-service channels, and reducing ticket volumes, Freshworks enables more lean and efficient customer support, and IT service organizations. Additionally, we reduce approval, purchasing, and implementation cycles, enabling our products to deliver accelerated time to value as compared to legacy SaaS solutions.
Our Market Opportunity
We define our total addressable market in two ways, by utilizing industry research and by conducting our own analysis based on the customer behavior and adoption trends we see of our products.
First, based on industry research from International Data Corporation (IDC), we believe we have a large addressable market of approximately $120 billion. As defined by IDC, we offer products that provide powerful functionality addressing select markets within CRM—including Customer Service, Contact Center, Salesforce Productivity and Management, and Marketing Campaign Management; and System and Service Management (SSM)—including IT Service Management, IT Operations Management, and IT Automation and Configuration Management. According to IDC, by 2025, the markets we address within CRM will represent a $76 billion opportunity and the SSM market will represent a $44 billion opportunity.
Second, based on our internal data and analysis, we estimate the annual potential market opportunity for our products to be $77 billion. We calculate this estimate based on the total number of global companies using independent industry data from S&P Capital IQ and weighted average ARR of our products. We organize these companies into three cohorts based on how we organize our go-to-market efforts (SMB, Mid-Market, Enterprise). We then multiply the number of companies in each cohort by the weighted average ARR per customer for our largest product families of Freshdesk and Freshsales (CRM), and Freshservice (SSM) within each cohort, and sum the products for each cohort to arrive at our total market opportunity. We expect our estimated market opportunity will continue to expand as customers onboard more or expand usage of our products, increasing the weighted average ARR per customer for use of our products.
Our Business Model
Since our inception, our go-to-market strategy has centered on offering exceptional products that are designed for the user. PLG is the core foundation of Freshworks and has helped us serve organizations of all sizes. The simplicity and powerful functionality underpinning our Freshworks solutions acts as the primary driver of customer acquisition, conversion, and expansion by driving trials of our products that we supplement with our inbound and outbound sales motions. Our go-to-market approach allows us to respond to how businesses want to buy our products. We offer our products under both free and paid subscription plans, further reducing friction to adoption and accelerating our go-to-market motion. We believe deep user engagement and an obsessive focus on user experience are catalysts for expanding paid adoption within organizations. As of June 30, 2021, we had approximately 52,500 paying customers, compared to approximately 48,500 as of December 31, 2020 and approximately 40,000 as of December 31, 2019.
We focus our go-to-market motion on businesses based on their size:
•Small- and Mid-Sized Businesses (SMB) (organizations with 250 or fewer employees): We service our SMB customers through inbound and partner demand generation, which is low-cost, low-touch, and self-service.
•Mid-Market (organizations with 251 to 5,000 employees): We service our mid-market customers through inbound, outbound, and partner demand generation.
•Enterprise (organizations with 5,001 or more employees): We service our enterprise customers through inbound, outbound, and partner demand generation. We focus on serving divisions or departments within enterprises.
We have three go-to-market motions to attract customers:
•Inbound motion: We rely on efficient search marketing and word of mouth to encourage individual users or small teams within an organization to discover, try, and purchase our products. Our inbound motion is the primary way we sell to organizations, regardless of the organization’s size or industry.
•Outbound motion: This approach is focused on mid-market and enterprise organizations. We rely on three main groups to drive our outbound business: outbound marketing, sales development representatives, and field sales representatives.
•Partner ecosystem: Our growing partner ecosystem enriches our offerings, scales our geographic coverage, and helps us reach a broader audience than we would be able to reach on our own, thus amplifying our go-to-market investments. Our partner ecosystem consists of channel partners, independent software vendors (ISV) partners, and our marketplace.
Our Growth Strategy
Key elements of our growth strategy include:
•Continued Focus on Product-Led Growth. PLG increasingly governs the buying patterns of not just SMBs, but also mid-market and larger enterprises. Over time, as teams and divisions within larger organizations have discovered and embraced our products, Freshworks has been organically adopted by these enterprises, becoming the product of choice for CX, ITSM, and sales force and marketing automation products (Sales & Marketing). We will maintain focus on our PLG so that a significant portion of our user acquisition, expansion, conversion, and retention efforts are driven primarily by the product itself.
•Drive New Customer Sales. We believe that our market remains largely underserved. We intend to invest aggressively in our direct and indirect sales and marketing capabilities, including investments in our outbound sales motion teams, to continue to acquire new mid-market and enterprise customers. We also believe the ongoing tailwinds of cloud adoption and digital transformation will drive further adoption of our products by organizations of all sizes.
•Expand Within Existing Customers. Our customer base of approximately 52,500 organizations as of June 30, 2021 represents a significant growth opportunity for us. Expansion in these organizations is driven by adding users, adoption of our products by other departments within the organization, moving customers to more premium products and cross-selling additional products. We believe that our multi-product platform offers significant cross-sell opportunities that have been largely untapped to date.
•Innovate and Enhance Our Products and Platform. Since our founding, our journey to a multi-product strategy has expanded from CX, to employee and IT support, to messaging and cloud telephony, to a unified customer vision. We believe our continued innovation, including delivery of advanced AI and ML capabilities, will translate to a higher value proposition for our customers and increased adoption of our products by both new and existing customers.
•Expand Our Partner Network. We are focused on expanding participation in our channel, ISV, and marketplace partner programs across geographies and industries to help us broaden our reach, and drive further customer acquisition and stickiness. Furthermore, we plan to leverage our leading technology partners like Amazon, Google, and Microsoft to explore additional go-to-market opportunities.
•Build Upon Our Global Presence. We have been global from our earliest product sales and our global footprint continues to expand, with customers in more than 120 countries. Additionally, we support our products in eight languages. We plan to support more languages, recruit partners, hire sales and customer service personnel in additional countries as needed, and expand our presence in countries where we already operate.
Summary Risk Factors
Investing in our Class A common stock involves a high degree of risk because our business is subject to numerous risks and uncertainties, as fully described in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:
•We have a history of losses, and we may not be able to achieve profitability or, if achieved, sustain profitability.
•We have experienced rapid growth in recent periods, and our recent growth rates may not be indicative of our future growth.
•We have a limited operating history at our current scale, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.
•We track certain key business metrics, which are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and materially adversely affect our stock price, business, results of operations, and financial condition.
•We believe our long-term value as a company will be greater if we focus on growth, which may negatively impact our profitability.
•Our quarterly results may fluctuate significantly and may not meet our expectations or those of investors or securities analysts.
•The COVID-19 pandemic has affected how we and our customers operate, including our productivity, and has adversely affected the global economy, and the duration of and extent to which the pandemic will affect our business, future results of operations, and financial condition remains uncertain.
•If we are unable to attract new customers, convert customers using our trial versions into paying customers, and expand usage of our products within or across organizations, our revenue growth would be harmed.
•Our ability to attract new customers and increase revenue from existing customers depends on our ability to develop new features, integrations, capabilities, and enhancements and to partner with third parties to design complementary products.
•We recognize revenue over the term of our customer contracts and, consequently, downturns or upturns in new subscriptions for our products may not be immediately reflected in our operating results and may be difficult to discern.
•Our business depends substantially on our customers renewing their subscriptions and purchasing additional subscriptions from us, and any decline in our customer retention would harm our future operating results.

•We operate in a highly competitive industry, and competition presents an ongoing threat to the success of our business.
•A substantial portion of our business and operations are located in India, and we are subject to regulatory, economic, social, and political uncertainties in India.
•We may be subject to various labor laws, regulations, and standards in India. Non-compliance with and changes in such laws may adversely affect our business, results of operations, and financial condition.
•The dual class structure of our common stock has the effect of concentrating voting control with those stockholders who held our stock prior to this offering, including our executive officers, employees, and directors and their affiliates, and limiting your ability to influence corporate matters.
Corporate Information
We were initially incorporated in August 2010 as FreshDesk Inc., a Delaware corporation. In June 2017, we changed our name to Freshworks Inc. Our principal executive offices are located at 2950 S. Delaware Street, Suite 201, San Mateo, California 94403. Our telephone number is (650) 513-0514.
Our website address is freshworks.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.
The Freshworks design logo, “Freshworks,” and our other registered or common law trademarks, service marks, or trade names appearing in this prospectus are the property of Freshworks Inc. Other trade names, trademarks, and service marks used in this prospectus are the property of their respective owners.
Implications of Being an Emerging Growth Company
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (JOBS Act), enacted in April 2012. An emerging growth company may take advantage of certain exemptions from various public company reporting requirements. These provisions include, but are not limited to:
•not being required to comply for a certain period of time with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (Sarbanes-Oxley Act);
•reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements, and registration statements; and
•exemptions from the requirements of holding a stockholder advisory vote on executive compensation and any golden parachute payments not previously approved.
We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our Class A common stock in this offering. However, if certain events occur prior to the end of such five-year period, including if (1) we become a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (2) our annual gross revenue exceeds $1.07 billion; or (3) we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.
We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
In addition, the JOBS Act provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

THE OFFERING

Class A common stock offered by us	28,500,000 shares

Class A common stock to be outstanding after this offering	28,500,000 shares

Class B common stock to be outstanding after this offering	249,811,590 shares

Option to purchase additional shares of Class A common stock offered by us	2,850,000 shares

Total Class A common stock and Class B common stock to be outstanding after this offering	278,311,590 shares (or approximately 281,161,590 shares if the underwriters exercise their over-allotment option in full).

Use of proceeds
We estimate that our net proceeds from the sale of our Class A common stock that we are offering will be approximately $803.6 million (or approximately $884.6 million if the underwriters exercise their over-allotment option), assuming an initial public offering price of $30.00 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses.
The principal purposes of this offering are to increase our capitalization and financial flexibility and create a public market for our Class A common stock. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. However, we currently intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses, and capital expenditures. We may also use a portion of the net proceeds to acquire complementary businesses, products, services, or technologies. However, we do not have agreements or commitments to enter into any acquisitions at this time. See the section titled “Use of Proceeds” for additional information.

Directed share program	At our request, the underwriters have reserved up to 5% of the Class A common stock to be issued by us and offered by this prospectus for sale, at the initial public offering price, through a directed share program, to certain individuals identified by us, including family members of our officers or other employees and certain other individuals associated with us. If purchased by these persons, these shares will not be subject to a lock-up restriction, except to the extent that the purchasers of such shares are otherwise subject to market standoff agreements as a result of their relationships with us. The number of shares of Class A common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares of our Class A common stock offered by this prospectus. For additional information, see the section titled “Underwriters—Directed Share Program.”

Voting rights
We have two classes of common stock: Class A common stock and Class B common stock. Class A common stock is entitled to one vote per share and Class B common stock is entitled to 10 votes per share and is convertible at any time into one share of Class A common stock.

Holders of Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law or our amended and restated certificate of incorporation that will be in effect immediately prior to the closing of this offering. Once this offering is completed, based on the number of shares outstanding as of August 31, 2021, the holders of our outstanding Class B common stock will beneficially own approximately 90.0% of our outstanding shares and control approximately 98.9% of the voting power of our outstanding shares, and our executive officers, directors, and stockholders holding more than 5% of our outstanding shares, together with their affiliates, will beneficially own, in the aggregate, approximately 71.8% of our outstanding shares and control approximately 78.3% of the voting power of our outstanding shares.

The holders of our outstanding Class B common stock will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change in control transaction. See the sections titled “Principal Stockholders” and “Description of Capital Stock” for additional information.

Proposed Nasdaq Global Select Market trading symbol	We have applied to list our Class A common stock on The Nasdaq Global Select Market under the symbol “FRSH.”

Risk factors	See the section titled “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.
The number of shares of our Class A common stock and Class B common stock that will be outstanding after this offering is based on 249,811,590 shares of our Class B common stock (including preferred stock, on an as-converted basis, and the issuance of shares of Class B common stock upon settlement of restricted stock units that will have satisfied the service and performance-based conditions, and the liquidity event condition, which will occur in connection with this offering, with such settlement occurring in the manner described in the section titled “Shares Eligible for Future Sale”) outstanding as of June 30, 2021 and excludes:
•1,758,420 shares of our Class B common stock issuable upon the exercise of options to purchase shares of our Class B common stock outstanding as of June 30, 2021, with a weighted-average exercise price of $0.2529 per share, under our 2011 Stock Plan, as amended (our 2011 Plan), which plan will expire upon the execution of the underwriting agreement for this offering;
•27,633,500 shares of our Class B common stock issuable upon the settlement of outstanding restricted stock units (RSUs) as of June 30, 2021 under our 2011 Plan which will not have satisfied the service or performance conditions on completion of this offering;

•13,714,520 shares of our Class B common stock issuable upon the settlement of outstanding RSUs granted after June 30, 2021 under our 2011 Plan which will not have satisfied the service or performance conditions on completion of this offering;
•18,896,240 shares of our Class B common stock reserved for future issuance under our 2011 Plan as of June 30, 2021, which shares will cease to be available for issuance at the time our 2021 Equity Incentive Plan (our 2021 Plan) becomes effective;
•86,178,920 shares of our Class A common stock reserved for future issuance under our 2021 Plan, which will become effective upon the execution of the underwriting agreement for this offering, plus the number of shares subject to stock options or other stock awards that would have otherwise returned to our 2011 Plan (such as upon the expiration or termination of a stock award prior to vesting), which includes an annual evergreen increase and will become effective in connection with this offering;
•6,500,000 shares of our Class A common stock reserved for future issuance under our 2021 Employee Stock Purchase Plan (our ESPP), which includes an annual evergreen increase and will become effective in connection with this offering; and
•up to 2,850,000 shares of our Class A common stock that we plan to donate to our charitable foundation after the completion of this offering.
Unless otherwise indicated, the information in this prospectus assumes:
•a 1-for-10 forward stock split of our common and preferred stock effected on September 10, 2021;
•the filing and effectiveness of our amended and restated certificate of incorporation and the effectiveness of our amended and restated bylaws, each of which will occur immediately prior to the completion of this offering;
•the reclassification of 77,756,390 shares of common stock outstanding as of June 30, 2021 into an equal number of shares of Class B common stock and the authorization of our Class A common stock;
•the automatic conversion immediately prior to the completion of this offering of all 153,937,730 outstanding shares of our convertible preferred stock as of June 30, 2021 into an equal number of shares of our Class B common stock;
•no donation by us of up to 2,850,000 shares of our Class A common stock to our charitable foundation, which we plan to complete after the completion of this offering;
•the issuance of 18,117,470 shares of Class B common stock upon settlement of outstanding RSUs as of June 30, 2021 that will have satisfied the service and performance-based conditions and the liquidity event condition, which will occur in connection with this offering;
•no exercise of the outstanding options or settlement of the RSUs (other than those described in the bullet above); and
•no exercise of the underwriters’ over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA
The summary consolidated statements of operations data for the fiscal years ended December 31, 2019 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the six months ended June 30, 2020 and 2021 and the summary consolidated balance sheet data as of June 30, 2021 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited interim consolidated financial statements on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments that, in management’s opinion, are necessary to state fairly the financial information set forth in those consolidated financial statements. Our historical results are not necessarily indicative of the results to be expected for any other period in the future, and our results for the six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the full year ending December 31, 2021 or any other period. You should read the consolidated financial data set forth below in conjunction with our consolidated financial statements and the accompanying notes, the information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information contained elsewhere in this prospectus.

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
Consolidated Statements of Operations Data:	(in thousands)
Revenue	$172,377	$249,659	$110,471	$168,928
Cost of revenue(1)	36,462	52,492	23,857	35,396
Gross profit	135,915	197,167	86,614	133,532
Operating expense:
Research and development(1)	38,559	69,210	39,813	34,290
Sales and marketing(1)	111,115	133,277	61,184	91,370
General and administrative(1)	15,911	50,792	38,395	16,026
Total operating expenses	165,585	253,279	139,392	141,686
Loss from operations	(29,670)	(56,112)	(52,778)	(8,154)
Interest and other income (expense), net	2,180	2,833	(377)	505
Loss before income taxes	(27,490)	(53,279)	(53,155)	(7,649)
Provision for income taxes	3,635	4,015	3,991	2,195
Net loss	(31,125)	(57,294)	(57,146)	(9,844)
Accretion of redeemable convertible preferred stock	(553,339)	(1,560,524)	(102,164)	(381,824)
Deemed dividend distribution	(40,071)	—	—	—
Net loss attributable to common stockholders - basic and diluted	$(624,535)	$(1,617,818)	$(159,310)	$(391,668)
Net loss per share attributable to common stockholders - basic and diluted	$(8.21)	$(21.03)	$(2.07)	$(5.04)
Weighted-average shares used in computing net loss per share attributable to common stockholders - basic and diluted	76,029	76,945	76,828	77,724
Pro forma net loss per share attributable to common stockholders - basic and diluted		$(0.49)		$(0.04)
Weighted-average shares used in computing pro forma net loss per share attributable to common stockholders - basic and diluted		249,000		249,779

______________
(1)Includes stock-based compensation expense as follows:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands)
Cost of revenue	$13	$—	$—	$—
Research and development	151	15,890	15,890	—
Sales and marketing	104	7	7	—
General and administrative	5	27,383	27,383	—
Total stock-based compensation expense	$273	$43,280	$43,280	$—
Pro Forma Net Loss Per Share Attributable to Common Stockholders
Pro forma basic and diluted net loss per share attributable to common stockholders for the year ended December 31, 2020 and for the six months ended June 30, 2021 has been computed to give effect to the conversion of convertible preferred stock, and the RSUs and performance-based RSUs (PRSUs) that will vest in connection with this offering and the related stock-based compensation expense.
The following table sets forth the computation of the pro forma basic and diluted net loss per share assuming the offering is completed as of the beginning of the periods presented:

	Year Ended December 31,	Six Months Ended June 30,
	2020	2021
	(in thousands, except per share data)
Numerator:
Net loss attributable to common stockholders	$(1,617,818)	$(391,668)
Accretion of redeemable convertible preferred stock	1,560,524	381,824
Net loss	$(57,294)	$(9,844)
Pro forma stock-based compensation expense attributable to vested RSU awards (1)	(65,733)	—
Pro forma net loss attributable to common stockholders - basic and diluted	$(123,027)	$(9,844)

Denominator:
Weighted-average shares used in computing net loss per share attributable to common stockholders - basic and diluted	76,945	77,724
Pro forma adjustment to reflect conversion of redeemable convertible preferred stock (2)	153,938	153,938
Pro forma adjustment to reflect vested RSU awards (1)	18,117	18,117
Weighted-average shares used in computing pro forma net loss per share attributable to common stockholders - basic and diluted	249,000	249,779
Pro forma net loss per share - basic and diluted	$(0.49)	$(0.04)
__________________
(1)Reflects the issuance of 18,117,470 shares of Class B common stock upon settlement of RSUs and PRSUs as of December 31, 2020 and June 30, 2021, and the related stock-based compensation expense of $65.7 million for the year ended December 31, 2020. The related stock-based compensation expense assumes that this offering is completed as of the end of the periods presented and represents the cumulative effect of RSUs and PRSUs that will have satisfied the service-based and performance-based and liquidity event vesting conditions in connection with the offering.
(2)Reflects the conversion of 153,937,730 shares of convertible preferred stock outstanding into an equal number of shares of our Class B common stock, effective immediately prior to the completion of this offering.

	As of June 30, 2021
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)(3)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$104,796	$104,796	$908,409
Marketable securities	135,821	135,821	135,821
Total assets	379,844	379,844	1,183,457
Working capital	150,980	150,980	954,593
Redeemable convertible preferred stock	3,276,920	—	—
Additional paid-in capital	—	3,342,652	4,146,265
Accumulated deficit	(3,088,790)	(3,154,523)	(3,154,523)
Total stockholders’(deficit) equity	(3,088,791)	188,129	991,742
______________
(1)The pro forma balance sheet data gives effect to: (i) the conversion of 153,937,730 shares of convertible preferred stock outstanding as of June 30, 2021 into 153,937,730 shares of Class B common stock immediately prior to the closing of this offering, (ii) stock-based compensation expense of $65.7 million related to RSUs subject to the service and liquidity event conditions, which will be recognized in connection with this offering, and (iii) the filing and effectiveness of our amended and restated certificate of incorporation upon the closing of this offering.
(2)Reflects (i) the pro forma adjustments described in footnote (1) and (ii) the issuance and sale of 28,500,000 shares of Class A common stock in this offering at the assumed initial public offering price of $30.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
(3)Each $1.00 increase (decrease) in the assumed initial public offering price of $30.00 per share of Class A common stock, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, and total stockholders’ (deficit) equity by approximately $27.0 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 1.0 million shares in the number of shares offered by us at the assumed initial public offering price per share would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, and total stockholders’ (deficit) equity by approximately $28.4 million, assuming the assumed initial public offering price of $30.00 per share of Class A common stock remains the same, and after deducting estimated underwriting discounts and commissions.

RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our Class A common stock. The occurrence of any of the events or developments described below could materially and adversely affect our business, financial condition, results of operations, and growth prospects. In such an event, the market price of our Class A common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently believe are not material may also impair our business, financial condition, results of operations, and growth prospects.
Risks Related to Our Business
We have a history of losses, and we may not be able to achieve profitability or, if achieved, sustain profitability.
We have incurred net losses in each fiscal year since our founding. We generated net losses of $31.1 million and $57.3 million for the years ended December 31, 2019 and 2020, respectively, and $57.1 million and $9.8 million for the six months ended June 30, 2020 and 2021, respectively. As of June 30, 2021, we had an accumulated deficit of $3.1 billion. We do not expect to be profitable in the near future, and while we achieved profitability for one quarter in 2020, we cannot assure you that we will achieve profitability again in the future or that, if we do become profitable, we will sustain profitability. Any failure by us to achieve and sustain profitability could cause the value of our Class A common stock to decline. These losses reflect, among other things, the significant investments we made to develop and commercialize our products, serve our existing customers, and broaden our customer base.
As a result of expected investments and expenditures related to the growth of our business, we may experience increasing losses in future periods and these losses may be significantly greater than the losses we would incur if we developed our business more slowly. In addition, we may find that these efforts are more expensive than we currently anticipate or that they may not result in increases in our revenue.
We have experienced rapid growth in recent periods, and our recent growth rates may not be indicative of our future growth.
We have experienced rapid growth in recent periods. Even if our revenue continues to increase, we expect that our revenue growth rate may decline in the future as a result of a variety of factors, including the maturation of our business. Further, as we operate in a rapidly changing industry, widespread acceptance and use of our products are critical to our future growth and success. We believe our revenue growth depends on a number of factors, including, but not limited to, our ability to:
•attract new customers;
•grow or maintain our net dollar retention rate, expand usage within organizations, and sell additional subscriptions;
•price our subscription plans effectively;
•gain continued acceptance and use of our products both inside and outside of the United States;
•expand the features and capabilities of our products;
•continue to successfully expand our sales force;
•provide excellent customer experience and customer service;
•maintain the security and reliability of our products;
•successfully compete against and withstand competitive pressure from established companies and new market entrants;

•increase awareness of our brand on a global basis; and
•comply with existing and new applicable laws and regulations.
We may not successfully accomplish any of these objectives, and as a result, it is difficult for us to forecast our future results of operations. If we are unable to maintain consistent revenue or revenue growth, our stock price could be volatile, and it may be difficult to achieve (or, if achieved, maintain) profitability. You should not rely on our revenue for any prior quarterly or annual periods as any indication of our future revenue or revenue growth.
In addition, in order to fuel our growth, we expect to continue to expend substantial financial and other resources on:
•expansion and enablement of our sales, services, and marketing organization to increase brand awareness and drive adoption of our products;
•product development, including investments in our product development team and the development of new products and new features and functionality, as well as investments in further differentiating our existing offerings;
•strategic technology and sales channel partnerships;
•acquisitions or strategic investments; and
•general administration, including increased legal and accounting expenses associated with being a public company.
These investments may not result in increased revenue in our business. If we are unable to maintain or increase our revenue at a rate sufficient to offset the expected increase in our costs, our business, financial position, and results of operations will be harmed, and we may not be able to achieve or maintain profitability. Additionally, we may encounter unforeseen operating expenses, difficulties, complications, delays, and other unknown factors that may result in losses in future periods. If our revenue does not meet our expectations in future periods, our business, financial position, and results of operations may be harmed.
We have a limited operating history at our current scale, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.
We have been growing rapidly in recent periods and, as a result, have a relatively short history operating our business at its current scale. The growth and expansion of our business and products may place a significant strain on our management and our operational and financial resources. As we grow and expand, we will need to continue to successfully manage a variety of relationships with partners, customers, and other third parties. We must continue to improve and expand our information technology and financial infrastructure, our security and compliance requirements, our operating and administrative systems, our relationships with various partners and other third parties, and our ability to manage headcount and processes in an efficient manner to manage our growth effectively.
Furthermore, we operate in an industry that is characterized by rapid technological innovation, intense competition, changing customer needs, and frequent introductions of new products, technologies, and services. We may not be able to sustain the pace of improvements to our products successfully or implement systems, processes, and controls in an efficient or timely manner or in a manner that does not negatively affect our results of operations. Our failure to improve our systems, processes, and controls, or their failure to operate in the intended manner, may result in our inability to manage the growth of our business, forecast our revenue, expenses, and earnings accurately, or prevent losses.
We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in evolving industries. In addition, our future growth rate is subject to a number of uncertainties, such as general economic and market conditions, including those caused by the ongoing COVID-19 pandemic. If our assumptions regarding these risks and uncertainties, which we use to plan our business, are incorrect or change in reaction to changes in the market, or if we do not address these risks successfully, our results of operations could differ materially from our expectations, and our business, results of operations, and financial condition would suffer.
We track certain key business metrics, which are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and materially adversely affect our stock price, business, results of operations, and financial condition.
We track certain key business metrics that may differ from estimates or similar metrics published by third parties due to differences in sources, methodologies, or the assumptions on which we rely. Our internal systems and tools are subject to a number of limitations, and our methodologies for tracking these metrics may change over time, which could result in unexpected changes to our metrics, including the metrics we publicly disclose. For example, our designations of customers as “small- and mid-sized businesses,” “mid-market” or “enterprise” are based on third-party reporting which may be inaccurate. In addition, our estimates of number of total customers may be impacted by mergers or acquisitions of such customers or such customers purchasing our products via resellers. If the internal systems and tools we use to track these metrics undercount or overcount performance or contain algorithmic or other technical errors, the data we report may not be accurate. While these numbers are based on what we believe to be reasonable estimates of our metrics for the applicable period of measurement, there are inherent challenges in measuring how our products are used across large populations globally.
Limitations or errors with respect to how we measure data or with respect to the data that we measure may affect our understanding of certain details of our business, which could affect our long-term strategies. If our key business metrics are not accurate representations of our business, or if investors do not perceive these metrics to be accurate, or if we discover material inaccuracies with respect to these figures, our reputation may be significantly harmed, our stock price could decline, we may be subject to stockholder litigation, and our business, results of operations, and financial condition could be materially adversely affected.
We believe our long-term value as a company will be greater if we focus on growth, which may negatively impact our profitability.
A significant part of our business strategy and culture is to focus on long-term growth and customer success over short-term financial results. For example, in 2020, we increased our operating expenses to $253.2 million as compared to $165.6 million in 2019, while continuing to generate a net loss of $57.3 million in 2020. We expect that we will continue to operate at a loss, and our profitability may be lower than it would be if our strategy were to maximize near-term profitability. If we are ultimately unable to achieve or improve profitability at the level or during the time frame anticipated by securities or industry analysts and our stockholders, the trading price of our Class A common stock may decline.
Our quarterly results may fluctuate significantly and may not meet our expectations or those of investors or securities analysts.
Our quarterly results of operations, including the levels of our revenue, deferred revenue, working capital, and cash flows, may vary significantly in the future, such that period-to-period comparisons of our results of operations may not be meaningful. Our quarterly financial results may fluctuate due to a variety of factors, many of which are outside of our control and may be difficult to predict, including, but not limited to:
•the level of demand for our products;
•our ability to grow or maintain our net dollar retention rate, expand usage within organizations, and sell subscriptions;
•the timing and success of new features, integrations, capabilities, and enhancements by us to our products, or by our competitors to their products, or any other changes in the competitive landscape of our market;
•our ability to achieve continued acceptance and use of our products;
•errors in our forecasting of the demand for our products, which would lead to lower revenue, increased costs, or both;

•the amount and timing of operating expenses and capital expenditures, as well as entry into operating leases, that we may incur to maintain and expand our business and operations and to remain competitive;
•the timing of expenses and recognition of revenue;
•security breaches, technical difficulties, or interruptions to our products;
•pricing pressure as a result of competition or otherwise;
•the continued ability to hire high quality and experienced talent in a fiercely competitive environment;
•the timing of the grant or vesting of equity awards to employees, directors, or consultants;
•seasonal buying patterns for software spending;
•declines in the values of foreign currencies relative to the U.S. dollar;
•changes in, and continuing uncertainty in relation to, the legislative or regulatory environment;
•legal and regulatory compliance costs in new and existing markets;
•costs and timing of expenses related to the potential acquisition of businesses, talent, technologies, or intellectual property, including potentially significant amortization costs and possible write-downs;
•health epidemics, such as the COVID-19 pandemic, influenza, and other highly communicable diseases or viruses;
•adverse litigation judgments, other dispute-related settlement payments, or other litigation-related costs; and
•general economic conditions in either domestic or international markets, including geopolitical uncertainty and instability and their effects on software spending.
Any one or more of the factors above may result in significant fluctuations in our quarterly results of operations, which may negatively impact the trading price of our Class A common stock. You should not rely on our past results as an indicator of our future performance.
The COVID-19 pandemic has affected how we and our customers operate, including our productivity, and has adversely affected the global economy. The duration and extent to which this will affect our business, future results of operations, and financial condition remains uncertain.
The COVID-19 pandemic and efforts to control its spread have significantly curtailed the movement of people, goods, and services worldwide. As a result, we have temporarily closed our headquarters and most of our other offices, enabled our employees and contractors to work remotely, implemented travel restrictions, and shifted company events and meetings to virtual-only experiences, all of which may continue for an indefinite amount of time and represent a significant disruption in how we operate our business, including a loss of productivity both in the United States and in India, where we have significant operations. If the COVID-19 pandemic continues to spread or if there are further waves of the virus, we may need to further limit operations or modify our business practices in a manner that may impact our business. If our employees are not able to perform their job duties due to self-isolation, quarantine, travel restrictions, or illness, or are unable to perform them as efficiently at home for an extended period of time, we may not be able to deliver on our business priorities, and we may experience an overall lower productivity of our workforce.
We continue to monitor our operations and public health measures implemented by governmental authorities both here and abroad in response to the COVID-19 pandemic. Although some public health measures have eased and a small portion of our employees have returned to work in certain offices for a brief period, our efforts to reopen our offices safely may not be successful and could expose our employees to health risks. For example, when the number of cases of COVID-19 in India substantially increased in early March 2021, our offices in India, which had reopened at partial capacity for a brief period, were re-closed and all employees and contractors resumed working remotely. The operations of our partners, vendors, and customers have likewise been disrupted.
While the duration and extent of the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, including the availability and efficient distribution and administration of vaccines, it has already had an adverse effect on the global economy, and the ultimate societal and economic effect of the COVID-19 pandemic remains unknown. In particular, the conditions caused by this pandemic have affected the rate of global IT spending, which could adversely affect demand for our products. Further, the COVID-19 pandemic has caused us to experience, in some cases, an increase in certain prospective and current customers seeking lower prices or other more favorable contract terms, and has limited the ability of our direct sales force to travel to customers and potential customers. The COVID-19 pandemic has changed the way we interact with our customers and prospective customers. We have altered, postponed, or canceled planned customer, employee, and industry events or shifted them to a virtual only format, and we may continue to do so. Our operating results may also suffer if sales and marketing personnel are unable to maintain the same level of productivity while working remotely during the COVID-19 pandemic. Recent hires and planned hires may also not become productive as quickly as we expect during the COVID-19 pandemic. In addition, we serve many businesses, particularly small to medium-sized businesses, that were impacted by the COVID-19 pandemic. Some of our customers, particularly customers that are small businesses in the travel, hospitality, entertainment, or retail industries, were particularly affected by the COVID-19 pandemic, and a number of them even went out of business or reduced their subscriptions significantly as a result of their businesses downsizing. As a result of the COVID-19 pandemic, we experienced elevated churn and lower overall revenue in 2020 from customers in these industries. As the COVID-19 pandemic continues, it could reduce the value or duration of subscriptions, negatively affect our collections of accounts receivable, reduce spending from our customers, cause some of our customers to go out of business, and increase contraction or attrition rates of our customers, all of which could adversely affect our business, results of operations, and financial condition. Additionally, concerns over the economic impact of the COVID-19 pandemic have caused extreme volatility in financial and other capital markets, which may in the future adversely affect our stock price and our ability to access capital markets in the future.
While we have developed and continue to develop plans to help mitigate the potential negative impact of the COVID-19 pandemic on our business, these efforts may not be effective, and any protracted economic downturn will likely limit the effectiveness of our efforts. There may be additional costs or impacts to our business and operations, including when we are able to return to our offices and resume in-person activities, travel, and events. In addition, there is no guarantee that a future outbreak of this or any other widespread epidemics will not occur, or that the global economy will recover, either of which could seriously harm our business. The ultimate impact of the COVID-19 pandemic or a similar health epidemic on our business, operations, or the global economy as a whole remains highly uncertain. Accordingly, it is not possible for us to predict the duration and extent to which this will affect our business, including productivity of our employees in the United States and in India, future results of operations, and financial condition at this time.
If we are unable to attract new customers, convert customers using our trial versions into paying customers, and expand usage of our products within or across organizations, our revenue growth would be harmed.
To increase our revenue and achieve profitability, we must increase our customer base through various methods, including but not limited to, adding new customers, converting customers using our free trial versions into paying customers, and expanding usage within and across organizations within existing customers. We encourage customers on our free trial version to upgrade to paid subscription plans and customers of our base level paid plans to upgrade to plans with more features and to incorporate add-ons. Additionally, we seek to expand within organizations by adding new users, having organizations upgrade their plans, or expanding their use of our products into other departments within the organization. While we have experienced significant growth in the number of customers on our products, we do not know whether we will continue to achieve similar customer growth rates in the future. Numerous factors may impede our ability to add new customers, convert customers using our free trial versions into paying customers, expand usage within organizations, and sell subscriptions to our products, including but not limited to, our failure to attract, retain, and effectively train and motivate new sales and marketing personnel, develop or expand relationships with our partners, compete effectively against alternative products or services, successfully deploy new features and integrations, provide a quality customer experience and customer support, or ensure the effectiveness of our marketing programs.
In addition, because many of our new customers originate from word-of-mouth and other non-paid referrals from existing customers, we must ensure that our existing customers continue using our products in order for us to benefit from those referrals.
Our ability to attract new customers and increase revenue from existing customers depends on our ability to develop new features, integrations, capabilities, and enhancements and to partner with third parties to design complementary products.
Our ability to attract new customers and increase revenue from existing customers depends in large part on our ability to continually enhance and improve our products and the features, integrations, and capabilities we offer, and to introduce compelling new features, integrations, and capabilities that reflect the changing nature of our market. Accordingly, we must continue to invest in research and development and in our ongoing efforts to improve and enhance our products. The success of any enhancement to our products depends on several factors, including timely completion and delivery, competitive pricing, adequate quality testing, integration with existing technologies, and overall market acceptance. Any new features, integrations, and capabilities that we develop may not be introduced in a timely or cost-effective manner, may contain errors, failures, vulnerabilities, or bugs, or may not achieve the market acceptance necessary to generate significant revenue.
Additionally, we rely on third parties to develop products that are complementary to ours in order to retain existing customers and attract new customers. In order for such complementary products to enhance our customers' use of our products, we must maintain interoperability as described further below.
We recognize revenue over the term of our customer contracts. Consequently, downturns or upturns in new sales may not be immediately reflected in our operating results and may be difficult to discern.
We generally recognize subscription revenue from customers ratably over the terms of their contracts, and a majority of our revenue is derived from subscriptions that have terms longer than one month. As a result, a portion of the revenue we report each quarter is derived from the recognition of deferred revenue relating to subscriptions entered into during previous quarters. Consequently, a decline in new or renewed subscriptions with terms that are longer than one month in any single quarter may have a small impact on our revenue for that quarter. However, such a decline will negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in sales and market acceptance of our products, and potential changes in our pricing policies or rate of expansion or retention, may not be fully reflected in our results of operations until future periods. We may also be unable to reduce our operating expenses in a timely fashion if our revenues were to significantly decline. In addition, because we believe a substantial percentage of subscriptions to our solutions are shorter than many comparable SaaS companies and because we have many variations of billing cycles, our deferred revenue may be a less meaningful indicator of our future financial results as compared to other SaaS companies. A significant majority of our costs are expensed as incurred, while revenue is recognized over the life of the agreement with the applicable customer.
Our business depends substantially on our customers renewing their subscriptions and purchasing additional subscriptions from us. Any decline in our customer retention would harm our future operating results.
Our business is subscription based, and customers are not obligated to and may not renew their subscriptions after their existing subscriptions expire. In order for us to maintain or improve our operating results, it is important that our customers renew their subscriptions when the initial contract term expires and add additional users to their subscriptions. Our customers have no obligation to renew their subscriptions, and we cannot ensure that customers will renew subscriptions with a similar contract period, with the same or greater number of users, or for the same or upgraded level of subscription plan. Customers may or may not renew their subscription plans as a result of a number of factors, including their satisfaction or dissatisfaction with our products, our pricing or pricing structure, the pricing or capabilities of the products and services offered by our competitors, the effects of general economic conditions, or customers’ budgetary constraints. If customers do not renew their subscriptions, renew on less favorable terms, or fail to add more users, or if we fail to upgrade trial customers to our paid subscription plans, or expand the adoption of our products within and across organizations, our revenue may decline or grow less quickly than anticipated, which would harm our business, results of operations, and financial condition. Additionally, we continue to monitor how the COVID-19 pandemic may affect the adoption of our products generally and our success in engaging with new customers and expanding relationships with existing customers. We have also experienced and may experience in the future a reduction in renewal rates and increased churn rates, particularly within our small and medium-sized customers, many of whom are on month-to-month subscriptions, as well as reduced customer spend and delayed payments that could materially impact our business, results of operations, and financial condition in future periods. If we fail to predict customer demands, fail to sufficiently account for the effect of the COVID-19 pandemic on our sales estimates, or fail to attract new customers and maintain and expand new and existing customer relationships, our revenue may grow more slowly than expected, may not grow at all, or may decline, and our business may be harmed.
We operate in a highly competitive industry, and competition presents an ongoing threat to the success of our business.
The market for customer experience (CX), IT service management (ITSM), and customer relationship management (CRM) products is rapidly evolving and increasingly competitive, fragmented, and subject to rapidly changing technology, shifting user and customer needs, new market entrants, and frequent introductions of new products and services. We compete with a significant number of companies that range in size from large and diversified enterprises with significant financial resources to smaller companies. These competitors developed or are developing products and services that currently, or in the future may, compete with some or all of our offerings.
Within CX, we primarily face competition from CX suites, such as Salesforce and Zendesk, and legacy vendors, such as Oracle and SAP. Within ITSM, we primarily face competition from traditional vendors, such as ServiceNow, BMC, Ivanti/Cherwell, and modern pure-play vendors, such as Atlassian. Within CRM, we primarily face competition from full-featured vendors, such as Salesforce, HubSpot, and Microsoft Dynamics, and legacy vendors, such as Oracle, SAP, and Sage.
Many of our current and potential competitors may have longer operating histories, greater brand name recognition, stronger and more extensive partner relationships, significantly greater financial, technical, marketing, and other resources, lower labor and development costs, and larger customer bases than we do. These competitors may invest and engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns, and adopt more aggressive pricing policies that will allow them to build larger customer bases than we have. Our competitors may also offer their products and services at a lower price, or, particularly during the ongoing COVID-19 pandemic, may offer price concessions, delayed payment terms, financing terms, or other terms and conditions that are more enticing to potential customers.
The market for our products is rapidly evolving and highly competitive, with relatively low barriers to entry, and in the future there will likely be an increasing number of similar products offered by additional competitors. Large companies we do not currently consider to be competitors may enter the market, through acquisitions or through innovation and expansion of their existing products, to compete with us either directly or indirectly. Further, our potential and existing competitors may make acquisitions or enter into strategic relationships and rapidly acquire significant market share due to a larger customer base, superior product offering, more effective sales and marketing operations, or greater financial, technical, and other resources.
Any one of these competitive pressures in our market, or our failure to compete effectively, may result in price reductions; fewer customers; reduced revenue, gross profit, and gross margin; increased net losses; and loss of market share. Any failure to meet and address these factors would harm our business, results of operations, and financial condition. Moreover, large customers may demand greater price concessions or other more favorable terms.
Failure to effectively develop and expand our direct sales capabilities would harm our ability to expand usage of our products within our customer base and achieve broader market acceptance of our products.
Our ability to expand usage of our products within our customer base and achieve broader market acceptance among organizations will depend to an extent on our ability to expand our sales operations successfully, particularly our direct sales efforts targeted at broadening use of our products across departments and entire organizations. We plan to continue expanding our direct sales force, both domestically and internationally, to expand use of our products within our customer base and reach larger organizations. This expansion will require us to continue to invest significant financial and other resources to grow and train our direct sales force. Our business, results of operations, and financial condition will be harmed if these efforts do not generate a corresponding increase in revenue. We may not achieve anticipated revenue growth from expanding our direct sales force if we are unable to hire and develop talented direct sales personnel, if our new direct sales personnel are unable to achieve desired productivity levels in a reasonable period of time, or if we are unable to retain our existing direct sales personnel. We believe that there is significant competition for sales personnel with the skills and technical knowledge that we require. Our ability to achieve revenue growth will depend, in large part, on our success in recruiting, training, and retaining sufficient numbers of sales personnel to support our growth.
If we are unable to develop and maintain successful relationships with channel partners, our business, operating results, and financial condition could be adversely affected.
To date, our product-led sales growth has primarily depended on word-of-mouth, online marketing, and our direct sales force to sell subscriptions to our products. Although we have developed relationships with approximately 400 channel partners, these channels have resulted in limited revenue to date. We believe that continued growth in our business is dependent upon identifying, developing, and maintaining strategic relationships with additional channel partners that can drive substantial revenue. Our agreements with our existing channel partners are non-exclusive, so our channel partners may offer customers the products of several different companies, including products that compete with ours. They may also cease marketing our products with limited or no notice and without penalty. We expect that any additional channel partners we identify and develop will be similarly non-exclusive and not bound by any requirement to continue to market our products. If we fail to identify additional channel partners in a timely and cost-effective manner, or at all, or are unable to assist our current and future channel partners in independently selling and deploying our CX products or live chat software, our business, results of operations, and financial condition could be adversely affected. If our channel partners do not effectively market and sell our products, or fail to meet the needs of our customers, our reputation and ability to grow our business may also be adversely affected.
The loss of one or more of our key executives, including our Chief Executive Officer, Rathna Girish Mathrubootham, would harm our business.
Our success depends largely upon the continued services and performance of our senior management and other key personnel. From time to time, there may be changes in our senior management team resulting from the hiring or departure of executives and key employees, which could disrupt our business. Our senior management and key employees are employed on an at-will basis. We currently do not have “key person” insurance on any of our employees. The loss of key personnel, including Rathna Girish Mathrubootham, our Chief Executive Officer, and other key members of management, may cause disruptions in, and harm to, our operations and have an adverse effect on our ability to grow our business and our results of operations and financial condition.
We must continue to attract and retain highly qualified personnel in very competitive markets to continue to execute on our business strategy and growth plans.
To execute our business model, we must attract and retain highly qualified personnel. Competition for executive officers, software engineers, sales personnel, and other key personnel in our industry and in the San Francisco Bay Area, where our headquarters is located, in India where our engineering, product, and inside sales resources are concentrated, and in other locations where we maintain offices, is intense. As we become a more mature company, we may find our recruiting efforts more challenging. The incentives to attract, retain, and motivate employees provided by our equity awards, or by other compensation arrangements, may not be as effective as in the past. Many of the companies with which we compete for experienced personnel have greater resources than we have. In addition, to remain competitive in India, we must maintain our reputation as a premier employer in India, including by providing competitive wages and benefits. Our recruiting efforts may also be limited by laws and regulations, such as restrictive immigration laws, and restrictions on travel or availability of visas particularly during the ongoing COVID-19 pandemic. If we do not succeed in attracting highly qualified personnel or retaining or motivating existing personnel, we may be unable to support our continued growth.

Our sites, networks, and systems have experienced and may in the future experience security incidents or breaches. Any security incidents or breaches could affect our confidential information or the confidential information of our users, customers, or other third parties, which could damage our reputation and brand, and substantially harm our business and results of operations.
We collect, receive, access, store, process, generate, use, transfer, disclose, share, make accessible, protect, secure, and dispose of (collectively, Process or Processing) a large amount of information from our users, customers, and our own employees, including personally identifiable and other sensitive and confidential information necessary to operate our business, for legal and marketing purposes, and for other business-related purposes. We rely on information technology networks and systems and data Processing (some of which are managed or operated by third-party service providers) to Process such data, and this data is often accessed through transmissions over public and private networks, including the internet. These information technology networks and systems, and the Processing they perform, may be susceptible to damage, disruptions, or shutdowns, software or hardware vulnerabilities, security incidents, ransomware attacks, social engineering attacks, supply-chain attacks, failures during the process of upgrading or replacing software, databases, or components, power outages, fires, natural disasters, hardware failures, computer viruses, attacks by computer hackers, telecommunication failures, user errors (including non-employees who may have authorized access to our networks), user malfeasance, or catastrophic events. While we and our third-party service providers have implemented security measures, technical controls, and contractual precautions designed to identify, detect, and prevent unauthorized Processing of our data, our security measures, as well as those of our third-party service providers, could fail or may be insufficient, resulting in the unauthorized access to or the disclosure, modification, misuse, unavailability, destruction, or loss of our or our customers’ data or other sensitive information. Any such security breach, material disruption of, or damage to, our operational systems, physical facilities, or data Processing activities, or the systems of our third-party partners, or the perception that one has occurred, could result in a loss of customer confidence in the security of our platform and damage to our brand, reduce the demand for our offering, disrupt business operations, result in the exfiltration of proprietary data and information, including source code, require us to spend material resources to investigate or correct the breach and to prevent future security breaches and incidents, expose us to legal liabilities, including litigation, regulatory enforcement and indemnity obligations, claims by our customers or other relevant parties that we have failed to comply with contractual obligations to implement specified security measures, and adversely affect our business, financial condition, and results of operations.
Despite our efforts to ensure the security, privacy, integrity, confidentiality, availability, and authenticity of our Processing, information, and information technology networks and systems, we may not be able to anticipate or implement effective preventive and remedial measures against all data security and privacy threats. No security solution, strategy, or measures can address all possible security threats or block all methods of penetrating a network or otherwise perpetrating a security incident. The risk of unauthorized circumvention of our security measures or those of our third-party providers, customers, and partners has been heightened by advances in computer and software capabilities and the increasing sophistication of hackers who employ complex techniques, including without limitation, the theft or misuse of personal and financial information, counterfeiting, “phishing” or social engineering incidents, ransomware, extortion, publicly announcing security breaches and revealing information obtained during such security breaches, account takeover attacks, denial or degradation of service attacks, malware, fraudulent payment, and identity theft. Because the techniques used by hackers change frequently, we may be unable to anticipate these techniques or implement adequate preventive measures to protect against them. Our applications, systems, networks, software, and physical facilities could have material vulnerabilities, be breached, or personal or confidential information could be otherwise compromised due to employee error or malfeasance, if, for example, third parties attempt to fraudulently induce our personnel or our customers to disclose information or user names and/or passwords, or otherwise compromise the security of our networks, systems, and/or physical facilities. Third parties may also exploit vulnerabilities in, or obtain unauthorized access to, platforms, software, applications, systems, networks, sensitive information, and/or physical facilities utilized by our vendors. Breaches of our security measures or those of our third-party service providers or cyber security incidents could result in unauthorized access to our sites, networks, systems, and accounts; unauthorized access to, and misappropriation of, individuals’ personal information or other confidential or proprietary information of ourselves, our customers, or other third parties; viruses, worms, spyware, or other malware being served from our products, mobile applications, networks, or systems; deletion or modification of content or the display of unauthorized content in our products; interruption, disruption, or malfunction of operations; costs relating to breach remediation, deployment of additional personnel, and protection technologies, and response to governmental investigations and media inquiries and coverage; engagement of third-party experts and consultants; or litigation, regulatory action, and other potential liabilities. If any of these breaches of security should occur, we cannot guarantee that recovery protocols and backup systems will be sufficient to prevent data loss or ensure that we are able to recover promptly any data rendered inaccessible. Additionally, if any of these breaches occur, our reputation and brand could be damaged, our business may suffer, we could be required to expend significant capital and other resources to alleviate problems caused by such breaches, and we could be exposed to risk of loss, litigation, or regulatory action, and other potential liability. Actual or perceived security breaches or attacks on our systems or those of our third-party service providers may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees, and engage third-party experts and consultants and may require notification under applicable data privacy regulations or contractual obligations, or for customer relations or publicity purposes, which could result in reputational harm, costly litigation (including class action litigation), material contract breaches, liability, settlement costs, loss of sales, regulatory scrutiny, actions or investigations, a loss of confidence in our business, systems and Processing, a diversion of management’s time and attention, and significant fines, penalties, assessments, fees and expenses. Additionally, there is an increased risk that we may experience cybersecurity-related events such as COVID-19-themed phishing attacks and other security challenges as a result of most of our employees and our service providers working remotely from non-corporate-managed networks during the ongoing COVID-19 pandemic and potentially beyond.
In addition, any actual or perceived compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data protection, data security, network and information systems security, and other laws, and cause significant legal and financial exposure, adverse publicity, and a loss of confidence in our security measures, which could have a material adverse effect on our business, results of operations, and financial condition. We continue to devote significant resources to protect against security breaches, and we may need to devote significant resources in the future to address problems caused by breaches, including notifying affected customers and responding to any resulting litigation, which in turn, diverts resources from the growth and expansion of our business.
Actual or anticipated security breaches or attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants. Furthermore, any such breach, including a breach of the systems or networks of our third-party providers, could compromise our systems or networks, creating system outages, disruptions or slowdowns and exploiting security vulnerabilities of our networks. In addition, the information stored on our network or the networks of our third-party providers could be accessed, publicly disclosed, altered, lost or stolen, which could subject us to liability and cause us financial harm. A breach of the security measures of one of our third-party providers could result in the destruction, modification or exfiltration of confidential corporate information or other data that may provide additional avenues of attack. These breaches, or any perceived breach, of our systems or networks or the systems or networks of our third-party providers, whether or not any such breach is due to a vulnerability in our platform, may also undermine confidence in us or our industry and result in damage to our reputation, negative publicity, loss of users, partners and sales, increased remediation costs, and costly litigation or regulatory fines. For example in April 2021, we became aware that a third-party vendor that provided us with SaaS software code testing, Codecov, discovered instances of unauthorized access to its software, whereby a threat actor was able to cause such software to be modified allowing for the export of information of Codecov customers stored in continuous integration environments. The Codecov incident has affected hundreds of companies using their services, including us. Through our investigation, we determined that the threat actor was able to obtain access to credentials in our development environment and thereby gain access to, and copy, our source code and a limited amount of customer information. Upon learning of the Codecov incident, we engaged in a number of preventative actions, including rotating all of our credentials identified as exposed by the Codecov incident to prevent further unauthorized access, analyzing available logs to determine whether there was evidence that the exposed credentials were leveraged to gain access to Freshworks systems or systems of our customers, and engaging a third-party forensics firm to assist in our investigation, response, and impact mitigation. Throughout our investigations into this incident, our senior management team and our board of directors were informed, engaged, and updated. We have concluded our investigations and found that a limited amount of customer information, including some business contact information and customer credentials, was accessed as a result of this exposure. We found no evidence that sensitive data of our customers was exposed, but out of an abundance of caution, we contacted the relevant customers to inform them to rotate credentials. Although we found evidence that a copy of our source code was accessed due to the Codecov vulnerability, we have found no evidence of any unauthorized modifications to our source code or of any impact on our products. However, the discovery of new or different information regarding the Codecov cyberattack, including with respect to its scope and any potential impact on our IT environment, including regarding the loss, disclosure or unapproved dissemination of proprietary information or sensitive or confidential data about us or our customers, or the identification or exploitation of vulnerabilities in our source code, could result in litigation and potential liability for us, damage our brand and reputation, negatively impact our sales or otherwise harm our business. Any claims or investigations may result in our incurring significant external and internal legal and advisory costs, as well as the diversion of management's attention from the operation of our business.
The costs to respond to a security breach and/or to mitigate any security vulnerabilities that may be identified could be significant, our efforts to address these problems may not be successful, and these problems could result in unexpected interruptions, delays, cessation of service, and other harm to our business and our competitive position. We could be required to fundamentally change our business activities and practices in response to a security breach or incident, or related regulatory actions or litigation, which could have an adverse effect on our business. We may not have adequate insurance coverage for security incidents or breaches, including fines, judgments, settlements, penalties, costs, attorney fees and other impacts that arise out of incidents or breaches. If the impacts of a security incident or breach, or the successful assertion of one or more large claims against us exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), it could have an adverse effect on our business. In addition, we cannot be sure that our existing insurance coverage, cyber coverage, and coverage for errors and omissions will continue to be available on acceptable terms or that our insurers will not deny coverage as to all or part of any future claim or loss (including, for example, as a result of the payment of ransomware) or that our insurance premiums will not increase as a result of any claims. Our risks are likely to increase as we continue to expand, grow our customer base, and process increasingly large amounts of proprietary and sensitive data.
Additionally, policing unauthorized use of our know-how, technology and intellectual property is difficult and may not be effective. Although we attempt to protect our intellectual property, technology and confidential information by entering into confidentiality and invention assignment agreements with our employees and consultants and entering into confidentiality agreements with the parties with whom we share our confidential information, such parties may not comply with their confidentiality obligations under these agreements. These agreements also may not effectively grant all necessary rights to any inventions that may have been developed by the employees or consultants party thereto and may not be effective in controlling access to and distribution of our platform, technology and confidential information or provide an adequate remedy in the event of unauthorized use of our platform or technology or unauthorized access, use or disclosure of our confidential information. Despite our precautions, it may be possible for unauthorized third parties to copy our platform or technology and use information that we regard as proprietary to create products or services that compete with our offerings. Some of the provisions of our agreements that protect us against unauthorized use, copying, transfer and disclosure of our platform may be unenforceable under the laws of certain jurisdictions and foreign countries. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to ours. We cannot guarantee that others will not independently develop technology with the same or similar functions to any proprietary technology we rely on to conduct our business and differentiate ourselves from our competitors. Unauthorized parties may also attempt to copy or obtain and use our technology to develop applications with the same functionality as our solutions. In connection with the Codecov incident, the threat actor was able to export a copy of our source code which, if disseminated, may enable unauthorized third parties to develop such applications more easily. Any unauthorized disclosure or use of our trade secrets or other confidential proprietary information could make it more expensive to do business, thereby harming our operating results.
If we fail to manage our technical operations infrastructure, or experience service outages, interruptions, or delays in the deployment of our products, our results of operations may be harmed.
We may experience system slowdowns and interruptions from time to time. In addition, continued growth in our customer base could place additional demands on our products and could cause or exacerbate slowdowns or interrupt the availability of our products. If there is a substantial increase in the volume of usage of our products, we will be required to further expand and upgrade our technology and infrastructure. There can be no assurance that we will be able to accurately project the rate or timing of increases, if any, in the use of our products or expand and upgrade our systems and infrastructure to accommodate such increases on a timely basis. In such cases, if our users are not able to access our products or encounter slowdowns when doing so, we may lose customers or partners. Some of our subscriptions include standard service-level commitments. If we are unable to meet the stated service-level commitments, including failing to meet the uptime and delivery requirements under our customer subscription agreements, we may be obligated to provide these customers with service credits which could significantly affect our revenue in the periods in which the uptime or delivery failure occurs and the credits are applied. Additionally, we could also face subscription terminations, which could significantly affect both our current and future revenue. Any service-level failures could also damage our reputation, which could also adversely affect our business and results of operations. Our disaster recovery plan may not be sufficient to address all aspects or any unanticipated consequence or incidents, and our insurance may not be sufficient to compensate us for the losses that could occur.
Moreover, Amazon Web Services (AWS) provides the vast majority of our cloud computing infrastructure that we use to host our products, mobile applications, and many of the internal tools we use to operate our business. We have a long-term commitment with AWS pursuant to a commercial agreement, and our products, mobile applications, and internal tools use computing, storage capabilities, bandwidth, and other services provided by AWS. Our commercial agreement with AWS will remain in effect until terminated by AWS or us. We may terminate the agreement for convenience by providing AWS prior written notice, and AWS may terminate the agreement for convenience by providing at least two years’ prior written notice. Either party may terminate the agreement for cause upon a breach of the agreement, subject to such terminating party providing prior written notice and a 30-day cure period. AWS may also terminate the agreement for cause (i) if our products pose certain security or liability risks, subject to AWS providing prior written notice and a 90-day cure period or (ii) in order to comply with applicable law or requirements of government entities, subject to AWS providing prior written notice and a 30-day cure period. Any significant disruption of, limitation of our access to, or other interference with our use of AWS would negatively affect our operations and could seriously harm our business. In addition, any transition of the cloud services currently provided by AWS to another cloud services provider would require significant time and expense and could disrupt or degrade delivery of our products. Our business relies on the availability of our products for our users and customers, and we may lose users or customers if they are not able to access our products or encounter difficulties in doing so. The level of service provided by AWS could affect the availability or speed of our products, which may also impact the usage of, and our customers’ satisfaction with, our products and could seriously harm our business and reputation. If AWS increases pricing terms, terminates or seeks to terminate our contractual relationship, establishes more favorable relationships with our competitors, or changes or interprets its terms of service or policies in a manner that is unfavorable with respect to us, our business, results of operations, and financial condition would be harmed.
In addition, we rely on hardware and infrastructure purchased or leased from third parties and software and SaaS products licensed from third parties to operate critical business functions. Our business would be disrupted if any of this third-party hardware, software, and infrastructure becomes unavailable on commercially reasonable terms, or at all. Furthermore, delays or complications with respect to the transition of critical business functions from one third-party product to another, or any errors or defects in third-party hardware, software, or infrastructure could result in errors or a failure of our products, which could harm our business and results of operations.
If we are unable to ensure that our products interoperate with a variety of software applications that are developed by others, including our integration partners, we may become less competitive and our business, results of operations, and financial condition may be harmed.
Our products integrate with a variety of hardware and software platforms and SaaS products and technologies, and we need to continuously modify and enhance our products to adapt to changes in hardware, software, and browser technologies. In particular, we have developed our products to be able to easily integrate with third-party applications, including the applications of software providers (some of which compete with us) as well as our partners, through the interaction of APIs. In general, we rely on the providers of such software systems to allow us access to their APIs to enable these integrations. We are typically subject to standard terms and conditions of such providers, which govern the distribution, operation, and fees of such software systems, and which are subject to change by such providers from time to time. Our business will be harmed if any key provider of such software systems:
•discontinues or limits our access to its software or APIs;
•modifies its terms of service or other policies, including fees charged to, or other restrictions on, us or other application developers;
•changes how information is accessed by us or our customers;
•establishes more favorable relationships with one or more of our competitors; or
•develops or otherwise favors its own competitive offerings over our products.
Third-party services and products are constantly evolving, and we may not be able to modify our products to assure their compatibility with that of all other third parties. In addition, some of our competitors may be able to disrupt the operations or compatibility of our products with their products or services, or exert strong business influence on our ability to, and terms on which we, operate our products. Should any of our competitors modify their products or standards in a manner that degrades the functionality of our products or gives preferential treatment to competitive products or services, whether to enhance their competitive position or for any other reason, the interoperability of our products with these products could decrease. If we are not permitted or able to integrate with these and other third-party applications in the future, our business, results of operations, and financial condition would be harmed.
Further, certain of our products include a mobile application to enable users to access our products through their mobile devices. If our mobile applications do not perform well, our business will suffer. In addition, our products interoperate with servers, mobile devices, and software applications predominantly through the use of protocols, many of which are created and maintained by third parties. We, therefore, depend on the interoperability of our products with such third-party services, mobile devices, and mobile operating systems, as well as cloud-enabled hardware, software, networking, browsers, database technologies, and protocols that we do not control. The loss of interoperability, whether due to actions of third parties or otherwise, and any changes in technologies that degrade the functionality of our products or give preferential treatment to competitive services could adversely affect adoption and usage of our products. Also, we may not be successful in developing or maintaining relationships with key participants in the mobile industry or in ensuring that we operate effectively with a range of operating systems, networks, devices, browsers, protocols, and standards. If we are unable to effectively anticipate and manage these risks, or if it is difficult for customers to access and use our products, our business, results of operations, and financial condition may be harmed.
We rely on traditional web search engines to direct traffic to our website. If our website fails to rank prominently in unpaid search results, traffic to our website could decline and our business would be adversely affected.
Our success depends in part on our ability to attract users through unpaid internet search results on traditional web search engines such as Google. The number of users we attract to our website from search engines is due in large part to how and where our website ranks in unpaid search results. These rankings can be affected by a number of factors, many of which are not in our direct control, and they may change frequently. For example, a search engine may change its ranking algorithms, methodologies, or design layouts. As a result, links to our website may not be prominent enough to drive traffic to our website, and we may not know how or otherwise be in a position to influence the results. Any reduction in the number of users directed to our website could reduce our revenue or require us to increase our sales and marketing expenditures.
We rely on third parties maintaining open digital marketplaces to distribute our mobile applications for our Freshdesk (Freshdesk Omnichannel Suite, Freshdesk Support Desk, Freshdesk Messaging, Freshdesk Contact Center, Freshdesk Customer Success), Freshservice, Freshsales, Freshmarketer, Freshsales Suite, and

Freshteam products. If such third parties interfere with the distribution of our mobile applications, our business would be adversely affected.
We rely on third parties maintaining open digital marketplaces, including the Apple App Store and Google Play, which make our mobile applications for our Freshdesk (Freshdesk Omnichannel Suite, Freshdesk Support Desk, Freshdesk Messaging, Freshdesk Contact Center, Freshdesk Customer Success), Freshservice, Freshsales, Freshmarketer, Freshsales Suite, and Freshteam products available for download. We cannot assure you that the marketplaces through which we distribute these mobile applications will maintain their current structures or that such marketplaces will not charge us fees to list our application for download. We are also dependent on these third-party marketplaces to enable us and our users to timely update these mobile applications, and to incorporate new features, integrations, and capabilities.
In addition, Apple and Google, among others, for competitive or other reasons, could stop allowing or supporting access to our mobile applications through their products, could allow access for us only at an unsustainable cost, or could make changes to the terms of access in order to make our mobile applications less desirable or harder to access.
Real or perceived errors, failures, vulnerabilities, or bugs in our products would harm our business, results of operations, and financial condition.
The software technology underlying and integrating with our products is inherently complex and may contain material defects or errors. Errors, failures, vulnerabilities, or bugs have in the past, and may in the future, occur in our products, especially when updates are deployed or new features, integrations, or capabilities are rolled out. Any such errors, failures, vulnerabilities, or bugs may not be found until after new features, integrations, or capabilities have been released. Furthermore, we will need to ensure that our products can scale to meet the evolving needs of customers, particularly as we increase our focus on larger teams and organizations. Real or perceived errors, failures, vulnerabilities, or bugs in our products could result in an interruption in the availability of our products, negative publicity, unfavorable user experience, loss or leaking of personal information and data of organizations, loss of or delay in market acceptance of our products, loss of competitive position, regulatory fines, or claims by organizations for losses sustained by them, all of which would harm our business, results of operations, and financial condition.
If we experience excessive fraudulent activity, we could incur substantial costs and lose the right to accept credit cards for payment, which could cause our customer base to decline significantly.
We currently accept payments using a variety of methods, including credit card and debit card, and a large number of our customers authorize us to bill their credit card accounts through our third-party payment processing partners for subscriptions to our products. We are subject to regulations and compliance requirements, such as the payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard (PCI-DSS) and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we (or a third-party processing payment card transactions on our behalf) suffer a security breach affecting payment card information, we may have to pay significant fines, penalties, and assessments arising out of the major card brands’ rules and regulations, contractual indemnifications, or liability contained in merchant agreements and similar contracts, and we may lose our ability to accept payment cards for payment for our goods and services, which could materially impact our operations and financial performance.
If customers pay for their subscription plans with stolen credit cards, we could incur substantial third-party vendor costs for which we may not be reimbursed or be able to recover. Further, our customers provide us with credit card billing information online, and we do not review the physical credit cards used in these transactions, which increases our risk of exposure to fraudulent activity. We also incur chargebacks from the credit card companies for claims that the customer did not authorize the credit card transaction for subscription plans, something that we have experienced in the past. If the number of claims of unauthorized credit card transactions becomes excessive, we could be assessed substantial fines for excess chargebacks, and we could lose the right to accept credit cards for payment. In addition, credit card issuers may change merchant standards, including data protection and documentation standards, required to utilize their services from time to time. Our third-party payment processing partners must also maintain compliance with current and future merchant standards to accept credit cards as payment for our paid subscription plans. Substantial losses due to fraud or our inability to accept credit card payments would cause our customer base to significantly decrease and would harm our business.
We employ a pricing model that subjects us to various challenges that could make it difficult for us to derive sufficient value from our customers particularly because we do not have the history with our subscription or pricing models that we need to accurately predict optimal pricing necessary to attract and retain customers.
We generally charge our customers for their use of our products based on the number of users they enable as “agents” under their customer account, as well as the features and functionality enabled. The features and functionality we provide within our solutions enable our customers to promote customer self-service and otherwise efficiently and cost-effectively address product support requests without the need for substantial human interaction. As a result of these features, customer agent staffing requirements may be minimized, and our revenue may be decreased. Conversely, customers may overestimate their agent needs when they initially use our solutions, negatively affecting our ability to accurately forecast the number of agents our customers need in forward periods. We generally also require a separate subscription to enable the functionality of each of our products. We are continuing to analyze and improve our pricing and packaging models as we adapt to a changing market, but we do not know whether our current or potential customers or the market in general will accept changes to those models, and if it fails to gain acceptance, our business and results of operations could be harmed.
If we fail to find an optimal pricing strategy for our products, our business and results of operations may be harmed. If customers do not accept our new purchase plans, we may increasingly have difficulty in attracting new customers, as well as our ability to retain existing customers to the extent we apply new pricing models to existing customer subscriptions. Our pricing model may impact our customer’s pricing decisions and adoption of our subscription plans and negatively impact our overall revenue. In the future we may be required to reduce our prices or develop new pricing models, which could adversely affect our revenue, gross margin, profitability, financial position, and cash flow.
Finally, as the market for our products matures, or as new competitors introduce new products or services that compete with ours, we may be unable to attract new customers at the same price or based on the same pricing models as we have used historically.
We derive, and expect to continue to derive, substantially all of our revenue from a limited number of products.
We derive, and expect to continue to derive, substantially all of our revenue from our Freshdesk, Freshservice, and Freshsales products. As such, the continued growth in market demand for and market acceptance of these products is critical to our continued success. Demand for our products is affected by a number of factors, some of which are beyond our control, such as the rate of adoption of our products within an organization, the timing of development and release of new products by our competitors; the development and acceptance of new features, integrations, and capabilities for our products; price, product, and service changes by us or our competitors; technological changes and developments within the markets we serve; growth, contraction, and rapid evolution of our market; and general economic conditions and trends. If we are unable to continue to meet the demands of users and customers to keep up with trends in preferences for CX, ITSM, or CRM products, or to achieve more widespread market acceptance of our products, our business, results of operations, and financial condition would be harmed. In addition, some current and potential customers, particularly larger organizations, may develop or acquire their own tools or continue to rely on traditional tools and software for their CX, ITSM, or CRM needs, which would reduce or eliminate their demand for our products. If demand for our products declines for any of these or other reasons, our business, results of operations, and financial condition would be adversely affected.
Sales efforts to large customers involve risks that may not be present or that are present to a lesser extent with respect to sales to smaller organizations.
Sales to large customers involve risks that may not be present or that are present to a lesser extent with sales to smaller organizations, such as longer sales cycles, more complex customer requirements, substantial upfront sales costs, and less predictability in completing some of our sales. For example, large customers may require considerable time to evaluate and test our products prior to making a purchase decision. A number of factors influence the length and variability of our sales cycle, including the need to educate potential customers about the uses and benefits of our products, the discretionary nature of purchasing and budget cycles, and the competitive nature of evaluation and purchasing approval processes. As a result, the length of our sales cycle, from identification of the opportunity to deal closure, may vary significantly from customer to customer, with sales to large enterprises typically taking longer to complete. Our typical sale cycle for enterprise and mid-market customers is approximately 90 days, as compared to 30 days for small- and mid-sized businesses (SMB) customers. Moreover, large customers are often more demanding than other customers and begin to deploy our products on a limited basis but nevertheless require implementation services and negotiate pricing discounts or other onerous terms, which increase our upfront investment in the sales effort with no guarantee that sales to these customers will justify our substantial upfront investment, which can affect our roadmaps and deliverables. If we fail to effectively manage these risks associated with sales cycles and sales to large customers, our business, financial condition, and results of operations may be affected.
Our business depends on a strong brand, and if we are not able to maintain and enhance our brand, our ability to expand our base of customers may be impaired, and our business and results of operations will be harmed.
We believe that the brand identity that we have developed has significantly contributed to the success of our business with our existing customer base. We also believe that maintaining and enhancing the “Freshworks” brand is critical to expanding our customer base and establishing and maintaining relationships with partners. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and on our ability to ensure that our products remain high-quality, reliable, and useful at competitive prices, as well as with respect to our free trial version. Maintaining and enhancing our brand may require us to make substantial investments, and these investments may not be successful. If we fail to promote and maintain the “Freshworks” brand, or if we incur excessive expenses in this effort, our business, results of operations, and financial condition would be adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brand may become more difficult and expensive.
If we fail to offer high-quality customer support, our business and reputation will suffer.
While we have designed our products to be easy to adopt and use, once users and customers begin using Freshworks, they rely on our support services to resolve any related issues. The importance of high-quality customer support will increase as we expand our business and pursue new customers. For instance, if we do not help organizations using our products quickly resolve issues, our reputation with existing or potential customers will be harmed. Further, our sales are highly dependent on our business reputation and on positive recommendations from existing customers using our products. Any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality customer support, could harm our reputation, our ability to sell our products to existing and prospective customers, and our business, results of operations, and financial condition. Additionally, as we continue to expand, we will need to hire additional support personnel to provide efficient product support globally at scale. Any failure to provide such support could harm our reputation.
The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.
Market opportunity estimates, and growth forecasts included in this prospectus are subject to significant uncertainty, and are based on assumptions and estimates that may not prove to be accurate. Not every organization covered by our market opportunity estimates will necessarily buy CX, ITSM, or CRM products, and some or many of those companies may choose to continue using legacy CX, ITSM, or CRM products or other tools offered by our competitors. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of the organizations covered by our market opportunity estimates will purchase our products at all or generate any particular level of revenue for us. Even if the market in which we compete meets the size estimates, and growth forecasted in this prospectus, our business could fail to grow for a variety of reasons outside of our control, including competition in our industry.

Risks Related to Our Operations in India
A substantial portion of our business and operations are located in India, and we are subject to regulatory, economic, social, and political uncertainties in India.
A substantial portion of our operations and employees are located in India, including a majority of our software engineering resources, and we intend to continue to develop and expand our operations in India. Consequently, our financial performance and the market price of our Class A common stock will be affected by changes in exchange rates and controls, interest rates, changes in government policies, including taxation policies, social and civil unrest, and other political, social, and economic developments in or affecting India.
The Government of India has exercised and continues to exercise significant influence over many aspects of the Indian economy. India has a mixed economy with a large public sector and an extensively regulated private sector. Since 1991, successive Indian governments have generally pursued policies of economic liberalization and financial sector reforms, including by significantly relaxing restrictions on the private sector.
Nevertheless, the role of the Indian central and state governments in the Indian economy as producers, consumers, and regulators has remained significant, and there is no assurance that such liberalization policies will continue. The Government of India and the state governments of India play a significant role in the Indian economy, which has affected producers, consumers, service providers, and regulators over the years. The Government of India has in the past, among other things, imposed controls on the prices of a broad range of goods and services, restricted the ability of businesses to expand existing capacity and reduce the number of their employees, and determined the allocation to businesses of foreign exchange. Increased regulation, changes in existing regulations, or significant changes in India’s policy of economic liberalization may require us to change our business policies and practices. We may not be able to react to such changes promptly or in a cost-effective manner and therefore such changes may increase the cost of providing services to our customers, which would have an adverse effect on our operations and our financial condition and results of operations.
The Government of India had also announced a set of restrictive measures after a nationwide lockdown was first imposed in March 2020 in order to contain the spread of the COVID-19 pandemic. The series of lockdowns and the changing restrictive measures in various phases during 2020 and 2021 have resulted in a loss in productivity for our Indian employees. There is no assurance that employee productivity will improve or that we will be able to comply with all of the measures on a timely and cost-effective basis. If we are unable to comply with these measures on a timely basis, we may be subjected to regulatory actions for not adhering to the preventive measures. Any social or political uncertainties or the imposition of new regional or national lockdowns, and the continuation of restrictive measures needed to combat the pandemic could adversely affect business and economic conditions in India generally and our business and prospects.
We may be subject to various labor laws, regulations, and standards in India. Non-compliance with and changes in such laws may adversely affect our business, results of operations, and financial condition.
By virtue of having a significant number of employees in India, we may be required to comply with various labor and industrial laws in India, which change regularly. If we are unable to comply with such regulations on a timely basis, we may be subjected to sanctions, fines, or other regulatory actions. We cannot assure you that our costs of complying with current and future labor laws and other regulations will not adversely affect our business, results of operations, or financial condition.
Wage increases in India may diminish our competitive advantage against companies located in the United States and European Union and may reduce our profit margins.
Our wage costs in India have historically been significantly lower than wage costs in the United States and the European Union (EU) for comparably skilled professionals, and this has been one of our competitive advantages. However, wage increases in India due to legislation or other factors may prevent us from sustaining this competitive advantage and may negatively affect our financial performance. We may need to increase the levels of our employee compensation more rapidly than in the past to retain talent. Unless we are able to continue to increase the efficiency and productivity of our employees over the long term, wage increases may negatively affect our financial performance.
Government regulation on e-commerce and foreign investment, including investment in e-commerce in India, is evolving, and unfavorable changes to, or failure by us to comply with, these evolving regulations could adversely affect our business, financial condition, and results of operations.
The ownership of Indian companies by non-residents is regulated by the Government of India and the Reserve Bank of India (RBI). Under its consolidated foreign direct investment policy (FDI Policy) and India’s Foreign Exchange Management Act, 1999 and the rules and regulations thereunder, particularly the Foreign Exchange Management (Non-debt Instruments) Rules, 2019, each as amended (FEMA), the Government of India has specific requirements with respect to the level of foreign investment permitted in certain business sectors both without (known as the automatic route) and with (known as the approval route) prior regulatory approval, as well as the pricing of such investments, downstream investments by Indian companies owned or controlled by foreign entities, and the transfer of ownership or control of Indian companies in sectors with caps on foreign investment from resident Indian persons or entities to non-residents of India.
Under the FDI Policy, 100% foreign ownership is allowed under the automatic route (i.e., generally without prior regulatory approval) in companies engaged in business to business (B2B) e-commerce activities. Our current business operations and holding structure comply with these foreign investment restrictions and conditions. However, the Government of India has made and may continue to make revisions to the FEMA and the FDI Policy as regards e-commerce in India, including in relation to inventory, pricing, discounting, and permitted services. The Department of Promotion of Industry and Internal Trade, Ministry of Commerce and Industry, Government of India (DPIIT) is also in the process of legislating a national e-commerce policy, which will address e-commerce regulation and data protection. The timing or impact of this policy, which remains in draft form, is not yet certain. Such changes may require us to make changes to our business in order to comply with Indian law.
The regulatory framework applicable to e-commerce is constantly evolving and remains subject to change by the Government of India and the RBI. Any failure, or perceived failure, by us to comply with any of these evolving laws or regulations could result in proceedings or actions against us by governmental entities or others. Further, pursuant to the issuance of Press Note No. 3 (2020 Series) in April 2020 by the DPIIT amending the FDI Policy and the FEMA, prior government approval is required for all foreign direct investment into India by non-resident entities from countries that share a land border with India or where the beneficial owner of such an investment is situated in or is a citizen of any such country, as well as for any transfer of any such proposed or existing foreign direct investment, directly or indirectly, that would result in ownership by any such non-resident entity or beneficial owner. The list of land border countries includes Afghanistan, Bangladesh, Bhutan, the People’s Republic of China (including Hong Kong), Myanmar, Nepal, and Pakistan. This approval requirement applies to investments in all sectors, including those that previously did not require such approval. The term “beneficial owner” has not yet been defined for purposes of the FDI Policy and the FEMA rules. In the event these restrictions are found to apply to our Indian subsidiaries in the context of any future capital raise or downstream investment in our Indian subsidiaries, our ability to effect such transactions in a timely manner may be adversely affected.
Changes in the taxation system in India could adversely affect our business.
Our business, financial condition, and results of operations could be materially and adversely affected by any change in the extensive central and state tax regime in India applicable to us and our business. Tax and other levies imposed by the central and state governments in India that affect our tax liability include central and state taxes and other levies, income tax, turnover tax, goods and service tax, stamp duty, and other special taxes and surcharges, which are introduced on a temporary or permanent basis from time to time. This extensive central and state tax regime is subject to change from time to time. The final determination of our tax liability involves the interpretation of local tax laws and related regulations in each jurisdiction, as well as the significant use of estimates and assumptions regarding the scope of future operations and results achieved and the timing and nature of income earned and expenditures incurred.

U.S. and Indian transfer-pricing regulations require that any international transaction involving associated enterprises be at an arm's-length price. Transactions among Freshworks and our subsidiaries may be considered such transactions. Accordingly, we determine the pricing among our entities on the basis of detailed functional and economic analysis involving benchmarking against transactions among entities that are not under common control. If the income tax authorities review any of our tax returns and determine that the transfer price applied was not appropriate, we may incur increased tax liabilities, including accrued interest and penalties. In mitigating the risk of transfer pricing arrangements, we have filed for an Advance Pricing Arrangement with the India Revenue authorities providing certainty of the arm's-length pricing methodology for future years.
If the shareholders of the foreign company exit by way of redemption of the shares held by them in the foreign company or by selling the shares in foreign company, the shareholders could be taxed in India where the foreign company derives substantial value from India subject to shareholders being either entitled to small shareholder exemption available under Income Tax Act, 1961 or a benefit under the applicable double taxation avoidance agreement.
Tax laws and regulations are also subject to differing interpretations by various authorities in India. Differing interpretations of tax and other fiscal laws and regulations may exist within governmental ministries, including tax administration and appellate authorities, thus creating uncertainty and potential unexpected results. The degree of uncertainty in tax laws and regulations, combined with significant penalties for default and a risk of aggressive action by the governmental or tax authorities, may result in tax risks in the jurisdictions in which we operate being significantly higher than expected. Unfavorable changes in or interpretations of existing, or the promulgation of new, laws, rules and regulations including foreign investment and stamp duty laws governing our business and operations could result in us being deemed to be in contravention of such laws and may require us to apply for additional approvals. We may incur increased costs and other burdens relating to compliance with such new requirements, which may also require significant management time and other resources, and any failure to comply may adversely affect our business, results of operations and prospects. Uncertainty in the applicability, interpretation or implementation of any amendment to, or change in, governing law, regulation or policy, including by reason of an absence, or a limited body, of administrative or judicial precedent may be time consuming as well as costly for us to resolve and may impact the viability of our current businesses or restrict our ability to grow our businesses in the future. We are continually under review by the Indian tax authorities and have not received any assessments to date that would have a material impact to our financial statements.
Our ability to receive dividends and other payouts from our Indian subsidiaries is subject to Indian legal restrictions and withholding tax.
Whether our Indian subsidiaries will pay us dividends in the future and the amount of any such dividends, if declared, will depend on a number of factors, including future earnings, financial condition and performance, cash flows, working capital requirements, capital expenditures and other factors considered relevant by us and the boards of our Indian subsidiaries. We may decide to retain a substantial portion or all of our earnings in our Indian subsidiaries to finance the development and expansion of our business and, therefore, may not declare dividends.
In the event dividends are declared, the Finance Act, 2020 requires that any dividends paid by an Indian company be subject to tax in the hands of the shareholders at applicable rates, such taxes will be withheld by the Indian subsidiary paying dividends.
Risks Related to Intellectual Property
We may become subject to intellectual property rights claims and other litigation that are expensive to support, and if resolved adversely, could have a material adverse effect on us.
We have in the past, and may in the future, become subject to intellectual property or other disputes. Our success depends, in part, on our ability to develop and commercialize our offering without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. However, we may not be aware that our offering is infringing, misappropriating, or otherwise violating third-party intellectual property rights. From time to time, our competitors or other third parties have claimed, and may in the future claim, that we are infringing upon, misappropriating, or violating their intellectual property rights, even if we are unaware of the intellectual property rights that such parties may claim cover our products or some or all of the other technologies we use in our business. As the number of patents, copyrights and other intellectual property rights in our industry increases, and as the coverage of these rights increases, we believe that companies in our industry will face more frequent infringement claims. For example, on March 17, 2020, Zoho Corporation Pvt. Ltd. filed a lawsuit in the United States Court for the Northern District of California, as amended as of November 18, 2020, alleging the following causes of action against us: (1) violation of Defend Trade Secrets Act, (2) violation of the California Uniform Trade Secrets Act, and (3) violation of The Computer Fraud and Abuse Act. The complaint, as amended, seeks compensatory, exemplary, and punitive damages, each in an unspecified amount, interest on all damages, costs, and injunctive relief. While we believe we have meritorious defenses to the claims made in the lawsuit and intend to conduct a vigorous defense to such action, litigation is costly, time-consuming, and distracting to management and the outcome of such action remains uncertain.
As we face increasing competition and our public profile increases, the possibility of intellectual property rights claims against us may also increase. The costs of supporting such litigation, regardless of merit, are considerable, and such litigation may divert management and key personnel’s attention and resources, which might seriously harm our business, results of operations, and financial condition. We may be required to settle such litigation on terms that are unfavorable to us. For example, a settlement may require us to obtain a license to continue practices found to be in violation of a third party’s rights, which may not be available on reasonable terms and may significantly increase our operating expenses. A license to continue such practices may not be available to us at all. As a result, we may also be required to develop alternative non-infringing technology or practices or discontinue the practices. The development of alternative non-infringing technology or practices would require significant effort and expense. Similarly, if any litigation to which we may be a party fails to settle and we go to trial, we may be subject to an unfavorable judgment which may not be reversible upon appeal. For example, the terms of a judgment may require us to cease some or all of our operations or require the payment of substantial amounts to the other party. Any of these events would cause our business and results of operations to be materially and adversely affected as a result.
Moreover, insurance might not cover such claims or disputes, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to us. A claim or dispute brought against us that is uninsured or underinsured could result in unanticipated costs and could have a material adverse effect on our business, results of operations, and financial condition.
We are also frequently required to indemnify our channel partners and customers in the event of any third-party infringement claims against our customers and third parties who offer our products, and such indemnification obligations may be excluded from contractual limitation of liability provisions that limit our exposure. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers and channel partners, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers and channel partners, may be required to modify one or more products to make it non-infringing, or may be required to obtain licenses for the products used. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers may be forced to stop using one or more products, and our channel partners may be forced to stop selling one or more of our products.
If we are unable to protect our intellectual property rights both in the United States and abroad, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.
Our success is dependent, in part, upon protecting our intellectual property rights and proprietary information in the United States and abroad. We rely and expect to continue to rely on a combination of trademark, copyright, patent, and trade secret protection laws to protect our intellectual property rights and proprietary information both in the United States and abroad. The intellectual property laws and protections offered in countries outside of the United States may not protect proprietary rights to the same extent as laws in the United States. Therefore, our efforts to protect our intellectual property may not be adequate and competitors may independently develop similar technology or duplicate our products or services and compete with us in this and other geographies where enforcement of intellectual property rights is less clear than in the United States.
While we maintain a policy requiring our employees, consultants, independent contractors, and third parties who are engaged to develop any material intellectual property for us to enter into confidentiality and invention assignment agreements to control access to and use of our proprietary information and to ensure that any intellectual property developed by such employees, contractors, consultants, and other third parties are assigned to us, we cannot guarantee that the confidentiality and proprietary agreements or other employee, consultant, or independent contractor agreements we enter into adequately protect our intellectual property rights and other proprietary information. In addition, we cannot guarantee that these agreements will not be breached, that we will have adequate remedies for any breach, or that the applicable counter-parties to such agreements will not assert rights to our intellectual property rights or other proprietary information arising out of these relationships. Furthermore, the steps we have taken and may take in the future may not prevent misappropriation of our proprietary solutions or technologies, particularly with respect to employees who are no longer employed by us.
Furthermore, third parties may knowingly or unknowingly infringe or circumvent our intellectual property rights, and we may not be able to prevent infringement without incurring substantial expense. Litigation brought to protect and enforce our intellectual property rights would be costly, time-consuming, and distracting to management and key personnel, and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. If the protection of our intellectual property rights is inadequate to prevent use or misappropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our products and methods of operations. Any of these events would have a material adverse effect on our business, results of operations, and financial condition.
Our failure to obtain or maintain the right to use certain of our intellectual property would negatively affect our business.
Our future success and competitive position depend in part upon our ability to obtain or maintain certain intellectual property used in our products. While we have been issued patents for certain aspects of our intellectual property in the United States and have additional patent applications pending in the United States, we have not applied for patent protection in foreign jurisdictions, and may be unable to obtain patent protection for the technology covered in our patent applications. In addition, we cannot ensure that any of the patent applications will be approved or that the claims allowed on any issued patents will be sufficiently broad to protect our technology or products and provide us with competitive advantages. Furthermore, any issued patents may be challenged, invalidated, or circumvented by third parties.
Many patent applications in the United States may not be public for a period of time after they are filed, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we will be the first creator of inventions covered by any patent application we make or that we will be the first to file patent applications on such inventions. Because some patent applications may not be public for a period of time, there is also a risk that we could adopt a technology without knowledge of a pending patent application, which technology would infringe a third-party patent once that patent is issued.
We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants, and independent contractors to enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how, or other proprietary information in the event of any unauthorized use, misappropriation, or disclosure of such trade secrets, know-how, or other proprietary information. If we are unable to maintain the proprietary nature of our technologies, our business would be materially adversely affected.
We rely on our trademarks, trade names, and brand names to distinguish our solutions from the products of our competitors, and have registered or applied to register many of these trademarks in the United States and certain countries outside the United States. However, occasionally third parties may have already registered identical or similar marks for products or solutions that also address the software market. As we rely in part on brand names and trademark protection to enforce our intellectual property rights, efforts by third parties to limit use of our brand names or trademarks and barriers to the registration of brand names and trademarks in various countries may restrict our ability to promote and maintain a cohesive brand throughout our key markets. There can also be no assurance that pending or future U.S. or foreign trademark applications will be approved in a timely manner or at all, or that such registrations will effectively protect our brand names and trademarks. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which would result in loss of brand recognition and would require us to devote resources to advertising and marketing new brands.
Our use of “open source” and third-party software could impose unanticipated conditions or restrictions on our ability to commercialize our products and could subject us to possible litigation.
A portion of the technologies we use in our products and mobile applications incorporates “open source” software, and we may incorporate open source software in our products and mobile applications in the future.
From time to time, companies that use third-party open source software have faced claims challenging the use of such open source software and their compliance with the terms of the applicable open source license. We may be subject to suits by parties claiming ownership of what we believe to be open source software or claiming non-compliance with the applicable open source licensing terms. Some open source licenses require end-users who distribute or make available across a network software and services that include open source software to make available all or part of such software, which in some circumstances could include valuable proprietary code, at no cost, or license such code under the terms of the particular open source license. While we employ practices designed to monitor our compliance with the licenses of third-party open source software and protect our valuable proprietary source code, we may inadvertently use third-party open source software in a manner that exposes us to claims of non-compliance with the applicable terms of such license, including claims for infringement of intellectual property rights or for breach of contract. Additionally, if a third-party software provider has incorporated open source software into software that we license from such provider, we could be required to disclose source code that incorporates or is a modification of such licensed software. Furthermore, there is an increasing number of open-source software license types, almost none of which have been tested in a court of law, resulting in a dearth of guidance regarding the proper legal interpretation of such license types. If an author or other third party that distributes open source software that we use or license were to allege that we had not complied with the conditions of the applicable open source license, we could expend substantial time and resources to re-engineer some or all of our software or be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from the sale of our products that contained the open source software, and required to comply with the foregoing conditions, including public release of certain portions of our proprietary source code.
In addition, the use of third-party open source software typically exposes us to greater risks than the use of third-party commercial software because open-source licensors generally do not provide warranties or controls on the functionality or origin of the software. Use of open source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to determine how to compromise our products. Any of the foregoing could be harmful to our business, results of operations, and financial condition.
We rely on software licensed from third parties to offer our products. In addition, we may need to obtain future licenses from third parties to use intellectual property rights associated with the development of our products, which might not be available on acceptable terms, or at all. Any loss of the right to use any third-party software required for the development and maintenance of our products or mobile applications could result in loss of functionality or availability of our products or mobile applications until equivalent technology is either developed by us, or, if available, is identified, obtained, and integrated. Any errors or defects in third-party software could result in errors or a failure of our products or mobile applications. Any of the foregoing would disrupt the distribution and sale of subscriptions to our products and harm our business, results of operations, and financial condition.

Risks Related to International Operations
Our international operations and sales to customers outside the United States expose us to risks inherent in international operations and sales.
We have a significant portion of our operations in India. As of August 31, 2021, 3,861 of our employees reside in India, 88% of our total employee population. For the six months ended June 30, 2021, 58% of our revenue was generated from customers outside North America. Besides India and the United States, we have significant marketing and sales operations primarily in Australia, Canada, France, Germany, Ireland, Netherlands, and the United Kingdom. Operating in international markets requires significant resources and management attention and subjects us to regulatory, economic, and political risks that are different from those in the United States. In addition, we will face risks in doing business internationally that could adversely affect our business and results of operations, including:
•the need to localize and adapt our products for specific countries, including translation into foreign languages and associated expenses;
•data privacy laws that impose different and potentially conflicting obligations with respect to how personal information is Processed or require that customer data be stored in a designated territory;
•difficulties in staffing and managing foreign operations;
•regulatory and other delays and difficulties in setting up and maintaining foreign operations;
•different pricing environments, longer sales cycles, longer accounts receivable payment cycles, and collections issues;
•new and different sources of competition;
•weaker protection for intellectual property and other legal rights than in the United States and practical difficulties in enforcing intellectual property and other rights;
•laws and business practices favoring local competitors;
•compliance challenges related to the complexity of multiple, conflicting, and changing governmental laws and regulations, including employment, tax, privacy, and data protection laws and regulations;
•increased financial accounting and reporting burdens and complexities;
•declines in the values of foreign currencies relative to the U.S. dollar;
•restrictions on the transfer of funds;
•potentially adverse tax consequences;
•the cost of and potential outcomes of any claims or litigation;
•future accounting pronouncements and changes in accounting policies;
•changes in tax laws or tax regulations;
•public health or similar issues, such as a pandemics or epidemics; and
•regional and local economic and political conditions.
As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these risks. These factors and others could harm our ability to increase international revenue and, consequently, would materially impact our business and results of operations. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources. Our failure to successfully manage our international operations and the associated risks effectively could limit the future growth of our business.
In particular, the majority of our software development operations are in India. Terrorist attacks and other acts of violence or war have the potential to directly impact our customers. To the extent that such attacks affect or involve India, our business may be significantly impacted due to the extent of our operations in India. Further, South Asia has from time to time experienced instances of civil unrest and hostilities among neighboring countries. Such activities could disrupt communications, make travel more difficult, and create a greater perception that investments in companies with large operations in India involve a higher degree of risk. This, in turn, could have an adverse effect on the market for our Class A common stock.
We process business and personal information of our customers and employees, which subjects us to stringent and changing laws, regulations, industry standards, information security policies, self-regulatory schemes, contractual obligations, and other legal obligations related to data processing, protection, privacy, and security, and our actual or perceived failure to comply with such obligations could harm our business, financial condition, results of operations, and prospects and could expose us to liability.
We process business and personal information belonging to our users, customers, and employees and because of this, we are subject to numerous federal, state, local, and foreign laws, orders, codes, regulations, and regulatory guidance regarding privacy, data protection, information security, and the processing of personal information and other content (Data Protection Laws), the number and scope of which are changing, subject to differing applications and interpretations, and may be inconsistent among countries, or conflict with other rules, laws, or Data Protection Obligations (defined below). We expect that there will continue to be new Data Protection Laws and Data Protection Obligations, and we cannot yet determine the impact such future Data Protection Laws may have on our business.
We are also subject to the terms of our internal and external privacy and security policies, codes, representations, certifications, industry standards, publications, and frameworks (Privacy Policies) and obligations to third parties related to privacy, data protection, and information security (Data Protection Obligations).
The requirements or obligations of the regulatory framework for privacy, information security, data protection, and data Processing worldwide is, and is likely to remain, uncertain for the foreseeable future, and it is possible that these or other actual or alleged obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices.
Any significant change in Data Protection Laws or Data Protection Obligations, including without limitation, regarding Processing of our users’ or customers’ data, or regarding the manner in which the express or implied consent of users or customers for the use and disclosure of such data is obtained, could increase our costs and could require us to modify our products or operations, possibly in a material manner, and may limit our ability to develop new services and features that make use of the data that our users and customers voluntarily share, or may limit our ability to store and Process customer data and operate our business.
In the EU, the General Data Protection Regulation 2016/679 (GDPR), which came into effect in May 2018, imposes more stringent data protection requirements and provides for greater penalties for noncompliance than previous data protection laws, including fines of up to the greater of €20 million or 4% of annual global revenue. While we instituted a GDPR compliance strategy and program that we continue to evaluate and improve as our products change and expand, we still cannot be certain how EU regulators will interpret or enforce many aspects of the GDPR, and some regulators may do so in an inconsistent manner, making such a prediction even more difficult. The GDPR also provides that EU member states may introduce further conditions and safeguards, including limitations, to make their own further laws and regulations limiting the Processing of business and personal information, which could limit our ability to collect, use, share, or otherwise Process European data, or could cause our compliance costs to increase, require us to change our practices, adversely impact our business, and harm our financial condition.
European data protection laws, including the GDPR, also generally prohibit the transfer of personal data from Europe, including the EEA, the United Kingdom, and Switzerland, to the United States and most other countries unless the parties to the transfer have established a legal basis for the transfer and implemented specific safeguards to protect the transferred personal data. Although there are legal mechanisms to allow for the transfer of personal information from the United Kingdom, the EEA, and Switzerland to the United States, uncertainty about compliance with such data protection laws remains and such mechanisms may not be available or applicable with respect to the business or personal information Processing activities necessary to research, develop and market our products. For example, one of the primary mechanisms allowing U.S. companies to import personal information from Europe in compliance with the GDPR has been certification to the EU-U.S. Privacy Shield and Swiss-U.S. Privacy Shield frameworks. However, the EU-U.S. Privacy Shield framework was invalidated in July 2020 in a decision by the Court of Justice of the EU and the Swiss-U.S. Privacy Shield Framework was declared as inadequate by the Swiss Federal Data Protection and Information Commissioner.
The decision by the Court of Justice and the announcement by the Swiss Commissioner also both raised questions about whether one of the primary alternatives to the Privacy Shield frameworks, the European Commission’s Standard Contractual Clauses, can lawfully be used for personal information transfers from Europe to the United States or most other countries. In November 2020, EU regulators proposed a new set of Standard Contractual Clauses, which impose additional obligations and requirements with respect to the transfer of EU personal information to other jurisdictions, which may increase the legal risks and liabilities under the GDPR and local EU laws associated with cross-border data transfers, and result in material increased compliance and operational costs. At present, there are few, if any, viable alternatives to the Privacy Shield and the Standard Contractual Clauses. If we are unable to implement a valid solution for personal information transfers to the United States and other countries, we will face increased exposure to regulatory actions, substantial fines, and injunctions against Processing or transferring personal information from Europe, and we may be required to increase our data Processing capabilities in Europe at significant expense. Inability to import personal information from Europe to the United States or other countries may decrease demand for our products and services as our customers that are subject to the GDPR may seek alternatives that do not involve personal information transfers out of Europe. Furthermore, other countries outside of Europe have enacted or are considering enacting similar cross-border data transfer restrictions and laws requiring local data residency, which could increase the cost and complexity of delivering our products and services and operating our business.
Additionally, following the result of a referendum in 2016, the United Kingdom left the EU on January 31, 2020, commonly referred to as Brexit. Brexit has created uncertainty with regard to the regulation of data protection in the United Kingdom. In particular, it is unclear whether transfer of data from the EEA to the United Kingdom will remain lawful under the GDPR. Pursuant to a post-Brexit trade deal between the United Kingdom and the EU, transfers of personal information from the EEA to the United Kingdom are not considered restricted transfers under the GDPR for a period of up to six months from January 1, 2021. While the European Commission has issued, and the European Data Protection Board has adopted, two draft Opinions on the adequacy of the United Kingdom’s data protection regime, unless the EU Commission makes a final adequacy finding with respect to the United Kingdom before the end of that period, the United Kingdom will be considered a “third country” under the GDPR, and transfers of European personal information to the United Kingdom will require an adequacy mechanism to render such transfers lawful under the GDPR. Additionally, although United Kingdom privacy, data protection, and data security laws are designed to be consistent with the GDPR, uncertainty remains regarding how privacy, data protection, information security, and data transfers to and from the United Kingdom will be regulated notwithstanding Brexit. For example, authorities in the United Kingdom may also invalidate use of the EU-U.S. Privacy Shield and raise questions on the viability of the Standard Contractual Clauses. With substantial uncertainty over the interpretation and application of privacy, data protection, or information security in the United Kingdom, we may face challenges in addressing their requirements and making necessary changes to our policies and practices, and may incur significant costs and expenses in an effort to do so. Any failure or perceived failure by us to comply with applicable laws and regulations or any of our other legal obligations relating to privacy, data protection, or information security may result in governmental investigations or enforcement actions, litigation, claims, or public statements against us. Any of the foregoing could result in significant liability or cause our customers to lose trust in us, any of which could have an adverse effect on our reputation, operations, financial performance, and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our customers may limit the adoption and use of, and reduce the overall demand for, our products and services.

In addition to the EU, a growing number of other global jurisdictions are considering or have passed legislation implementing data protection requirements or requiring local storage and Processing of data or similar requirements that could increase the cost and complexity of delivering our products, particularly as we further expand our operations internationally. Some of these laws, such as the General Data Protection Law in Brazil or the Act on the Protection of Personal Information in Japan, impose similar obligations as those under the GDPR. Others, such as those in Russia, India, and China, would potentially impose more stringent obligations, including data localization requirements. If we are unable to develop and offer products that meet legal requirements or help our users and customers meet their obligations under the laws or regulations relating to privacy, data protection, or information security, or if we violate or are perceived to violate any laws, regulations, or other obligations relating to privacy, data protection, or information security, we may experience reduced demand for our products, harm to our reputation, and become subject to investigations, claims, and other remedies, which would expose us to significant fines, penalties, and other damages, all of which would harm our business. Further, given the breadth and depth of changes in global data protection obligations, compliance has caused us to expend significant resources, and such expenditures are likely to continue into the future as we continue our compliance efforts and respond to new interpretations and enforcement actions.
Data protection legislation is also becoming increasingly common in the United States at both the federal and state level. For example, California also enacted legislation, the California Consumer Privacy Act of 2018 (CCPA), which affords consumers expanded privacy protections as of January 1, 2020. The potential effects of this legislation are far reaching and may require us to modify our data Processing practices and policies and to incur substantial costs and expenses in an effort to comply. For example, the CCPA gives California residents expanded rights to access and require deletion of their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used. The CCPA also provides for civil penalties for violations, as well as a private right of action for data breaches that may increase data breach litigation. In addition, the CCPA has prompted a number of proposals for new federal and state privacy legislation that, if passed, could increase our potential liability, increase our compliance costs, and adversely affect our business. It also remains unclear how much private litigation will ensue under the data breach private right of action, and whether existing amendments that are favorable to us as a “service provider” that exclude business to business (B2B) information and employee information from certain of the CCPA’s requirements will remain in effect, which would potentially result in additional compliance obligations. Additionally, it is expected that the CCPA will be expanded on January 1, 2023, by the California Privacy Rights Act of 2020 (CPRA). The CPRA will, among other things, give California residents the ability to limit use of certain sensitive personal information, further restrict the use of cross-contextual advertising, establish restrictions on the retention of personal information, expand the types of data breaches subject to the CCPA’s private right of action, provide for increased penalties for CPRA violations concerning California residents under the age of 16, and establish a new California Privacy Protection Agency to implement and enforce the new law which would likely result in increased regulatory scrutiny of California businesses in the areas of data protection and security. Similar laws have been proposed or enacted in other states and at the federal level. For example, Virginia enacted the Consumer Data Protection Act (CDPA) that may impose obligations similar to or more stringent than those we may face under other data protection laws. Compliance with any newly enacted privacy and data security laws or regulations may be challenging and cost and time-intensive, and we may be required to put in place additional mechanisms to comply with applicable legal requirements.
Furthermore, the Federal Trade Commission and many state attorneys general continue to enforce federal and state consumer protection laws against companies for online collection, use, dissemination, and security practices that appear to be unfair or deceptive. There are a number of legislative proposals in the United States, at both the federal and state level, and in the EU and more globally, that could impose new obligations in areas such as e-commerce and other related legislation or liability for copyright infringement by third parties. We cannot yet determine the impact that future laws, regulations, and standards may have on our business.
Additionally, the Government of India, in December 2019, introduced the Personal Data Protection Bill, 2019, which will provide for a framework for protection of personal data and use of non-personal data and will seek to, among others, lay down norms for cross-border transfer of personal data, define the scope of the definition of personal data and non-personal data, establish a data protection authority, and ensure the accountability of entities Processing personal data. Should such a framework be adopted, our ability to Process business and personal information belonging to our users and customers may be further restricted. Change in existing legislation or introduction of new legislation may require us to incur additional expenditures to ensure compliance with such legislation, which may adversely affect our financial condition. We strive to comply with Data Protection Laws and Data Protection Obligations to the extent possible, but we may at times fail, or may be perceived to have failed, to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our employees, partners, or vendors do not comply with applicable Data Protection Laws and Data Protection Obligations. A finding that our Privacy Policies are, in whole or part, inaccurate, incomplete, deceptive, unfair, or misrepresentative of our actual practices, a failure or perceived failure by us to comply with Data Protection Laws or Data Protection Obligations or any data compromise that results in the unauthorized release or transfer of business or personal information or other user or customer data, may increase our compliance and operational costs, limit our ability to market our products or services and attract new and retain current customers, limit or eliminate our ability to Process data, and result in domestic or foreign governmental enforcement actions and fines, litigation, significant costs, expenses, and fees (including attorney fees), cause a material adverse impact to business operations or financial results, and otherwise result in other material harm to our business. In addition, any such failure or perceived failure could result in public statements against us by consumer advocacy groups, the media or others, which may cause us material reputational harm. Our actual or perceived failure to comply with Data Protection Laws, Privacy Policies, and Data Protection Obligations could also subject us to litigation, claims, proceedings, actions, or investigations by governmental entities, authorities, or regulators that could require changes to our business practices, diversion of resources and the attention of management from our business, regulatory oversights and audits, discontinuance of necessary Processing, or other remedies that adversely affect our business.
We are subject to anti-corruption, anti-bribery, and similar laws, and our failure to comply with these laws could subject us to criminal penalties or significant fines and harm our business and reputation.
We are subject to anti-corruption and anti-bribery and similar laws, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended (FCPA), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the UK Bribery Act 2010, the India Prevention of Corruption Act, 1988, and other anti-corruption, anti-bribery, and anti-money laundering laws in countries in which we conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly and prohibit companies and their employees and agents from promising, authorizing, making, offering, soliciting, or accepting, directly or indirectly, improper payments or other benefits to or from any person whether in the public or private sector. As we increase our international sales and business further, our risks under these laws may increase especially given our substantial reliance on sales to and through resellers and other intermediaries. Noncompliance with these laws could subject us to investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, adverse media coverage, and other consequences. Any investigations, actions, or sanctions could harm our business, results of operations, and financial condition.
We are subject to various export control, import, and trade and economic sanction laws and regulations that could impair our ability to compete in international markets and subject us to liability for noncompliance.
Our business activities are subject to various export control, import, and trade and economic sanction laws and regulations, including, among others, the U.S. Export Administration Regulations, administered by the Department of Commerce’s Bureau of Industry and Security, U.S. Customs regulations, and economic and trade sanctions regulations maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, which we refer to collectively as Trade Controls. Trade Controls may prohibit or restrict the sale or supply of certain products and services to certain governments, persons, entities, countries, and territories, including those that are the target of comprehensive sanctions. We incorporate encryption technology into certain of our products, which may subject their export outside of the United States to certain export authorization requirements, including licensing, compliance with license exceptions, or other appropriate government authorization. In addition, various other countries regulate the import and export of certain encryption and other technology, including through import permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our products or could limit the ability of organizations to use our products in those countries.

Although we maintain internal controls reasonably designed to ensure compliance with Trade Controls, our products and services may have in the past been, and could in the future be, provided inadvertently in violation of Trade Controls, despite the precautions we take. Violations of Trade Controls may subject our company, including responsible personnel, to various adverse consequences, including civil or criminal penalties, government investigations, and loss of export privileges. Further, obtaining the necessary authorizations, including any required licenses, for particular transactions or uses of our products may be time-consuming, is not guaranteed, and may result in the delay or loss of sales opportunities. In addition, if our channel partners fail to obtain any required import, export, or re-export licenses or permits, this could result in a violation of law by us, and we may also suffer reputational harm and other negative consequences, including government investigations and penalties.
Finally, changes in our products or future changes in Trade Controls could result in our inability to provide our products to certain customers or decreased use of our products by existing or potential customers with international operations. Any decreased use of our products or mobile applications or increased limitations on our ability to export or sell our products and mobile applications would adversely affect our business, results of operations, and financial condition.
Changes in laws and regulations related to the internet or changes in the internet infrastructure itself may diminish the demand for our products and could harm our business.
The future success of our business depends upon the continued use of the internet as a primary medium for commerce, communication, and business applications. Federal, state, or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the internet as a commercial medium. Changes in these laws or regulations could require us to modify our products in order to comply with these changes. In addition, government agencies or private organizations have imposed and may impose additional taxes, fees, or other charges for accessing the internet or commerce conducted via the internet. These laws or charges could limit the growth of internet related commerce or communications generally or result in reductions in the demand for internet-based products such as ours. In addition, the use of the internet as a business tool could be harmed due to delays in the development or adoption of new standards and protocols to handle increased demands of internet activity, security, reliability, cost, ease of use, accessibility, and quality of service. The performance of the internet and its acceptance as a business tool has been harmed by “viruses,” “worms,” and similar malicious programs and the internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. If the use of the internet is adversely affected by these issues, demand for our products could decline.
We face exposure to foreign currency exchange rate fluctuations.
While we have historically transacted in U.S. dollars with our customers and vendors, we have transacted in some foreign currencies with such parties and for our payroll in those foreign jurisdictions where we have operations, and expect to continue to transact in more foreign currencies in the future. Accordingly, fluctuations in the value of foreign currencies relative to the U.S. dollar can adversely affect our revenue, operating expenses and results of operations due to transactional and translational remeasurement that is reflected in our earnings. Also, fluctuations in the values of foreign currencies relative to the U.S. dollar could make it more difficult to detect underlying trends in our business and results of operations.
Restrictive changes to immigration laws may hamper our growth.
The success of our business is dependent on our ability to attract and retain talented and experienced professionals in the jurisdictions in which we operate. Immigration laws in the countries in which we operate are subject to legislative changes, as well as to variations in the standards of application and enforcement due to political forces and economic conditions.
Our business is strengthened by the ability to mobilize employees between India and the United States where we have significant operations. Changes to U.S. immigration laws could make it more difficult to obtain the required work authorizations for our employees. This could in turn have an adverse effect on our operations and the value of our Class A common stock.

Risks Related to Tax Matters
Our business, results of operations, and financial condition may be harmed if we are required to collect sales or other related taxes for subscriptions to our products in jurisdictions where we have not historically done so.
We collect sales and use, value-added and similar taxes in a number of jurisdictions in the United States. One or more states or countries may seek to impose incremental or new sales, use, or other tax collection obligations on us. A successful assertion by a state, country, or other jurisdiction that we should have been or should be collecting additional sales, use, or other similar taxes could, among other things, result in substantial tax payments, create significant administrative burdens for us, discourage potential customers from subscribing to our products due to the incremental cost of any such sales or other related taxes, or otherwise harm our business, results of operations, and financial condition.
Additionally, the application of indirect taxes, such as sales and use tax, value-added tax, GST, business tax, and gross receipt tax, to our business is a complex and evolving issue. Significant judgment is required to evaluate applicable tax obligations, and, as a result, amounts recorded are estimates and are subject to adjustments. In many cases, the ultimate tax determination is uncertain because it is not clear how new and existing statutes might apply to our business. New legislation could require us to incur substantial costs, including costs associated with tax calculation, collection, and remittance and audit requirements, and could adversely affect our business and results of operations. Furthermore, the U.S. Supreme Court recently ruled in South Dakota v. Wayfair that a U.S. state may require an online retailer to collect sales taxes imposed by the state in which the buyer is located, even if the retailer has no physical presence in that state, thus permitting a wider enforcement of such sales tax collection requirements.
Our ability to utilize our net operating loss carryforwards and certain other tax attributes to offset taxable income or taxes may be limited.
As of December 31, 2020, we had U.S. federal net operating loss carryforwards of $157.9 million portions of which will begin to expire in 2030 if not utilized. In addition, we have foreign tax credits of $5.0 million that will begin to expire in 2027. Furthermore, we have state net operating loss carryforwards of $176.0 million, portions of which will begin to expire beginning in 2032. Portions of these net operating loss carryforwards and foreign tax credits could expire unused and be unavailable to offset future income tax liabilities. Under the legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act (Tax Act), as modified by the Coronavirus Aid, Relief, and Economic Security (CARES Act), U.S. federal net operating losses incurred in taxable years beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such federal net operating losses in taxable years beginning after December 31, 2020, is limited. It is uncertain how various states will respond to the Tax Act and the CARES Act. For state income tax purposes, there may be periods during which the use of net operating loss carryforwards is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. For example, California recently imposed limits on the usability of California state net operating losses to offset taxable income in tax years beginning after 2019 and before 2023.
In addition, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50% change, by value, in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income or taxes may be limited. Our existing NOLs may be subject to limitations arising from the completion of this offering, together with other transactions that have occurred since our inception, may trigger such an ownership change pursuant to Section 382. In the future, we may experience ownership changes as a result of subsequent shifts in our stock ownership, some of which may be outside of our control. If an ownership change occurs and our ability to use our net operating loss carryforwards is materially limited, it would harm our future operating results by effectively increasing our future tax obligations.

Changes in our effective tax rate or tax liability may have an adverse effect on our results of operations.
Our effective tax rate could increase due to several factors, including:
•changes in the relative amounts of income before taxes in the various jurisdictions in which we operate that have differing statutory tax rates;
•changes in tax laws, tax treaties, and regulations or the interpretation of them, including the Tax Act;
•changes to our assessment about our ability to realize our deferred tax assets that are based on estimates of our future results, the prudence and feasibility of possible tax planning strategies, and the economic and political environments in which we do business;
•the outcome of current and future tax audits, examinations or administrative appeals; and
•limitations or adverse findings regarding our ability to do business in some jurisdictions.
In particular, new income, sales and use or other tax laws or regulations could be enacted at any time, which could adversely affect our business operations and financial performance. Further, existing tax laws, regulations could be interpreted, modified or applied adversely to us. For example, the Tax Act enacted many significant changes to the U.S. tax laws. Future guidance from the Internal Revenue Service and other tax authorities with respect to the Tax Act may affect us, and certain aspects of the Tax Act could be repealed or modified in future legislation. For example, the CARES Act modified certain provisions of the Tax Act. In addition, it is uncertain if and to what extent various states will conform to the Tax Act, the CARES Act, or any newly enacted federal tax legislation. Changes in corporate tax rates, the realization of net operating losses, and other deferred tax assets relating to our operations, the taxation of foreign earnings, and the deductibility of expenses under the Tax Act or future reform legislation could have a material impact on the value of our deferred tax assets and could increase our future U.S. tax expense.
Our international operations may subject us to potential adverse tax consequences.
We are expanding our international operations to better support our growth into international markets. Our corporate structure and associated transfer pricing policies contemplate future growth in international markets, and consider the functions, risks and assets of the various entities involved in intercompany transactions. The amount of taxes we pay in different jurisdictions may depend on the application of the tax laws of the various jurisdictions, including the United States, to our international business activities, changes in tax rates, new or revised tax laws or interpretations of existing tax laws and policies, and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for pricing intercompany transactions pursuant to our intercompany arrangements or disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations. Our financial statements could fail to reflect adequate reserves to cover such a contingency.
Risks Related to Ownership of Our Class A Common Stock
An active trading market for our Class A common stock may never develop or be sustained.
We have applied to list our Class A common stock on The Nasdaq Global Select Market (Nasdaq) under the symbol “FRSH.” However, we cannot assure you that an active trading market for our Class A common stock will develop on that exchange or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the likelihood that an active trading market for our Class A common stock will develop or be maintained, your ability to sell your shares of our Class A common stock when desired or the prices that you may obtain for your shares.

The dual class structure of our common stock has the effect of concentrating voting control with those stockholders who held our stock prior to this offering, including our executive officers, employees, and directors and their affiliates, and limiting your ability to influence corporate matters, which could adversely affect the trading price of our Class A common stock.
Our Class B common stock has 10 votes per share, and our Class A common stock, which is the stock we are offering in this offering, has one vote per share. Based on shares of common stock held as of August 31, 2021, stockholders who hold shares of Class B common stock, including our executive officers and directors and their affiliates, will together hold approximately 78.3% of the voting power of our outstanding capital stock following this offering, and our Chief Executive Officer, Mr. Mathrubootham, will control approximately 6.5% of the voting power of our outstanding common stock, following this offering. As a result, our executive officers, directors, and other affiliates and potentially our Chief Executive Officer on his own will have significant influence over our management and affairs and over all matters requiring stockholder approval, including election of directors and significant corporate transactions, such as a merger or other sale of the company or our assets, for the foreseeable future. Even if Mr. Mathrubootham is no longer employed with us, he will continue to have the same influence over matters requiring stockholder approval.
In addition, the holders of Class B common stock collectively will continue to be able to control all matters submitted to our stockholders for approval even if their stock holdings represent less than 50% of the outstanding shares of our common stock. Because of the 10-to-1 voting ratio between our Class B common stock and Class A common stock, the holders of our Class B common stock collectively will continue to control a majority of the combined voting power of our common stock even when the shares of Class B common stock represent as little as 10% of the combined voting power of all outstanding shares of our Class A common stock and Class B common stock. This concentrated control will limit your ability to influence corporate matters for the foreseeable future, and, as a result, the market price of our Class A common stock could be adversely affected.
Future transfers by holders of shares of Class B common stock will generally result in those shares converting to shares of Class A common stock, which will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term. Certain permitted transfers, as specified in our amended and restated certificate of incorporation that will be in effect immediately prior to the closing of this offering, will not result in shares of Class B common stock automatically converting to shares of Class A common stock, including certain estate planning transfers as well as transfers to our founders or our founders’ estates or heirs upon death or incapacity of such founder. If, for example, Mr. Mathrubootham (or family trusts to which he were to transfer shares of Class B common stock) retain a significant portion of his holdings of Class B common stock for an extended period of time, he (or such trusts) could, in the future, control a majority of the combined voting power of our Class A common stock and Class B common stock. As a board member, Mr. Mathrubootham owes a fiduciary duty to our stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of our stockholders. As a stockholder, Mr. Mathrubootham is entitled to vote his shares in his own interests, which may not always be in the interests of our stockholders generally.
FTSE Russell and Standard & Poor’s do not allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400, and S&P SmallCap 600, which together make up the S&P Composite 1500. Also, in 2017, MSCI, a leading stock index provider, opened public consultations on its treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to passively track these indices will not be investing in our stock. In addition, we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and would make our Class A common stock less attractive to other investors. As a result, the trading price, volume, and liquidity of our Class A common stock could be adversely affected.

The concentration of our share ownership with those stockholders who held our stock prior to this offering, including our executive officers, directors and holders of more than 5% of our capital stock, may limit your ability to influence corporate matters.
Our executive officers, directors, holders of more than 5% of our capital stock and affiliated entities together beneficially owned approximately 71.2% of our total shares outstanding and 78.3% of our voting power as of August 31, 2021. As a result, these stockholders, acting together, will have control over our management and affairs and over all matters requiring stockholder approval, including election of directors and significant corporate transactions, such as a merger or other sale of us or our assets, for the foreseeable future. Corporate action might be taken even if other stockholders oppose them. This concentration of ownership could also delay or prevent a change of control of us that other stockholders may view as beneficial.
You will experience immediate and substantial dilution in the net tangible book value of the shares of Class A common stock you purchase in this offering.
The initial public offering price of our Class A common stock is substantially higher than the pro forma net tangible book value per share of our Class A common stock immediately after this offering. If you purchase shares of our Class A common stock in this offering, you will suffer immediate dilution of $26.35 per share, or $26.10 per share if the underwriters exercise their over-allotment option in full, representing the difference between our pro forma as adjusted net tangible book value per share after giving effect to the sale of Class A common stock in this offering at the initial public offering price of $30.00 per share. See the section titled “Dilution.”
Additional stock issuances could result in significant dilution to our stockholders.
We may issue our capital stock or securities convertible into our capital stock from time to time in connection with a financing, acquisition, investments, or otherwise. We intend to issue an additional 2,850,000 shares of our Class A common stock and donate such shares to our charitable foundation after the completion of this offering, which will result in additional dilution to our existing stockholders. Additional issuances of our stock will result in dilution to existing holders of our stock. Also, to the extent outstanding stock options to purchase our stock are exercised or restricted stock units settle, there will be further dilution. Any such issuances could result in substantial dilution to our existing stockholders and cause the trading price of our Class A common stock to decline.
All of our directors and officers and holders of substantially all of our common stock and securities exercisable for or convertible into our common stock, are subject to lock-up agreements or market standoff agreements that restrict their ability to transfer such securities during the period ending on the earlier of (i) 181 days after the date of this prospectus and (ii) the opening of trading on the second trading day after we announce earnings results for the quarter ending December 31, 2021, subject to certain exceptions. We refer to this restricted period as the lock-up period. All holders of our securities are subject to market standoff agreements with us that restrict their ability to transfer such securities during the lock-up period. Such market standoff provisions generally do not provide for exceptions or allow for early releases. We will not amend or waive any of the restrictions of such market standoff agreements during the lock-up period without the prior written consent of Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and BofA Securities, Inc. on behalf of the underwriters.
Notwithstanding the foregoing, the lock-up agreements provide, and we intend to waive restrictions of the market standoff agreements to provide, that, subject to the provisions of Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, on the date set forth in the table below, all holders of our common stock and securities exercisable for or convertible into our common stock may sell up to the applicable percentage of their outstanding shares, to the extent vested (including shares issuable upon exercise of options or settlement of RSUs), if certain trading price conditions of our Class A common stock are met, as described in the table below:

Earliest Date Available for Sale in the Public Market	Applicable Percentage
The opening of trading on the second trading day after we announce earnings results for the quarter ending September 30, 2021.
All holders of our common stock and securities exercisable for or convertible into our common stock, including directors, officers, and other affiliates as defined in Rule 144 under the Securities Act of 1933, may sell a number of shares equal to either 20%, 30%, or 40% of such holder’s outstanding shares, to the extent vested (including shares issuable upon exercise of options or settlement of RSUs), if the last reported closing price of the Class A common stock on Nasdaq is equal to or greater than 110%, 125% or 150%, respectively, of the initial public offering price set forth on the cover page of this prospectus for at least 10 out of 15 consecutive trading days ending on the second trading day after we announce earnings results for the quarter ending September 30, 2021, including the last day of such 15 trading day period. Such shares eligible for sale includes a total of approximately 21.2 million shares issuable upon settlement of vested RSUs that will have satisfied the service and performance-based conditions, and the liquidity event condition, as of the date of this prospectus. We intend to cause such vested RSUs to be settled on or about the second trading day after we announce earnings results for the quarter ending September 30, 2021, if the early release conditions are met as described above.

To the extent the early release conditions are not met and shares are not early released from the lock up as described above, then such shares eligible for sale at the expiration of the lock-up period will include a total of approximately 21.2 million shares issuable upon settlement of vested RSUs that will have satisfied the service and performance-based conditions, and the liquidity event condition, as of the date of this prospectus. In such case, we intend to cause such vested RSUs to then be settled on or about the expiration of the lock-up period. If not earlier released, all of our shares of common stock, other than those shares of Class A common stock sold in this offering which are freely tradable, will become eligible for sale upon expiration of the lock-up period, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act.
The trading price of our Class A common stock may be volatile, and you could lose all or part of your investment.
Prior to this offering, there was no public market for shares of our Class A common stock. The initial public offering price of our Class A common stock was determined through negotiation between us and the underwriters. This price does not necessarily reflect the price at which investors in the market will be willing to buy and sell shares of our Class A common stock following this offering. In addition, the trading price of our Class A common stock following this offering is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control, and this volatility could be accentuated by the limited public float of our shares relative to our overall capitalization. These fluctuations could cause you to lose all or part of your investment in our Class A common stock as you might be unable to sell your shares at or above the price you paid in this offering. Factors that could cause fluctuations in the trading price of our Class A common stock include the risk factors set forth in this section as well as the following:
•price and volume fluctuations in the overall stock market from time to time;
•volatility in the trading prices and trading volumes of technology stocks;
•changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•sales of shares of our Class A common stock by us or our stockholders;
•failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors, particularly in light of the significant portion of our revenue derived from a limited number of customers;
•changes in our financial, operating or other metrics, regardless of whether we consider those metrics as reflective of the current state or long-term prospects of our business, and how those results compare to securities analyst expectations, including whether those results fail to meet, exceed, or significantly exceed securities analyst expectations, particularly in light of the significant portion of our revenue derived from a limited number of customers;
•announcements by us or our competitors of new products, applications, features, or services;
•the public’s reaction to our press releases, other public announcements, and filings with the SEC;
•rumors and market speculation involving us or other companies in our industry;
•actual or anticipated changes in our results of operations or fluctuations in our results of operations;
•actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;
•litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;
•actual or perceived privacy or data security incidents;
•developments or disputes concerning our intellectual property or other proprietary rights;
•announced or completed acquisitions of businesses, applications, products, services, or technologies by us or our competitors;
•new laws or regulations or new interpretations of existing laws or regulations applicable to our business;
•changes in accounting standards, policies, guidelines, interpretations, or principles;
•any significant change in our management; and
•general political and economic conditions and slow or negative growth of our markets.
In addition, in the past, following periods of volatility in the overall market and in the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.
Substantial future sales of shares of our Class A common stock could cause the market price of our Class A common stock to decline.
Sales of a substantial number of shares of our Class A common stock in the public market following the completion of this offering, or the perception that these sales might occur, could depress the market price of our Class A common stock and could impair our ability to raise capital through the sale of additional equity securities. Many of our existing equity holders have substantial unrecognized gains on the value of the equity they hold based upon the price of this offering, and therefore they may take steps to sell their shares or otherwise secure the unrecognized gains on those shares.

Our Class A common stock market price and trading volume could decline if securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business.
Equity research analysts do not currently provide coverage of our Class A common stock, and we cannot assure that any equity research analysts will adequately provide research coverage of our Class A common stock after the listing of our Class A common stock on Nasdaq. The trading market for our Class A common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. The analysts’ estimates are based upon their own opinions and are often different from our estimates or expectations. If one or more of the analysts who cover us downgrade our Class A common stock or publish inaccurate or unfavorable research about our business, the price of our securities would likely decline. If few securities analysts commence coverage of us, or if one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our securities could decrease, which might cause the price and trading volume of our Class A common stock to decline.
We will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies in the United States, which may harm our business.
As a public company listed in the United States, we will incur significant additional legal, accounting, and other expenses. In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and Nasdaq, may increase legal and financial compliance costs and make some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts, we fail to comply with new laws, regulations, and standards, regulatory authorities may initiate legal proceedings against us and our business may be harmed.
Failure to comply with these rules might also make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events would also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors, or as members of senior management.
We are an “emerging growth company,” and we intend to comply only with reduced disclosure requirements applicable to emerging growth companies. As a result, our Class A common stock could be less attractive to investors.
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (JOBS Act), and for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of over $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common stock held by non-affiliates exceeds $700 million as of the prior June 30 and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We cannot predict if investors will find our Class A common stock less attractive if we choose to rely on these exemptions. If some investors find our Class A common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our Class A common stock, and our stock price may be more volatile.

General Risks
Our culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the high employee engagement fostered by our culture, which could harm our business.
We believe that a critical component of our success has been our culture. We have invested substantial time and resources in building out our team with an emphasis on shared values and a commitment to diversity and inclusion. As we continue to develop the infrastructure to support our growth, we will need to maintain our culture among a larger number of employees dispersed in various geographic regions, particularly in light of our employees working remotely due to the COVID-19 pandemic. Any failure to preserve our culture could negatively affect our future success, including our ability to retain and recruit personnel.
If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.
The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to the useful lives and carrying values of long-lived assets, the fair value of our Class A common stock, stock-based compensation expense, the period of benefit for deferred contract acquisition costs, and income taxes. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our Class A common stock.
Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.
Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board (FASB), the American Institute of Certified Public Accountants, the Securities and Exchange Commission (SEC) and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.
A failure to establish and maintain an effective system of disclosure controls and internal control over financial reporting, could adversely affect our ability to produce timely and accurate financial statements or comply with applicable regulations.
As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (Exchange Act), the Sarbanes-Oxley Act, and the rules and regulations of the applicable Nasdaq listing standards. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time consuming, and costly, and place significant strain on our personnel, systems, and resources.
The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act, is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal controls over financial reporting. For example, as we have prepared to become a public company, we have worked to improve the controls around our key accounting processes and our quarterly close process, and we have hired additional accounting and finance personnel to help us implement these processes and controls. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and investments to strengthen our accounting systems.
Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems, and controls to accommodate such changes. We have limited experience with implementing the systems and controls that will be necessary to operate as a public company, as well as adopting changes in accounting principles or interpretations mandated by the relevant regulatory bodies. Additionally, if these new systems, controls, or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could adversely affect our financial reporting systems and processes, our ability to produce timely and accurate financial reports or the effectiveness of internal control over financial reporting. Moreover, our business may be harmed if we experience problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post-implementation issues that may arise.
Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our consolidated financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Class A common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we are required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K.
Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could harm our business, results of operations, and financial condition and could cause a decline in the trading price of our Class A common stock. Changes in tax laws or regulations could be enacted or existing tax laws or regulations could be applied to us or our customers in a manner that could increase the costs of our products and harm our business.
We are currently planning and designing information systems enhancements, and problems with the design or implementation of these enhancements could interfere with our business and operations.
We are currently in the process of significantly enhancing our information systems and have recently implemented a new enterprise resource planning (ERP) system. The implementation of significant enhancements to information systems is frequently disruptive to the underlying business of an enterprise, which may especially be the case for us due to the size and complexity of our businesses. The implementation process has required, and will continue to require, the investment of significant personnel and financial resources. We may not be able to successfully implement these enhancements to information systems without experiencing further delays, increased costs and other difficulties. Any disruptions relating to our systems enhancements, particularly any disruptions impacting our operations during the design or implementation periods, could adversely affect our ability to process customer orders, provide products and support to our customers, invoice and collect from our customers, fulfill contractual obligations, and otherwise run our business. Data integrity problems or other issues may also be discovered during or as a result of the implementation which, if not corrected, could impact our business or financial results. If we are unable to successfully design and implement our information system enhancements, our financial position, results of operations and cash flows could be negatively impacted. Additionally, if we do not effectively implement the information system enhancements as planned or the information systems do not operate as intended, the effectiveness of our internal control over financial reporting could be adversely affected or our ability to assess those controls adequately could be further delayed.
We will have broad discretion in the use of net proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return.
We cannot specify with any certainty the particular uses of the net proceeds that we will receive from this offering. Our management will have broad discretion over the use of net proceeds from this offering, including for any of the purposes described in “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Investors may not agree with our decisions, and our use of the proceeds may not yield any return on your investment. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our failure to apply the net proceeds of this offering effectively could impair our ability to pursue our growth strategy or could require us to raise additional capital.
We may engage in merger and acquisition activities, which would require significant management attention, disrupt our business, dilute stockholder value, and adversely affect our business, results of operations, and financial condition.
As part of our business strategy to expand our product offerings and grow our business in response to changing technologies, customer demand, and competitive pressures, we have in the past and may in the future make investments or acquisitions in other companies, products, or technologies. The identification of suitable acquisition candidates can be difficult, time-consuming, and costly, and we may not be able to complete acquisitions on favorable terms, if at all. These acquisitions may not ultimately strengthen our competitive position or achieve the goals of such acquisition, and any acquisitions we complete could be viewed negatively by customers or investors. We may encounter difficult or unforeseen expenditures in integrating an acquisition, particularly if we cannot retain the key personnel of the acquired company. Existing and potential customers may also delay or reduce their use of our products due to a concern that the acquisition may decrease effectiveness of our products (including any newly acquired product). In addition, if we fail to successfully integrate such acquisitions, or the assets, technologies, or personnel associated with such acquisitions, into our company, the business and results of operations of the combined company would be adversely affected.
Acquisitions may disrupt our ongoing operations, divert management from their primary responsibilities, subject us to additional liabilities, increase our expenses, subject us to increased regulatory requirements, cause adverse tax consequences or unfavorable accounting treatment, expose us to claims and disputes by stockholders and third parties, and adversely impact our business, financial condition, and results of operations. We may not successfully evaluate or utilize the acquired technology and accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may have to pay cash for any such acquisition which would limit other potential uses for our cash. If we incur debt to fund any such acquisition, such debt may subject us to material restrictions in our ability to conduct our business, result in increased fixed obligations, and subject us to covenants or other restrictions that would decrease our operational flexibility and impede our ability to manage our operations. If we issue a significant amount of equity securities in connection with future acquisitions, existing stockholders’ ownership would be diluted.
Increased government scrutiny of the technology industry could negatively affect our business.
The technology industry is subject to intense media, political, and regulatory scrutiny, which exposes us to government investigations, legal actions, and penalties. Various regulatory agencies, including competition, consumer protection, and privacy authorities, have active proceedings and investigations concerning multiple technology companies. Although we are not currently subject to any such investigations, if investigations targeted at other companies result in determinations that practices we follow are unlawful, including practices related to use of machine- and customer-generated data or artificial intelligence, we could be required to change our products and services or alter our business operations, which could harm our business. Legislators and regulators also have proposed new laws and regulations intended to restrain the activities of technology companies. If such laws or regulations are enacted, they could have impacts on us, even if they are not intended to affect our company. In addition, the introduction of new products, expansion of our activities in certain jurisdictions, or other actions that we may take may subject us to additional laws, regulations, or other government scrutiny. The increased scrutiny of certain acquisitions in the technology industry also could affect our ability to enter into strategic transactions or to acquire other businesses. Compliance with new or modified laws and regulations could increase our cost of conducting the business, limit the opportunities to increase our revenue, or prevent us from offering products or services.
We also could be harmed by government investigations, litigation, or changes in laws and regulations directed at our business partners, or suppliers in the technology industry that have the effect of limiting our ability to do business with those entities or that affect the services we can obtain from them. There can be no assurance that our business will not be materially adversely affected, individually or in the aggregate, by the outcomes of such investigations, litigation or changes to laws and regulations in the future.
We may need additional capital, and we cannot be sure that additional financing will be available.
Historically, we have financed our operations and capital expenditures primarily through sales of our capital stock and debt securities that are convertible into our capital stock. In the future, we may raise additional capital through additional equity or debt financings to support our business growth, to respond to business opportunities, challenges, or unforeseen circumstances, or for other reasons. On an ongoing basis, we are evaluating sources of financing and may raise additional capital in the future. Our ability to obtain additional capital will depend on our development efforts, business plans, investor demand, operating performance, the condition of the capital markets, and other factors. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked, or debt securities, those securities may have rights, preferences, or privileges senior to the rights of existing stockholders, and existing stockholders may experience dilution. Further, if we are unable to obtain additional capital when required, or are unable to obtain additional capital on satisfactory terms, our ability to continue to support our business growth or to respond to business opportunities, challenges, or unforeseen circumstances would be adversely affected.
Additionally, our subsidiaries in India are subject to Indian foreign exchange controls that regulate borrowing in foreign currencies. Such regulatory restrictions limit our financing sources and hence could constrain our ability to obtain financing on competitive terms and refinance existing indebtedness. In addition, we cannot assure you that the required approvals will be granted to us without onerous conditions, or at all. Limitations on raising foreign debt may have an adverse impact on our business growth, financial condition, results of operations, and cash flows.
Our amended and restated certificate of incorporation that will be in effect at the closing of this offering will provide that the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
Our amended and restated certificate of incorporation that will be in effect at the closing of this offering will provide that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:
•any derivative claim or cause of action brought on our behalf;
•any claim or cause of action for a breach of fiduciary duty owed by any of our current or former directors, officers, or other employees to us or our stockholders;

•any claim or cause of action against us or any of our current or former directors, officers or other employees arising out of or pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our bylaws (as each may be amended from time to time);
•any claim or cause of action seeking to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder);
•any claim or cause of action as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; and
•any claim or cause of action against us or any of our current or former directors, officers, or other employees governed by the internal-affairs doctrine.
This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. In addition, our amended and restated certificate of incorporation to be effective immediately prior to the closing of this offering will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.
While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Additionally, our amended and restated certificate of incorporation to be effective immediately prior to the closing of this offering will provide that any person or entity holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions.
Provisions in our corporate charter documents and under Delaware law may prevent or frustrate attempts by our stockholders to change our management or hinder efforts to acquire a controlling interest in us, and the market price of our Class A common stock may be lower as a result.
There are provisions in our certificate of incorporation and bylaws, as they will be in effect following this offering, that may make it difficult for a third party to acquire, or attempt to acquire, control of our company, even if a change in control was considered favorable by our stockholders, such as:
•establishing a classified board of directors so that not all members of our board of directors are elected at one time;
•permitting the board of directors to establish the number of directors and fill any vacancies and newly created directorships;
•providing that directors may only be removed for cause;
•prohibiting cumulative voting for directors;
•requiring super-majority voting to amend some provisions in our certificate of incorporation and bylaws;

•authorizing the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;
•eliminating the ability of stockholders to call special meetings of stockholders;
•prohibiting stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders; and
•our dual class common stock structure as described above.
Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibit a person who owns 15% or more of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. Any provision in our certificate of incorporation or our bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Class A common stock and could also affect the price that some investors are willing to pay for our Class A common stock.
We do not intend to pay dividends for the foreseeable future.
We have never declared or paid any cash dividends on our capital stock, and we do not intend to pay any cash dividends in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our capital stock will be at the discretion of our board of directors. Accordingly, stockholders must rely on sales of their Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.
Catastrophic events may disrupt our business.
Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce, and the global economy, and thus could harm our business. In particular, the COVID-19 pandemic, including the reactions of governments, markets, and the general public, may result in a number of adverse consequences for our business, operations, and results of operations, many of which are beyond our control. In the event of a major earthquake, monsoon, hurricane, or catastrophic event such as fire, power loss, telecommunications failure, cyber-attack, war, or terrorist attack, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our products’ development, lengthy interruptions in our products, breaches of data security, and loss of critical data, all of which would harm our business, results of operations, and financial condition. Acts of terrorism would also cause disruptions to the internet or the economy as a whole. In addition, the insurance we maintain would likely not be adequate to cover our losses resulting from disasters or other business interruptions. Our disaster recovery plan may not be sufficient to address all aspects or any unanticipated consequence or incident, and our insurance may not be sufficient to compensate us for the losses that could occur.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations or financial condition, business strategy and plans, and objectives of management for future operations, including our statements regarding the benefits and timing of the roll-out of new technology, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning the following:
•our expectations regarding our annual recurring revenue (ARR), revenue, expenses, and other operating results;
•our ability to acquire new customers and successfully retain existing customers;
•our ability to increase the number of users who access our platform;
•our ability to increase usage of existing products;
•our ability to effectively manage our growth;
•our ability to achieve or sustain profitability;
•future investments in our business, our anticipated capital expenditures, and our estimates regarding our capital requirements;
•the costs and success of our sales and marketing efforts, and our ability to maintain and enhance our brand;
•the estimated addressable market opportunity for existing products and new products;
•our reliance on key personnel and our ability to identify, recruit, and retain skilled personnel;
•our ability to effectively manage our growth, including any international expansion;
•our ability to protect our intellectual property rights and any costs associated therewith;
•the effects of the coronavirus, or COVID-19, pandemic or other public health crises;
•our ability to compete effectively with existing competitors and new market entrants;
•the size and growth rates of the markets in which we compete; and
•our plan to donate up to a maximum of 2,850,000 shares of our Class A common stock to our charitable foundation after the completion of this offering.
You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe that such information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.
The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.

USE OF PROCEEDS
We estimate that we will receive net proceeds from this offering of approximately $803.6 million (or approximately $884.6 million if the underwriters exercise their over-allotment option in full) based on an assumed initial public offering price of $30.00 per share of Class A common stock, the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated expenses related to the offering.
A $1.00 increase (decrease) in the assumed initial public offering price of $30.00 per share of Class A common stock would increase (decrease) the net proceeds to us from this offering by approximately $27.0 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 1.0 million shares in the number of shares of Class A common stock offered by us would increase (decrease) the net proceeds to us from this offering by approximately $28.4 million, assuming the assumed initial public offering price of $30.00 per share of Class A common stock remains the same, and after deducting estimated underwriting discounts and commissions.
The principal purposes of this offering are to increase our capitalization and financial flexibility, and create a public market for our Class A common stock. We currently intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. We cannot specify with certainty all of the particular uses for the remaining net proceeds to us from this offering. We may also use a portion of the net proceeds for acquisitions or strategic investments in complementary businesses, products, services or technologies. However, we do not have agreements or commitments to enter into any such acquisitions or investments at this time. We will have broad discretion over how to use the net proceeds to us from this offering. We intend to invest the net proceeds to us from this offering that are not used as described above in investment-grade, interest-bearing instruments.

MARKET, INDUSTRY, AND OTHER DATA
This prospectus contains statistical data, estimates, forecasts, and other information concerning our industry, including market position and the size and growth rates of the markets in which we participate, that are based on independent industry publications and reports or other publicly available information, as well as other information based on our internal sources. While we believe the industry and market data included in this prospectus are reliable and are based on reasonable assumptions, this information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and other publicly available information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the projections and estimates made by the independent third parties and us. See the section titled “Risk Factors—Risks Related to Our Business—The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.”
The sources of certain statistical data, estimates, and forecasts contained in this prospectus are the following independent industry reports:
•IDC, Worldwide Semiannual Software Tracker, H2 2020.
•Twilio, COVID-19 Digital Engagement Report.
•CMSWire (2021), The State of Digital Customer Experience: Exploring DCX Priorities & Organizational Maturity, available at https://www-cmswire.simplermedia.com/cw-cp-smg-dcx-rpt-2021-cx.html.
•Forrester, Design For Work: Boost Productivity And Satisfaction By Transforming Enterprise UX, dated October 7, 2020.
Certain statistical information in this prospectus is also based on a June 2021 survey of our employees, which we published in June 2021 (Employee Survey). The number of individuals who responded to each survey question cited in this prospectus was approximately 3,100. We distributed the Employee Survey to over 3,500 employees, which represented over 85% of our employees as of June 30, 2021.

DIVIDEND POLICY
We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. In addition, we may enter into agreements in the future that could contain restrictions on payments of cash dividends.

CAPITALIZATION
The following table sets forth our cash, cash equivalents, and short-term investments and our capitalization as of June 30, 2021:
•on an actual basis;
•on a pro forma basis, reflecting (1) the reclassification of 77,756,390 shares of common stock outstanding as of June 30, 2021 into an equal number of shares of Class B common stock and the authorization of our Class A common stock, (2) the automatic conversion of all 153,937,730 outstanding shares of our convertible preferred stock as of June 30, 2021 into an equal number of shares of our Class B common stock, effective immediately prior to the completion of this offering, (3) the issuance of 18,117,470 shares of Class B common stock and the associated stock-based compensation expense of $65.7 million related to RSUs (including PRSUs) subject to service-based and performance-based and liquidity event vesting conditions that will be met in connection with this offering, with such settlement occurring in the manner described in the section titled “Shares Eligible for Future Sale,” as further described in Notes 2 and 12 to our consolidated financial statements included elsewhere in this prospectus, and (4) the filing and effectiveness of our amended and restated certificate of incorporation; and
•on a pro forma as adjusted basis, reflecting (1) the pro forma items described immediately above and (2) our issuance and sale of shares of Class A common stock in this offering at an assumed initial public offering price of $30.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated expenses related to the offering payable by us.
The pro forma and pro forma as adjusted information below is illustrative only, and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read the information set forth below in conjunction with our consolidated financial statements and the accompanying notes, the information in the section titled “Management’s

Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information contained elsewhere in this prospectus.

	As of June 30, 2021
	Actual	Pro Forma	Pro Forma as Adjusted(1)
	(in thousands, except share data)
Cash and cash equivalents	$104,796	$104,796	$908,409
Marketable securities	135,821	135,821	135,821
Total	$240,617	$240,617	$1,044,230
Redeemable convertible preferred stock, $0.0001 par value per share. 154,055,430 shares authorized, 153,937,730 shares issued and outstanding, actual; no shares authorized, issued, and outstanding, pro forma and pro forma as adjusted	$3,276,920	$—	$—
Stockholders’ (deficit) equity:
Preferred stock, $0.0001 par value per share. No shares authorized, issued, and outstanding, actual; 10,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Common stock, $0.00001 par value per share. 305,000,000 shares authorized, 77,756,390 shares issued and outstanding, actual; no shares authorized, issued, and outstanding, pro forma and pro forma as adjusted	1	—	—
Class A common stock, $0.00001 par value per share. No shares authorized, issued, and outstanding, actual; 1,000,000,000 shares authorized, no shares issued and outstanding, pro forma; 28,500,000 shares issued and outstanding, pro forma as adjusted	—	—	—
Class B common stock, $0.00001 par value per share. No shares authorized, issued, and outstanding, actual; 350,000,000 shares authorized, 249,811,590 shares issued and outstanding, pro forma and pro forma as adjusted	—	2	2
Additional paid-in capital	—	3,342,652	4,146,265
Accumulated other comprehensive loss	(2)	(2)	(2)
Accumulated deficit	(3,088,790)	(3,154,523)	(3,154,523)
Total stockholders’ (deficit) equity:	(3,088,791)	188,129	991,742
Total capitalization	$188,129	$188,129	$991,742
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(1)Each $1.00 increase (decrease) in the assumed initial public offering price of $30.00 per share of Class A common stock, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, and total stockholders’ (deficit) equity by approximately $27.0 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 1.0 million shares in the number of shares offered by us at the assumed initial public offering price per share would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents and total stockholders’ (deficit) equity by approximately $28.4 million, assuming the assumed initial public offering price of $30.00 per share of Class A common stock remains the same, and after deducting estimated underwriting discounts and commissions.
The outstanding share information in the table above is based on 249,811,590 shares of our Class B common stock (including preferred stock, on an as-converted basis, and the issuance of shares of Class B common stock upon settlement of restricted stock units that will have satisfied the service-based and performance-based conditions and the liquidity event vesting conditions, which will occur in connection with this offering, with such settlement occurring in the manner described in the section titled “Shares Eligible for Future Sale”) outstanding as of June 30, 2021 and excludes:
•1,758,420 shares of our Class B common stock issuable upon the exercise of options to purchase shares of our Class B common stock outstanding as of June 30, 2021, with a weighted-average exercise price of

$0.2529 per share, under our 2011 Plan, which plan will expire upon the execution of the underwriting agreement for this offering;
•27,633,500 shares of our Class B common stock issuable upon the settlement of outstanding restricted stock units RSUs as of June 30, 2021 under our 2011 Plan which will not have satisfied the service or performance conditions on completion of this offering;
•13,714,520 shares of our Class B common stock issuable upon the settlement of outstanding RSUs granted after June 30, 2021 under our 2011 Plan which will not have satisfied the service or performance conditions on completion of this offering;
•18,896,240 shares of our Class B common stock reserved for future issuance under our 2011 Plan as of June 30, 2021, which shares will cease to be available for issuance at the time our 2021 Plan becomes effective;
•86,178,920 shares of our Class A common stock reserved for future issuance under our 2021 Plan, which will become effective upon the execution of the underwriting agreement for this offering, plus the number of shares subject to stock options or other stock awards that would have otherwise returned to our 2011 Plan (such as upon the expiration or termination of a stock award prior to vesting), which includes an annual evergreen increase and will become effective in connection with this offering;
•6,500,000 shares of our Class A common stock reserved for future issuance under our ESPP, which includes an annual evergreen increase and will become effective in connection with this offering; and
•up to 2,850,000 shares of our Class A common stock that we plan to donate to our charitable foundation after the completion of this offering.

DILUTION
If you invest in our Class A common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma as adjusted net tangible book value per share of our Class A common stock after this offering.
Our historical net tangible book value (deficit) as of June 30, 2021 was $(3.1) billion, or $(40.25) per share of common stock. Our historical net tangible book value (deficit) per share represents our total tangible assets less our total liabilities, divided by the number of shares of common stock issued and outstanding as of June 30, 2021.
As of June 30, 2021, we had a pro forma net tangible book value of $213.0 million, or $0.85 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding as of June 30, 2021, after giving effect to (1) the reclassification of 77,756,390 shares of common stock outstanding as of June 30, 2021 into an equal number of shares of Class B common stock and the authorization of our Class A common stock, (2) the automatic conversion of all 153,937,730 outstanding shares of our convertible preferred stock as of June 30, 2021 into an equal number of shares of our Class B common stock, effective immediately prior to the completion of this offering, (3) the issuance of 18,117,470 shares of Class B common stock and the associated stock-based compensation expense of $65.7 million related to RSUs (including PRSUs) subject to service-based and performance-based and liquidity event vesting conditions that will be met in connection with this offering, with such settlement occurring in the manner described in the section titled “Shares Eligible for Future Sale,” as further described in Notes 2 and 12 to our consolidated financial statements included elsewhere in this prospectus, and (4) the filing and effectiveness of our amended and restated certificate of incorporation.
After giving further effect to the sale of shares of Class A common stock that we are offering at an assumed initial public offering price of $30.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2021 would have been approximately $1.0 billion, or approximately $3.65 per share. This amount represents an immediate increase in pro forma net tangible book value of $2.80 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $26.35 per share to new investors purchasing shares of Class A common stock in this offering.
Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the initial public offering price per share paid by new investors. The following table illustrates this dilution (without giving effect to any exercise by the underwriters of their over-allotment option):

Assumed initial public offering price per share		$30.00
Historical net tangible book value (deficit) per share as of June 30, 2021	$(40.25)
Increase per share attributable to the pro forma adjustments described above	41.10
Pro forma net tangible book value per share as of June 30, 2021	0.85
Increase in pro forma as adjusted net tangible book value per share attributable to this offering	2.80
Pro forma as adjusted net tangible book value per share after this offering		3.65
Dilution per share to new investors in this offering		$26.35
Each $1.00 increase (decrease) in the assumed initial public offering price of $30.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value per share after this offering by approximately $0.10 per share, and decrease (increase) the dilution in pro forma net tangible book value per share to new investors by approximately $0.10 per share, assuming that the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. Each increase (decrease) of 1.0 million shares in the number of shares of Class A common stock offered by us would increase

(decrease) our pro forma as adjusted net tangible book value per share after this offering by approximately $0.09 per share and decrease (increase) the dilution to investors participating in this offering by approximately $0.09 per share, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions.
If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value after the offering would be $3.90 per share, the increase in pro forma net tangible book value per share to existing stockholders would be $3.05 per share and the dilution per share to new investors would be $26.10 per share, in each case assuming an initial public offering price of $30.00 per share, the midpoint of the price range set forth on the cover page of this prospectus.
The following table summarizes on the pro forma as adjusted basis described above, as of June 30, 2021, the differences between the number of shares of Class B common stock purchased from us by our existing stockholders and Class A common stock by new investors purchasing shares in this offering, the total consideration paid to us in cash and the average price per share paid by existing stockholders for shares of Class B common stock issued prior to this offering and the price to be paid by new investors for shares of Class A common stock in this offering. The calculation below is based on the assumed initial public offering price of $30.00 per share, the midpoint of the price range set forth on the cover page of the prospectus, before deducting the estimated underwriting discounts and commissions and estimated expenses related to the offering payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number (in thousands)	Percent	Amount (in thousands)	Percent
Existing stockholders	249,812	89.8%	$332,862	28.0%	$1.33
New investors(1)	28,500	10.2%	855,000	72.0%	$30.00
Total	278,312	100.0%	$1,187,862	100.0%
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(1)May include purchases, if any, of the shares in this offering by existing stockholders through a directed share program, as described in this prospectus, at the initial public offering price.
The outstanding share information in the table above is based on 249,811,590 shares of our Class B common stock (including preferred stock, on an as-converted basis, and the issuance of shares of Class B common stock upon settlement of restricted stock units that will have satisfied the service-based and performance-based and liquidity event vesting conditions, which will occur in connection with this offering, with such settlement occurring in the manner described in the section titled “Shares Eligible for Future Sale”) outstanding as of June 30, 2021 and excludes:
•1,758,420 shares of our Class B common stock issuable upon the exercise of options to purchase shares of our Class B common stock outstanding as of June 30, 2021, with a weighted-average exercise price of $0.2529 per share, under our 2011 Plan, which plan will expire upon the execution of the underwriting agreement for this offering;
•27,633,500 shares of our Class B common stock issuable upon the settlement of outstanding restricted stock units RSUs as of June 30, 2021 under our 2011 Plan which will not have satisfied the service or performance conditions on completion of this offering;
•13,714,520 shares of our Class B common stock issuable upon the settlement of outstanding RSUs granted after June 30, 2021 under our 2011 Plan which will not have satisfied the service or performance conditions on completion of this offering;
•18,896,240 shares of our Class B common stock reserved for future issuance under our 2011 Plan as of June 30, 2021, which shares will cease to be available for issuance at the time our 2021 Plan becomes effective;
•86,178,920 shares of our Class A common stock reserved for future issuance under our 2021 Plan, which will become effective upon the execution of the underwriting agreement for this offering, plus the number of shares subject to stock options or other stock awards that would have otherwise returned to our 2011 Plan (such as upon the expiration or termination of a stock award prior to vesting), which includes an annual evergreen increase and will become effective in connection with this offering;
•6,500,000 shares of our Class A common stock reserved for future issuance under our ESPP, which includes an annual evergreen increase and will become effective in connection with this offering; and
•up to 2,850,000 shares of our Class A common stock that we plan to donate to our charitable foundation after the completion of this offering.
To the extent any outstanding options are exercised, there will be further dilution to new investors. If all of such outstanding options had been exercised as of June 30, 2021, the pro forma as adjusted net tangible book value per share after this offering would be $1.0 billion, and total dilution per share to new investors would be $26.37.
If the underwriters exercise their over-allotment option in full, our existing stockholders would own 88.8% and the investors purchasing shares of our Class A common stock in this offering would own 11.2% of the total number of shares of our common stock outstanding immediately after completion of this offering.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
The selected consolidated statements of operations data for the fiscal years ended December 31, 2019 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statements of operations data for the six months ended June 30, 2020 and 2021 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited interim consolidated financial statements on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments that, in management’s opinion, are necessary to state fairly the financial information set forth in those consolidated financial statements. Our historical results are not necessarily indicative of the results to be expected for any other period in the future, and our results for the six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the full year ending December 31, 2021 or any other period. You should read the consolidated financial data set forth below in conjunction with our consolidated financial statements and the accompanying notes, the information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information contained elsewhere in this prospectus.

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
Consolidated Statements of Operations Data:	(in thousands, except per share data)
Revenue	$172,377	$249,659	$110,471	$168,928
Cost of revenue(1)	36,462	52,492	23,857	35,396
Gross profit	135,915	197,167	86,614	133,532
Operating expense:
Research and development(1)	38,559	69,210	39,813	34,290
Sales and marketing(1)	111,115	133,277	61,184	91,370
General and administrative(1)	15,911	50,792	38,395	16,026
Total operating expenses	165,585	253,279	139,392	141,686
Loss from operations	(29,670)	(56,112)	(52,778)	(8,154)
Interest and other income (expense), net	2,180	2,833	(377)	505
Loss before income taxes	(27,490)	(53,279)	(53,155)	(7,649)
Provision for income taxes	3,635	4,015	3,991	2,195
Net loss	(31,125)	(57,294)	(57,146)	(9,844)
Accretion of redeemable convertible preferred stock	(553,339)	(1,560,524)	(102,164)	(381,824)
Deemed dividend distribution	(40,071)	—	—	—
Net loss attributable to common stockholders - basic and diluted	$(624,535)	$(1,617,818)	$(159,310)	$(391,668)
Net loss per share attributable to common stockholders - basic and diluted	$(8.21)	$(21.03)	$(2.07)	$(5.04)
Weighted-average shares used in computing net loss per share attributable to common stockholders - basic and diluted	76,029	76,945	76,828	77,724
Pro forma net loss per share attributable to common stockholders - basic and diluted		$(0.49)		$(0.04)
Weighted-average shares used in computing pro forma net loss per share attributable to common stockholders - basic and diluted		249,000		249,779

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(1)Includes stock-based compensation expense as follows:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands)
Cost of revenue	$13	$—	$—	$—
Research and development	151	15,890	15,890	—
Sales and marketing	104	7	7	—
General and administrative	5	27,383	27,383	—
Total stock-based compensation expense	$273	$43,280	$43,280	$—
Pro Forma Net Loss Per Share Attributable to Common Stockholders
Pro forma basic and diluted net loss per share attributable to common stockholders for the year ended December 31, 2020 and for the six months ended June 30, 2021 has been computed to give effect to the conversion of convertible preferred stock, and the RSUs and performance-based RSUs (PRSUs) that will vest in connection with this offering and the related stock-based compensation expense.
The following table sets forth the computation of the pro forma basic and diluted net loss per share assuming the offering is completed as of the beginning of the periods presented:

	Year Ended December 31, 2020	Six Months Ended June 30, 2021
	(in thousands, except per share data)
Numerator:
Net loss attributable to common stockholders	$(1,617,818)	$(391,668)
Accretion of redeemable convertible preferred stock	1,560,524	381,824
Net loss	$(57,294)	$(9,844)
Pro forma stock-based compensation expense attributable to vested RSU awards (1)	(65,733)	—
Pro forma net loss attributable to common stockholders - basic and diluted	$(123,027)	$(9,844)

Denominator:
Weighted-average shares used in computing net loss per share attributable to common stockholders - basic and diluted	76,945	77,724
Pro forma adjustment to reflect conversion of redeemable convertible preferred stock (2)	153,938	153,938
Pro forma adjustment to reflect vested RSU awards (1)	18,117	18,117
Weighted-average shares used in computing pro forma net loss per share attributable to common stockholders - basic and diluted	249,000	249,779
Pro forma net loss per share - basic and diluted	$(0.49)	$(0.04)
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(1)Reflects the issuance of 18,117,470 shares of Class B common stock upon settlement of RSUs and PRSUs as of December 31, 2020 and June 30, 2021, and the related stock-based compensation expense of $65.7 million for the year ended December 31, 2020. The related stock-based compensation expense assumes that this offering is completed as of the end of the periods presented and represents the cumulative effect of RSUs and PRSUs that will have satisfied the service-based and performance-based and liquidity event vesting conditions in connection with the offering.
(2)Reflects the conversion of 153,937,730 shares of convertible preferred stock outstanding into an equal number of shares of our Class B common stock, effective immediately prior to the completion of this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this report, particularly in “Risk Factors” and elsewhere in this prospectus.
Overview
Since our founding in 2010, we have achieved consistently strong growth, and have achieved the following key product, business, and company milestones:
Our business has grown rapidly in recent periods as our customer base and operations have scaled. Our total revenue was $172.4 million and $249.7 million in the years ended December 31, 2019 and 2020, respectively, representing a year-over-year growth rate of 45%. Our total revenue was $110.5 million and $168.9 million in the six months ended June 30, 2020 and 2021, respectively, representing a year-over-year growth rate of 53%. We incurred operating losses of $29.7 million and $56.1 million in the years ended December 31, 2019 and 2020, respectively, and our net losses were $31.1 million and $57.3 million in the years ended December 31, 2019 and 2020, respectively. We incurred operating losses of $52.8 million and $8.2 million in the six months ended June 30, 2020 and 2021, respectively, and our net losses were $57.1 million and $9.8 million in the six months ended June 30, 2020 and 2021, respectively. In the years ended December 31, 2019 and 2020, our net cash (used in) provided by operating activities was $(8.2) million and $32.5 million, respectively, and our free cash flow was $(23.0) million and $23.5 million, respectively. In the six months ended June 30, 2020 and 2021, our net cash provided by operating activities was $6.3 million and $8.7 million, respectively, and our free cash flow was $1.3 million and $3.7 million, respectively. See “Non-GAAP Financial Measures” below for a description of this measure and other information.
Our Subscription Plans
We generate revenue primarily from the sale of subscriptions for Freshworks products. Subscriptions are priced primarily based on the number of agents or users. We offer different subscription plans to serve the varying needs of our customers within our three main product lines of Freshdesk, Freshservice, and Freshsales.
•Freshdesk. For our Freshdesk family of products, we offer one free tier and three paid tiers of subscription plans for our Support Desk, Messaging and Contact Center products, which vary by the features provided. For the Growth, Pro and Enterprise tiers, we also offer Freshdesk Omnichannel Suite, which is an integrated suite of Support Desk, Messaging, and Contact Center. Customers have the ability to purchase add-ons like Field Service Management to both the Support Desk and Omnichannel Suite options for an additional cost. Customers can also purchase Day Passes that allow customers to add agents to their Freshdesk subscriptions on a temporary basis to meet spikes in demand. We had approximately 35,800 customers using our Freshdesk family of products as of December 31, 2020. As we have historically re-branded and re-packaged our products within product families from time to time, and may continue to do so in the future, we have not provided historical or interim customer count information by product family as this information would not be meaningful. Customers that use products from two or more of our main product lines are counted as a customer in each such product line.
•Freshservice. For our Freshservice product, we have four paid tiers of subscription plans, which vary by the features provided. Customers have the ability to purchase add-ons like orchestration transaction pack, assets pack, virtual agent suggestion pack, and SaaS management for an additional cost. We also offer Day Passes for Freshservice for any temporary spikes in demand. We had approximately 8,900 customers using our Freshservice product as of December 31, 2020.

•Freshsales. For our Freshsales family of products, we have one free tier and three paid tiers of subscription plans, which vary by the features provided. Customers have the ability to purchase add-ons like marketing contacts, configure price quote (CPQ), conversion rate optimization, dedicated IP address, phone credits, WhatsApp business, and workflows for an additional cost. For customers who want to explore an individual sales or marketing product, we offer Freshsales and Freshmarketer products separately with three tiers of subscription options for each product. We had approximately 6,500 customers using our Freshsales family of products as of December 31, 2020.
The terms of our subscription agreements are typically either annual or monthly, and we bill for the full term in advance or on a monthly basis, depending on the customer preference. We recognize subscription revenue ratably over the term of the subscription period. As our business has grown and we have increased the number of large organizations in our customer base, we have seen a larger proportion of annual subscriptions. As of December 31, 2019, June 30, 2020, December 31, 2020, and June 30, 2021, annual recurring revenue (defined below) generated from annual subscriptions was 54%, 58%, 59%, and 62%, respectively. Substantially all of our revenue was derived from subscriptions.
Impact of COVID-19
In response to the COVID-19 pandemic, we undertook decisive and comprehensive actions to lessen the impact of the pandemic on our business, including implementing a fully remote, work from home policy across all our global offices, enacting new policies and operating procedures, including restrictions on Freshworks-related business travel and reductions of in-person events. Management continues to review operations and to date, while there have been minimal interruptions in our customer facing operations, we continue to monitor the situation, especially with respect to our India operations.
Our customers were impacted by the pandemic throughout 2020. The conditions caused by the pandemic adversely affected spending by new customers and renewal and retention rates of existing customers. We offered customer concessions in the form of subscription credits primarily during the second and third quarters of 2020 to customers who experienced difficulty, particularly those within the leisure, hospitality and travel industries. The impact of the pandemic on our results were more pronounced in the second quarter of 2020 and then moderated during the second half of 2020. Meanwhile, we have also experienced, and may continue to experience, certain positive impacts on other aspects of our business. We believe that the pandemic has caused many of our customers and potential customers to accelerate their IT and digital investments benefiting businesses, like ours, that enable and enhance digital transformations. In addition, we have seen a temporary reduction in certain operating expenses related to reduced business travel, deferred hiring in certain areas, and the virtualization or postponement of in-person customer and employee events.
Given our subscription-based business model, the effects of the COVID-19 pandemic may not be fully reflected in our revenue until future periods. The extent of the impact of COVID-19 on our future operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, related public health measures, and their impact on the macroeconomy, our current and prospective customers, employees, and vendors. The ultimate impact of the COVID-19 pandemic on our business and operations remains highly uncertain, and it is not possible for us to predict the duration and extent to which this will affect our business, including productivity of our employees in the United States and in India, where we have significant operations, future results of operations, and financial condition at this time. See the section titled “Risk Factors” for further discussion of the challenges and risks we have encountered and could encounter related to the COVID-19 pandemic.
Key Factors Affecting Our Performance
The growth and future success of our business depends on many factors. While each of these factors presents significant opportunities for our business, they also pose important challenges that we must successfully address in order to sustain our growth and improve our results of operations. For complete definitions of our key metrics, please refer to the section titled “Key Business Metrics” below.
Acquiring New Customers
We will continue to invest in acquiring new customers across all of our products. We believe that our focus on offering products that delight our users facilitates our go-to-market strategy, which is designed to be product-led and self-service in nature, reducing the friction new customers have to overcome to adopt our products within their organization. Our approach to acquiring new customers allows us to benefit from user-driven, organic adoption of our products across organizations of all sizes, as well as enable our customers to standardize on our products across the organization. As of June 30, 2021, we had approximately 52,500 paying customers, as compared to approximately 32,700, 35,100, 37,500, 40,000, 42,100, 44,400, 47,000, 48,500, and 50,500 as of March 31, 2019, June 30, 2019, September 30, 2019, December 31, 2019, March 31, 2020, June 30, 2020, September 30, 2020, December 31, 2020, and March 31, 2021, respectively.
Recently, we have made significant investments in strengthening our outbound sales motion to enable adoption of department-specific and organization-wide use cases for mid-market and enterprise customers. We believe that larger businesses can benefit from implementing multiple Freshworks products, as once they are a customer they are able to expand their use of these products. We define annual recurring revenue (ARR) as the sum total of the subscription revenue we would contractually expect to recognize over the next 12 months from all customers at a point in time, assuming no increases, reductions, or cancellations in their subscriptions. For monthly subscriptions, we take the recurring revenue run-rate of such subscriptions for the last month of the period and multiply it by 12 to get to ARR. While monthly subscribers as a group have historically maintained or increased their subscriptions over time, there is no guarantee that any particular customer on a monthly subscription will renew its subscription in any given month, and therefore the calculation of ARR for these monthly subscriptions may not accurately reflect revenue to be received over a 12-month period from such customers. As of June 30, 2021, 13,326 of our customers contributed more than $5,000 in ARR, demonstrating the broad appeal of our products to customers of all sizes and geographies, and as of December 31, 2019, December 31, 2020, and June 30, 2021, customers contributing more than $5,000 in ARR represented 78%, 82%, and 84% of total ARR, respectively. We believe that the number of customers that contribute more than $5,000 in ARR is an indicator of our success in expanding upmarket to larger businesses.
We also run focused programs to acquire startup and incubator customers. These programs include free credits to use our products, and webinars and events specifically tailored to highlight the benefits of our products for these types of customers. By encouraging startups and incubators to use our products early on in their company’s lifecycle, we believe we have the opportunity to convert these organizations to paying customers and grow with these customers as they grow their businesses.

Retaining and Expanding Within Existing Customers
Our business model relies on rapidly and efficiently landing new customers and expanding our relationships with them over time. We have experienced, and expect to continue to experience that, over time, a significant portion of our revenue growth will come from our existing customers expanding their usage of our products and buying additional products.
The chart below illustrates the total ARR of each cohort as of December 31, 2020 over the periods presented, net of contraction and churn. Each cohort represents customers who made their first purchase from us in a given year. For example, the 2016 cohort includes all customers that purchased their first subscription from us between January 1, 2016 and December 31, 2016.

$300M
$200M
$100M
$0M
2012
2013
2014
2015
2016
2017
2018
2019
2020
2020
2019
2018
2017
2016
2015
2014
2013
2012

We measure the rate of expansion within our customer base using net dollar retention rate, and we believe that our net dollar retention rate demonstrates a significant rate of expansion within our existing customer base. As of June 30, 2021, our net dollar retention rate was 118%. Our net dollar retention rate as of March 31, 2019, June 30, 2019, September 30, 2019, December 31, 2019, March 31, 2020, June 30, 2020, September 30, 2020, December 31, 2020, and March 31, 2021 was 110%, 113%, 113%, 115%, 113%, 107%, 109%, 111%, and 112%, respectively.
We have a significant opportunity to expand within our existing customer base and substantially increase the number of customers that purchase multiple Freshworks products. As of June 30, 2021, approximately 18% of our customers purchased two or more Freshworks products, which includes customers on our Freshdesk Omnichannel Suite and Freshsales Suite subscription plans counting as customers who purchased multiple products. These customers represented approximately 45% of our ARR as of June 30, 2021, illustrating the large opportunity we have to sell additional products to our current customer base and drive growth.
We continue to increase the number of customers that have entered into larger subscriptions with us. We had 1,164 customers each contributing $50,000 or more in ARR as of June 30, 2021, representing an increase of 79% year-over-year from 651 customers as of June 30, 2020. As of June 30, 2021, customers contributing more than $50,000 in ARR represented approximately 37% of total ARR. As of December 31, 2019 and 2020, we had 534 customers and 881 customers, respectively, contributing more than $50,000 in ARR demonstrating the appeal of our products to larger customers. As of December 31, 2019 and 2020, customers contributing more than $50,000 in ARR represented approximately 29% and 34% of total ARR, respectively. We believe that the number of customers contributing $50,000 or more in ARR indicates the strategic importance of our products for our larger customers and our ability to both initially land significant accounts or grow customers into significant accounts over time. No single customer accounted for more than 1% in ARR and our top 10 customers represented less than 5% in ARR as of December 31, 2020, and we have no significant concentration in a specific industry vertical or geography.
Investing in Our Growth
We believe that we are early in addressing our large market opportunity and we intend to continue to make investments to support the growth and expansion of our business. We have a track record of bringing new products to market and scaling these new products over time. As of December 31, 2020, we have two primary products with over $100 million in ARR, Freshdesk and Freshservice. We intend to invest in growing our research and development team to extend the functionality of our solutions and continue to bring new solutions to market. Our investments in our Neo platform have helped us accelerate the pace of innovation.
We believe that our market remains largely underserved. We intend to invest aggressively in our direct and indirect sales and marketing capabilities, including investments in our outbound sales motion. We have been global from our earliest product sales and our global footprint continues to expand, with customers in more than 120 countries. During the year ended December 31, 2020, 45%, 40%, and 15% of our revenue was derived from customers in North America; Europe, Middle East and Africa; and the rest of the world, respectively. During the six months ended June 30, 2021, 42%, 42%, and 16% of our revenue was derived from customers in North America; Europe, Middle East, and Africa; and the rest of the world, respectively. We have a significant opportunity to further expand globally. We plan to support more languages, recruit partners, hire sales and customer experience personnel in additional countries as needed, and expand our presence in countries where we already operate. A critical part of our go-to-market strategy has been our broad and diverse set of partners that enrich our offerings, scale our geographic coverage, and help us reach a broader audience than we would be able to reach on our own, thus amplifying our go-to-market investments. We plan to continue to invest in growing our partner ecosystem to fuel additional customer acquisition and expand use cases within our existing customer base.
We are also focused on attracting new talent and retaining our employees. Our culture is a critical part of our success, and attracting and retaining the best available talent will help us make customer delight easy and continue our growth trajectory.
Key Business Metrics
We monitor and review a number of metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections, and make strategic decisions. We believe these key business metrics provide meaningful supplemental information for management and investors in assessing our operating performance.

	As of December 31,			As of June 30,
	2019	2020	% Growth	2020	2021	% Growth
Number of customers contributing more than $5,000 in annual recurring revenue	8,588	11,570	35%	9,822	13,326	36%
Net dollar retention rate	115%	111%	N/A	107%	118%	N/A
Number of Customers Contributing More Than $5,000 in ARR
We define our total customers contributing more than $5,000 in ARR as of a particular date as the number of business entities or individuals, represented by a unique domain or a unique email address, with one or more paid subscriptions to one or more of our products that contributed more than $5,000 in ARR.

Net Dollar Retention Rate
Our net dollar retention rate measures our ability to increase revenue across our existing customer base through expansion of users and products associated with a customer as offset by our churn and contraction in the number of users and products associated with a customer. To calculate net dollar retention rate as of a particular date, we first determine “Entering ARR,” which is ARR from the population of our customers as of 12 months prior to the end of the reporting period. We then calculate the “Ending ARR” from the same set of customers as of the end of the reporting period. We then divide the Ending ARR by the Entering ARR to arrive at our net dollar retention rate. Ending ARR includes upsells, cross-sells, and renewals during the measurement period and is net of any contraction or attrition over this period.
For monthly subscriptions, we take the recurring revenue run-rate of such subscriptions for the last month of the period and multiply it by 12 to get to ARR. While monthly subscribers as a group have historically maintained or increased their subscriptions over time, there is no guarantee that any particular customer on a monthly subscription will renew its subscription in any given month, and therefore the calculation of ARR for these monthly subscriptions may not accurately reflect revenue to be received over a 12-month period from such customers, and net dollar retention rate may reflect a higher rate than the actual rate if customers on monthly subscriptions choose not to renew during the course of the 12 months. Monthly subscriptions represented 32%, 31%, 28%, and 26% of ARR as of December 31, 2019, June 30, 2020, December 31, 2020, and June 30, 2021, respectively. The net dollar retention rate for customers on monthly contracts has generally been lower than our overall net dollar retention rate.
We expect our net dollar retention rate to fluctuate in future periods due to a number of factors, including our expected growth, the level of penetration within our customer base, our ability to upsell and cross-sell products to existing customers, and our ability to retain our customers.
Non-GAAP Financial Measures
In addition to our results determined in accordance with U.S. generally accepted accounting principles (GAAP), we believe the following non-GAAP financial measures are useful in evaluating our operating performance: non-GAAP loss from operations, non-GAAP net loss, and free cash flow. We use these non-GAAP financial measures to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe these non-GAAP financial measures may be helpful to investors because they provide consistency and comparability with past financial performance.
Non-GAAP financial measures have limitations in their usefulness to investors and should not be considered in isolation or as substitutes for financial information presented under GAAP. Non-GAAP financial measures have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. As a result, our non-GAAP financial measures are presented for supplemental informational purposes only.
We exclude the following items from one or more of our non-GAAP financial measures:
•Stock-based compensation expense. We exclude stock-based compensation expense, which is a non-cash expense, from certain of our non-GAAP financial measures because we believe that excluding this item provides meaningful supplemental information regarding operational performance. In particular, stock-based compensation expense is not comparable across companies due to the variety of valuation methodologies and subjective assumptions applied when calculating this expense.
•Amortization of acquired intangibles. We exclude amortization of acquired intangibles, which is a non-cash expense, from certain of our non-GAAP financial measures. Our expenses for amortization of acquired intangibles are inconsistent in amount and frequency because they are significantly affected by the timing, size of acquisitions, and the inherent subjective nature of purchase price allocations. We exclude these amortization expenses because we do not believe these expenses have a direct correlation to the operating performance of our business.

•Acquisition-related expenses. We exclude transaction, integration, and retention expenses that are directly related to business combinations, from certain of our non-GAAP financial measures because we believe that excluding these items provides meaningful supplemental information regarding operational performance, and allows investors to make more meaningful comparisons between our operating results and those of other companies.
Non-GAAP Loss From Operations and Non-GAAP Net Loss
We define non-GAAP loss from operations as GAAP loss from operations excluding stock-based compensation expense, amortization of acquired intangibles, and acquisition-related expenses.
We define non-GAAP net loss as GAAP net loss excluding stock-based compensation expense, amortization of acquired intangibles, and acquisition-related expenses, net of their related tax effects.
The following tables present a reconciliation of our GAAP loss from operations to our non-GAAP loss from operations and our GAAP net loss to our non-GAAP net loss for each of the periods presented:
Non-GAAP Loss from Operations

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands)
Loss from operations	$(29,670)	$(56,112)	$(52,778)	$(8,154)
Non-GAAP adjustments:
Stock-based compensation expense - employee awards	273	44	44	—
Stock-based compensation expense - 2020 Equity Transactions(1)	—	43,236	43,236	—
Amortization of acquired intangibles	1,407	4,268	2,022	2,147
Acquisition-related expenses	1,341	304	304	—
Non-GAAP loss from operations	$(26,649)	$(8,260)	$(7,172)	$(6,007)
__________________
(1)See further details under Results of Operations—Stock-Based Compensation Expenses—2020 Equity Transactions below.
Non-GAAP Net Loss

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands)
Net loss	$(31,125)	$(57,294)	$(57,146)	$(9,844)
Non-GAAP adjustments:
Stock-based compensation expense - employee awards	273	44	44	—
Stock-based compensation expense - 2020 Equity Transactions(1)	—	43,236	43,236	—
Amortization of acquired intangibles	1,407	4,268	2,022	2,147
Acquisition-related expenses	1,341	304	304	—
Non-GAAP net loss	$(28,104)	$(9,442)	$(11,540)	$(7,697)
__________________
(1)See further details under Results of Operations—Stock-Based Compensation Expenses—2020 Equity Transactions below.
Free cash flow
We define free cash flow as net cash (used in) provided by operating activities, less purchases of property and equipment and capitalized internal-use software costs. We believe that free cash flow is a useful indicator of liquidity as it measures our ability to generate cash from our core operations after purchases of property and equipment. Free cash flow is a measure to determine, among other things, cash available for further investments in our business and potential acquisitions of businesses.
The following table presents a reconciliation of free cash flow to net cash (used in) provided by operating activities, the most directly comparable measure calculated in accordance with GAAP for each of the periods presented:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands)
Net cash (used in) provided by operating activities	$(8,164)	$32,530	$6,288	$8,662
Less:
Purchases of property and equipment	(11,505)	(4,383)	(2,556)	(2,786)
Capitalized internal-use software	(3,323)	(4,631)	(2,402)	(2,177)
Free cash flow	$(22,992)	$23,516	$1,330	$3,699
Net cash (used in) provided by investing activities	$(148,949)	$(11,425)	$(36,594)	$1,313
Net cash provided by (used in) financing activities	$150,232	$(1,909)	$11	$(2,374)
Components of Our Results of Operations
Revenue
Substantially all of our revenue is derived from subscriptions, which comprises fees paid by customers for accessing our cloud-based software products during the term of the subscription. Subscription revenue is recognized ratably over the contract term beginning on the commencement date of each subscription, which is the date that the cloud-based software is made available to customers.
Professional services revenue comprises less than 5% of total revenue and includes fees charged for product configuration, data migration, systems integration, and training. Professional services revenue is recognized as services are performed.
Our subscription arrangements are available in monthly, quarterly, semi-annual, and annual plans, and we typically invoice for the full term in advance. Our payment terms generally require the customers to pay the invoiced amount in advance or within 30 days from the invoice date. Our professional services are generally billed in advance along with the related subscription arrangements.
Cost of Revenue
Cost of revenue consists primarily of personnel-related expenses (including salaries, related benefits, and stock-based compensation expense) for employees associated with our cloud-based infrastructure, payment gateway fees, voice, product support, and professional services organizations, as well as costs for hosting capabilities. Cost of revenue also includes third-party license fees, amortization of acquired technology intangibles, amortization of capitalized internal-use software, and allocation of general overhead costs such as facilities and information technology.
We expect our cost of revenue to continue to increase in dollar amount as we invest additional resources in our cloud-based infrastructure and customer experience and professional services organizations. However, our gross profit and gross margin may fluctuate from period to period and due to the timing and extent of our investments in third-party hosting capacity, expansion of our cloud-based infrastructure, and customer experience, and professional services organizations, as well as the amortization of costs associated with capitalized internal-use software.

Overhead Allocation
We allocate shared costs, such as facilities costs (including rent, utilities, and depreciation on capital expenditures related to facilities shared by multiple departments), information technology costs, and certain administrative personnel costs to all departments based on headcount and location. Allocated shared costs are reflected in each of the expense categories described below, in addition to cost of revenue as described above.
Operating Expenses
Research and development. Research and development expense consists primarily of personnel-related costs, including salaries, related benefits, and stock-based compensation expense for engineering and product development employees, software license fees, rental of office premises, third-party product development services and consulting expenses, and depreciation expense for equipment used in research and development activities. We capitalize a portion of our research and development expenses that meet the criteria for capitalization of internal-use software. All other research and development costs are expensed as incurred.
We believe that continued investment in our products is important for our growth, and as such, we expect that our research and development expenses will continue to increase in dollar amount while varying as a percentage of revenue in the future.
Sales and marketing. Sales and marketing expense consists primarily of personnel-related costs, including salaries, related benefits, and stock-based compensation expense for our sales personnel, sales commissions for our sales force, and reseller commissions for our channel sales partners, as well as costs associated with marketing activities, travel and entertainment costs, software license fees, and rental of office premises. Sales commissions are considered incremental costs incurred to obtain contracts with customers, and these costs are deferred and amortized over the expected benefit period of three years. Marketing activities include online lead generation, advertising, and promotional events.
We expect to continue to make significant investments as we expand our customer acquisition and retention efforts and return to in-person marketing events and normal business travel as the impact of COVID-19 subsides. As a result, we expect that our sales and marketing expenses will continue to increase in dollar amount while varying as a percentage of revenue in the future.
General and administrative. General and administrative expense consists primarily of personnel-related costs, including salaries, related benefits, and stock-based compensation expense for general and administrative personnel, third-party professional services fees, including consulting, legal, audit, and accounting services, travel and entertainment costs, accounting, legal, human resources, and recruiting personnel, costs associated with acquisitions of businesses, software license fees, and rental of office premises.
We expect to incur significant additional general and administrative expenses as we transition from being privately held to a publicly traded company. Such expenses include professional services fees and consulting expenses, costs to broaden our IT related infrastructure, and expenses associated with ongoing compliance and reporting obligations pursuant to the rules and regulations of the Securities and Exchange Commission, as well as additional costs for accounting, insurance, and investor relations. As a result, we expect our general and administrative expenses to continue to increase in dollar amount for the foreseeable future, however, we expect it to decline as a percentage of revenue over the longer term. This percentage may fluctuate from period to period depending upon the timing and amount of our general and administrative expenses.
Interest and Other Income, net
Interest and other income, net primarily consists of interest income from our investment portfolios, amortization of premium or discount on marketable securities, and foreign currency gains and losses.
Provision for income taxes
Provision for income taxes consists primarily of income taxes related to U.S. States and foreign jurisdictions in which we conduct business. We maintain a full valuation allowance on our U.S. federal and state net deferred tax assets as we have concluded that it is not more likely than not that the deferred tax assets will be realized. Our effective tax rate is affected by tax rates in foreign jurisdictions and the relative amounts of income we earn in those jurisdictions, as well as non-deductible expenses, such as stock-based compensation, and changes in our valuation allowance.
Results of Operations
The following table sets forth our consolidated statements of operations data for the periods presented:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands)
Revenue	$172,377	$249,659	$110,471	$168,928
Cost of revenue(1)	36,462	52,492	23,857	35,396
Gross profit	135,915	197,167	86,614	133,532
Operating expenses:
Research and development(1)	38,559	69,210	39,813	34,290
Sales and marketing(1)	111,115	133,277	61,184	91,370
General and administrative(1)	15,911	50,792	38,395	16,026
Total operating expenses	165,585	253,279	139,392	141,686
Loss from operations	(29,670)	(56,112)	(52,778)	(8,154)
Interest and other income (expense), net	2,180	2,833	(377)	505
Loss before income taxes	(27,490)	(53,279)	(53,155)	(7,649)
Provision for income taxes	3,635	4,015	3,991	2,195
Net loss	$(31,125)	$(57,294)	$(57,146)	$(9,844)
__________________
(1)Includes stock-based compensation expense as follows:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands)
Cost of revenue	$13	$—	$—	$—
Research and development	151	15,890	15,890	—
Sales and marketing	104	7	7	—
General and administration	5	27,383	27,383	—
Total stock-based compensation expense	$273	$43,280	$43,280	$—
2020 Equity Transactions
During the year ended December 31, 2020, as described in Notes 11 and 12 to our consolidated financial statements included elsewhere in this prospectus, we facilitated certain secondary equity transactions.
In 2020, an investor, also a member of our Board of Directors at that time, sold shares of our redeemable convertible preferred stock to a new investor at prices per share in excess of the fair value per share of the shares sold. The aggregate excess value of $10.8 million paid by the new investor was recognized as stock-based compensation expense in general and administrative expense. We further recognized as stock-based compensation expense $32.4 million of excess value for the repurchase of common stock from our founders and employees, of which $16.5 million and $15.9 million were recorded in general and administrative expense and research and development expense, respectively. We refer to these secondary transactions together as the “2020 Equity Transactions.”

The following table sets forth our consolidated statements of operations data for the periods presented, as a percentage of revenue:

	Year ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(percentage of revenue)
Revenue	100%	100%	100%	100%
Cost of revenue	21	21	22	21
Gross profit	79	79	78	79
Operating expense:
Research and development	22	28	36	20
Sales and marketing	65	53	55	54
General and administrative	9	20	35	9
Total operating expenses	96	101	126	83
Loss from operations	(17)	(22)	(48)	(4)
Interest and other income (expense), net	1	1	—	—
Loss before income taxes	(16)	(21)	(48)	(4)
Provision for income taxes	2	2	4	1
Net loss	(18)%	(23)%	(52)%	(5)%
Comparison of Six Months Ended June 30, 2020 and 2021
Revenue

	Six Months Ended June 30,
	2020	2021	$ Change	% Change
	(dollars in thousands)
Revenue	$110,471	$168,928	$58,457	53%
Revenue increased by $58.4 million, or 53%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. Of the total increase in revenue, $22.0 million, or 20%, was attributable to revenue from new customers acquired during the 12 months ended June 30, 2021, net of contraction and churn, and $36.4 million, or 33%, was attributable to revenue from existing customers as of June 30, 2020, net of contraction and churn. Our net dollar retention rate of 118% as of June 30, 2021 reflects the expansion in usage of our products from existing customers and the sale of additional products to these customers.
Cost of Revenue and Gross Margin

	Six Months Ended June 30,
	2020	2021	$ Change	% Change
	(dollars in thousands)
Cost of revenue	$23,857	$35,396	$11,539	48%
Gross Margin	78%	79%
Cost of revenue increased by $11.5 million, or 48%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The higher cost of revenue was primarily due to increases of $2.9 million in cloud voice service costs, $2.7 million in third-party hosting costs, $2.6 million in personnel-related costs primarily related to an increase in headcount, $1.2 million in professional fees, $0.9 million in software license fees, and $0.8 million in gateway charges due to the increase in sales. Our gross margin increased during the six months ended June 30, 2021 compared to the six months ended June 30, 2020, as we increased our revenue and realized benefits from economies of scale primarily related to our third-party hosting costs.

Operating Expenses

	Six Months Ended June 30,
	2020	2021	$ Change	% Change
	(dollars in thousands)
Research and development	$39,813	34,290	$(5,523)	(14)%
Sales and marketing	61,184	91,370	30,186	49%
General and administrative	38,395	16,026	(22,369)	(58)%
Total operating expenses	$139,392	141,686	$2,294
The increases in our operating expenses in the six months ended June 30, 2021 compared to the six months ended June 30, 2020 were primarily headcount driven, as we substantially grew our business to 4,141 employees as of June 30, 2021 compared to 3,074 employees as of June 30, 2020.
Research and Development
Research and development expense decreased by $5.5 million, or 14%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. This decrease was primarily due to the absence in the latest quarter of stock-based compensation expense of $15.9 million, associated with the 2020 Equity Transactions described above, partially offset by increases of $9.0 million in personnel-related costs primarily related to an increase in headcount, $0.8 million in software license fees, and $0.6 million in professional fees.
Sales and Marketing
Sales and marketing expense increased by $30.2 million, or 49%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The higher sales and marketing expense was primarily due to increases of $16.8 million in personnel-related costs, $10.8 million in advertising, branding, and event costs, $2.6 million in reseller commissions, and $1.8 million in software license fees. This was partially offset by a decrease of $1.2 million in travel costs as a result of the direct impact of the COVID-19 pandemic and curtailment of in-person marketing events and travel.
General and Administrative
General and administrative expense decreased by $22.4 million, or 58%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. This decrease was primarily due to the absence in the latest quarter of stock-based compensation expense of $27.3 million associated with the 2020 Equity Transactions described above, partially offset by increases of $4.0 million in personnel-related costs, $0.7 million in transaction taxes, and $0.5 million in professional services fees, comprised primarily of legal, accounting, and consulting fees.
Interest and Other Income, Net

	Six Months Ended June 30,
	2020	2021	$ Change	% Change
	(dollars in thousands)
Interest income	$2,326	$1,354	$(972)	(42)%
Other (expense) income, net	(2,703)	(849)	1,854	69%
Interest and other (expense) income, net	$(377)	$505	$882	234%
Interest and other (expense) income, net increased by $0.9 million, or 234%, for the six months ended June 30, 2021, when compared to the six months ended June 30, 2020. The increase is primarily due to a $1.4 million benefit from the release of interest and penalties accrued for indirect taxes and a $0.6 million favorable foreign exchange movement in the U.S. dollar, partially offset by a $0.9 million decrease in interest income earned from lower balances maintained in our marketable securities portfolios.

Provision for Income Taxes

	Six Months Ended June 30,
	2020	2021	$ Change	% Change
	(dollars in thousands)
Provision for income taxes	$3,991	$2,195	$(1,796)	(45)%
We are subject to federal and state income taxes in the United States and taxes in foreign jurisdictions. For the six months ended June 30, 2020 and June 30, 2021, we recorded a provision for income taxes of $4.0 million and $2.2 million on loss before taxes of $53.2 million and $7.6 million, respectively. We maintain a full valuation allowance on our U.S. federal and state net deferred tax assets as it was more likely than not that those deferred tax assets will not be realized. The $1.8 million decrease in tax expense resulted primarily from the mix of earnings from our foreign entities and the income tax effect on non-deductible stock-based compensation expense.
Comparison of Years Ended December 31, 2019 and 2020
Revenue

	Year Ended December 31,
	2019	2020	$ Change	% Change
	(dollars in thousands)
Revenue	$172,377	$249,659	$77,282	45%
Revenue increased by $77.3 million, or 45%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. Of the total increase in revenue, $31.1 million, or 18%, was attributable to revenue from new customers acquired during the year ended December 31, 2020, net of contraction and churn, and $46.2 million, or 27%, was attributable to revenue from existing customers as of December 31, 2019, net of contraction and churn. Our net dollar retention rate of 111% for the year ended December 31, 2020 reflects the expansion within existing customers and the sale of additional products to these customers.
Cost of Revenue and Gross Margin

	Year Ended December 31,
	2019	2020	$ Change	% Change
	(dollars in thousands)
Cost of revenue	$36,462	$52,492	$16,030	44%
Gross Margin	79%	79%
Cost of revenue increased by $16.0 million, or 44%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily due to increases of $5.5 million in third-party hosting costs, $2.7 million in amortization of costs associated with acquired technology intangibles, $2.8 million in personnel-related costs due to higher headcount, $1.5 million in cloud voice service costs, $1.4 million in software license fees and $1.0 million increase in professional fees including legal costs. Our gross margin remained consistent at 79% for the years ended December 31, 2019 and 2020.

Operating Expenses

	Year Ended December 31,
	2019	2020	$ Change	% Change
	(dollars in thousands)
Research and development	$38,559	$69,210	$30,651	79%
Sales and marketing	111,115	133,277	22,162	20%
General and administrative	15,911	50,792	34,881	219%
Total opening expenses	$165,585	$253,279	$87,694
The increases in our operating expenses in the year ended December 31, 2020 compared to the year ended December 31, 2019 were primarily headcount driven, as we substantially grew our business to 3,585 employees as of December 31, 2020 compared to 2,691 employees as of December 31, 2019.
Research and Development
Research and development expense increased by $30.7 million, or 79%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily due to a $15.9 million increase in stock-based compensation expense recognized in connection with the 2020 Equity Transactions described above, and increases of $12.8 million in personnel-related costs and $2.4 million in software license fees.
Sales and Marketing
Sales and marketing expense increased by $22.2 million, or 20%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily due to increases of $24.7 million in personnel-related costs, $3.3 million in reseller commissions, $1.9 million in rental of premises, $1.8 million in software license fees, and $1.3 million in other individually immaterial costs, partially offset by decreases of $6.2 million in marketing costs and $4.6 million in travel costs. The decrease in marketing costs and travel was a direct impact of the COVID-19 pandemic and curtailment of in-person marketing events and travel.
General and Administrative
General and administrative expense increased by $34.9 million, or 219%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily due to $27.4 million in stock-based compensation expense recognized in connection with the 2020 Equity Transactions and increases of $4.5 million in personnel-related costs, and $2.8 million in professional services fees, comprised primarily of legal, accounting, and consulting fees.
Interest and Other Income (Expense), Net

	Year Ended December 31,
	2019	2020	$ Change	% Change
	(dollars in thousands)
Interest income	$1,276	$4,210	$2,934	230%
Other income (expense) net	904	(1,377)	(2,281)	(252)%
Interest and other income, net	$2,180	$2,833	$653	30%
Interest income increased by $2.9 million, or 230%, primarily due to a full year of interest earned from higher balances of our investment portfolios during the year ended December 31, 2020, when compared to a partial year of interest earned during the year ended December 31, 2019. Other income (expense), net, decreased by $2.3 million, or 252%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily due to increases of $1.4 million in premiums amortized on marketable securities and other insignificant items.

Provision for Income Taxes

	Year Ended December 31,
	2019	2020	$ Change	% Change
	(dollars in thousands)
Provision for income taxes	$3,635	$4,015	$380	10%
We are subject to federal and state income taxes in the United States and taxes in foreign jurisdictions. For the years ended December 31, 2019 and December 31, 2020, we recorded provision for income taxes of $3.6 million and $4.0 million on loss before taxes of $27.5 million and $53.3 million, respectively. The effective tax rate for the years ended December 31, 2019 and December 31, 2020 were (13)% and (7)% respectively. The effective tax rates differ from the statutory rate primarily as a result of providing no benefit on pre-tax losses incurred in the United States. We maintain a full valuation allowance on our U.S. federal and state net deferred tax assets as it was more likely than not that those deferred tax assets will not be realized. The $0.4 million increase in tax expense resulted primarily from an increase in pre-tax earnings in our foreign jurisdictions.
Quarterly Results of Operations
The following tables summarize our selected unaudited quarterly consolidated statements of operations data and the percentage of revenue that each line item represents for each of the 10 quarters in the period ended June 30, 2021. The information for each of these quarters has been prepared on the same basis as our audited annual consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for the fair statement of the results of operations for these periods. This data should be read in conjunction with our audited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected in the future.
Consolidated Statements of Operations Data

	Three Months Ended
	Mar 31,	Jun 30,	Sept 30,	Dec 31,	Mar 31,	Jun 30,	Sept 30,	Dec 31,	Mar 31,	Jun 30,
	2019	2019	2019	2019	2020(2)	2020	2020	2020	2021	2021
	(in thousands)
Revenue	$36,833	$39,144	$45,731	$50,669	$53,996	$56,475	$66,187	$73,001	$80,587	$88,341
Cost of revenue(1)	7,670	8,828	9,488	10,476	12,134	11,723	13,163	15,472	16,693	18,703
Gross profit	29,163	30,316	36,243	40,193	41,862	44,752	53,024	57,529	63,894	69,638
Operating expenses:
Research and development(1)	7,535	9,240	10,371	11,413	27,545	12,268	13,249	16,148	15,395	18,895
Sales and marketing(1)	21,784	29,494	30,985	28,852	30,585	30,599	34,164	37,929	42,508	48,862
General and administrative(1)	2,951	4,456	4,363	4,141	32,368	6,027	5,558	6,839	7,706	8,320
Total operating expenses	32,270	43,190	45,719	44,406	90,498	48,894	52,971	60,916	65,609	76,077
(Loss) income from operations	(3,107)	(12,874)	(9,476)	(4,213)	(48,636)	(4,142)	53	(3,387)	(1,715)	(6,439)
Interest and other income (expense), net	1,402	1,401	(1,202)	579	(1,330)	953	1,239	1,971	373	132
(Loss) income before income taxes	(1,705)	(11,473)	(10,678)	(3,634)	(49,966)	(3,189)	1,292	(1,416)	(1,342)	(6,307)
Provision for (benefit from) income taxes	127	1,378	1,495	635	3,759	232	(95)	119	1,073	1,122
Net (loss) income	$(1,832)	$(12,851)	$(12,173)	$(4,269)	$(53,725)	$(3,421)	$1,387	$(1,535)	$(2,415)	$(7,429)

__________________
(1)Includes stock-based compensation expense as follows:

	Three Months Ended
	Mar 31,	Jun 30,	Sept 30,	Dec 31,	Mar 31,	Jun 30,	Sept 30,	Dec 31,	Mar 31,	Jun 30,
	2019	2019	2019	2019	2020(2)	2020	2020	2020	2021	2021
	(in thousands)
Cost of revenue	$3	$6	$4	$—	$—	$—	$—	$—	$—	$—
Research and development	25	74	37	15	15,888	2	—	—	—	—
Sales and marketing	11	43	27	23	7	—	—	—	—	—
General and administrative	1	3	1	—	27,354	29	—	—	—	—
Total stock-based compensation expense	$40	$126	$69	$38	$43,249	$31	$—	$—	$—	$—

(2)Includes stock-based compensation expense of $15.9 million and $27.3 million recognized in research and development and general and administrative, respectively, in the three months ended March 31, 2020, in connection with the 2020 Equity Transactions described above.
Percentage of Revenue Data

	Three Months Ended
	Mar 31,	Jun 30,	Sept 30,	Dec 31,	Mar 31,	Jun 30,	Sept 30,	Dec 31,	Mar 31,	Jun 30,
	2019	2019	2019	2019	2020	2020	2020	2020	2021	2021
	(percentage of revenue)
Revenue	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Cost of revenue	21	23	21	21	22	21	20	21	21	21
Gross profit	79	77	79	79	78	79	80	79	79	79
Operating expenses:
Research and development	20	24	23	23	51	22	20	22	19	21
Sales and marketing	59	75	68	57	57	54	52	52	53	55
General and administrative	8	11	9	8	60	10	8	10	9	9
Total operating expenses	87	110	100	88	168	86	80	84	81	85
Loss from operations	(8)	(33)	(21)	(9)	(90)	(7)	—	(5)	(2)	(6)
Interest and other income (expense), net	3	4	(2)	1	(2)	1	2	3	—	—
(Loss) income before income taxes	(5)	(29)	(23)	(8)	(92)	(6)	2	(2)	(2)	(6)
Provision for (benefit from) income taxes	—	4	4	1	7	—	—	—	1	1
Net (loss) income	(5)%	(33)%	(27)%	(9)%	(99)%	(6)%	2%	(2)%	(3)%	(7)%
Quarterly Revenue Trends
Our quarterly revenue increased sequentially in each of the periods presented due primarily to increases in the number of new customers and expansion within existing customers. Throughout 2020, the pandemic adversely affected spending trends by new and existing customers. We offered customer concessions primarily during the second and third quarters of 2020, particularly to customers within the leisure, hospitality and travel industries, which were significantly impacted by the pandemic. The impact of the pandemic on our results was more pronounced in the second quarter of 2020 and to a lesser extent during the second half of 2020.
Quarterly Cost of Revenue and Gross Margin Trends
Our gross margin has been consistent over the quarterly periods. Our cost of revenue has generally increased sequentially in each of the quarters presented, primarily driven by increased third-party hosting-related costs due to expanded use of our cloud-based platform by new and existing customers, personnel-related costs, and credit card processing fees.

Quarterly Operating Expense Trends
Total operating expenses have generally increased sequentially in each of the quarters presented, primarily due to increases in personnel-related costs as a result of increased headcount and other related expenses to support the growth of our business and related infrastructure. Our quarterly operating expenses may also fluctuate between quarters due, for example, to the timing of professional services fees incurred and marketing activities and events.
The increase in research and development expense and general and administrative expense in the three months ended March 31, 2020 was primarily due to stock-based compensation expense recognized in connection with the 2020 Equity Transactions described above.
Liquidity and Capital Resources
As of December 31, 2020 and June 30, 2021, we had cash and cash equivalents of $95.4 million and $104.8 million, respectively, and marketable securities of $142.7 million and $135.8 million, respectively. Since inception, we have funded our operations primarily with financing through the issuance of redeemable convertible preferred and common stock to investors. As of December 31, 2020 and June 30, 2021, we had an accumulated deficit of $2.7 billion and $3.1 billion, respectively, which included $2.6 billion and $3.0 billion, respectively, resulting from changes in the redemption value of our redeemable convertible preferred stock (see Note 11 to our consolidated financial statements included elsewhere in this prospectus). Our operating activities provided cash flow of $32.5 million and $8.7 million for the year ended December 31, 2020 and the six months ended June 30, 2021, respectively.
We believe our existing cash, cash equivalents, and marketable securities, will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. Our future capital requirements will depend on many factors, including the rate of our revenue growth, the timing and extent of spending on research and development efforts, the expansion of sales, and marketing activities, the introduction of new and enhanced product offerings, and other business expansion initiatives and the continuing market adoption of our products. We may in the future enter into arrangements to acquire or invest in complementary businesses, services, and technologies, including intellectual property rights. We may be required to seek additional equity or debt financing in connection with such activities. If we raise additional funds through the incurrence of indebtedness, such indebtedness may have rights that are senior to holders of our equity securities and could contain covenants that restrict our operational flexibility. Any additional equity or convertible debt financing may be dilutive to stockholders. In the event that additional financing is required from outside sources, we may not be able to raise such financing on terms acceptable to us or at all.
Cash Flows
The following table summarizes our cash flows for the periods presented:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands)
Net cash (used in) provided by operating activities	$(8,164)	$32,530	$6,288	$8,662
Net cash (used in) provided by investing activities	(148,949)	(11,425)	(36,594)	1,313
Net cash provided by (used in) financing activities	150,232	(1,909)	11	$(2,374)
Operating Activities
Net cash provided by operating activities of $8.7 million for the six months ended June 30, 2021 reflects our net loss of $9.8 million, adjusted for non-cash items such as depreciation and amortization of $6.4 million, amortization of deferred contract acquisition costs of $5.7 million and net cash inflows of $5.6 million from changes in operating assets and liabilities. The net cash inflows from changes in operating assets and liabilities were due to increases of $26.3 million in deferred revenue and $4.0 million in accounts payable, offset by increases in assets of $11.0 million in deferred contract acquisition costs, $6.1 million in accounts receivable, and $1.9 million in prepaid expenses and other assets, with a decrease in liability of $5.7 million in accrued and other liabilities.
Net cash provided by operating activities of $6.3 million for the six months ended June 30, 2020 reflects our net loss of $57.1 million, adjusted for non-cash items such as stock-based compensation of $43.3 million, depreciation and amortization of $5.4 million, amortization of deferred contract acquisition costs of $3.4 million and net cash inflows of $10.9 million from changes in operating assets and liabilities. The net cash inflows from changes in operating assets and liabilities were due to increases in liabilities of $13.4 million in deferred revenue, $10.8 million in accrued and other liabilities, and $1.1 million in accounts payable, offset by increases in assets of $6.6 million in deferred contract acquisition costs, $5.4 million in prepaid expenses and other assets, and $2.4 million in accounts receivable.
Net cash provided by operating activities of $32.5 million for the year ended December 31, 2020 reflects our net loss of $57.3 million, adjusted for non-cash items such as stock-based compensation of $43.3 million, depreciation and amortization of $11.2 million, amortization of deferred contract acquisition costs of $7.7 million, deferred income taxes of $2.4 million, and net cash inflows of $28.9 million from changes in operating assets and liabilities. The net cash inflows from changes in operating assets and liabilities were due to increases of $36.4 million in deferred revenue and $24.9 million in accrued and other liabilities, partially offset by increases in assets of $14.3 million in deferred contract acquisition costs, $9.9 million in accounts receivable, $8.2 million in prepaid expenses and other assets.
Net cash used in operating activities of $8.2 million for the year ended December 31, 2019, was comprised primarily of a net loss of $31.1 million adjusted for non-cash items such as depreciation and amortization of $6.3 million, amortization of deferred contract acquisition costs of $4.0 million, deferred income taxes of $0.9 million and net cash inflows of $13.7 million from changes in operating assets and liabilities. The net cash inflows from changes in operating liabilities were due to increases of $27.4 million in deferred revenue, $13.9 million in accrued and other liabilities, and $2.7 million increase in accounts payable, partially offset by increases in assets of $11.3 million in prepaid expenses and other assets, $9.6 million in deferred contract acquisition costs, and $9.4 million in accounts receivable.
Investing Activities
Cash provided by investing activities of $1.3 million for the six months ended June 30, 2021 consisted of $5.7 million in proceeds, net of purchases, from the maturities and sales of marketable securities, partially offset by $2.2 million related to the capitalization of internal-use software and $2.8 million in purchases of property and equipment.
Cash used in investing activities of $36.6 million for the six months ended June 30, 2020 consisted of $24.8 million in purchases of marketable securities, net of proceeds from maturities and sales, $5.1 million net payment for acquisitions, $2.6 million in purchases of property and equipment, $2.4 million related to the capitalization of internal-use software, and $1.8 million acquisition of intangibles.
Cash used in investing activities of $11.4 million for the year ended December 31, 2020 consisted of $5.1 million net payment for acquisitions, $4.6 million related to the capitalization of internal-use software, $4.4 million in purchases of property and equipment, and $1.8 million acquisition of intangibles, partially offset by $4.4 million in proceeds, net of purchases, from the maturities and sales of marketable securities.
Cash used in investing activities of $149.0 million for the year ended December 31, 2019 consisted of $128.2 million in purchases, net of maturities and sales, of marketable securities, $11.5 million in purchases of property and equipment, $6.0 million net payment for acquisitions, and $3.3 million related to the capitalization of internal-use software.

Financing Activities
Cash used in financing activities for the six months ended June 30, 2021 consisted primarily of $2.4 million in payments for deferred offering costs. Cash provided by financing activities was not material for the six months ended June 30, 2020.
Cash used in financing activities of $1.9 million for the year ended December 31, 2020 consisted primarily of $2.1 million in payments for acquisition-related liabilities.
Cash provided by financing activities of $150.2 million for the year ended December 31, 2019 consisted primarily of net proceeds of $149.8 million from the issuance of Series H redeemable convertible preferred stock.
Remaining Performance Obligations on Customer Contracts
We generally enter into subscription agreements with our customers on monthly, annual, or multi-year terms. We generally invoice customers in advance in either monthly or annual installments. A small portion of our annual contracts may have billing terms that are different from their subscription terms, and our multi-year contracts are invoiced annually. As of June 30, 2021, we estimate remaining performance obligations totaled $178.5 million, which was comprised of $130.5 million of deferred revenue and $48.0 million of unbilled amounts.
We expect that the value of the remaining performance obligations will change from one period to another for several reasons, including new contracts, timing of renewals, cancellations, contract modifications, and foreign currency fluctuations. We believe that fluctuations in remaining performance obligations are not necessarily a reliable indicator of future revenue and we do not report it as a key management metric internally.
Contractual Obligations
Our principal commitments consist of operating lease obligations for office space and contractual obligations under third-party cloud infrastructure agreements and service subscription agreements.
The following table summarizes our contractual obligations as of December 31, 2020:

		Payment Due by Period
		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
	(in thousands)
Operating lease obligations (1)	$44,942	$7,478	$15,256	$13,811	$8,379
Other contractual commitments (2)	62,360	18,637	43,723	—	—
Total contractual obligations	$107,302	$26,115	$58,979	$13,811	$8,379
__________________
(1)We lease our facilities under long-term operating leases expiring on varying dates through September 2028.
(2)Our other contractual commitments relate mainly to third-party cloud infrastructure agreements and service subscription arrangements used to support operations until November 2023.
As of June 30, 2021, total contractual obligations were $89.6 million on settlement of $4.2 million in operating lease obligations and $13.5 million in other contractual commitments. Our long-term purchase commitments may be satisfied earlier than in the payment periods presented above as we continue to grow and scale our business.
Indemnification Agreements
In the ordinary course of business, we enter into agreements of varying scope and terms pursuant to which we agree to indemnify customers, vendors, lessors, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of the breach of such agreements, services to be provided by us, or from data breaches or intellectual property infringement claims made by third parties. In addition, we have entered into indemnification agreements with our directors and certain officers and employees that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers, or employees. No demands or claims have been made upon us to provide indemnification under such agreements that we are aware of that could have a material effect on our consolidated balance sheets, consolidated statements of operations and comprehensive loss, or consolidated statements of cash flows.
Off-Balance Sheet Arrangements
As of December 31, 2020 and June 30, 2021, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to certain market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in foreign currency exchange rates and interest rates, as well as risks associated with offering credit to customers.
Foreign Currency Exchange Risk
The functional currency of our foreign subsidiaries is the U.S. dollar. Our sales are derived in U.S. dollars. Our operating expenses incurred by our foreign subsidiaries are denominated in their respective local currencies, and remeasured at the exchange rates in effect on the transaction date. Additionally, fluctuations in foreign exchange rates may result in the recognition of transaction gains and losses in our consolidated statements of operations. Our consolidated results of operations and cash flows are, therefore, subject to foreign exchange rate fluctuations and may be adversely affected in the future due to changes in foreign exchange rates. As the impact of foreign exchange rates has not been material to our operating results, we have not entered into any derivative or hedging transactions, but we may do so in the future if our exposure to foreign currency becomes more significant.
Interest Rate Risk
Our cash, cash equivalents, and marketable securities primarily consist of deposits held at financial institutions, highly liquid money market funds, and investments in U.S. government securities, corporate bonds, commercial paper, asset-backed securities, and mutual funds. We had cash and cash equivalents of $95.4 million and marketable securities of $142.7 million as of December 31, 2020. We had cash and cash equivalents of $104.8 million and marketable securities of $135.8 million as of June 30, 2021. We do not enter into investments for trading and speculative purposes. Our investments are subject to market risk due to changes in interest rates, which may affect our interest income and the fair value of our investments. Fixed rate securities may have their market value adversely affected due to a rise in interest rates. Due in part to these factors, our future investment income may fall short of our expectations due to changes in interest rates or we may suffer losses in principal if we are forced to sell securities that decline in market value due to changes in interest rates. However, because we classify our marketable securities as “available for sale,” no gains or losses are recognized due to changes in interest rates unless such securities are sold prior to maturity or declines in fair value are determined to be other-than-temporary.
Based on an interest rate sensitivity analysis we have performed as of December 31, 2020 and June 30, 2021, we believe a hypothetical 10% favorable or adverse movement in interest rates would have an immaterial effect in the combined market value of our cash and cash equivalents and marketable securities.
Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of these consolidated financial statements requires our management to make estimates, assumptions, and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the applicable periods. We base our estimates, assumptions, and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances. Different assumptions and judgments would change the estimates used in the preparation of our consolidated financial statements, which, in turn, could change the results from those reported. We evaluate our estimates, assumptions, and judgments on an ongoing basis.
The critical accounting estimates, assumptions, and judgments that we believe have the most significant impact on our consolidated financial statements are described below.
Revenue Recognition
We derive revenue from subscription fees and related professional services. We sell subscriptions for our cloud-based solutions through arrangements that are generally non-cancelable and non-refundable. Our subscription arrangements do not provide customers with the right to take possession of the software and, as a result, are accounted for as service arrangements. The treatment of the arrangements is consistent with sales directly to customers and indirectly through channel partners. We record revenue net of sales or value-added taxes.
Subscription Revenue
Subscription revenue is primarily comprised of fees paid by our customers for accessing our cloud-based software during the term of the arrangement. Our cloud-based services allow customers to use the multi-tenant software and do not require them to take possession of the software. Subscription revenue is recognized ratably over the contract term beginning on the commencement date of each contract, which is the date that the cloud-based software is made available to customers.
Professional Services Revenue
Professional services revenue is comprised of fees charged for product configuration, data migration, systems integration and training. Professional services revenue is recognized as services are performed and represents less than 5% of total revenue.
Customers with Multiple Performance Obligations
Some of our contracts with customers contain both subscriptions and professional services. For these contracts, we account for individual performance obligations separately. The transaction price is allocated to the separate performance obligations on the basis of relative standalone selling price (SSP). We determine SSP by taking into consideration historical selling price of these performance obligations in similar transactions, as well as current pricing practices and other observable inputs including, but not limited to, customer size and geography. As our go-to-market strategies evolve, we may modify our pricing practices in the future, which could result in changes to SSP methodology.
Capitalized Internal-Use Software Costs
We capitalize costs related to developing new functionality for our suite of products that are hosted by us and accessed by our customers on a subscription basis. We also capitalize costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalized costs are recorded as part of property and equipment, net in our consolidated balance sheets. Maintenance and training costs are expensed as incurred. Internal-use software is amortized on a straight-line basis over its estimated useful life, generally three years. We evaluate the useful lives of these assets on an annual basis and test for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. There were no impairments to internal-use software during the periods presented.
Stock-Based Compensation
We recognize stock-based compensation expense in the consolidated statements of operations over the requisite service period, which is the vesting period of the respective awards, by using the straight-line attribution method. Forfeitures are accounted for when they occur. We estimate the fair value of stock options and restricted stock units issued to employees, consultants, and directors on the grant date. The fair value of each stock option award is estimated using the Black-Scholes option pricing model. The fair value of each restricted stock unit award is determined based on the estimated fair value of the Company’s common stock on the date of the grant. We have not granted any stock options since January 1, 2017.
Pursuant to our 2011 Stock Plan, as amended (2011 Plan), restricted stock units vest upon the satisfaction of both a service condition and a performance condition. The service condition is satisfied over a period of four years, and the performance condition will be satisfied upon the earlier of (i) a combination transaction provided that such transaction (or series of transactions) qualifies as a change of control, or (ii) the effective date of a registration statement of the Company filed under the Securities Act for the Company’s initial public offering (both collectively known as the liquidity events). For the year ended December 31, 2020 and the six months ended June 30, 2021, no stock-based compensation expense has been recognized for restricted stock units because the liquidity events, as described above, were not probable.
Common Stock Valuations
The fair value of the Class B common stock underlying our stock-based awards has historically been determined with input from management and contemporaneous third-party valuations.
Given the absence of a public trading market for our common stock, and in accordance with the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the AICPA Guide), our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock including:
•contemporaneous valuations performed at periodic intervals by independent third-party specialists;
•the prices, rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock;
•the prices paid for redeemable convertible preferred stock sold to third-party investors by us and prices paid in secondary transactions of common stock, including any tender offers;
•the lack of marketability inherent in our common stock;
•our actual operating and financial performance;
•our current business conditions and projections;
•our stage of development;
•the likelihood of achieving a liquidity event, such as an initial public offering, a merger or acquisition of our company given prevailing market conditions and the nature and history of our business;
•market multiples of comparable companies in our industry;
•the operational and financial performance of comparable publicly traded companies; and
•macroeconomic conditions.
The enterprise value of our company was determined using the market approach. The market approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial results to estimate the enterprise value of our company. The enterprise value was then adjusted to the equity value based on cash and debt balances.
The resulting equity value was allocated to the Class B common stock using a probability weighted expected return method (PWERM). The PWERM approach involves the estimation of multiple future potential outcomes for us, and estimates of the probability and expected timing of each respective potential outcome. The per share common stock value determined using this approach is ultimately based upon probability-weighted per share values resulting from the various future scenarios, which include an initial public offering, merger, or sale, or continued operation as a private company. Additionally, the Option Pricing Method (OPM), was considered. The OPM approach uses the preferred stockholders’ liquidation preferences, participation rights, dividend rights, and conversion rights to determine the value of each share class in specific potential future outcomes. After applying a discount for lack of marketability to both approaches to reflect the increased risk arising from the inability to readily sell the shares, the PWERM and OPM per share values were probability weighted to estimate the fair value of our common stock.
We also considered any secondary transactions involving our capital stock. In our evaluation of those transactions, we considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange. Factors considered include transaction volume, timing, whether the transactions occurred among willing and unrelated parties, and whether the transactions involved investors with access to our financial information.
Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.
Following this offering, it will not be necessary to determine the fair value of our common stock as our shares will be traded in the public market.
Recent Accounting Pronouncements
See “Summary of Significant Accounting Policies” in Note 2 of the notes to our consolidated financial statements for more information.

BUSINESS
Overview
Our mission is to make it fast and easy for businesses to delight their customers and employees.
We provide businesses of all sizes with modern SaaS products that are designed with the user in mind. We started with Freshdesk, our customer experience (CX) product, and later expanded our offering to include Freshservice, our IT service management (ITSM) product. We then expanded our product offering to include a more complete customer relationship management (CRM) solution, which includes sales force and marketing automation. Finally, business users can have the power of modern SaaS technology with the ease of use of the most widely used consumer internet services. As of June 30, 2021, approximately 52,500 businesses used our software to delight their customers and employees.
The first generation of SaaS held enormous potential to give businesses more flexibility in the way they deployed software and make work easier. Despite the technological progress these companies have made, the first generation of SaaS has become too fragmented, unwieldy, and expensive, making it inaccessible for a wide swath of businesses. Organizations of all sizes, not just large enterprises, are facing increasing pressure to digitally transform and meet higher levels of customer and employee expectations. These stakeholders have become accustomed to the instant gratification of the digital economy, but the business software they use has not kept up.
At Freshworks, we build products that make it easier for businesses to delight their customers and employees. Our powerful software delivers the modern functionality and capabilities businesses need, while being intuitive and easy to use, rapid to onboard, agile, and affordable for organizations of all sizes. We build intelligence and automation into our products wherever possible to accelerate user productivity and allow them to quickly meet the increasing demands of customers and employees. By accelerating time to value, increasing productivity, and lowering costs, we provide businesses with a concrete return on their investment in Freshworks. With an increased ability to delight customers and employees, businesses also benefit from improved customer and employee retention, higher net promoter scores (NPS), and better business outcomes.
In 2011, we launched our first product, Freshdesk. As we continued to grow, we launched additional products and capabilities and expanded our go-to-market function. Over time, Freshworks products were discovered and embraced by teams and divisions within larger organizations, and we have become a leading provider of modern SaaS solutions that solve multiple, complex business problems to companies of all sizes around the globe. Businesses from more than 120 countries around the world use Freshworks products to delight their customers and employees every day. As of June 30, 2021, 13,326 of our customers contributed more than $5,000 in annual recurring revenue (ARR), as compared to 8,588, 9,187, 9,822, 10,723, 11,570, and 12,332 as of December 31, 2019, March 31, 2020, June 30, 2020, September 30, 2020, December 31, 2020, and March 31, 2021, respectively, demonstrating the broad appeal of our products to customers of all sizes and geographies. As of December 31, 2019, March 31, 2020, June 30, 2020, September 30, 2020, December 31, 2020, March 31, 2021, and June 30, 2021, customers contributing more than $5,000 in ARR represented 78%, 79%, 79%, 80%, 82%, 83%, and 84% of total ARR, respectively. We believe that the number of customers that contribute more than $5,000 in ARR is an indicator of our success in attracting and expanding with larger businesses. As of June 30, 2021, over 50% of our ARR was from customers with more than 250 employees, and we had 1,164 customers that each contributed $50,000 or more in ARR. We provide products across multiple massive markets in order to address the needs of businesses of all sizes that need to digitally transform to delight their customers and employees.
Our business model is powered by a strong product-led growth (PLG) motion that helps us serve businesses of all sizes. We make it simple and easy for businesses to find our products organically, trial the product to see if it fits the business use case, and quickly onboard users to the product. We supplement this PLG, or inbound motion, with an outbound motion to larger organizations and a robust partner ecosystem that helps customers extend our products with incremental capabilities to enable organizations of all sizes to have a superior experience. Once users within a business have started to use one of our products, we focus on driving further adoption within that business. We believe that the success of our business model is evidenced by our healthy net dollar retention rate of 118% as of June 30, 2021.

Our business has grown rapidly in recent periods as our customer base and operations have scaled. Our total revenue was $172.4 million and $249.7 million in the years ended December 31, 2019 and 2020, respectively, representing a year-over-year growth rate of 45%. Our total revenue was $110.5 million and $168.9 million in the six months ended June 30, 2020 and 2021, respectively, representing a year-over-year growth rate of 53%. We incurred operating losses of $29.7 million and $56.1 million in the years ended December 31, 2019 and 2020, respectively, and our net losses were $31.1 million and $57.3 million in the years ended December 31, 2019 and 2020, respectively. We incurred operating losses of $52.8 million and $8.2 million in the six months ended June 30, 2020 and 2021, respectively, and our net losses were $57.1 million and $9.8 million in the six months ended June 30, 2020 and 2021, respectively. In the years ended December 31, 2019 and 2020, our net cash (used in) provided by operating activities was ($8.2) million and $32.5 million, respectively, and our free cash flow was ($23.0) million and $23.5 million, respectively. In the six months ended June 30, 2020 and 2021, our net cash provided by operating activities was $6.3 million and $8.7 million, respectively, and our free cash flow was $1.3 million and $3.7 million, respectively. For more information about free cash flow, a non-GAAP financial measure, and for a reconciliation of free cash flow to its corresponding GAAP measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”
Delighting Customers and Employees is Hard
Requirements for businesses to meet and exceed the demands of both customers and employees have never been higher. Advances in consumer technology and the proliferation of mobile devices over the last two decades have created the ability for anyone to leverage a simple app or website to search for, acquire, exchange, or return goods and services with little friction. Now, everyone is accustomed to the instant gratification of getting whatever they want, whenever they want it—at any time and from anywhere. These modern consumer experiences have led to higher expectations for business interactions, and attracting customers to stay, buy more, and share their delight is increasingly challenging.
The challenges placed upon businesses to consistently deliver highly satisfying business interactions extends to employee relationships as well. Consumers who can order meals from a smartphone application and have them delivered within minutes expect a similarly easy experience when they contact their own employer about an employee support issue. Employees who can buy a car with the click of a button and have it delivered the next day are understandably frustrated if it takes a week to provision a videoconference license through their employer’s IT department. Though it is a goal of almost every organization, truly delighting employees and customers is becoming more and more difficult.
Digital Transformation is Accelerating
To address the higher expectations of today’s consumers, organizations of all sizes are being compelled to digitally transform their marketing, sales, and service models. Despite these significant investments in technology and services, progress toward meeting the greater demands of customers and employees has lagged. Companies must undergo digital transformations in order to exceed customer and employee expectations.
The need to modernize through digital transformation was accelerated by the COVID-19 pandemic in 2020. This necessitated many previously in-person interactions to become digital experiences. Consumers had to adapt to buying goods and services online from new and unknown vendors. At the same time, many employees were forced to re-imagine how to collaborate and work productively in a disparate and remote environment. Existing businesses needed to become digital to adapt to prevailing economic conditions, while new, natively digital businesses arose to meet the new normal of consumer and employee needs. According to Twilio’s COVID-19 Digital Engagement Report, 79% of companies surveyed say COVID-19 increased their budget for digital transformation.
For many businesses, meeting the basic needs of customers and employees changed sharply, and delighting them became almost impossible without leveraging the technology they expect to use. As a result, well capitalized organizations that were further along the digital transformation curve, thrived. And organizations lacking the time, money, or other resources to meet the new challenges, suffered.

Users are Demanding Software that Meets their Needs
Business users need software that is powerful and intuitive in order to quickly solve problems for the customers and employees they serve. Yet, they are often forced into using software applications mandated by senior decision makers—executives who do not use the application day to day and have limited understanding of how it works or how it meets the users' needs. The user experience has become inconsistent across applications with complex integrations into several systems. Various business functions, such as sales, support, marketing, and IT are forced into “platform decisions” that require them to use tools that do not match their needs, resulting in poor engagement and low satisfaction with the product.
Unsatisfied users are pushing back against further software implementations and renewals, and are instead seeking out products that deliver the required functionality while being simple to use. In an era where consumers are able to trial and purchase subscription services for their personal needs, users are similarly demanding that their business software provides the best user experience for their business needs. Companies that force their employees to use software with a poor user experience will ultimately suffer from low productivity and higher costs. According to a May 2021 survey by CMSWire, three-quarters of businesses believe that the digital experience employees have with internal applications is “Important” or “Very important” in affecting the quality of digital experience for external customers. Users are becoming more empowered to choose the tools that delight them, so they can in turn delight their customers.
The Cloud Promise Has Been Broken
In response to rising customer and employee expectations that have intensified over time, many companies are turning to cloud software. The SaaS revolution, born almost 20 years ago, promised to free organizations of all sizes from the shackles of the client-server paradigm of business software. While first generation SaaS providers were successful in reducing the burden of buying, provisioning, and managing on-premise infrastructure, they largely mimicked on-premise applications with the user experience. SaaS was supposed to make users’ lives easier by empowering them to better serve their customers and employees. In its ideal form, SaaS was meant to be quick to implement, easy to use, inexpensive to maintain without the need to hire teams of expensive consultants who spend months testing and installing complicated software in order to realize its value. It was supposed to give users the ability to find the data they needed quickly and work seamlessly with other users to solve customer and employee issues. It was supposed to make everyone’s experience better. SaaS was supposed to make work easy.
Over the following two decades, the initial vision of cloud software has not come to fruition. The first generation of SaaS platforms has become, we believe, too fragmented, bloated, and unwieldy to effectively use every day. Implementation times have stretched into years, and the software has become full of tabs, toggles, and jumbles of overcomplicated applications that are often unnecessary or go unused. Data is siloed across different SaaS products that cannot communicate with one another, leading to additional time wasted and increased user frustration. According to a May 2021 survey by CMSWire, when asked about the employee experience having the biggest direct impact on their customers' experiences, 62% of respondents cited access to collaboration tools and 55% of respondents cited easy access to information on customers. And now, in direct response to these challenges, there is a new economy of separate, additional third-party applications to address these issues, increasing the complexity, integration requirements, and total cost of ownership (TCO). All of this has made SaaS platforms of many legacy vendors accessible only to large, well capitalized enterprises.
Despite all the progress in technology and the massive investments from first generation SaaS providers, the enterprise software industry has failed to realize the cloud promise.
The Shortfalls of Legacy SaaS
Legacy SaaS software suffers from the following drawbacks:
Not purpose-built to meet users’ needs
We believe existing business software solutions are not purpose-built to meet the specific needs of the user, or focused on reducing the non value-add and repetitive tasks that encumber these users. The simple, yet powerful functionality of consumer technology that users are accustomed to in their personal lives has not translated to their business software. Instead, business software is plagued with complexity, feature bloat, and complicated user interfaces (UI) that often require extensive and ongoing training for users. Users are constantly switching between several software applications with inconsistent interfaces to perform their job, resulting in user dissatisfaction. According to a 2020 User Experience report by Forrester, most employees have to endure bad enterprise user experiences every day, leading to lower employee engagement and motivation, while good user experience leads to employees that are more motivated, engaged and productive.
Expensive with high total cost of ownership
Legacy SaaS software is often expensive to purchase. It often also requires an army of consultants, significant IT resources, and several months or years to implement and integrate across the IT stack—further increasing costs. The TCO continues to increase with third-party add-ons often required to unlock the full capabilities of the software, as well as ongoing data storage or other hidden fees.
Prolonged time to value
Legacy SaaS software suffers from lengthy approval, purchasing, and implementation cycles frequently extending over many months or even years. Exacerbating the problem, businesses also need buy-in from a wider group of users to justify the higher costs, further extending approval and onboarding times. Once the software is implemented, users undergo extensive training because the software is complex and cumbersome. Unable to do their job and derive value from the software right away, users often limit their engagement and as a result, businesses are saddled with software that suffers from a prolonged time to value.
Not accessible for companies of all sizes
In light of legacy SaaS solutions’ prolonged time to value and high TCO, large enterprises with the requisite resources are typically the organizations that are able to purchase and access these solutions. Legacy SaaS solutions have effectively left behind most small- and mid-sized organizations on their digital transformation journey and concentrated the benefits to the few that can afford to adopt and maintain these high-priced solutions. As a result, we believe the vast majority of organizations are underserved or their needs are unmet by these legacy solutions.
The Freshworks Solution—Delivering on the Cloud Promise
At Freshworks, we strive to empower businesses with simple yet powerful software they can rely on to delight the customers and employees they serve.
Designed to delight the user
Our software products are designed so that our users—whether they serve their external customers or internal employees—love using them. We believe that business software should be as intuitive and simple to use as a smartphone application, and this design principle is core to the success of our solutions. We invest significant effort upfront in the product development lifecycle, studying and analyzing how the user will engage with the product end to end, and then designing our solutions with a user-first approach. We incorporate reporting, compliance, and administrative features needed by executives or IT administrators without compromising the experience for the user. Our unrelenting focus on simple, elegant, intuitive design empowers users of our software to delight their customers.
Designed for rapid onboarding, agility, and time to value
Our software makes it very easy to onboard, configure, use, and scale. Businesses that choose Freshworks do not have to endure long implementation cycles spanning months or even years. Instead, they can sign up for a 21-day free trial on our website and rapidly determine if the solution makes sense to purchase. Smaller businesses can be up and running in hours not days, and for larger organizations, time to value is just a few weeks away as compared to months and years with our major competitors.
Crucially, companies do not have to choose between moving fast and satisfying unique requirements; we offer a marketplace with over 1,100 pre-built apps to help companies customize their Freshworks solution. Through drag and drop functionality and low/no-code customization, companies can configure our solution to meet their needs just as easily as it is to try or initially buy. This simplicity makes troubleshooting or maintenance easy as well—there are no messy integrations between products that only a small number of users or outside consultants know how to manage. Because users onboard rapidly and almost immediately start to realize value, we quickly see them begin to rely on our software for their day-to-day workflows, expand usage within their organization, buy additional functionality from us, and evangelize our software within their organizations. As more users adopt our software, we generate better insights and automation capabilities, which further enhances our value proposition, and a virtuous cycle is established.
Powerful with low TCO
Our software delivers the functionality of leading technologies, like artificial intelligence and machine learning and workflow automation—priced and packaged to enable users to try and buy quickly. Our self-serve software drives down TCO and makes adopting our software affordable; it does not require an army of expensive consultants and IT resources to implement. Custom business requirements typically can be addressed through pre-built applications available in our marketplace, rather than through expensive professional services. Maintenance is minimized through having a common platform that all our products use, and having a self-service library that addresses many common problems. Our subscription prices allow businesses to actually benefit from the solution as they trial and adopt it, which generates users who evangelize within their organizations because they can immediately begin to realize the benefits of our products, enabling a robust PLG motion.
Relevant to organizations of all sizes
Freshworks products appeal to organizations of all sizes across a wide range of geographies and industries. Our software is affordable for businesses without the resources to implement expensive legacy SaaS solutions. Our products help smaller-sized organizations bridge the technology gap existing with well capitalized organizations that have implemented or are implementing digital transformation solutions. We are singularly focused on giving users the powerful software features and functionality they need to be effective, such as AI/ML for greater automation, while reducing complexity and feature bloat. Our software appeals to businesses of all sizes whose employees demand effective, modern tools, and that are striving to compete effectively in a dynamic landscape.
Key Benefits for Our Customers
“Delight Made Easy.” This simple mantra guides what we strive to enable for businesses. We provide them the following key benefits:
•Delight. Our fresh approach to business software enables businesses to exceed customer and employee expectations and drive clear business results:
◦Customer delight: We help businesses delight their customers by enabling them to meet and exceed increasing and evolving sets of customer expectations. Our software enables personalized and context-aware interactions across multiple channels, enabling users to be highly responsive to customer inquiries. With Freshworks, businesses are able to consistently exceed customer expectations, enjoy higher retention, and higher NPS, all of which promote increased growth.
◦Employee delight: With our intuitive, easy-to-use products, Freshworks users are able to focus on their job responsibilities and spend less time navigating bloated, unwieldy, difficult-to-use software. Users are delighted that our products are designed to optimize their experience, includes the most advanced technologies that are easily accessible, and is not burdened with unnecessary features or process layers. We believe our users are more motivated by software that helps them become more efficient and productive employees, and achieve better business outcomes.

•Made Easy. Freshworks makes it fast and easy for businesses to delight their customers and employees. We take a fresh approach to how businesses discover, engage with, and realize value from software, throughout their journey.
◦Transparent pricing. Our pricing plans are designed for modern business use cases and affordable for organizations of all sizes. Our pricing is customizable based on users, features, and add-ons, to ensure businesses are paying only for the capabilities they need, while avoiding paying for unnecessary features and functionality. Our pricing is transparent, easy to understand, and easily found on our website, allowing businesses to readily assess TCO and feature differentiation within each of our pricing plans.
◦Instant onboarding. Businesses can access our website, try or purchase our software, and onboard in a matter of days not months. Our intuitive UI allows users to learn our products quickly, allowing them to better serve their customers’ needs faster and more efficiently. With fast onboarding, easy-to-use products, and seamless upgrades, businesses using our software are able to avoid lengthy and expensive implementations and high ongoing software maintenance costs.
◦Extensibility and customizability. With out-of-the-box extensibility and drag-and-drop functionality organizations can use our solution to solve business issues that are unique to them. Businesses can also build custom internal applications to extend the capabilities of our products, and to date, businesses have built over 2,900 custom apps to address their specific use cases. In addition, our marketplace provides access to over 1,100 applications developed and published by third parties that businesses can plug into their Freshworks solution to further extend the product.
◦Accelerated user productivity. Our products contain automation and collaboration functionality that enhances user productivity. Freshworks’ products augment human engagement by automating processes to address and answer customer and employee requests. For example, within Freshdesk, we provide features to support and empower users during customer interactions, which include auto-assigned rules and visibility into a customer’s context. This enables users to serve customers faster and to be more proactive during each interaction, resulting in quick resolution of interactions and delighted customers. Additionally, we provide self-service and AI-powered chatbots that help reduce the overall volume of customer service tickets. Our products embed collaboration functionality to provide our users the ability to collaborate across their organization and get work done without having to leave the Freshworks product environment.
◦Tangible ROI. Businesses achieve tangible return on their Freshworks investment driven by cost savings, improved employee productivity, and accelerated time to value. The cost savings attributable to our products include automating administrative tasks and reporting, and shifting customer interactions from more expensive service channels, like voice, to cheaper digital and other self-service channels. Improved employee productivity and reduced ticket volumes enable more lean and efficient customer support and IT service organizations, further driving cost savings for businesses that choose Freshworks. Additionally, through our go-to-market strategy and product design we reduce approval, purchasing, and implementation cycles, enabling our products to deliver accelerated time to value as compared to legacy SaaS solutions.
Our Market Opportunity
Digital transformation has driven companies to evaluate how and where they invest in technology solutions to better engage with customers and employees. We believe that companies around the world, regardless of size, need better software to better manage customer and employee relationships. We define our total addressable market in two ways, by utilizing industry research and by conducting our own analysis based on the customer behavior and adoption trends we see of our products.
First, based on industry research from International Data Corporation (IDC), we believe we have a large addressable market of approximately $120 billion. As defined by IDC, we offer products that provide powerful functionality addressing select markets within CRM—including Customer Service, Contact Center, Salesforce

Productivity and Management, and Marketing Campaign Management; and System and Service Management (SSM)—including IT Service Management, IT Operations Management, and IT Automation and Configuration Management. According to IDC, by 2025, the markets we address within CRM will represent a $76 billion opportunity and the SSM market will represent a $44 billion opportunity.
Second, based on our internal data and analysis, we estimate the annual potential market opportunity for our products to be $77 billion. We calculate this estimate based on the total number of global companies using independent industry data from S&P Capital IQ and weighted average ARR of our products. We organize these companies into three cohorts based on how we organize our go-to-market efforts (SMB, Mid-Market, Enterprise). We then multiply the number of companies in each cohort by the weighted average ARR per customer for our largest product families of Freshdesk and Freshsales (CRM), and Freshservice (SSM) within each cohort, and sum the products for each cohort to arrive at our total market opportunity. We expect our estimated market opportunity will continue to expand as customers onboard more or expand usage of our products, increasing the weighted average ARR per customer for use of our products.
Our products offer broad applicability to organizations of all sizes across a wide range of geographies and industries. We believe our products offer compelling competitive differentiation with its transparent pricing, instant onboarding, extensibility and customizability, user productivity benefits, and tangible ROI. This competitive differentiation positions us to replace incumbent solutions as well as address new greenfield opportunities replacing homegrown solutions, such as email or spreadsheets, with Freshworks products.
Our Business Model
Since our inception, our go-to-market strategy has centered on offering exceptional products that are designed for the user. PLG is the core foundation of Freshworks and has helped us serve organizations of all sizes. The simplicity and powerful functionality underpinning our Freshworks solutions acts as the primary driver of customer acquisition, conversion, and expansion by driving trials of our products that we supplement with our inbound and outbound sales motions. Our pricing is transparent, affordable, and easy to understand, reducing the length of sales cycles and increasing the efficiency of marketing and sales. This enables us to disrupt the traditional top-down sales motion, letting users, not executives, designate Freshworks as their software of choice.
Our go-to-market approach allows us to respond to how businesses want to buy our products. This flexible approach capitalizes on the strong user-driven adoption and user love for our products with a dedicated focus on driving successful adoption and expansion within organizations and divisions of large organizations. We offer our products under both free and paid subscription plans, further reducing friction to adoption and accelerating our go-to-market motion. We believe deep user engagement and an obsessive focus on user experience are catalysts for expanding product adoption within organizations. As of June 30, 2021, we had approximately 52,500 paying customers, compared to approximately 48,500 as of December 31, 2020 and approximately 40,000 as of December 31, 2019. Our customer base was weighted toward smaller organizations, but over time the number of larger organizations has grown as a percentage of our total paid customers. As of June 30, 2021, 13,326 of our customers each contributed more than $5,000 in ARR and over half of our ARR came from customers with more than 250 employees.
We focus our go-to-market motion on businesses based on their size:
•Small- and Mid-Sized Businesses (SMB) (organizations with 250 or fewer employees): We service our SMB customers through inbound and partner demand generation, which is low-cost, low-touch, and self-service. We had approximately 38,700 SMB customers as of December 31, 2020, compared to approximately 31,700 as of December 31, 2019.
•Mid-Market (organizations with 251 to 5,000 employees): We service our mid-market customers through inbound, outbound and partner demand generation. We had approximately 8,300 mid-market customers as of December 31, 2020, compared to approximately 6,900 as of December 31, 2019.
•Enterprise (organizations with 5,001 or more employees): We service our enterprise customers through inbound, outbound and partner demand generation. We focus on serving divisions or departments within enterprises. We had approximately 1,500 enterprise customers as of December 31, 2020, compared to approximately 1,300 as of December 31, 2019.
We have three go-to-market motions to attract customers:
•Inbound motion: We rely on efficient search marketing and word of mouth to encourage individual users or small teams within an organization to discover, try, and purchase our products. We drive potential customers to our website as the primary channel to learn about our solutions. We maintain a variety of resources on our website to ensure businesses who find Freshworks organically can quickly determine which solutions best suit their needs. We offer 21-day free trials of our premium tier products to businesses who want to test our solutions before requiring any purchase, giving them flexibility to try before they buy. We do not require businesses to provide payment information to begin a trial, further reducing friction to initial adoption. Our inbound motion is the primary way we sell to organizations, regardless of the organization’s size or industry.
•Outbound motion: This approach is focused on mid-market and enterprise organizations. We rely on three main groups to drive our outbound business: outbound marketing, sales development representatives, and field sales representatives. We utilize our outbound motion in conjunction with our inbound efforts to help accelerate the adoption of our products, and the increased usage of our products within existing customers.
•Partner ecosystem: Our growing partner ecosystem enriches our offerings, scales our geographic coverage, and helps us reach a broader audience than we would be able to reach on our own, thus amplifying our go-to-market investments. Our partner ecosystem consists of the following:
◦Channel Partners: These are our reselling and consulting partners who help us sell and onboard our products globally. Channel partners also help drive growth in local markets where we are not present, markets where we do not yet support the language, as well as in markets with sales teams where third-party services are required. Our 400+ channel partners are dispersed worldwide across 50+ countries.
◦ISV Partners: We partner with independent software vendors to provide integrations that drive product adoption and retention over the long term. We have 350+ ISV partners, including Ozonetel, as well as integrations with Slack and TeamViewer.
◦Marketplace: Our marketplace enables our channel partners, ISV partners, and individual developers to build value-added apps and integrations, thereby extending the capabilities of our platform. We provide developers the tools and flexibility to design, code, and publish their apps via a robust set of software development kits and application programming interfaces. Our marketplace allows us to address corner use cases across multiple verticals and geographies. We have over 1,100 marketplace apps, and nearly 30,000 customers using our marketplace apps.
Once a business has purchased a subscription to one of our products, we activate our customer success motion, aligned with the size and scale of each customer. We provide digital onboarding directly or with partners to all customers. Our customer success programs are designed to ensure businesses are getting the most out of their subscription. We conduct health checks and business reviews, monitor customer satisfaction and NPS, and identify gaps to proactively address any concerns. Our customer success team is also responsible for customer renewals and for identifying expansion opportunities.
Our Growth Strategy
Key elements of our growth strategy include:
•Continued Focus on Product-Led Growth. PLG increasingly governs the buying patterns of not just SMBs, but also mid-market and larger enterprises. Over time, as teams and divisions within larger organizations have discovered and embraced our products, Freshworks has been organically adopted by these enterprises, becoming the product of choice for CX, ITSM, and sales force and marketing automation products (Sales & Marketing). We have continued to evolve our go-to-market motion in response to organic demand—adding incremental outbound motion to drive sales to larger businesses and ensuring that organizations of all sizes have a great experience, which tends to accelerate product adoption. This has helped us achieve a healthy mix of all customer sizes within our customer base. We will maintain focus on our PLG so that a significant portion of our user acquisition, expansion, conversion, and retention efforts are driven primarily by the product itself.
•Drive New Customer Sales. We believe that our market remains largely underserved. We intend to invest aggressively in our direct and indirect sales and marketing capabilities, including investments in our outbound sales motion teams, to continue to acquire new mid-market and enterprise customers. We also believe the ongoing tailwinds of cloud adoption and digital transformation will drive further adoption of our products by organizations of all sizes.
•Expand Within Existing Customers. Our customer base of approximately 52,500 organizations as of June 30, 2021 represents a significant growth opportunity for us. Expansion in these organizations is driven by adding users, adoption of our products by other departments within the organization, moving customers to more premium products and cross-selling additional products. We believe that our multi-product offering provides significant cross-sell opportunities that have been largely untapped to date. As of June 30, 2021, approximately 18% of our customers purchased subscriptions to at least two of our products, representing 45% of ARR. Our net dollar retention rate of 118% as of June 30, 2021 demonstrates our ability to extend both the scale and use cases within organizations and execute our land-and-expand strategy.
•Innovate and Enhance Our Products and Platform. We have significantly invested in our platform and product suite to serve the evolving needs of our customers for over a decade. Since our founding, our journey to a multi-product strategy has expanded from CX, to employee and IT support, to messaging and cloud telephony, to a unified customer vision. We believe our continued innovation, including delivery of advanced AI and ML capabilities, will translate to a higher value proposition for our customers and increased adoption of our products by both new and existing customers.
•Expand Our Partner Network. We are focused on expanding participation in our channel, ISV, and marketplace partner programs across geographies and industries to help us broaden our reach, and drive further customer acquisition and stickiness. Furthermore, we plan to leverage our leading technology partners like Amazon, Google, and Microsoft to explore additional go-to-market opportunities.
•Build Upon Our Global Presence. We have been global from our earliest product sales and our global footprint continues to expand, with customers in more than 120 countries. During the year ended December 31, 2020, 45%, 40%, and 15% of our revenue was derived from customers in North America; Europe, Middle East and Africa; and the rest of the world, respectively. During the six months ended June 30, 2021, 42%, 42%, and 16% of our revenue was derived from customers in North America; Europe, Middle East and Africa; and the rest of the world, respectively. In addition, we have physical sales offices in six countries. Additionally, we support our products in eight languages. We have a significant opportunity to further expand globally. We plan to support more languages, recruit partners, hire sales and customer service personnel in additional countries as needed, and expand our presence in countries where we already operate.
Products and Capabilities
Freshworks provides solutions that serve the needs of users in the CX and ITSM categories, and we have also expanded our offering with Sales & Marketing. These product offerings enable organizations to acquire, engage, and better serve their customers and employees.
We also offer additional products, including HR Management, and other products to extend our position in ITSM. These products and capabilities are relatively nascent but we believe they provide evidence of our continued focus on innovation and will be growth opportunities for Freshworks in the future.
For customer facing teams, we offer our CX family of products, Freshdesk, including Freshdesk Support Desk, Freshdesk Omnichannel Suite, Freshdesk Messaging, Freshdesk Contact Center, and Freshdesk Customer Success.

These products allow businesses to delight their customers across touchpoints, streamline customer conversations, and automate repetitive tasks. For employee facing teams, our ITSM product, Freshservice, provides both the intelligence and automation businesses need to give employees the “consumer” like experience they now expect. For go-to-market teams, our Sales & Marketing products of Freshsales, Freshmarketer, and Freshsales Suite align users with a unified view of the customer journey to better acquire, engage, and close customers.
All of our products leverage our Freshworks Neo platform, which provides shared services that enable us to rapidly innovate and release new products. Businesses can use Neo—which provides a low-code development and a hassle free deployment environment—to extend and integrate Freshworks into their existing solutions and perform advanced analytics to gain insights that help them run their businesses more efficiently.
Freshworks Products Overview
Customer Experience
The main product of our CX offerings is Freshdesk Support Desk, which businesses use to interact with their customers and respond to customer service requests.
•Freshdesk Support Desk. Freshdesk Support Desk enables businesses to delight their customers at every service engagement touchpoint across traditional channels like email, telephony, and self-service, as well as modern channels like messaging and social media.
We also offer additional products in the CX space to address specific communication channels and use cases.
•Freshdesk Messaging. Freshdesk Messaging helps customer experience agents engage with customers across web, mobile, and social messaging applications. Our Freshdesk Messaging bot technology allows businesses to provide self service to customers by automating commonly performed transactions and providing answers to frequently asked questions.
•Freshdesk Contact Center. Freshdesk Contact Center provides agents with a modern, cloud-based telephony system to connect with customers that supports complex call-flows, IVR, and routing needs.
•Freshdesk Omnichannel Suite. Freshdesk Omnichannel Suite is an integrated suite that combines the capabilities of Freshdesk Support Desk, Freshdesk Messaging, and Freshdesk Contact Center, allowing agents to provide seamless customer experience across both digital and traditional channels.
•Freshdesk Customer Success. Freshdesk Customer Success helps customer success managers at B2B subscription companies proactively manage their customers to increase customer retention and delight.

360 Customer view
Omnichannel Operational Metrics
Intelligent Channel Performance Trends
Customer Satisfaction (CSAT) Indicators
Integrated Omnichannel Support Agent Interface
AI powered Bots and Automation
Advanced Routing for Workforce Management
All Tickets - Helpdesk
Refund not initiated #26
Cannot access the system #149
My Dashboard
Open tickets
132
Unassigned
15
High priority - open tickets
17
Unassigned chats
17
Agents active on intelliAssign
6
Missed incoming calls
11
Open tickets
15
Open tickets
3h 30m
First response due
2
Average wait time
1m 20s
Agents ready to accept calls
17
Unassigned
15
High priority - open tickets
15
Customer satisfaction
Across helpdesk for today
3.5/5
Average rating based on all satisfactory interactions today
Satisfactory interactions vs Unsatisfactory interactions
Yes 78.3% (18
No 21.7% (5)
Avg. response time
Product: Freshdesk | Group : Support | This month
3h 30m 22%
Average first response
Group: All groups | Current day
0
Service level target
Threshold : 30s | Queue : All queue | Last 1 hour
80% 22%
Customer satisfaction
Across helpdesk for today
Responses received
0
Positive
0%
Neutral
0%
Negative
0%
Akhilesh Arora
akhilesh@freshworks.com
Here you go Akhilesh! Please use this coupon code: 15FREE15 for a 15% discount on your purchase. Have a great day!
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Freshdesk Support Desk
Freshdesk Support Desk provides businesses with differentiated customer experience capabilities in order to delight their customers:
•Unified view of the customer to help agents resolve complex issues: Provides advanced capabilities like integrated customer conversation timelines, activity logs, and AI-powered intent detection, prioritization, and auto-suggested resolutions, preempting escalations and reducing resolution time.
•Intelligent automation for quicker and better resolution of queries: Intelligently resolves routine queries with AI and automation for faster response times while routing complex asks for personalized response to human agents for higher customer satisfaction.
•Powerful collaboration for faster resolution: Drives collaboration across teams with context-rich customer-specific insights, AI-powered team productivity tools, and powerful integrations through our extensible Freshworks Neo platform and our technology partner marketplace.
•Native technology that scales with you: Manages global customer experience with enterprise-grade features like multi-language support, agent grouping and shift management, and prescriptive analytics supporting better insights and business decisions.

•Multilingual capabilities: Scales customer experience engagement with a multilingual knowledge base, intuitive help widget, and the ability to detect customer frustration automatically.
•Omniroute technology for improved agent productivity: Optimizes for operational efficiencies with advanced workforce management capabilities such as grouping agents by skills or regions, our patent-pending Omniroute technology balances agent workload intelligently across channels and bandwidth availability, event triggered workflows, and service-level agreement-based response times.
•Embedded collaboration inside customer record: Brings teams together to resolve complex customer issues with advanced collaboration capabilities like tagging collaborators within and outside the organization, contextual conversation threads on customer issues, and integration with business communication tools like Slack, Microsoft Teams, and Dropbox.
•Native field service management capabilities: Creates and assigns appointments to field technicians based on customer availability and technician schedule.
•Prescriptive analytics and insights for better business decisions: Provides insights and builds a data-driven support culture with curated custom reports and dashboards with attributes and visualizations unique to the customer’s business, enabling businesses to run highly scalable customer experience functions with uniform work distribution, resource planning, and improved support center efficiency.
Freshdesk Messaging
Key capabilities include:
•Modern digital engagement so that customers can connect in the manner they prefer: Gives customers the option to engage at their convenience through every stage of the customer journey, inside existing applications or products, or on messaging apps such as WhatsApp, Facebook Messenger, and iMessage in the language of their choice. Unlike ‘live chat’, customers are not limited to time-bound sessions and can continue conversations at their own pace with a complete history of conversations and interactions available for context and future reference.
•Chatbots to easily scale and accelerate responses: Gives customers the option to use self-service with chatbots that automate frequently asked questions and transactional requests, with escalations to agents when necessary.
•Proactive engagement for timely customer connections: Nurtures leads with campaigns, onboards new users, upsells customers, and re-engages customers by sending targeted email, in-app, and push messages.
•Intelligent routing and workflows to efficiently assign resources: Intelligently allocates and assigns resources by routing incoming requests based on agents’ workload, and query type. Offers connected workflows with external messaging apps, such as WhatsApp, Facebook Messenger, or Apple Business Chat, to allow customers to have richer experiences and complete requests faster.
•Powerful agent interface to maximize agent productivity: Leverages a single agent interface to view, manage, and prioritize all incoming messages from a common inbox. Reply to conversations, assign them to teammates, resolve them, or convert them to tickets— individually and in bulk. Resolve inquiries faster with response templates and collaborate internally using private notes.
Freshdesk Contact Center
Key capabilities include:
•Number management to localize telephony: Facilitates the purchase of local and toll-free numbers from over 50 countries across the world. Alternatively, businesses can port their existing phone numbers or bring their existing carrier’s phone numbers into Freshdesk Contact Center.

•Inbound call routing to efficiently handle inbound requests: Directs the incoming calls to the teams or departments best suited to handle the requests through advanced routing capabilities, including setting up an IVR, routing calls to voicemail, and deflecting calls with AI-powered voice bots.
•Agent productivity tools to boost performance: Uses a wide range of features that increase agent productivity and enhance team collaboration, including call notes, call tags, and desktop notifications.
•Call management for superior customer experience: Provides agent-friendly features such as call transfers, conference calls, and automatic voicemail routing options, while supporting managers with call recordings to improve experience and resolve customer conflicts.
•Live dashboard and reports to monitor call center health: Easily monitor service-level agreement targets and provides real-time updates on the call center health through metrics like average talk time, handle time, total missed calls, abandoned calls, among other measures, with customizable reporting and analytics providing additional insights.
Freshdesk Omnichannel Suite
Freshdesk Omnichannel Suite, an integrated suite of Freshdesk Support Desk, Freshdesk Messaging, and Freshdesk Contact Center solutions, delivers a single, unified customer experience that moves with the customer across multiple support channels. Customer experience agents that use Freshdesk Omnichannel Suite are able to engage and track customers across digital and traditional channels to provide a superior customer experience to delight customers.
IT Service Management

The main product of our ITSM offering is Freshservice, which helps IT organizations ensure the allocation and availability of technology throughout the company. Freshservice capabilities increase employee productivity and job satisfaction so that each employee can best contribute to desired business outcomes.

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Freshservice
Freshservice enables IT teams to manage the delivery of IT services to the organization and delight their employees - all with an intuitive consumer-grade user experience employees now expect. Increasingly, departments across the business are using Freshservice for service management workflows outside of IT, enabling non-IT departments to leverage capabilities like service request catalogs, workflow automation and orchestration, and reporting to deliver services and improve employee satisfaction.
Freshservice gives businesses:
ITSM capabilities
•Multi-channel approach to service desk: Empowers employees to interact with the IT service desk and service desks of other departments using their channel of choice, including Microsoft Teams, Slack, Email, and a web/mobile Self-Service Portal.
•Service management for streamlined services: Enables organizations to align with ITSM and IT infrastructure library (ITIL) best practices for incident management, problem management, change management, release management, service request management, service asset & configuration management and knowledge management.
•Powerful dashboards and reports for greater insights: Generates insights and improves service delivery with powerful predefined and custom dashboard and reporting.
•Change management for governance and greater control: Visually tracks changes to critical systems and services through their lifecycle, minimizing redundancy and manual efforts by automating change approvals and notifications, and reducing disruptions by planning maintenance more efficiently with predictive maintenance and blackout windows.
•Asset management for efficient utilization of assets: Gain visibility into IT assets of an organization, manage the inventory, fulfillment, and allocation of assets to employees to improve asset utilization and optimize costs. Additionally, provides IT with a system of record for IT infrastructure that enables IT to efficiently align to ITSM processes like incident and change management.
•Integrated project management for collaboration and efficiency: Enables different teams across an organization to collaborate on projects with powerful project management capabilities, including support for different frameworks, such as Agile and Waterfall, holistic and modern views of a project, and affording a consolidated view of projects across teams with project analytics.
•Quick onboarding to accelerate employee readiness: Enables internal teams to provide quality and consistent employee support, and empower agents to resolve tickets faster.
•Extend beyond IT with service management for the Enterprise: Helps non-IT organizations like HR, Legal, Facilities to provide best in class support and services with powerful service catalog, to their employees, track customer satisfaction and enhance service delivery.
Additional capabilities
•IT Orchestration to enhance user productivity and drive quicker resolution: Intelligently resolves employee service requests and operational incidents with orchestration across IT/other workflows for faster resolution of both employee requests and business impacting disruptions to IT services.
•Unified incident management for holistic handling of incidents: Enables IT teams to proactively discover critical infrastructure alerts, plan better for major incident handling, prevent outages, reduce downtime, and consistently meet service-level agreements.
•Integrated alert management for timely resolution of service-impacting incidents: Enables IT alert management to unify alerts from different monitoring tools in a single place, then consolidate, triage, and remediate, allowing IT to deliver reliable and performant IT infrastructure and services.
•Chatbots to handle employee requests: Gives employees the option to use self-service with chatbots that automate responses to frequently asked questions and leverages orchestration to rapidly resolve employee service requests.
Sales & Marketing
The products for our Sales & Marketing offering are Freshsales, which businesses use for sales force automation, and Freshmarketer, which businesses use for marketing automation. We also offer Freshsales Suite that includes the best of sales force and marketing automation with a unified customer record so businesses can better market and sell to each customer.

Account Drill Down
Churn Risk & Support
Quotes & Order History
AI-Powered Deal Insights
Deals & Renewals
Account Activity

Freshsales
Key capabilities
•Powerful sales automation for increased seller productivity: Provides a multi-tiered approach to automating activities and sales processes, including emails, telephony, appointment setting, tasks, notes, etc. all in a salesperson’s personalized activity dashboard.
•AI-driven pipeline management to accelerate the sales cycle: Predicts deals performance, forecast revenue, and makes smarter decisions to move deals more rapidly through the sales cycle.
•Native CPQ to quickly create quotes: Empowers sales teams to rapidly create accurate quotes and keep deals in sync by managing product catalogs in multiple currencies, personalizing quotes, and sharing documents directly with customers.
•Reports and out-of-the-box dashboards for greater insights: Provides real-time insights within the same application experience and are easily personalized by sales reps and managers, including the ability to create and share custom reports and metrics.
Freshmarketer
Key capabilities
•Campaigns for stronger lead conversions: Delivers personalized, creative campaigns that communicate and connect with target audiences to drive lead conversions.

•Marketing journeys to customize experience by target audience: Builds and automates customized, omni-channel journeys for different audience segments while driving acquisition, nurturing, or retention initiatives.
•Conversion optimization for increased website performance: Runs optimization experiments and increases website conversions with heat maps, session replay, and A/B and split testing.
•Lead generation bots for proactive engagement: Automates personalized chat messages to collect visitor information and provide relevant and valuable content.
•Behavioral segmentation for better targeting: Targets the right audiences, deliver consistent experiences, and improve conversion opportunities.
Freshsales Suite
Freshsales Suite, an integrated suite of Freshsales and Freshmarketer solutions, delivers a single, unified Sales & Marketing solution that allows businesses to engage and track customers across their buying journey. Freshsales Suite includes a unified customer record for better engagement across each customer touchpoint.
Additional products
Freshteam is our HR Management solution that allows businesses to manage the entire employee lifecycle, including recruiting, employee onboarding, and other HR workflows.
We also periodically experiment with offering free tools which, if they gain traction, will get integrated into one of our main products. For example, we introduced Freshping, which gives businesses the capabilities to monitor their website’s availability and get multichannel alerts if their website goes down, and Freshstatus, which allows businesses to create a custom branded website status page for internal or external viewing to communicate website uptime and availability.
Freshworks Neo
Freshworks Neo enables customers to extend and integrate Freshworks solutions to mold their business processes today, and adapt to business changes in the future. In addition, it provides a set of common, shared services to rapidly innovate and release new products.

Key components of our Neo platform include a developer platform, enterprise services, foundational services, and the Freshworks Marketplace:
Developer Platform
A flexible and scalable developer platform that enables businesses and developer partners to build feature-rich apps using product APIs, webhooks, SDKs and the Freshworks low code serverless application stack. The platform enables businesses to extend the Freshworks products to serve their specific needs and integrate easily into their existing applications and, in turn, daily workflows.
Enterprise Services
•Unified customer record to improve context and insight: Affords organizations a unified view of their customers for deeper insights and more contextual, personalized engagement.
•Easy custom object creation: Defines new data objects to augment and customize workflows to meet specific business needs.
•Analytics to increase insight: Provides insights from user touchpoints and make business-critical decisions across their customer lifecycle with curated out-of-the-box and custom reporting capabilities, freeform NLP queries for ad-hoc insights, and cross-product analytics for Freshdesk Omnichannel Suite and Freshsales Suite.
•Collaboration capabilities to improve teamwork: Simplifies working with teams across Freshworks products and third party collaboration applications with a context-driven, channel-agnostic, native collaboration experience to help businesses achieve the efficiency and accuracy they need.
Foundational Services
•Events and notifications to synchronize and trigger actions across business systems: Leverages real-time and customizable notifications in all Freshworks products to seamlessly and securely stream events from Freshworks products to third-party apps and AWS.
•Security: Provides enterprise-grade security and governance for user and data access, availability, and resiliency.
•Customer conversation channels to broadly engage with customers: Enables organizations to engage with their customers on multiple digital channels such as Whatsapp, Apple Business Chat, Line, etc.
•Neo Admin Center for unified control of platform services: Simplifies security and authentication across Freshworks products with unified administrative capabilities.
Marketplace
The marketplace includes private and public apps to integrate Freshworks products with their existing ecosystem. The ecosystem of apps and integrations easily extends, enhances, and customizes the capabilities of Freshworks products. Users of any Freshworks product can install from over 1,100 free and paid applications across a wide range of categories, including agent productivity, e-commerce, bots, Sales & Marketing, reporting and analytics.
Our Customers
As of June 30, 2021, we had approximately 52,500 customers in over 120 countries around the world. We define a customer as a business entity or individual, represented by a unique domain or a unique email address, with one or more paid subscriptions to one or more of our products. Customers subscribing to more than one of our products are counted only once. Our customers range from small businesses up to large enterprises and span across a broad number of industries. A representative list of our customers is set forth below by industry:

Technology & Media	E-Commerce	Business & Financial Services	Healthcare
Chargebee	Delivery Hero	American Express Global Business Travel	Doctaly
Coupa	Dunzo	Discover	Healthcare System
Ice Norway	OrderIn	Elsevier	National Physical Laboratory
ITV	Sotheby’s	Klarna	Neosensory
MultiChoice	Stitch Fix	Metro	Salinas Valley Memorial
RingCentral		Travix	Spinal Life Australia
Riverbed
Vice Media

Education, Government & Non-Profit	Energy & Manufacturing	Transportation & Hospitality	Retail
AkshayaPatra	BrewDog	Amerijet	Harvey Norman
Byjus	Bridgestone	Aramex	Frasers Group
Eastern Washington University	Dwyer Instruments	NavBlue	Lenskart
Georgetown University	Kongskilde	Paper Transport Inc.	Supara Group
Los Angeles Community College District	Santa Energy	Radisson Hotels	The Warming Store
StepOne	TaylorMade

CASE STUDY

Klarna

Klarna.

Challenge

Klarna offers a variety of short term, no interest finance options for online shoppers at major retailers. With every customer interaction being viewed as an opportunity to deliver a "wow" experience for their customers, Klarna has always aimed to provide quick responses and resolutions to customers. The legacy solution in place could not keep up with the company's rapid growth. With over 1 million daily transactions, it was untenable to manually assign tickets and validate customer identities, and it impacted handling times as well as the overall customer experience.

Solution

Klarna brought in Freshchat (now Freshdesk Messaging), serving seven countries. After deploying the solution, Klarna was able to ensure conversations immediately go to the right agent; chats are auto-routed based on rules that take into account both agent load and skill-set. Klarna was also able to focus on the customers who needed immediate attention. Using Freshdesk Messaging, agents can shift focus from unresponsive customers to those who need more immediate attention by auto-resolving conversations after a pre-set time period. With a rich set of integrations, Freshdesk Messaging integrates data from many of Klarna's third-party apps to give agents the context to have an informed customer conversation. Leveraging Freshworks technology has helped Klarna meet their first response SLAs of 60 seconds and realize a 3x increase in usage of chat as a resolution channel, reducing dependency on phone and email.

> We needed a partner that would iterate fast with us, listen to the feedback, deliver the features that we need and constantly improve. Freshworks has proven to be such a partner.

Vadim Slutskii,
Engineering Lead, **Klarna**

freshworks

CASE STUDY

Chargebee

Invoice
Chargebee

Challenge

Chargebee is a recurring billing platform that powers some of the world's fastest growing SaaS and e-commerce businesses. As the company evolved, its objectives shifted from customer acquisition to expanding revenue. This necessitated building a robust sales team and setting monthly targets, but Chargebee was lacking tools to help them do this efficiently and effectively.

Solution

Chargebee deployed Freshsales giving them the ability to measure and analyze customers across regions and track the lead journey from start to finish. The intuitive, easy-to-use interface was an immediate plus for Chargebee. They now have a holistic view into how prospects reached them. Additionally, with the integration between Freshdesk and Freshsales, sales agents have context into the needs and interests of the customer or prospect. The teams know which high-priority leads to attend to immediately, improving productivity and leading to higher conversion rates. Leveraging Freshconnect, the teams at Chargebee can simply tag colleagues across departments and functions to discuss deal tactics. Using Freshsales, Chargebee sends personalized emails to each lead that comes in and puts them into a sales campaign. This saves time as agents do not have to personally send mails to each lead.

“

Three years ago, we couldn’t measure our conversion rates. Our account executives didn’t know where our leads were coming from, how each deal was progressing, and at which stage the deals were dropping off. We are able to do all this with Freshsales. These metrics have helped our MRE, SDR, and other teams increase the number of leads enriched, number of demos booked, pipelines created, deals closed and more.

Germain Brion,
SVP-Sales, **Chargebee**

freshworks

CASE STUDY

Neosensory

Challenge

Developed by neuroscientists, Neosensory builds non-invasive brain-machine interfaces to create new senses for the hearing impaired. Finding a solution that could handle the sensitivity of customer data and adaptive support for impaired customers was crucial to the success of their business.

Solution

The Freshdesk solution was brought into the Neosensory environment before their first product launched, trusting Freshworks to support their growth and vision for the future. They integrated the Freshdesk solution with adaptive capabilities allowing hearing impaired customers to record their problems in ASL for support of their product issues. They track ticket types and provide that data to their cross-functional teams to analyze areas to improve product development. They also track feature requests to understand what will be most useful to their customers before they bring new features to market, and use analytics to catch problems early, before many customers are affected. Implementing Freshdesk has helped Neosensory realize a 79% satisfaction rate on time to ticket closure and improve response time by 32% year over year.

“ Our customers have unique communication requirements and we needed a flexible solution to meet their needs. The ease of implementation and modern user experience of Freshworks helps us meet our customers where they are with a robust, yet affordable solution.

David Eagleman, PhD
Co-founder & CEO, **Neosensory**

freshworks

CASE STUDY

MultiChoice

MULTICHOICE
ENRICHING LIVES

Challenge

MultiChoice is Africa's largest entertainment company, with a reach of over 14 million people across 50 countries and fueled by the desire to entertain African communities. Over the last few years, MultiChoice has been on a journey to transform its customer service experience, requiring a solution that not only enriches service to the end-customer, but also creates a seamless experience for support agents.

Solution

With the Freshdesk and Freshservice suite of products, MultiChoice built a seamless customer journey, integrating virtually all multi-channel touch points into a single, channel-agnostic help desk. Each of Multichoice's disparate customer touch points such as walk-ins, call, chat, email, and social media were brought together within Freshdesk. With the integration between Freshdesk and Freshservice, agents can easily escalate customer queries requiring cross-team support without having to leave the portal. This has resulted in improved case management. Through the dashboards, management now has an instant view into critical performance metrics like agent productivity, department performance, first-engagement resolution, and adherence to SLAs.

> The OmniChannel journey is not a simple or easy one to conceive and execute. The great thing about this collaboration is the flexibility of Freshworks to adapt to the MultiChoice journey and co-create the customer roadmap. The team not only sells customer experience but lives it. We have been able to achieve an incredible amount in very short spaces of time pulling everything together into one customer service view with Freshworks being able to integrate with just about any other service capability.

Roland Naidoo,
Head of Operations, **MultiChoice**

CASE STUDY

Sotheby's

Sotheby's

Challenge

Sotheby's is a multinational company, founded in the United Kingdom and headquartered in New York City. It is one of the world's largest brokers of art, jewelry, real estate, and collectibles. Sotheby's unprecedented digital evolution is transforming the global luxury marketplace, and the company needed an integrated hub for understanding and managing their complex client journeys.

Solution

Sotheby's has implemented several products in the Freshworks suite, allowing relationship managers and client development teams to leverage Freshsales for a detailed history of the client journey, expanded analytics and better data. Freshworks has become the one-stop shop for understanding and managing the client lifecycle, reducing knowledge silos. It makes assigning tasks and cross-team communication easy. After implementing Freshworks products, Sotheby's realized a significant increase in employee engagement and collaboration, facilitating a complex and rapid digital transformation.

> Freshworks has become an integral partner, with products available to help us serve our clients better. With Freshworks, we can collaborate effectively across teams, generate better revenue projections, and leverage the flexible architecture to integrate internally developed components for custom solutions.

Jon Lee,
VP, CRM & Client Intelligence, **Sotheby's**

freshworks

CASE STUDY

TaylorMade

TaylorMade

Challenge

TaylorMade is one of the largest American manufacturers of golf clubs, bags, and accessories. Like many large manufacturing and retail companies, TaylorMade shifted its infrastructure to the cloud in September of 2019 with the goals of minimizing downtime and maximizing availability of IT services for employees. With the pandemic, shelter-in-place policies severely tested their ITSM services and they saw a 150% increase in queries.

Solution

Since automation had been one of the driving factors in the selection of Freshservice, TaylorMade was well prepared when the global pandemic started. With Freshservice, they were able to quickly redirect many queries to the self-service portal, decreasing response time, and increasing their employee satisfaction ratings. Communications for major incidents, locations for requesters, and approvals were automated along with workflows like password resets. Multiple agents can now add details, change the status/priority, and loop in appropriate stakeholders so requestors are up-to-date at all times. The TaylorMade IT department takes full advantage of Freshworks' dashboard and visualization functionality to track different reporting measures, such as SLA and first response. By implementing Freshservice, TaylorMade was able to significantly cut response times and improve SLAs, which contributed to an average CSAT score of 95%.

> We feel very happy that we decided to go with Freshservice, the process from sales to onboarding was nothing but a great experience. But the standout feature of Freshservice was its ability to do everything in a single tool.

Ali Chitsaz,
Senior Manager of Client Experience, **TaylorMade**

freshworks

Our Culture and Employees
As of August 31, 2021, we had approximately 4,300 employees in offices in India, the United States, Europe, and Australia. The majority of our workforce, approximately 3,800 employees, is based in India, where most of engineering, product design, sales and marketing, customer support, and general and administrative personnel are located. Our company headquarters are based in San Mateo, California, where most of our executives are located, and our other global offices are primarily focused on regional sales and marketing activities. We consider our relations with employees in each geography to be good, and we have not experienced any work stoppages.
Our culture is supported by the focus on the following four pillars of our Culture Code: Craftsmanship, Happy Work Environment, Agility with Accountability, and True Friend to the Customer. Together, these principles create the acronym CHAT, and guide our people and talent strategy. That is, at every employee touchpoint, from early recruitment all the way through the employee lifecycle, we focus on creating a culture that supports high-quality work, joy and pride in that work, speed to execution, and intense customer focus. The Freshworks Culture Code is not simply words on a page—rather it is both a statement of what we are today and what we aspire to be as we continue to grow.
Employee programs are also designed to reflect our Freshworks’ Culture Code. Freshworks aspires to be one of the most loved companies in the world. Creating “moments of wow” for employees is a key part of our talent strategy. We focus on supporting our employees not only within their own teams and careers, but also in employee wellness, including a clear focus on physical and mental health.
Full-spectrum diversity, equity, and inclusion are key priorities for us. The Freshworks Inclusion Board oversees diversity, equity, and inclusion initiatives. Freshworks Women 360 is our employee resource group focused on career growth, mentorship, and professional development for women at Freshworks. Additionally, we have publicly joined Pledge for Equality, stating our commitment that 40% of the Freshworks global workforce will be women within the next two years. Women represented approximately 34% of our global workforce as of August 31, 2021.
Employee and leadership development are critical pieces of our talent management strategy. We focus on enhancing the team experience by strengthening our managers’ leadership capabilities. “Lead with Heart” is an intensive 3-day managers workshop where our managers focus on learning how to build highly engaged teams, balancing strategy and execution, driving change, and role modeling the Freshworks culture. We plan to continue investing in leadership capabilities and employee experiences as we believe that this is a key differentiator for our employer brand and for delivering exceptional business outcomes.
On our recent employee engagement survey, we scored seven points better than industry benchmarks in critical areas. For instance, Confidence in Freshworks’ Prospects scored at 86%, Pride in Freshworks 85%, and Recommend Freshworks as a Great Place to Work at 84%. Our focus on culture has also earned us external recognition. As of August 31, 2021, our Glassdoor rating was 4.3 out of 5 with a 97% approval rating for our Chief Executive Officer. We have also been recognized as #16 on the Forbes Top 100 Private Cloud Companies, Battery Ventures/Glassdoor list of top 25 private cloud companies to work for during the pandemic, and have received a JobsForHer DivHERsity Award for most innovative hiring practices to attract women into the workplace.
Sales and Marketing
The foundation of our go-to-market strategy is a highly efficient inbound motion driven by PLG, as well as paid campaigns and search engine optimized (SEO) content marketing and listings across peer review sites to drive organic traffic. Leads are ushered into a trial where they experience in-app cues and functionality that prompts conversion to paying customers. We layer in both an outbound sales and marketing motion, as well as a partner-led sales distribution strategy to increase success across the breadth of our market opportunity. We have continually increased investments in our sales and marketing efforts globally. Our sales teams are organized by customer size, targeting SMBs with a highly efficient, cost-effective sales organization based in Chennai, in region sales teams focused on our larger customers, and partner-selling teams supporting our partners in other geographies. As an international company since day one, we have focused on businesses around the world with our first six customers representing four continents. Our early global go-to-market strategy enabled us to establish a geographically diverse revenue and customer base with meaningful contributions across the Americas, Europe, and Asia Pacific and Japan. Our sales organization includes both inside and field sales, and we maintain a physical presence in the top markets around the world, with major sales offices in Denver, Berlin, and Chennai.
Our marketing efforts are primarily focused on generating high-quality leads and building our sales pipeline through a combination of growth marketing and brand acceleration programs across online and offline channels. Our digital and content marketing teams generate strong inbound demand through effective paid, social media, and SEO tactics that support website traffic growth and conversions. We also market our solutions through targeted online events and webinars, along with offline events across different regions, including trade shows, roadshows, and our own flagship global user conference, Refresh. Our events are designed to promote favorable word of mouth, discovery, and demand generation. Our customer marketing team specifically focuses on accelerating engagement, growth, and advocacy from our growing base of customers, while also driving engagement with our online community. Finally, our press and analyst relations efforts help generate additional awareness and validation to accelerate and support the customer buying cycle.
Technology
Freshworks products are cloud-native SaaS systems that are based on modern, proven technologies—Ruby on Rails, Java, and MySQL. Leveraging these and other open source technologies, our systems are built to operate as independent ‘pods’ of compute, storage, and database infrastructure. Our products are hosted in AWS regions in the United States, EU, India, and Australia.
In addition to their ease of use and functionality, the key characteristics of Freshworks products are:
•Scalability: As multi-tenant systems, our products are engineered to scale with increased usage by businesses and an increasing number of customers. Our products are architected to be horizontally scalable across compute and database infrastructure. We leverage the open source Kubernetes system for automated scaling of our containerized applications. Our independent ‘pod’ architecture enables our products to be provisioned across geographically distributed data centers, for additional scalability and data localization.
•Reliability: Our products are engineered with reliability as a key consideration from design through all phases of development and operation. We run our SaaS service with the built-in redundancy of independent ‘pods’ across multiple data centers within an AWS region, to provide continuity of service in the face of infrastructure disruptions in individual data centers. Every new version of our software undergoes stringent functional, security, and regression testing, and is deployed through controlled processes to production. Following the infrastructure-as-code allows for repeatable and reliable infrastructure provisioning. Our products are monitored for performance and anomalies 24x7 by a Network Operations Center to provide for system availability and prevent abuse.
•Security: We are ISO 27001 certified and SOC 2 attested. Our security posture is maintained through our internal Omniguard framework of effective controls encompassing product development, application security, production access and data security. Customer data is encrypted both at rest and in transit. Our production network and systems are accessible only to authorized Freshworks personnel.
•Efficiency: Our multi-tenant architecture delivers economies of scale, ensuring improved utilization of cloud infrastructure as businesses and customer usage grows. Our cost governance process is geared to identify and implement infrastructure and production architecture optimizations, and effectively utilize the capabilities of our technology and cloud vendors.
Research and Development
Our engineering and product teams are customer-oriented and work alongside businesses to deliver high value, high-quality features and functionality across the numerous products we support, including customer-requested features that would be valuable across our customer base. We deliver these product features and capabilities through Freshwave, our adaptation of the agile software development methodology, balancing development velocity, roadmap predictability and product quality. Our internal ‘Idea-To-Product’ process for rapid solutioning of product requirements is a key enabler of innovation and collaborative development. The choice of expressive and powerful development frameworks and languages in our technology stack enables us to innovate at scale across multiple products.
We have a research and development presence in both the United States and India, which we believe is a strategic advantage for us, allowing us to efficiently invest more in increasing our product capabilities.
Competition
The markets in which we operate are highly competitive. A significant number of companies have developed or are developing products and services that currently, or in the future may, compete with some or all of our offerings. Many of these services do not offer complete solutions—often they provide a feature comparable to a component of our platform (e.g., only customer experience management, only IT service management, only Sales & Marketing). Within CX, we primarily face competition from CX suites, such as Salesforce, Zendesk, and Zoho, legacy vendors, such as Oracle and SAP, and pure-play vendors. Within ITSM, we primarily face competition from traditional vendors, such as ServiceNow, BMC, Ivanti/Cherwell, and modern pure-play vendors, such as Atlassian. Within Sales & Marketing, we primarily face competition from full-featured vendors, such as Salesforce, HubSpot, and Microsoft Dynamics, legacy vendors, such as Oracle, SAP, and Sage, and pure-play vendors.
We believe we compete favorably based on the following competitive factors:
•designed for the user;
•lesser time to realize value of investment;
•unified experience;
•modern, end-to-end, and extensible platform;
•designed for businesses of all sizes;
•intelligent, automation-first and AI/ML-powered solutions;
•product-led go-to-market motion;
•fast to go-live;
•easy and intuitive; and
•affordable pricing.
Governmental Regulations
Our business is and will continue to be subject to extensive U.S. federal and state and foreign laws and regulations, including laws and regulations involving privacy, data protection, security, intellectual property, competition, taxation, anti-corruption, anti-bribery, anti-money laundering, and other similar laws. Many of these laws and regulations are still evolving and are likely to remain uncertain for the foreseeable future, and these laws and regulations can vary significantly from jurisdiction to jurisdiction. The costs of complying with these laws and regulations are high and likely to increase in the future. Further, the impact of these laws and regulations may disproportionately affect our business in comparison to our competitors that have greater resources.
In the United States, we are subject to data security and privacy rules and regulations promulgated under the authority of the Federal Trade Commission, the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, the California Consumer Privacy Act of 2018 (CCPA), the California Privacy Rights Act (together with the CCPA, collectively, the California Privacy Regulations), and other state and federal laws relating to privacy and data security. The California Privacy Regulations require covered businesses to provide new disclosures to California residents and to provide them new ways to opt-out of the sale of personal information, and provide a private right of action and statutory damages for data breaches. Other jurisdictions in the United States are beginning to propose laws similar to the California Privacy Regulations.
As a result of our international operations, we must comply with a multitude of data security and privacy laws that may vary significantly from jurisdiction to jurisdiction. Virtually every jurisdiction in which we operate has established or is in the process of establishing data security and privacy legal frameworks with which we or our customers must comply. Our failure to comply with the laws of each jurisdiction may subject us to significant penalties. For example, the data protection landscape in Europe, including with respect to cross-border data transfers, is currently unstable and other countries outside of Europe have enacted or are considering enacting cross-border data transfer restrictions and laws requiring local data residency.
For a discussion of the various risks we face from regulation and compliance matters, see the sections titled “Risk Factors—Risks Related to Our Business” and “Risk Factors—Risks Related to International Operations.”
Intellectual Property
Intellectual property is an important component of our business. We rely on a combination of patents, trademarks, copyrights, trade secrets as well as contractual provisions and restrictions to establish and protect our proprietary rights.
As of August 31, 2021, we had eight issued U.S. patents that expire between 2037 and 2039, and nine pending patent applications. While we believe our patents and patent applications in the aggregate are important to our competitive position, no single patent or patent application is material to us as a whole. We intend to pursue additional patent protection to the extent we believe it would be beneficial and cost effective. We have registered trademark rights in “Freshworks,” our logos and multiple product names in the United States and targeted foreign jurisdictions. We also have registered domain names for websites that we use in our business, such as freshworks.com and similar variations.
In addition to the protection offered by our intellectual property rights, it is our practice to enter into confidentiality and invention assignment agreements (or similar agreements) with our employees, consultants and contractors involved in the development of intellectual property on our behalf. We also enter into confidentiality agreements with other third parties in order to limit access to, and disclosure and use of, our confidential information and proprietary information. Our intellectual property rights, however, may be challenged, invalidated, circumvented, infringed, or misappropriated and the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States. Moreover, our products incorporate software components licensed to the general public under open source software licenses. We obtain many components from software developed and released by contributors to independent open source components of our platform. Open source licenses grant licensees broad permissions to use, copy, modify, and redistribute our platform. As a result, open source development and licensing practices can limit the value of our software copyright assets. We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost effective.
Legal Proceedings
From time to time, we are involved in various legal proceedings arising from the normal course of business activities. Except as otherwise set forth below, there are no pending or threatened legal proceedings to which we are a party that, in our opinion, is likely to have a material adverse effect on our future financial results of operations; however, the results of litigation and claims are inherently unpredictable. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.
On March 17, 2020, Zoho Corporation Pvt. Ltd. filed a lawsuit against us in the United States Court for the Northern District of California, alleging improper access of Zoho’s internal customer relationship management database. The complaint, as amended, seeks injunctive relief, damages in an unspecified amount with interest, and attorneys’ fees and costs. We reject the claims raised by Zoho and intend to vigorously defend the claims made against us. Based on our review of the latest information available, management does not expect the impact of pending legal proceedings and claims, either individually or in the aggregate, to have a material adverse effect on our results of operations, cash flows or financial position.
Defending any such proceedings, however, is costly and can impose a significant burden on management and employees. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources and other factors.
Our Facilities
Our headquarters office is located in San Mateo, California, where we lease more than 20,000 square feet pursuant to a lease that expires in July 2026. We also maintain additional offices in the United States and internationally, including Denver, Seattle, our principal engineering facility in Chennai, India and other offices in Paris, France; Berlin, Germany; Utrecht, The Netherlands; Hyderabad, India; and Sydney and Melbourne, Australia. These offices are leased, and we do not own any real property. We may continue to open up satellite offices in strategic locations to gain access to new talent markets and to facilitate businesses operations. We believe that the facilities we occupy are suitable to meet our current needs.

MANAGEMENT
Executive Officers and Directors
The following table sets forth information for our executive officers and directors as of September 10, 2021:

Name	Age	Position
Executive Officers
Rathna Girish Mathrubootham	46	Chief Executive Officer and Chairman
Tyler Sloat	48	Chief Financial Officer
Stacey Epstein	52	Chief Marketing Officer
Jose Morales	53	Chief Revenue Officer
Srinivasagopalan Ramamurthy	54	Chief Product Officer
Non-Employee Directors
Roxanne S. Austin(1)(3)	60	Lead Independent Director
Johanna Flower(3)	46	Director
Sameer Gandhi(2)(3)	56	Director
Randy Gottfried(1)(2)	56	Director
Zachary Nelson(1)	60	Director
Barry Padgett(2)(3)	50	Director
Jennifer Taylor	49	Director
__________________
(1)Member of the audit committee.
(2)Member of the compensation committee.
(3)Member of the nominating and corporate governance committee.
Executive Officers
Rathna Girish Mathrubootham. Mr. Mathrubootham is a co-founder of our company and has served as our Chief Executive Officer since October 2010, as a member of our board of directors since August 2010 and as Chairman since May 2021. From August 2001 to October 2010, Mr. Mathrubootham served in various leadership positions with Zoho Corporation, a software development and cloud computing company. Mr. Mathrubootham holds a B.E. in Electrical and Electronics from Shanmugha Arts, Science, Technology and Research Academy, and an M.B.A. from the University of Madras.
We believe that Mr. Mathrubootham is qualified to serve as a member of our board of directors due to the perspective and experience he brings as our Chief Executive Officer and a co-founder and due to his extensive experience with technology companies.
Tyler Sloat. Mr. Sloat has served as our Chief Financial Officer since April 2020. From September 2010 to April 2020, Mr. Sloat served as Chief Financial Officer of Zuora, Inc., a subscription service management software company, where he was responsible for all finance related aspects of the business. In June 2007 Mr. Sloat was hired to serve as Vice President of Obopay, Inc., a mobile payments technology company, and during his tenure Mr. Sloat was promoted to Chief Financial Officer, a position he remained in until he transitioned to Zuora, Inc. in September 2010. Mr. Sloat holds a B.A. in Economics from Boston College and an M.B.A. from Stanford University Graduate School of Business.
Stacey Epstein. Ms. Epstein has served as our Chief Marketing Officer since March 2021. From August 2019 to February 2021, Ms. Epstein served as Chief Marketing and Customer Experience Officer of ServiceMax, Inc., a field service management company. From February 2019 to August 2019, Ms. Epstein served as President of the Zinc Division of ServiceMax. From February 2016 to February 2019, Ms. Epstein served as Chief Executive Officer of Zinc, Inc., a field service messaging company, which was acquired by ServiceMax in February 2019. From June 2009 to November 2015, Ms. Epstein served as Chief Marketing Officer at ServiceMax. From May 2005 to June 2009, Ms. Epstein served as Global Vice President of Marketing at SuccessFactors, a human resources management company, which was acquired by SAP in December 2011. Ms. Epstein holds a B.A. in English from Emory University.
Jose Morales. Mr. Morales has served as our Chief Revenue Officer since October 2020. From December 2012 to October 2020, Mr. Morales served as Head of Global Field Operations for Atlassian Corporation PLC, a software development tools company, where he built Atlassian’s field operations organization which included direct sales, partner programs, services and other key go-to-market functions. Mr. Morales holds a B.A. in Mechanical Engineering from Loyola Marymount University and an M.B.A. from Thunderbird School of Management.
Srinivasagopalan Ramamurthy. Mr. Ramamurthy has served as our Chief Product Officer since October 2019. Since February 2019, Mr. Ramamurthy has also served as an outside advisor on strategic business decisions for States Title, Inc., a technology company focused on simplifying the title and escrow process. Since July 2019, Mr. Ramamurthy has also served as Operating Partner of Trinity Ventures, a venture capital firm, where he focuses on investments in early stage technology companies. From October 2013 to December 2018, Mr. Ramamurthy served as Senior Vice President of Product Development and GM, Systems Management and Security Products for Oracle Cloud at Oracle Corporation, a database software and technology company, where he oversaw product development, product management and strategy. Mr. Ramamurthy holds a B.E. in Computer Science from the College of Engineering, Guindy and a M.S. in Computer Engineering from Boston University.
Non-Employee Directors
Roxanne S. Austin. Ms. Austin has served as a member of our board of directors since May 2021. Since December 2004 she has served as the President and Chief Executive Officer of Austin Investment Advisors, a private investment and consulting firm. Since 2016, she has chaired the U.S. Mid-Market Investment Advisors Committee of EQT Partners, an investment organization. From 2002 to 2020, she served on the board of directors of Target Corporation. From 2008 to 2010, she served as the President and Chief Executive Officer of Move Networks, Inc., a provider of internet and television services. From 2000 to 2004, she served as the President and Chief Executive Officer of DIRECTV, Inc., a provider of internet and television services. From 1997 to 2000, she served as the Executive Vice President and Chief Financial Officer of Hughes Electronics Corporation, an electronics company. From 1983 to 1993, she served as a partner or employee of Deloitte & Touche LLP, a consulting firm. Ms. Austin currently serves on the boards of directors of several public companies including Verizon Communications, Inc., CrowdStrike Holdings, Inc., Abbott Laboratories Inc., and AbbVie, Inc. Ms. Austin holds a B.B.A. in Accounting and Business Administration from the University of Texas at San Antonio.
We believe Ms. Austin is qualified to serve as a member of our board because of her extensive experience serving on the boards of directors of public companies.
Johanna Flower. Ms. Flower has served on our board of directors since February 2020. From November 2014 to August 2020, Ms. Flower served as Chief Marketing Officer of CrowdStrike Holdings, Inc., a cybersecurity technology company. Ms. Flower currently serves on the board of directors of Theta Lake, Inc., a cybersecurity software company, Expel, Inc., a cybersecurity technology company, and ForgeRock, Inc., a digital identity technology company. Ms. Flower holds a B.A. in Business Administration from Brighton University, United Kingdom.
We believe Ms. Flower is qualified to serve as a member of our board of directors because of her significant management and leadership experience in the technology industry.
Sameer Gandhi. Mr. Gandhi has served on our board of directors since December 2019. Since June 2008, Mr. Gandhi has served as a partner of Accel, a venture capital firm, where he focuses on consumer, software and services companies. Mr. Gandhi currently serves on the board of directors of CrowdStrike, and also serves on the boards of directors of several privately-held companies. Mr. Gandhi holds a B.S. in Electrical Engineering and an M.S. in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology and an M.B.A. from the Stanford Graduate School of Business.
We believe Mr. Gandhi is qualified to serve as a member of our board of directors because of his extensive investment and business expertise in the technology industry.

Randy Gottfried. Mr. Gottfried has served on our board of directors since October 2019. From January 2015 to April 2017, Mr. Gottfried served as Chief Financial Officer of AppDynamics, Inc., an application performance management and IT operations analytics company. Since January 2019, Mr. Gottfried has served on the board of directors of Sumo Logic, Inc., a cloud-based machine data analytics company. Since August 2021, Mr. Gottfried has served on the board of directors of Attentive Mobile, Inc., a marketing technology company. Mr. Gottfried holds a B.B.A in Accounting from the University of Michigan and an M.B.A. in Strategy and Marketing from Northwestern University, Kellogg School of Management.
We believe Mr. Gottfried is qualified to serve as a member of our board of directors because of his experience serving on the board of directors of public companies and his knowledge of the industry.
Zachary Nelson. Mr. Nelson has served on our Board since August 2021. From July 2002 to June 2017, Mr. Nelson served as Chief Executive Officer at NetSuite Inc., a business management software company that was acquired by Oracle Corporation, a computer technology company, in November 2016. Mr. Nelson has served on the board of directors of PagerDuty Inc., an incident management platform company, since June 2018. Mr. Nelson holds a B.S. in Biological Sciences and an M.A. in Anthropology from Stanford University.
Mr. Nelson was selected to serve on our board of directors because of his extensive experience working in the technology sector and senior leadership experience at technology companies.
Barry Padgett. Mr. Padgett has served on our board of directors since February 2020. He currently serves as Chief Operating Officer for Amperity, Inc., an enterprise customer data platform. From April 2019 to April 2020, Mr. Padgett served as Chief Revenue Officer for Stripe, Inc., a financial services and software-as-a-service company. From January 2016 to March 2019, Mr. Padgett served as President of SAP, a software and information technology services company. Mr. Padgett currently serves on the board of directors of Duetto Research Inc. Mr. Padgett holds a B.S. in Applied Mathematics from Union College, an M.B.A. from the University of New South Wales and an M.S. in Software Engineering from the University of Oxford.
We believe Mr. Padgett is qualified to serve as a member of our board of directors because of his significant leadership experience in the industry.
Jennifer Taylor. Ms. Taylor has served on our board of directors since September 2021. Since June 2017, Ms. Taylor has served as Chief Product Officer and Senior Vice President of Products at Cloudflare, Inc., a website security company. From August 2015 to June 2017, she served as Senior Vice President of Product Management for Data.com and Search at Salesforce.com, Inc., a cloud-based software company. Ms. Taylor holds a B.A. in Public Policy from Brown University and an M.B.A. from Harvard Business School.
We believe Ms. Taylor is qualified to serve as a member of our board of directors because of her product development expertise and strong experience in the technology industry.
Composition of Our Board of Directors
Our business and affairs are managed under the direction of our board of directors. We currently have eight directors. Our current directors will continue to serve as directors until their resignation, removal or successor is duly elected.
Certain members of our board of directors were elected pursuant to the provisions of an amended and restated voting agreement. Under the terms of this voting agreement, the stockholders who are party to the voting agreement have agreed to vote their respective shares so as to elect: (1) two directors nominated by the holders of a majority of the then-outstanding shares of common stock held by stockholders who are party to this voting agreement, currently Rathna Girish Mathrubootham and one vacancy, (2) one director nominated by Accel India III (Mauritius) Ltd. and its affiliates, currently Sameer Gandhi, (3) one director nominated by CapitalG 2014 LP and its affiliates, currently a vacancy, (4) one director nominated by Sequoia Capital Global Growth Fund III – Endurance Partners, L.P. and its affiliates, currently a vacancy, and (5) two directors approved unanimously by the other members of our board of directors, currently Randy Gottfried and Barry Padgett. The voting agreement will terminate upon the closing of this offering, following which none of our stockholders will have any special rights regarding the election or designation of members of our board of directors.
Our board of directors may establish the authorized number of directors from time to time by resolution. In accordance with our amended and restated certificate of incorporation that will be in effect upon the completion of this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:
•the Class I directors will be Johanna Flower, Randy Gottfried, and Barry Padgett, and their terms will expire at our first annual meeting of stockholders following this offering;
•the Class II directors will be Roxanne S. Austin and Sameer Gandhi, and their terms will expire at our second annual meeting of stockholders following this offering; and
•the Class III directors will be Rathna Girish Mathrubootham, Zachary Nelson, and Jennifer Taylor, and their terms will expire at our third annual meeting of stockholders following this offering.
We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Director Independence
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that each of Ms. Austin, Ms. Flower, Mr. Gandhi, Mr. Gottfried, Mr. Nelson, Mr. Padgett, and Ms. Taylor do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq listing standards. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares held by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”
Lead Independent Director
Effective as of the date the registration statement of which this prospectus forms a part is declared effective by the SEC, our corporate governance guidelines will provide that if the chairperson of the board of directors is not an independent director, our independent directors will designate one of the independent directors to serve as lead independent director, currently Ms. Austin, and if the chairperson of the board of directors is an independent director, our board of directors may determine whether it is appropriate to appoint a lead independent director. The corporate governance guidelines will provide that if our board of directors elects a lead independent director, such lead independent director will preside over meetings of our independent directors, coordinate activities of the independent directors, oversee, with our nominating and corporate governance committee, the self-evaluation of our board of directors, including committees of our board of directors, and preside over any portions of meetings of our board of directors at which the performance of our board of directors is presented or discussed, be available for consultation and director communication with stockholders as deemed appropriate, and perform such additional duties as our board of directors may otherwise determine and delegate.
Committees of Our Board of Directors
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.
Audit Committee
Following this offering, our audit committee will consist of Ms. Austin, Mr. Gottfried, and Mr. Nelson. Our board of directors has determined that each member of the audit committee satisfies the independence requirements under Nasdaq listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (Exchange Act). The chair of our audit committee will be Mr. Gottfried. Our board of directors has determined that Mr. Gottfried is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of his employment.
The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee include, among other things:
•helping our board of directors oversee our corporate accounting and financial reporting processes;
•managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing related person transactions;
•obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and
•approving or, as permitted, pre-approving, all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.
Our audit committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable Nasdaq listing standards.
Compensation Committee
Following this offering, our compensation committee will consist of Mr. Gandhi, Mr. Gottfried, and Mr. Padgett. The chair of our compensation committee will be Mr. Gandhi. Our board of directors has determined that each member of the compensation committee is independent under Nasdaq listing standards, and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include, among other things:
•reviewing and recommending to our board of directors the compensation of our chief executive officer and other executive officers;

•reviewing and recommending to our board of directors the compensation of our directors;
•administering our equity incentive plans and other benefit programs;
•reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management; and
•reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.
Our compensation committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable Nasdaq listing standards.
Nominating and Corporate Governance Committee
Following this offering, our nominating and corporate governance committee will consist of Ms. Austin, Ms. Flower, Mr. Gandhi, and Mr. Padgett. The chair of our nominating and corporate governance committee will be Ms. Austin. Our board of directors has determined that each member of the nominating and corporate governance committee is independent under Nasdaq listing standards.
Specific responsibilities of our nominating and corporate governance committee include, among other things:
•identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;
•considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;
•developing and making recommendations to our board of directors regarding corporate governance guidelines and related matters; and
•overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.
Our nominating and corporate governance committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable Nasdaq listing standards.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to, among others, our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon the completion of this offering, our code of business conduct and ethics will be available under the Corporate Governance section of our website at freshworks.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.
Compensation Committee Interlocks and Insider Participation
None of the members of the compensation committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Compensation
During the fiscal year ended December 31, 2020, we did not pay cash compensation to any of our non-employee directors for service on our board of directors. We have reimbursed and will continue to reimburse all of our non-employee directors for their reasonable out-of-pocket expenses incurred in attending board of directors and committee meetings.
The following table sets forth information regarding the compensation earned or paid to our directors during the fiscal year ended December 31, 2020, other than Rathna Girish Mathrubootham, our Chief Executive Officer, who is also a member of our board of directors but did not receive any additional compensation for service as a director. The compensation of Mr. Mathrubootham as a named executive officer is set forth in the section titled “Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
Mohit Bhatnagar(2)	$—	$—	$—	$—
Lee Fixel(3)	—	—	—	—
Johanna Flower(4)	—	2,657,250	—	2,657,250
Eugene Frantz(2)	—	—	—	—
Sameer Gandhi	—	—	—	—
Randy Gottfried	—	—	—	—
Shanmugam Krishnasamy(5)	—	1,519,800(6)	297,727(7)	1,817,527
Barry Padgett(8)	—	2,657,250	—	2,657,250
__________________
(1)The amounts disclosed represent the aggregate grant date fair value of the restricted stock units granted under our 2011 Plan to our non-employee directors and Mr. Krishnasamy during the 2020 fiscal year, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the restricted stock units are set forth in the notes to our audited consolidated financial statements included elsewhere in this prospectus. This amount does not reflect the actual economic value that may be realized by the non-employee directors or Mr. Krishnasamy.
(2)Mr. Bhatnagar and Mr. Frantz resigned from our board of directors as of August 2021.
(3)Mr. Fixel resigned from our board of directors as of February 2020.
(4)As of December 31, 2020, Ms. Flower held a restricted stock unit award for 375,000 shares of Class B common stock granted during the fiscal year ended December 31, 2020. 1/48th of the shares subject to the restricted stock unit will vest in equal monthly installments over 48 months following March 2, 2020, subject to Ms. Flower’s continued service with us as of each such date and the occurrence of either (1) an IPO or (2) a Sale Event (each as defined in our 2011 Plan), in each case, within 10 years following the grant date.
(5)Mr. Krishnasamy resigned from our board of directors as of July 2020, but continues to serve as our Chief Technology Officer.
(6)As of December 31, 2020, Mr. Krishnasamy held a restricted stock unit award for 200,000 shares of Class B common stock granted during the fiscal year ended December 31, 2020 for his role as our Chief Technology Officer. 1/4th of the shares subject to the restricted stock unit vest on the first anniversary of the vesting commencement date, and 1/8th of the remaining shares will vest in equal installments every six months thereafter over 36 months, subject to Mr. Krishnasamy’s continued service with us as of each such date and the occurrence of either (1) an IPO or (2) a Sale Event (each as defined in our 2011 Plan), in each case, within 10 years following the grant date.
(7)During the fiscal year ended December 31, 2020, Mr. Krishnasamy received the following compensation for his role as our Chief Technology Officer, in addition to the stock award described in note (5) above: (a) $176,114 in salary; (b) $62,908 in car allowance; and (c) $58,705 in house rent allowance.
(8)As of December 31, 2020, Mr. Padgett held a restricted stock unit award for 375,000 shares of Class B common stock granted during the fiscal year ended December 31, 2020. 1/48th of the shares subject to the restricted stock unit will vest in equal monthly installments over 48 months following February 28, 2020, subject to Mr. Padgett’s continued service with us as of each such date and the occurrence of either (1) an IPO or (2) a Sale Event (each as defined in our 2011 Plan), in each case, within ten years following the grant date.
In May 2021, our board of directors granted Ms. Austin a restricted stock unit award for 550,000 shares of our Class B common stock, with a vesting commencement date of May 8, 2021. 1/48th of the shares subject to the restricted stock unit will vest in equal monthly installments over 48 months following the vesting commencement date, subject to Ms. Austin's continued service with us as of (1) each such date and (2) the occurrence of either (a) an IPO or (b) a Sale Event (each as defined in our 2011 Plan), in each case, within 10 years following the grant date.
In August 2021, our board of directors granted each of Ms. Flower and Mr. Padgett a restricted stock unit award for 75,000 shares of our Class B common stock, with a vesting commencement date of September 2, 2021 and August 28, 2021, respectively. 1/48th of the shares subject to the restricted stock unit will vest in equal monthly installments over 48 months following the vesting commencement date, subject to Ms. Flower’s and Mr. Padgett’s continued service with us as of (1) each such date and (2) the occurrence of either (a) an IPO or (b) a Sale Event (each as defined in our 2011 Plan), in each case, within 10 years following the grant date.
In August 2021, our board of directors granted Mr. Nelson a restricted stock unit award for 450,000 shares of our Class B common stock, with a vesting commencement date of September 1, 2021. 1/48th of the shares subject to the restricted stock unit will vest in equal monthly installments over 48 months following the vesting commencement date, subject to Mr. Nelson’s continued service with us as of (1) each such date and (2) the occurrence of either (a) an IPO or (b) a Sale Event (each as defined in our 2011 Plan), in each case, within 10 years following the grant date.
In September 2021, our board of directors granted Ms. Taylor a restricted stock unit award for 450,000 shares of our Class B common stock, with a vesting commencement date of September 10, 2021. 1/48th of the shares subject to the restricted stock unit will vest in equal monthly installments over 48 months following the vesting commencement date, subject to Ms. Taylor’s continued service with us as of (1) each such date and (2) the occurrence of either (a) an IPO or (b) a Sale Event (each as defined in our 2011 Plan), in each case, within 10 years following the grant date.
Non-Employee Director Compensation Program
In anticipation of this offering and the increased responsibilities of our directors as directors of a public company, our board of directors has adopted a non-employee director compensation program, to become effective on the first day of the first full quarter following the effective date of the registration statement of which this prospectus forms a part, pursuant to which each of our directors who is not an employee or consultant of our company will be eligible to receive compensation for service on our board of directors and committees of our board of directors.
Each eligible director will receive an annual cash retainer of $34,500 for serving on our board of directors, and the lead independent director of the board of directors will receive an additional annual cash retainer of $16,500 for his or her service. The chairperson of the audit committee will be entitled to an additional annual cash retainer of $20,000, the chairperson of the compensation committee will be entitled to an additional annual cash retainer of $15,000 and the chairperson of the nominating and corporate governance committee will be entitled to an additional annual cash retainer of $8,000. The members of the audit committee will be entitled to an additional annual cash retainer of $10,000, the members of the compensation committee will be entitled to an additional annual cash retainer of $7,500, and the members of the nominating and corporate governance committee will be entitled to an additional annual cash retainer of $4,000; however, in each case such cash retainer is payable only to members who are not the chairperson of such committee. All annual cash compensation amounts will be payable in equal quarterly installments in arrears, on the last day of each fiscal quarter in which the service occurred.
Each non-employee director may elect to receive fully vested shares of our Class A common stock in lieu of his or her annual cash retainer. Such shares are issued on a quarterly basis, in arrears, and the number of such shares is calculated by dividing (1) the aggregate amount of cash compensation otherwise payable to such director divided by (2) the closing sales price per share of the Class A common stock on the last day of the fiscal quarter in which the service occurred, rounded down to the nearest whole share.
Each new eligible director who joins our board of directors after this offering will be granted restricted stock units with an aggregate grant date fair value of $335,000 under our 2021 Plan. The restricted stock units will be granted on the next established grant date following the date the new eligible director joins our board of directors and will vest annually over a three-year period, subject to continued service as a director through each such vesting date.
On the next established grant date after each annual meeting of our stockholders, each eligible director who continues to serve as a director of our company following the meeting will be granted restricted stock units with an aggregate grant date fair value of $195,000 under our 2021 Plan. The shares shall vest in full on the earlier of the first anniversary of the grant date or the date of the next annual stockholder meeting, subject to continued service as a director through such vesting date.

In addition, we will reimburse eligible directors for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in board and committee meetings.

EXECUTIVE COMPENSATION
Our named executive officers for the fiscal year ended December 31, 2020, consisting of our principal executive officer and the next two most highly compensated executive officers, were:
•Rathna Girish Mathrubootham, our Chief Executive Officer;
•Tyler Sloat, our Chief Financial Officer; and
•Jose Morales, our Chief Revenue Officer.
Summary Compensation Table
The following table shows information regarding compensation awarded to our named executive officers for services performed during the fiscal year ended December 31, 2020.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Total
Rathna Girish Mathrubootham, Chief Executive Officer	2020	$331,504	$10,258,650	$156,274	$10,746,428
Tyler Sloat, Chief Financial Officer	2020	278,235	14,082,750	108,082	14,469,067
Jose Morales, Chief Revenue Officer	2020	87,015	14,174,442	88,767	14,350,224
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(1)The amounts disclosed represent the base salaries earned during 2020.
(2)The amounts disclosed represent the aggregate grant date fair value of the restricted stock units granted under our 2011 Plan to our named executive officers during the 2020 fiscal year, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the restricted stock units are set forth in the notes to our audited consolidated financial statements included elsewhere in this prospectus. This amount does not reflect the actual economic value that may be realized by the named executive officers.
(3)The amounts disclosed represent amounts earned under our cash incentive bonus plan.
Annual Base Salary
The compensation of our named executive officers is generally determined and approved by the compensation committee of our board of directors. The base salaries of each of our named executive officers for the fiscal year ended December 31, 2020 are listed in the table below.

Name	Fiscal Year Ended December 31, 2020 Base Salary
Rathna Girish Mathrubootham(1)	$315,000
Tyler Sloat	400,000
Jose Morales	400,000
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(1)From January 2020 through March 2020, Mr. Mathrubootham’s base salary was $625,000. Mr. Mathrubootham’s base salary was temporarily reduced for a portion of 2020 pursuant to our mutual agreement with Mr. Mathrubootham in light of the impact of COVID-19 on our business. During the period from April 2020 through June 2020, Mr. Mathrubootham’s base salary was temporarily reduced to $54,080. Effective July 2020, Mr. Mathrubootham’s base salary was permanently changed to $315,000 pursuant to our mutual agreement to restructure Mr. Mathrubootham’s compensation to include fixed and performance-based components.
Cash Incentive Plan
In addition to base salaries, our named executive officers are eligible to receive performance-based cash bonuses pursuant to our cash incentive plan, which is designed to provide appropriate incentives to our executives to achieve defined performance goals. Under our cash incentive bonus plan, our board or compensation committee establishes specified performance periods during which participants, including our named executive officers, are eligible to earn a performance-based cash bonus based on achievement of performance goals established by our board or compensation committee. Historically, our board or compensation committee has established quarterly performance periods, including for 2020.
Equity-Based Incentive Awards
Prior to this offering, we have granted restricted stock units to each of our named executive officers pursuant to the 2011 Stock Plan, as amended (our 2011 Plan), the terms of which are described below under “—Employee Benefit and Stock Plans.”
In May 2020, our board of directors granted Mr. Sloat a restricted stock unit award for 2,250,000 shares of our Class B common stock. 1/4th of the shares subject to the restricted stock unit vest on the first anniversary of the vesting commencement date, and the remaining shares will vest in equal monthly installments thereafter over 36 months, subject to Mr. Sloat’s continued service with us as of each such date and the occurrence of either (1) an IPO or (2) a Sale Event (each as defined in our 2011 Plan), in each case, within 10 years following the grant date.
In August 2020, our board of directors granted Mr. Mathrubootham a restricted stock unit award for 1,350,000 shares of our Class B common stock. 1/4th of the shares subject to the restricted stock unit vest on the first anniversary of the vesting commencement date, and 1/8th of the remaining shares will vest in equal installments every six months thereafter over 36 months, subject to Mr. Mathrubootham’s continued service with us as of each such date and the occurrence of either (1) an IPO or (2) a Sale Event (each as defined in our 2011 Plan), in each case, within 10 years following the grant date.
In November 2020, our board of directors granted Mr. Morales a restricted stock unit award for 1,503,760 shares of our Class B common stock. 1/4th of the shares subject to the restricted stock unit vest on the first anniversary of the vesting commencement date, and 1/8th of the remaining shares will vest in equal installments every six months thereafter over 36 months, subject to Mr. Morales' continued service with us as of each such date and the occurrence of either (1) an IPO or (2) a Sale Event (each as defined in our 2011 Plan), in each case, within 10 years following the grant date.
On September 12, 2021, in recognition of Mr. Mathrubootham’s instrumental role in achieving our strategic and business goals to date and, more importantly, the significant potential impact of his role on an ongoing basis, our board of directors approved the grant of two restricted stock unit awards under the 2011 Plan to Mr. Mathrubootham, including (1) a restricted stock unit award in respect of up to 6,000,000 shares that is subject to both a continued service requirement and a stock price hurdle requirement (PRSU award), as described below, and (2) a restricted stock unit award in respect of 3,000,000 shares that will vest contingent upon and following the closing of this offering in equal quarterly installments over four years, commencing November 1, 2021 and subject to Mr. Mathrubootham’s continued service with us through each vesting date. The combination of these awards is designed to provide both multi-year retention incentives for Mr. Mathrubootham and to align achievement of business and operating objectives with long-term stockholder value creation. With respect to the PRSU award, our board of directors believes that achievement of the performance targets at or above the stock price hurdle requirements described below would result in significant value for our stockholders over the performance period. Our board of directors further determined that Mr. Mathrubootham will not be granted additional equity-based incentive awards for at least the next four years.
Mr. Mathrubootham’s PRSU award is divided into five equal tranches that may be earned over a period of approximately seven years, subject to both (1) his continued service with us through the dates specified in the table below and (2) our achievement of stock price hurdles specified in the table below.

Vesting Tranche	Number of Shares*	Continued Service Dates	Stock Price Hurdle**
1	1,200,000	January 1, 2022 – January 1, 2025	$70.00
2	1,200,000	January 1, 2023 – January 1, 2026	$85.00
3	1,200,000	January 1, 2024 – January 1, 2027	$130.00
4	1,200,000	January 1, 2025 – January 1, 2028	$165.00
5	1,200,000	January 1, 2026 – January 1, 2029	$200.00

*    If Mr. Mathrubootham transitions from full-time employment to a part-time role or to a non-executive chairman, advisory or some other position other than a full-time employee role, the number of shares eligible to vest in each tranche will be reduced to 1/3rd of the number of shares specified in this table if either the continued service requirement or the stock price hurdle requirement have not been achieved at such time.
**    Stock price measurement will not commence until expiration of the final lock-up, which is the period ending on the earlier of (i) 181 days after the date of this prospectus and (ii) the opening of trading on the second trading day after we announce earnings results for the quarter ending December 31, 2021 (Final Lock-Up Period).
Each tranche of the PRSU award will vest on the first day of the calendar quarter following satisfaction of both the continued service requirement and the stock price hurdle requirement, subject to Mr. Mathrubootham’s continued service with us through such date. Any tranche of the PRSU award will be forfeited for no consideration if its stock price hurdle is not achieved on or before January 1, 2029 or if Mr. Mathrubootham does not remain in continuous service with us through the applicable vesting date. For purposes of the PRSU award, a stock price hurdle will be achieved when the average closing price of our Class A common stock during a period of 60 consecutive trading days equals or exceeds the applicable stock price hurdle, with such measurement period commencing on or following expiration of the Final Lock-Up Period. The stock price hurdle is not required to be met during the continued service period associated with the tranche. Accordingly, multiple tranches can vest at the same date if stock price hurdles are achieved after December 31, 2025. In the event of a “change in control” (as defined in our 2011 Plan), (1) the stock price hurdle requirement for any unvested tranche will be deemed achieved immediately prior to the effective time of such change in control if the per-share transaction price equals or exceeds the applicable stock price hurdle, in which case only the continued service requirement will apply to such tranche, and (2) to the extent that the stock price hurdle for any unvested tranche exceeds the per-share transaction price, such tranche will either be assumed by the acquiror or forfeited for no consideration. Notwithstanding anything to the contrary in his offer letter agreement with us, the vesting of Mr. Mathrubootham’s PRSU award will not accelerate if his employment is terminated outside of a change in control period, as described under “—Potential Payments upon Termination or Change in Control—Rathna Girish Mathrubootham” below.
The restricted stock unit award has an aggregate estimated grant date fair value of approximately $90 million, calculated in accordance with ASC Topic 718, We will determine the grant date fair value of the PRSU award using the Monte Carlo valuation model, and we expect the grant date fair value to be material.
Agreements with Our Named Executive Officers
We have entered into offer letter agreements setting forth the terms and conditions of employment for each of our named executive officers as described below. These agreements provide for at-will employment. In addition, each of our named executive officers has executed our standard form of confidential information and inventions assignment agreement. For a discussion of the severance pay and other benefits to be provided in connection with a termination of employment or a change in control under the arrangements with our named executive officers, see “—Potential Payments Upon Termination or Change in Control” below.
Rathna Girish Mathrubootham
We entered into an offer letter agreement with Rathna Girish Mathrubootham in July 2019, which was amended by an ongoing employment letter agreement that we entered into with Mr. Mathrubootham in June 2020. Mr. Mathrubootham’s 2020 base salary was temporarily reduced for a portion of 2020 pursuant to our mutual agreement with Mr. Mathrubootham in light of the impact of COVID-19 on our business. During the period from April 2020 through June 2020, Mr. Mathrubootham’s base salary was temporarily reduced to $54,080. Effective July 2020, Mr. Mathrubootham’s base salary was permanently changed to $315,000 pursuant to our mutual agreement to restructure Mr. Mathrubootham’s compensation to include fixed and performance-based components. We entered into a confirmatory offer letter agreement with Mr. Mathrubootham in August 2021. Pursuant to the confirmatory offer letter, Mr. Mathrubootham’s current annual base salary is $315,000, and he is eligible for a performance-based bonus of up to $310,000.
See also the description of Mr. Mathrubootham’s PRSU award under “—Equity-Based Incentive Awards” above.

Tyler Sloat
We entered into a confirmatory offer letter agreement with Tyler Sloat in August 2021. Pursuant to the confirmatory offer letter, Mr. Sloat’s current annual base salary is $415,000, and he is eligible for a performance bonus of up to $210,000.
Jose Morales
We entered into a confirmatory offer letter agreement with Jose Morales in August 2021. Pursuant to the confirmatory offer letter, Mr. Morales’ current annual base salary is $400,000, and he is eligible for a performance bonus of up to $400,000.
Potential Payments upon Termination or Change in Control
Rathna Girish Mathrubootham
Pursuant to Mr. Mathrubootham’s offer letter agreement, as currently in effect, in the event that Mr. Mathrubootham’s employment is terminated, other than during the period commencing three months prior to or ending 12 months following the effective date of a “change in control” (change in control period), by us without “cause” or by Mr. Mathrubootham for “good reason” (each, as defined in Mr. Mathrubootham’s offer letter agreement), and subject to his delivery to us of a general release of claims in a form acceptable to us, he will be entitled to continued payment of his base salary for 12 months after his termination date, payment of the cost of COBRA continuation coverage under our group health plans for up to 12 months following his termination date, an amount equal to a pro-rata portion of his target annual performance bonus for the year in which his termination date occurs, and accelerated vesting of time-based requirements for equity awards held by Mr. Mathrubootham as of his termination date as to the number of shares that would have vested during the six-month period following his termination date. In the event that Mr. Mathrubootham’s employment is terminated by us without cause or by Mr. Mathrubootham for good reason, in either case, during the change in control period, and subject to his delivery to us of a general release of claims in a form acceptable to us, Mr. Mathrubootham will be entitled to continued payment of his base salary for 18 months after his termination date, payment of the cost of COBRA continuation coverage under our group health plans for up to 18 months following his termination date, an amount equal to 150% of his target annual performance bonus for the year in which his termination date occurs, and accelerated vesting of all time-based requirements for equity awards held by Mr. Mathrubootham as of his termination date. Mr. Mathrubootham’s offer letter agreement also provides that if any benefits payable to him thereunder or otherwise would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, then such benefits will be reduced if such reduction will provide Mr. Mathrubootham with a greater net after-tax benefit than would no reduction.
Tyler Sloat
Pursuant to Mr. Sloat’s offer letter agreement, as currently in effect, in the event that Mr. Sloat’s employment is terminated, other than during a change in control period, by us without “cause” (as defined in Mr. Sloat’s offer letter agreement), and subject to his delivery to us of a general release of claims in a form acceptable to us, he will be entitled to continued payment of his base salary for six months after his termination date, payment of the cost of COBRA continuation coverage under our group health plans for up to six months following his termination date, an amount equal to a pro-rata portion of his target annual performance bonus for the year in which his termination date occurs, and accelerated vesting of time-based requirements for equity awards held by Mr. Sloat as of his termination date as to the number of shares that would have vested during the six-month period following his termination date. In the event that Mr. Sloat’s employment is terminated by us without cause during the change in control period, and subject to his delivery to us of a general release of claims in a form acceptable to us, Mr. Sloat will be entitled to continued payment of his base salary for 12 months after his termination date, payment of the cost of COBRA continuation coverage under our group health plans for up to 12 months following his termination date, an amount equal to 100% of his target annual performance bonus for the year in which his termination occurs, and accelerated vesting of time-based requirements for equity awards held by Mr. Sloat as of his termination date. In the event that Mr. Sloat’s employment is terminated by Mr. Sloat for “good reason” (as defined in Mr. Sloat’s offer letter agreement) during the change in control period, and subject to his delivery to us of a general release of claims in a form acceptable to us, Mr. Sloat will be entitled to continued payment of his base salary for six months after his termination date, payment of the cost of COBRA continuation coverage under our group health plans for up to six months following his termination date, an amount equal to 50% of his target annual performance bonus for the year in which his termination date occurs, and accelerated vesting of time-based requirements for equity awards held by Mr. Sloat as of his termination date as to the number of shares that would have vested during the 12-month period following his termination date. Mr. Sloat’s offer letter agreement also provides that if any benefits payable to him thereunder or otherwise would constitute “parachute payments” within the meaning of Section 280G of the Code, then such benefits will be reduced if such reduction will provide Mr. Sloat with a greater net after-tax benefit than would no reduction.
Jose Morales
Pursuant to Mr. Morales’s offer letter agreement, in the event that Mr. Morales’s employment is terminated, other than during a change in control period, by us without “cause” (as defined in Mr. Morales’s offer letter agreement), and subject to his delivery to us of a general release of claims in a form acceptable to us, he will be entitled to continued payment of his base salary for six months after his termination date, payment of the cost of COBRA continuation coverage under our group health plans for up to six months following his termination date, an amount equal to a pro-rata portion of his target annual performance bonus for the year in which his termination date occurs, and accelerated vesting of time-based requirements for equity awards held by Mr. Morales as of his termination date as to the number of shares that would have vested during the six-month period following his termination date. In the event that Mr. Morales’s employment is terminated by us without cause during the change in control period, and subject to his delivery to us of a general release of claims in a form acceptable to us, Mr. Morales will be entitled to continued payment of his base salary for 12 months after his termination date, payment of the cost of COBRA continuation coverage under our group health plans for up to 12 months following his termination date, an amount equal to 100% of his target annual performance bonus for the year in which his termination date occurs, and accelerated vesting of time-based requirements for equity awards held by Mr. Morales as of his termination date. In the event that Mr. Morales’s employment is terminated by Mr. Morales for “good reason” (as defined in Mr. Morales’s offer letter agreement) during the change in control period, and subject to his delivery to us of a general release of claims in a form acceptable to us, Mr. Morales will be entitled to continued payment of his base salary for six months after his termination date, payment of the cost of COBRA continuation coverage under our group health plans for up to six months following his termination date, an amount equal to 50% of his target annual performance bonus for the year in which his termination date occurs, and accelerated vesting of time-based requirements for equity awards held by Mr. Morales as of his termination date as to the number of shares that would have vested during the 12-month period following his termination date. Mr. Morales’s offer letter agreement also provides that if any benefits payable to him thereunder or otherwise would constitute “parachute payments” within the meaning of Section 280G of the Code, then such benefits will be reduced if such reduction will provide Mr. Morales with a greater net after-tax benefit than would no reduction.
Outstanding Equity Awards at Fiscal Year-End
The following table presents the outstanding equity incentive plan awards held by each named executive officer as of December 31, 2020.

	Stock Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested
Rathna Girish Mathrubootham	August 19, 2017(2)	June 30, 2016	2,022,750	$33,221,646
	May 17, 2019(3)	December 31, 2019	166,390	2,732,789
	August 26, 2020(2)	July 1, 2020	1,350,000	22,172,400
Tyler Sloat	May 15, 2020(4)	April 13, 2020	2,250,000	36,954,000
Jose Morales	November 23, 2020(2)	October 12, 2020	1,503,760	24,697,754
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(1)All of the restricted stock unit awards were granted under our 2011 Plan, the terms of which plan is described below under “—Employee Benefit and Stock Plans.”

(2)1/4th of the shares subject to the restricted stock unit vest on the first anniversary of the vesting commencement date, and thereafter 1/8th of the shares subject to the restricted stock unit vest every six months over 36 months, subject to the executive officer’s continued service with us as of each such date and the occurrence of either (a) an IPO or (b) a Sale Event (each as defined in our 2011 Plan), in each case, within 10 years following the grant date.
(3)All of the shares subject to the restricted stock unit were subject to a performance requirement that the Company achieve total ARR of $218 million on or before December 31, 2019, which requirement was met. The shares are also subject to time-based vesting, with 1/4th of the shares subject to the performance restricted stock unit vesting on the first anniversary of the vesting commencement date, and thereafter 1/8th of the shares subject to the performance restricted stock unit vesting every six months over 36 months subject to Mr. Mathrubootham’s continued service with us as of each such date and the occurrence of either (a) an IPO or (b) a Sale Event (each as defined in our 2011 Plan), in each case, within 10 years following the grant date.
(4)1/4th of the shares subject to the restricted stock unit vest on the first anniversary of the vesting commencement date, and the remaining shares will vest in equal monthly installments thereafter over 36 months, subject to Mr. Sloat’s continued service with us as of each such date and the occurrence of either (a) an IPO or (b) a Sale Event (each as defined in our 2011 Plan), in each case, within 10 years following the grant date.
Other Compensation and Benefits
All of our current named executive officers are eligible to participate in our broad-based employee benefit plans, generally available to our employees, including our medical, dental, vision, life, disability, and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We pay the premiums for the life, disability, and accidental death and dismemberment insurance for all of our employees, including our named executive officers. Other than such broad-based benefits and our 401(k) plan as described below, we generally do not provide perquisites or personal benefits to our named executive officers.
We maintain a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. We have the ability to make matching and discretionary contributions to the 401(k) plan. Currently, we do not make matching contributions or discretionary contributions to the 401(k) plan. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan.
Our named executive officers did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by us during the fiscal year ended December 31, 2020. Our board of directors may elect to provide our officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.
Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the fiscal year ended December 31, 2020.
Employee Stock Plans
2021 Equity Incentive Plan
Our board of directors adopted the 2021 Equity Incentive Plan (our 2021 Plan) in August 2021 and our stockholders approved our 2021 Plan in September 2021. Our 2021 Plan will become effective on the date of the underwriting agreement related to this offering. Our 2021 Plan came into existence upon its adoption by our board of directors, but no grants will be made under our 2021 Plan prior to its effectiveness. Once our 2021 Plan becomes effective, no further grants will be made under our 2011 Plan.
Types of Awards. Our 2021 Plan provides for the grant of incentive stock options (ISOs), nonstatutory stock options (NSOs), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based awards and other awards (collectively, awards). ISOs may be granted only to our employees, including our officers, and the employees of our affiliates. All other awards may be granted to our employees, including our officers, our non-employee directors and consultants and the employees and consultants of our affiliates.
Authorized Shares. The maximum number of shares of Class A common stock that may be issued under our 2021 Plan is  86,178,920 shares, which is the sum of: (i) 35,000,000 new shares, plus (ii) up to 51,178,920 shares of our Class A common stock subject to awards granted under our 2011 Plan that, after the effective date of our 2021 Plan, expire or otherwise terminate without having been exercised in full or are forfeited to or repurchased by us. The number of shares of Class A common stock reserved for issuance under our 2021 Plan will automatically increase on January 1 of each year, beginning on January 1, 2022, and continuing through and including January 1, 2031, by 5% of the aggregate number of shares of common stock of all classes issued and outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our board of directors prior to the applicable January 1. The maximum number of shares of Class A common stock that may be issued upon the exercise of ISOs under our 2021 Plan is 258,536,760 shares.
Shares issued under our 2021 Plan will be authorized but unissued or reacquired shares of Class A common stock. Shares subject to awards granted under our 2021 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under our 2021 Plan. Additionally, shares issued pursuant to awards under our 2021 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations to an award, will become available for future grant under our 2021 Plan.
The maximum number of shares of Class A common stock subject to stock awards granted under our 2021 Plan or otherwise during any calendar year beginning in 2022 to any non-employee director, taken together with any cash fees paid by us to such non-employee director during such calendar year for service on the board of directors, will not exceed $750,000 in total value (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes), or, with respect to the calendar year in which a non-employee director is first appointed or elected to our board of directors, $1,000,000.
Plan Administration. Our board of directors, or a duly authorized committee of our board, may administer our 2021 Plan. Our board of directors has delegated concurrent authority to administer our 2021 Plan to the compensation committee under the terms of the compensation committee’s charter. We sometimes refer to the board of directors, or the applicable committee with the power to administer our equity incentive plans, as the administrator. The administrator may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified awards, and (2) determine the number of shares subject to such awards.
The administrator has the authority to determine the terms of awards, including recipients, the exercise, purchase or strike price of awards, if any, the number of shares subject to each award, the fair market value of a share of our Class A common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise or settlement of the award and the terms of the award agreements for use under our 2021 Plan.
In addition, subject to the terms of our 2021 Plan, the administrator also has the power to modify outstanding awards under our 2021 Plan, including the authority to reprice any outstanding option or stock appreciation right, cancel and re-grant any outstanding option or stock appreciation right in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any materially adversely affected participant.
Stock Options. ISOs and NSOs are granted pursuant to stock option agreements adopted by the administrator. The administrator determines the exercise price for a stock option, within the terms and conditions of our 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our Class A common stock on the date of grant. Options granted under our 2021 Plan vest at the rate specified in the stock option agreement as specified in the stock option agreement by the administrator.
The administrator determines the term of stock options granted under our 2021 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that either an exercise of the option or an immediate sale of shares acquired upon exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of Class A common stock issued upon the exercise of a stock option will be determined by the administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of Class A common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO and (5) other legal consideration approved by the administrator.
Options may not be transferred to third-party financial institutions for value. Unless the administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution or pursuant to a domestic relations order. An optionholder may designate a beneficiary, however, who may exercise the option following the optionholder’s death.
Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of Class A common stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will be treated as NSOs. No ISOs may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations, unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Awards. Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the administrator. Restricted stock awards may be granted in consideration for cash, check, bank draft or money order, services rendered to us or our affiliates or any other form of legal consideration. Class A common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the administrator. A restricted stock award may be transferred only upon such terms and conditions as set by the administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested may be forfeited or repurchased by us upon the participant’s cessation of continuous service for any reason.
Restricted Stock Unit Awards. Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the administrator or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.
Stock Appreciation Rights. Stock appreciation rights are granted pursuant to stock appreciation right grant agreements adopted by the administrator. The administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of Class A common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (1) the excess of the per share fair market value of Class A common stock on the date of exercise over the strike price, multiplied by (2) the number of shares of Class A common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under our 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the administrator.
The administrator determines the term of stock appreciation rights granted under our 2021 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation right agreement provide otherwise, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. The stock appreciation right term may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.
Performance Awards. Our 2021 Plan permits the grant of performance-based stock and cash awards. The administrator can structure such awards so that the stock or cash will be issued or paid pursuant to such award only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, our Class A common stock.
The performance goals may be based on any measure of performance selected by the administrator. The administrator may establish performance goals on a company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, the administrator will appropriately make adjustments in the method of calculating the attainment of the performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Class A or Class B common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock-based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles.
Other Awards. The administrator may grant other awards based in whole or in part by reference to Class A common stock. The administrator will set the number of shares under the award and all other terms and conditions of such awards.
Changes to Capital Structure. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split or recapitalization, appropriate adjustments will be made to (1) the classes and maximum number of shares reserved for issuance under our 2021 Plan; (2) the classes and maximum number of shares by which the share reserve may increase automatically each year; (3) the classes and maximum number of shares that may be issued upon the exercise of ISOs and (4) the classes and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding awards.
Corporate Transactions. The following applies to stock awards under our 2021 Plan in the event of a corporate transaction, unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the administrator at the time of grant. Under our 2021 Plan, a corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of our assets, (2) a sale or other disposition of at least 50% of our outstanding securities, (3) a merger, consolidation or similar transaction following which we are not the surviving corporation or (4) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of common stock of all classes issued and outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
In the event of a corporate transaction, any stock awards outstanding under our 2021 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction (current participants), the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction. In addition, the administrator may also provide, in its sole discretion, that the holder of a stock award that will terminate upon the occurrence of a corporate transaction if not previously exercised will receive a payment, if any, equal to the excess of the value of the property the participant would have received upon exercise of the stock award over the exercise price otherwise payable in connection with the stock award.
A stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control as may be provided in an applicable award agreement or other written agreement, but in the absence of such provision, no such acceleration will occur.
Transferability. A participant may not transfer awards under our 2021 Plan other than by will, the laws of descent and distribution or as otherwise provided under our 2021 Plan.
Plan Amendment or Termination. Our board of directors has the authority to amend, suspend or terminate our 2021 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board adopted our 2021 Plan. No awards may be granted under our 2021 Plan while it is suspended or after it is terminated.
2021 Employee Stock Purchase Plan
Our board of directors has adopted the 2021 Employee Stock Purchase Plan (our ESPP) in August 2021 and our stockholders approved our ESPP in September 2021. Our ESPP will become effective immediately prior to and contingent upon the date of the underwriting agreement related to this offering. The purpose of our ESPP will be to secure the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. Our ESPP will include two components. One component will be designed to allow eligible U.S. employees to purchase our Class A common stock in a manner that may qualify for favorable tax treatment under Section 423 of the Code. The other component will permit the grant of purchase rights that do not qualify for such favorable tax treatment in order to allow deviations necessary to permit participation by eligible employees who are foreign nationals or employed outside of the United States. while complying with applicable foreign laws.
Authorized Shares. The maximum aggregate number of shares of Class A common stock that may be issued under our ESPP is 6,500,000 shares. The number of shares of Class A common stock reserved for issuance under our ESPP will automatically increase on January 1 of each calendar year, beginning on January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (1) 1% of the aggregate number of shares of common stock of all classes issued and outstanding on December 31 of the preceding calendar year, (2) 13,000,000 shares and (3) a number of shares determined by our board. Shares subject to purchase rights granted under our ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under our ESPP.
Plan Administration. Our board, or a duly authorized committee thereof, will administer our ESPP. Our board has delegated concurrent authority to administer our ESPP to the compensation committee under the terms of the compensation committee’s charter. Our ESPP is implemented through a series of offerings with specific terms approved by the administrator and under which eligible employees are granted purchase rights to purchase shares of Class A common stock on specified dates during such offerings. Under our ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of Class A common stock will be purchased for our eligible employees participating in the offering. An offering under our ESPP may be terminated under certain circumstances.
Payroll Deductions. Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in our ESPP and may contribute, normally through payroll deductions, with a maximum dollar amount as designated by the administrator. Unless otherwise determined by the administrator, Class A common stock will be purchased for the accounts of employees participating in our ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of Class A common stock on the first date of an offering or (b) 85% of the fair market value of a share of Class A common stock on the date of purchase. For the initial offering, which we expect will commence upon the execution and delivery of the underwriting agreement relating to this offering, the fair market value on the first day of the initial offering will be the price at which shares are first sold to the public.
Limitations. Our employees, including executive officers, or any of our designated affiliates may have to satisfy one or more of the following service requirements before participating in our ESPP, as determined by the administrator: (1) customary employment with us or one of our affiliates for more than 20 hours per week and more than five months per calendar year, or (2) continuous employment with us or one of our affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. An employee may not be granted rights to purchase stock under our ESPP if such employee (1) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of common stock, or (2) holds rights to purchase stock under our ESPP that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year that the rights remain outstanding.
Changes to Capital Structure. In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction, the board of directors will make appropriate adjustments to (1) the number of shares reserved under our ESPP, (2) the maximum number of shares by which the share reserve may increase automatically each year, (3) the number of shares and purchase price of all outstanding purchase rights and (4) the number of shares that are subject to purchase limits under ongoing offerings.
Corporate Transactions. In the event of certain corporate transactions, including: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of 50% of our outstanding securities, (3) the consummation of a merger or consolidation where we do not survive the transaction, and (4) the consummation of a merger or consolidation where we do survive the transaction but the shares of our Class A common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction, any then-outstanding rights to purchase our stock under our ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our Class A common stock within 10 business days (or such other period specified by the administrator) prior to such corporate transaction, and such purchase rights will terminate immediately.
Under our ESPP, a corporate transaction is generally the consummation of: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of more than 50% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction, and (4) a merger or consolidation where we do survive the transaction but the shares of our Class A common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.
ESPP Amendment or Termination. The administrator has the authority to amend or terminate our ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.
2011 Stock Plan
Our board of directors adopted, and our stockholders approved, our 2011 Plan in October 2011. Our 2011 Plan was most recently amended in May 2021. No further stock awards will be granted under our 2011 Plan on or after the effectiveness of our 2021 Plan; however, awards outstanding under our 2011 Plan will continue to be governed by their existing terms.
Types of Awards. Our 2011 Plan allows us to grant ISOs, NSOs, stock appreciation rights, restricted stock awards and restricted stock unit awards to eligible employees, directors, officers and consultants of ours and any parent or subsidiary of ours.
Authorized Shares. As of  June 30, 2021, options to purchase 1,758,420 shares of our Class B common stock and 27,633,500 restricted stock units remained outstanding under our 2011 Plan. In the event that an outstanding option, restricted stock unit award or other award for any reason expires or is canceled, the shares allocable to such award shall be added to the number of shares then available for issuance under our 2021 Plan once approved by our stockholders.
Plan Administration. Our board of directors or a committee of our board administers our 2011 Plan. Our board of directors has delegated concurrent authority to administer our 2011 Plan to the compensation committee under the terms of the compensation committee’s charter. Subject to the provisions of our 2011 Plan, the administrator has the full authority and discretion to take any actions it deems necessary or advisable for the administration of our 2011 Plan. All decisions, interpretations and other actions of the administrator are final and binding on all participants in our 2011 Plan.
Options. Stock options have been granted under our 2011 Plan. Subject to the provisions of our 2011 Plan, the administrator determines the term of an option, the number of shares subject to an option, and the time period in which an option may be exercised. The term of an option is stated in the applicable award agreement, but the term of an option may not exceed 10 years from the grant date. The administrator determines the exercise price of options, which generally may not be less than 100% of the fair market value of our Class B common stock on the grant date, unless expressly determined in writing by the administrator on the option’s grant date. However, an ISO granted to an individual who directly or by attribution owns more than 10% of the total combined voting power of all of our classes of stock or of any our parent or subsidiary may have a term of no longer than five years from the grant date and will have an exercise price of at least 110% of the fair market value of our Class B common stock on the grant date. In addition, to the extent that the aggregate fair market value of the shares with respect to which ISOs are exercisable for the first time by an employee during any calendar year (under all our plans and any parent or subsidiary) exceeds $100,000, such options will be treated as NSOs. The administrator determines how a participant may pay the exercise price of an option, and the permissible methods are generally set forth in the applicable award agreement. If a participant’s status as a “service provider” (as defined in our 2011 Plan) terminates, that participant may exercise the vested portion of his or her option for the period of time stated in the applicable award agreement. Vested options generally will remain exercisable for three months or such longer period of time as set forth in the applicable award agreement if a participant’s status as a service provider terminates for a reason other than death or disability. If a participant’s status as a service provider terminates due to death or disability, vested options generally will remain exercisable for 12 months from the date of termination (or such other longer period as set forth in the applicable award agreement). In no event will an option remain exercisable beyond its original term. If a participant does not exercise his or her option within the time specified in the award agreement, the option will terminate. Except as described above, the administrator has the discretion to determine the post-termination exercisability periods for an option.

Restricted Stock Unit Awards. Restricted stock unit awards have been granted under our 2011 Plan. A restricted stock unit is a bookkeeping entity representing an amount equal to the fair market value of one share of our Class B common stock. The administrator determines the vesting criteria applicable to restricted stock unit awards in its discretion, which, depending on the extent to which the criteria are met, will determine the number of restricted stock units that will be paid out to the participant. The administrator may set vesting criteria based upon the achievement of company-wide, business unit, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the administrator in its discretion. Upon meeting the applicable vesting criteria, the participant is entitled to receive a payout as determined by the administrator. Payment of earned restricted stock units will be made as soon as practicable after the date(s) determined by the administrator and set forth in the applicable award agreement. The administrator, in its sole discretion, may settle earned restricted stock units in cash, shares, or a combination of both. On the date set forth in the applicable award agreement, all unearned restricted stock units will be forfeited.
Certain Adjustments. In the event of a dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of ours, or other change in the corporate structure affecting our shares occurs, the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under our 2011 Plan, will adjust the number and class of shares that may be delivered under our 2011 Plan and/or the number, class, and price of shares covered by each outstanding award.
Merger or Change in Control. Our 2011 Plan provides that, in the event that we are a party to a merger or change in control, outstanding awards may be assumed or substituted by the successor corporation or a parent or subsidiary thereof. In the event the successor corporation refuses to assume or substitute for outstanding awards, then the vesting of such awards will be fully accelerated and, with respect to any stock options or stock appreciation rights, the administrator will notify the holder in writing or electronically that such awards will be fully exercisable and vested for a period as determined by the administrator, and such awards will terminate upon expiration of such period. In the event of a merger or change in control, our 2011 Plan provides that each outstanding award will be treated as the administrator determines without a participant’s consent, including, without limitation, that: (i) upon written notice to the participant, awards will terminate upon or immediately prior to the consummation of such merger or change in control; (ii) outstanding awards will vest and become exercisable, realizable or payable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon consummation of such merger or change in control, and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; or (iii)(1) the termination of an award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by us without payment), or (2) the replacement of such award with other rights or property selected by the administrator in its sole discretion. In taking any of these actions, the administrator will not be obligated to treat all awards, all awards held by a participant, or all awards of the same type, similarly.
Transferability of Awards. Unless our administrator provides otherwise, our 2011 Plan generally does not allow for the transfer or assignment of awards, except by will or by the laws of descent and distribution. Shares issued upon exercise or settlement of an award will be subject to such terms and conditions as the administrator may determine, including rights of first refusal and other transfer restrictions.
Amendment; Termination. Our board of directors may amend, suspend or terminate our 2011 Plan at any time, provided that such action does not impair a participant’s rights under outstanding awards without such participant’s written consent. As noted above, in connection with this offering, our 2011 Plan will be terminated and no further awards will be granted thereunder. All outstanding awards will continue to be governed by their existing terms.

Limitations of Liability and Indemnification Matters
Upon the completion of this offering, our amended and restated certificate of incorporation will contain provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:
•any breach of the director’s duty of loyalty to the corporation or its stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions; or
•any transaction from which the director derived an improper personal benefit.
Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our amended and restated certificate of incorporation that will be in effect upon the completion of this offering will authorize us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws that will be in effect upon the completion of this offering will provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our amended and restated bylaws that will be in effect upon the completion of this offering will also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in connection with any action, proceeding or investigation. We believe that these amended and restated certificate of incorporation and amended and restated bylaw provisions are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, the following describes transactions since January 1, 2018 and each currently proposed transaction in which:
•we have been or are to be a participant;
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or holders of more than 5% of any class of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Sale of Class B Common Stock and Series G Convertible Preferred Stock
In July and September 2018, we sold shares of our Class B common stock and Series G convertible preferred stock to certain holders of more than 5% of any class of our capital stock, our directors, officers or their respective affiliates, each as set forth below.

Name	Shares of Class B Common Stock	Class B Common Stock Aggregate Purchase Price	Shares of Series G Convertible Preferred Stock	Series G Aggregate Purchase Price
Entities affiliated with Accel India III (Mauritius) Ltd.(1)	3,294,510	$19,800,005	4,026,630	$24,200,046
Entities affiliated with CapitalG LP(2)	898,500	5,399,985	1,098,180	6,600,062
Entities affiliated with Sequoia Capital Global Growth Fund III(3)	3,294,510	19,800,005	4,026,630	24,200,046
__________________
(1)Sameer Gandhi, a member of our board of directors since December 2019, serves as a director at entities affiliated with Accel India III (Mauritius) Ltd.
(2)Eugene Frantz, a member of our board of directors from April 2015 to August 2021, serves as General Partner at CapitalG 2013 LP, CapitalG 2014 LP, CapitalG LP, and CapitalG II LP.
(3)Mohit Bhatnagar, a member of our board of directors from July 2018 to August 2021, serves as a Managing Director at Sequoia Capital India.
Sale of Series A and Series H Convertible Preferred Stock
In December 2019, we sold shares of our Series A and Series H convertible preferred stock to certain holders of more than 5% of any class of our capital stock, our directors, officers or their respective affiliates, each as set forth below.

Name	Shares of Series A Convertible Preferred Stock	Series A Aggregate Purchase Price	Shares of Series H Convertible Preferred Stock	Series H Aggregate Purchase Price
Entities affiliated with Accel India III (Mauritius) Ltd.(1)	—	$—	3,758,740	$50,000,037
Entities affiliated with CapitalG LP(2)	—	—	3,758,740	50,000,037
Entities affiliated with Sequoia Capital Global Growth Fund III(3)3	7,517,470	99,999,942	3,758,740	50,000,037
__________________
(1)Sameer Gandhi, a member of our board of directors since December 2019, serves as a director at entities affiliated with Accel India III (Mauritius) Ltd.
(2)Eugene Frantz, a member of our board of directors from April 2015 to August 2021, serves as General Partner at CapitalG 2013 LP, CapitalG 2014 LP, CapitalG LP and CapitalG II LP.
(3)Mohit Bhatnagar, a member of our board of directors from July 2018 to August 2021, serves as a Managing Director at Sequoia Capital.

Repurchases
In July 2018, we repurchased shares of Class B common stock from the following related parties:

Name	Shares of Class B Common Stock	Class B Common Stock Aggregate Purchase Price
Rathna Girish Mathrubootham	3,210,360	$19,294,264
Shanmugam Krishnasamy	1,381,260	8,301,373
In December 2019, we repurchased shares of Series A convertible preferred stock from the following related parties:

Name	Shares of Series A Preferred Stock	Series A Preferred Stock Aggregate Purchase Price
Entities affiliated with Accel India III (Mauritius) Ltd.(1)	7,517,470	$99,999,942
__________________
(1)Sameer Gandhi, a member of our board of directors since December 2019, serves as a director at entities affiliated with Accel India III (Mauritius) Ltd.
Rights of First Refusal
Pursuant to our bylaws, equity compensation plans and certain agreements with our stockholders, including a right of first refusal and co-sale agreement with certain holders of our capital stock, including entities affiliated with Accel India III (Mauritius) Ltd., entities affiliated with CapitalG LP, entities affiliated with Tiger Global PIP VI Holdings, and entities affiliated with Sequoia Capital Global Growth Fund III, we or our assignees have a right to purchase shares of our capital stock which stockholders propose to sell to other parties. This right will terminate upon the completion of this offering. Since January 1, 2018, we have waived our right of first refusal in connection with the sale of certain shares of our capital stock, including sales by certain of our executive officers, resulting in the purchase of such shares by certain of our stockholders, including related persons. See the section titled “Principal Stockholders” for additional information regarding beneficial ownership of our capital stock.
Investors’ Rights Agreement
We are party to an amended and restated investors’ rights agreement (IRA), with certain holders of our capital stock, including entities affiliated with Accel India III (Mauritius) Ltd., entities affiliated with CapitalG LP, entities affiliated with Tiger Global PIP VI Holdings, and entities affiliated with Sequoia Capital Global Growth Fund III. The IRA provides the holders of our convertible preferred stock with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing, including the registration statement related to this offering. The IRA also provides these stockholders with information rights, which will terminate upon the completion of this offering, and a right of first refusal with regard to certain issuances of our capital stock, which will not apply to, and will terminate upon, the completion of this offering. As of June 30, 2021, the holders of an aggregate of 188,261,340 shares of our Class B common stock, including shares of our Class B common stock issuable upon conversion of outstanding preferred stock, will be entitled to rights with respect to the registration of their shares under the Securities Act under this agreement. For a description of these registration rights, see the section titled “Description of Capital Stock—Registration Rights.”
Indemnification
Our amended and restated certificate of incorporation that will be in effect upon the completion of this offering will contain provisions limiting the liability of directors, and our amended and restated bylaws that will be in effect upon the completion of this offering will provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon the completion of this offering will also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them. For more information regarding these agreements, see the section titled “Executive Compensation—Limitations of Liability and Indemnification Matters.”
Directed Share Program
At our request, the underwriters have reserved up to 5% of the Class A common stock to be issued by us and offered by this prospectus for sale, at the initial public offering price, through a directed share program, to certain individuals identified by us, including family members of our officers or other employees and certain other individuals associated with us. See “Underwriters—Directed Share Program.”
Policies and Procedures for Related Person Transactions
Our board of directors has adopted a related person transaction policy, to be effective in connection with this offering. Pursuant to this policy, our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our board of directors or our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our board of directors or our audit committee for review, consideration, and approval. In approving or rejecting any such proposal, our board of directors or our audit committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

PRINCIPAL STOCKHOLDERS
The following table sets forth information with respect to the beneficial ownership of our capital stock as of August 31, 2021, and as adjusted to reflect the sale of our Class A common stock offered by us in this offering assuming no exercise of the underwriters’ option to purchase additional shares, for:
•each of our named executive officers;
•each of our directors;
•all of our executive officers and directors as a group; and
•each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership before the offering is based on 252,539,110 shares of Class B common stock outstanding as of August 31, 2021, assuming (1) the reclassification of 77,810,022 shares of common stock outstanding as of August 31, 2021 into an equal number of shares of Class B common stock and the authorization of our Class A common stock, (2) the automatic conversion of all 153,937,730 outstanding shares of our convertible preferred stock as of August 31, 2021 into an equal number of shares of our Class B common stock, effective immediately prior to the completion of this offering, (3) the issuance of 20,791,160 shares of Class B common stock related to RSUs (including PRSUsee) subject to service-based and performance-based and liquidity event vesting conditions that will be met in connection with this offering, with such settlement occurring in the manner described in the section titled “Shares Eligible for Future Sale,” as further described in Notes 2 and 12 to our consolidated financial statements included elsewhere in this prospectus, and (4) no exercise by the underwriters of their option to purchase additional shares of Class A common stock. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or exercisable within 60 days of August 31, 2021. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Freshworks Inc., 2950 S. Delaware Street, Suite 201, San Mateo, California 94403.

	Shares beneficially owned prior to this offering					Shares beneficially owned after this offering
	Class A		Class B			Class A		Class B
Name of beneficial owner	Shares	%	Shares	%	% of Total Voting Power†	Shares	%	Shares	%	% of Total Voting Power†
Principal stockholders
Entities affiliated with Accel India III (Mauritius) Ltd.(1).	—	*	64,425,950	25.5	25.5	—	*	64,425,950	25.5	25.2
Entities affiliated with CapitalG LP(2)	—	*	20,752,620	8.2	8.2	—	*	20,752,620	8.2	8.1
Entities affiliated with Tiger Global PIP VI Holdings(3)	—	*	65,551,810	26.0	26.0	—	*	65,551,810	26.0	25.7
Entities affiliated with Sequoia funds(4)	—	*	30,631,270	12.1	12.1	—	*	30,631,270	12.1	12.0
Directors and named executive officers
Rathna Girish Mathrubootham(5)	—	*	16,659,220	6.6	6.6	—	*	16,659,220	6.6	6.5
Jose Morales(6)	—	*	375,940	*	*	—	*	375,940	*	*
Tyler Sloat(7)	—	*	843,750	*	*	—	*	843,750	*	*
Roxanne S. Austin(8)	—	*	57,290	*	*	—	*	57,290	*	*
Johanna Flower(9)	—	*	150,000	*	*	—	*	150,000	*	*
Sameer Gandhi(1)	—	*	64,425,950	25.5	25.5	—	*	64,425,950	25.5	25.2
Randy Gottfried(10)	—	*	337,500	*	*	—	*	337,500	*	*
Zachary Nelson(11)	—	*	9,380	*	*	—	*	9,380	*	*
Barry Padgett(12)	—	*	159,380	*	*	—	*	159,380	*	*
Jennifer Taylor(13)	—	*	9,375	*	*	—	*	9,375	*	*
All directors and officers as a group (12 persons)(14)	—	*	83,648,465	33.0	33.0	—	*	83,648,465	33.0	32.7
__________________
*Represents beneficial ownership of less than 1%.
†    Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting as a single class. Each share of Class A common stock will be entitled to one vote per share, and each share of Class B common stock will be entitled to 10 votes per share. Our Class A common stock and Class B common stock will vote together on all matters (including the election of directors) submitted to a vote of stockholders, except under limited circumstances described in “Description of Capital Stock—Class A Common Stock and Class B Common Stock—Voting Rights.”
(1)Consists of (i) 33,132,670 shares of Class B common stock held of record by Accel India III (Mauritius) Ltd. (AIN3M), (ii) 665,040 shares of Class B common stock held of record by Accel India IV (Mauritius) Ltd. (AIN4M), (iii) 23,208,940 shares of Class B common stock held of record by Accel Growth FII (Mauritius) Ltd. (AGF2M), (iv) 3,660,560 shares of Class B common stock held of record by Accel Leaders Holdings (Mauritius) Ltd. (ALM), and (v) 3,758,740 shares of Class B common stock held of record by Accel Leaders II Holdings (Mauritius) Ltd. (AL2M). AIN3M is a wholly owned subsidiary of Accel India III Holdings (Mauritius) Ltd., which is owned by Accel India III L.P. (AIN3) and Accel India III Investors L.L.C. Accel India III GP Associates Ltd. is the general partner of Accel India III Associates L.P., which is the general partner of AIN3. Sameer Gandhi, Clarence Don Clay Jr., Suzanne Gujadhur and Aslam Koomar are the directors of AIN3M and collectively make investment and voting decisions with respect to the shares held by AIN3M. AIN4M is a wholly owned subsidiary of Accel India Holdings IV (Mauritius) Ltd., which is owned by Accel India IV L.P. (AIN4) and Accel India IV Investors L.L.C. Accel India IV GP Associates Ltd. is the general partner of Accel India IV Associates L.P., which is the general partner of AIN4. Sameer Gandhi, Clarence Don Clay Jr., Suzanne Gujadhur and Aslam Koomar are the directors of AIN4M and collectively make investment and voting decisions with respect to the shares held by AIN4M. AGF2M is a wholly owned subsidiary of Accel Growth Holdings (Mauritius) Ltd., which is owned by Accel Growth Fund II L.P. (AGF2), Accel Growth Fund II Strategic Partners L.P. (AGF2SP) and Accel Growth Fund Investors 2012 L.L.C. Accel Growth Fund II Associates L.L.C. is the general partner of AGF2 and AGF2SP. Sameer Gandhi, Clarence Don Clay Jr., Suzanne Gujadhur and Aslam Koomar are the directors of AGF2M and collectively make investment and voting decisions with respect to the shares held by AGF2M. ALM is owned by Accel Leaders Fund L.P. (ALF), and Accel Leaders Fund Investors 2016 L.L.C. Accel Leaders Fund Associates L.L.C. is the general partner of ALF. Sameer Gandhi, Clarence Don Clay Jr., Suzanne Gujadhur and Aslam Koomar are the directors of ALM and collectively make investment and voting decisions with respect to the shares held by ALM. AL2M is owned by Accel Leaders Fund II L.P. (ALF2), Accel Leaders Fund II Strategic Partners L.P. (ALF2SP) and Accel Leaders Fund II Investors (2019) L.L.C. Accel Leaders Fund II Associates L.L.C. is the general partner of ALF2 and ALF2SP. Sameer Gandhi, Clarence Don Clay Jr., Suzanne Gujadhur and Aslam Koomar are the directors of AL2M and collectively make investment and voting decisions with respect to the shares held by AL2M. The address of the foregoing Accel entities is 500 University Avenue, Palo Alto, California, 94301.
(2)Consists of (i) 7,417,930 shares of Class B common stock held by CapitalG 2013 LP, (ii) 7,579,270 shares of Class B common stock held by CapitalG 2014 LP, (iii) 1,996,680 shares of Class B common stock held by CapitalG LP and (iv) 3,758,740 shares of Class B common stock held by CapitalG II LP. CapitalG 2013 GP LLC, the general partner of CapitalG 2013 LP, CapitalG 2014 GP LLC, the general partner of CapitalG 2014 LP, CapitalG GP LLC, the general partner of CapitalG LP, CapitalG II GP LLC, the general partner of CapitalG II LP, Alphabet Holdings LLC, the managing member of each of CapitalG 2013 GP LLC, CapitalG 2014 GP LLC, CapitalG GP LLC and CapitalG II GP LLC, XXVI Holdings Inc., the managing member of Alphabet Holdings LLC, and Alphabet Inc., the controlling stockholder of XXVI Holdings Inc., may each be deemed to share voting and investment power over the shares held by CapitalG 2013 LP, CapitalG 2014 LP, CapitalG LP and CapitalG II LP. The address of each of these entities 1600 Amphitheatre Parkway, Mountain View, CA 94043.
(3)Consists of 65,551,810 shares of Class B common stock held by Tiger Global PIP VI Holdings and other affiliates of Tiger Global Management, LLC. All such shares are controlled by Tiger Global Management, LLC, Chase Coleman and Scott Shleifer. The address for such parties is 9 West 57th Street, 35th Floor, New York, New York 10019.
(4)Consists of (i) 18,597,350 shares of Class B common stock held of record by Sequoia Capital Global Growth Fund III – Endurance Partners, L.P. (GGF III); and (ii) 12,033,920 shares of Class B common stock held of record by SCI Investments V. SC US (TTGP), Ltd. is the general partner of SCGGF III – Endurance Partners Management, L.P., which is the general partner of GGFIII. As a result, SC US (TTGP), Ltd. may be deemed to share voting and dispositive power with respect to the shares held by GGF III. The directors and stockholders of SC US (TTGP), Ltd. who exercise voting and investment discretion with respect to GGF III are Messrs. Douglas M. Leone and Roelof Botha. As a result, and by virtue of the relationships described in this paragraph, each such person may be deemed to share voting and dispositive power with respect to the shares held by GGF III. Messrs. Botha and Leone, together GGF III, SCGGF III – Endurance Partners Management, L.P. and SC US (TTGP), Ltd., are collectively referred to as Sequoia Capital Global Growth. Sequoia Capital India V Ltd. and SC India Principals Fund V Ltd are the sole shareholders of SCI Investments V. Voting and investment discretion with respect to the shares held by SCI Investments V is exercised by the board of directors of SCI Investments V. Sequoia Capital India V Ltd. and SC India Principals Fund V Ltd, together with SCI Investments V, are collectively referred to as Sequoia Capital India. Sequoia Capital India and Sequoia Capital Global Growth may be deemed to be a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with respect to their ownership of our shares, and are collectively referred to as the Sequoia Funds. The address for each of the Sequoia Capital India entities is SANNE House, Bank Street, TwentyEight CyberCity, Ebène 72201, Republic of Mauritius, and the address for each of the Sequoia Capital Global Growth entities is 2800 Sand Hill Road, Suite 101, Menlo Park, CA 94025.
(5)Consists of (i) 14,236,570 shares of Class B common stock, and (ii) 2,422,650 shares of Class B common stock which will be issued upon settlement of RSUs that will have satisfied the service and performance-based condition and the liquidity event condition in connection with this offering.
(6)Consists of 375,940 shares of Class B common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of August 31, 2021.
(7)Consists of (i) 750,000 shares of Class B common stock which will be issued upon settlement of RSUs that will have satisfied the service and performance-based condition and the liquidity event condition in connection with this offering, and (ii) 93,750 shares of Class B common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of August 31, 2021.
(8)Consists of (i) 34,380 shares of Class B common stock which will be issued upon settlement of RSUs that will have satisfied the service and performance-based condition and the liquidity event condition in connection with this offering, and (ii) 22,910 shares of Class B common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of August 31, 2021.
(9)Consists of (i) 132,810 shares of Class B common stock which will be issued upon settlement of RSUs that will have satisfied the service and performance-based condition and the liquidity event condition in connection with this offering, and (ii) 17,190 shares of Class B common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of August 31, 2021.
(10)Consists of (i) 281,250 shares of Class B common stock which will be issued upon settlement of RSUs that will have satisfied the service and performance-based condition and the liquidity event condition in connection with this offering, and (ii) 56,250 shares of Class B common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of August 31, 2021.
(11)Consists of 9,380 shares of Class B common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of August 31, 2021.
(12)Consists of (i) 140,620 shares of Class B common stock which will be issued upon settlement of RSUs that will have satisfied the service and performance-based condition and the liquidity event condition in connection with this offering, and (ii) 18,760 shares of Class B common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of August 31, 2021.
(13)Consists of 9,375 shares of Class B common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of August 31, 2021.
(14)Consists of (i) 78,662,520 shares of Class B common stock held by our current directors and executive officers as a group (ii) 4,216,280 shares of Class B common stock which will be issued to our current directors and executive officers as a group upon settlement of RSUs that will have satisfied the service and performance-based condition and the liquidity event condition in connection with this offering and (iii) 769,665 shares of Class B common stock that may be acquired by our current directors and executive officers as a group upon the settlement of outstanding restricted stock units within 60 days of August 31, 2021.

DESCRIPTION OF CAPITAL STOCK
General
The following is a summary of the rights of our common and preferred stock and some of the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which will each become effective upon the completion of this offering, the amended and restated investors’ rights agreement and relevant provisions of Delaware General Corporation Law. The descriptions herein are qualified in their entirety by our amended and restated certificate of incorporation, amended and restated bylaws, and amended and restated investors’ rights agreement, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of Delaware General Corporation Law.
Upon the completion of this offering, our authorized capital stock will consist of the following shares, of which:
•1,000,000,000 shares are designated as Class A common stock, with a par value of $0.00001;
•350,000,000 shares are designated as Class B common stock, with a par value of $0.00001; and
•10,000,000 shares are designated as preferred stock, with a par value of $0.00001.
After giving effect to (1) the reclassification of all outstanding shares of common stock into an equal number of shares of Class B common stock, (2) the automatic conversion of all outstanding shares of convertible preferred stock into an equal number of shares of Class B common stock and (3) the issuance of 18,117,470 shares of Class B common stock and the associated stock-based compensation expense of $65.7 million related to restricted stock units (including performance-based RSUs) subject to service-based and performance-based and liquidity event vesting conditions that will be met in connection with this offering, with such settlement occurring in the manner described in the section titled “Shares Eligible for Future Sale,” as further described in Notes 2 and 12 to our consolidated financial statements included elsewhere in this prospectus, there would have been 249,811,590 shares of Class B common stock outstanding on June 30, 2021, held by 1,174 stockholders of record.
As of June 30, 2021, we had outstanding options to acquire 1,758,420 shares of Class B common stock under our 2011 Stock Plan, as amended (2011 Plan). As of June 30, 2021, we had 27,633,500 shares of our Class B common stock issuable upon the settlement of outstanding restricted stock units under our 2011 Plan which will not have satisfied the service or performance conditions on completion of this offering.
Class A Common Stock and Class B Common Stock
All issued and outstanding shares of our Class A common stock and Class B common stock will be duly authorized, validly issued, fully paid and non-assessable. All authorized but unissued shares of our Class A common stock and Class B common stock will be available for issuance by our board of directors without any further stockholder action, except as required by the Nasdaq listing standards.
Voting Rights
Holders of Class A common stock will be entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Class B common stock will be entitled to 10 votes per share on all matters to be voted upon by the stockholders. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by Delaware law.
Under Delaware law, holders of our Class A common stock or Class B common stock would be entitled to vote as a separate class if a proposed amendment to our amended and restated certificate of incorporation would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. As a result, in these limited instances, the holders of a majority of our Class A common stock could defeat any amendment to our amended and restated certificate of incorporation. For example, if a proposed amendment of our amended and restated certificate of incorporation provided for our Class A common stock to rank junior to our Class B common stock with respect to (1) any dividend or distribution, (2) the distribution of proceeds were we to be acquired, or (3) any other right, Delaware law would require the vote of our Class A common stock. In this instance, the holders of a majority of Class A common stock could defeat that amendment to our amended and restated certificate of incorporation.
Our amended and restated certificate of incorporation that will be in effect upon the completion of this offering will not provide for cumulative voting for the election of directors.
Dividend Rights
Holders of Class A common stock and Class B common stock will be entitled to ratably receive dividends if, as and when declared from time to time by our board of directors at its own discretion out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.
Right to Receive Liquidation Distributions
Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our Class A common stock and Class B common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Conversion
Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. After the closing of this offering, on any transfer of shares of Class B common stock, whether or not for value, each such transferred share will automatically convert into one share of Class A common stock, except for certain transfers described in our amended and restated certificate of incorporation that will be in effect immediately prior to the closing of this offering, including (i) transfers for tax and estate planning purposes, so long as the transferring holder continues to hold sole or, in the case of our founders, shared with family members, voting and dispositive power or, in the case of transfers to trusts, so long as the transferring holder or family members are beneficiaries of the trust; (ii) certain transfers to affiliated foundations so long as the transferring holder or family members continue to hold sole or shared voting and dispositive power over the shares; (iii) transfers of shares of Class B common stock to any of our founders; and (iv) transfers to the estates or heirs of any of our founders upon his or her death or incapacity.
Any holder’s shares of Class B common stock will convert automatically into Class A common stock, on a one-to-one basis, upon the following: (1) sale or transfer of such share of Class B common stock, except for certain permitted transfers as described in the immediately preceding paragraph and in our amended and restated certificate of incorporation that will be in effect immediately prior to the closing of this offering; (2) the death of such Class B common stockholder (or nine months after the date of death if the stockholder is our founder); and (3) on the final conversion date, defined as the earlier of (a) the seventh anniversary of this offering; or (b) the date specified by a vote of the holders of a majority of the outstanding shares of Class B common stock, voting as a single class.
Once transferred and converted into Class A common stock, our Class B common stock may not be reissued.
Other Matters
Our Class A common stock and Class B common stock will have no preemptive rights pursuant to the terms of our amended and restated certificate of incorporation and our amended and restated bylaws. There will be no redemption or sinking fund provisions applicable to our Class A common stock and Class B common stock. All outstanding shares of our Class A common stock and Class B common stock will be fully paid and non-assessable, and the shares of our Class A common stock offered in this offering, upon payment and delivery in accordance with the underwriting agreement, will be fully paid and non-assessable.
Preferred Stock
As of June 30, 2021, there were 153,937,730 shares of convertible preferred stock outstanding. See Note 11 to our consolidated financial statements included elsewhere in this prospectus for more information regarding the terms of our outstanding convertible preferred stock. Immediately prior to the completion of this offering, each outstanding share of convertible preferred stock will convert into one share of our Class B common stock.
Upon the completion of this offering, our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges, and restrictions of up to an aggregate of 10,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. Upon the completion of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.
Options and Restricted Stock Units
As of June 30, 2021, we had outstanding options under our equity compensation plans to purchase an aggregate of 1,758,420 shares of our Class B common stock under our 2011 Plan, with a weighted-average exercise price of $0.2529 per share.
As of June 30, 2021, we had 27,633,500 shares of our Class B common stock issuable upon the settlement of outstanding restricted stock units under our 2011 Plan which will not have satisfied the service or performance conditions on completion of this offering.
Registration Rights
We are party to an amended and restated investors’ rights agreement (IRA) that provides that certain holders of our preferred stock and certain shares of our preferred stock, including certain holders of at least 1% of our outstanding capital stock, have certain registration rights as set forth below. The registration of shares of our Class B common stock by the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, not to exceed $50,000, of the shares registered by the demand, piggyback and Form S-3 registrations described below.
Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include. The demand, piggyback, and Form S-3 registration rights described below will expire five years after the completion of this offering, of which this prospectus is a part, or with respect to any particular stockholder, (1) such time after the completion of this offering that such stockholder can sell all of its shares entitled to registration rights under Rule 144(b)(1)(i) of the Securities Act or (2) such time that such stockholder owns 1% or less of our outstanding common stock as converted pursuant to this offering and all registrable securities held by such stockholder can be sold in any three month period without registration in compliance with Rule 144.
Demand Registration Rights
The holders of an aggregate of 188,261,340 shares of our Class B common stock will be entitled to certain demand registration rights. At any time beginning six months after the completion of this offering, the holders of a 30% or more of these shares may request that we register all or a portion of their shares. We are obligated to effect only two such registrations.

Piggyback Registration Rights
In connection with this offering, the holders of an aggregate of 188,261,340 shares of our Class B common stock were entitled to, and the necessary percentage of holders waived, their rights to notice of this offering and to include their shares of registrable securities in this offering. After this offering, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of these shares will be entitled to certain piggyback registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (1) a registration relating solely to the sale of securities of participants in a Company stock plan, (2) a registration relating to a corporate reorganization or other Rule 145 transaction, (3) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of these shares, or (4) a registration relating to the offer and sale of debt securities, subject to limitations that the underwriters may impose on the number of shares included in the offering.
Form S-3 Registration Rights
The holders of an aggregate of 188,261,340 shares of our Class B common stock will be entitled to certain Form S-3 registration rights. The holders of these shares can make a request that we register their shares on Form S-3 if we are qualified to file a registration statement on Form S-3 and if the reasonably anticipated aggregate net proceeds of the shares offered would equal or exceed $5.0 million.
Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws
Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain or will contain provisions that could make the following transactions more difficult: (1) an acquisition of us by means of a tender offer; (2) an acquisition of us by means of a proxy contest or otherwise; (3) or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Stockholder Meetings
Our amended and restated bylaws will provide that a special meeting of stockholders may be called only by our chairperson of the board, chief executive officer or president, or by a resolution adopted by a majority of our board of directors.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.
Elimination of Stockholder Action by Written Consent
Our amended and restated certificate of incorporation and amended and restated bylaws will eliminate the right of stockholders to act by written consent without a meeting.

Staggered Board
Our board of directors will be divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. For more information on the classified board, see the section titled “Management—Composition of Our Board of Directors.” This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.
Removal of Directors
Our amended and restated certificate of incorporation will provide that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.
Stockholders Not Entitled to Cumulative Voting
Our amended and restated certificate of incorporation will not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.
Delaware Anti-Takeover Statute
We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.
Choice of Forum
Our amended and restated certificate of incorporation that will be in effect upon the closing of this offering will provide that the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (1) any derivative claim or cause of action brought on our behalf; (2) any claim or cause of action for breach of a fiduciary duty owed by any of our current or former directors, officers or other employees to us or our stockholders; (3) any claim or cause of action against us or any of our current or former directors, officers or other employees, arising out of or pursuant to any provision of the General Corporation Law of the State of Delaware or our certificate of incorporation or bylaws; (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws; (5) any claim or cause of action as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware; or (6) any claim or cause of action against us or any of our current or former directors, officers or other employees, governed by the internal-affairs doctrine or otherwise related to our internal affairs. These provisions would not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims.

Further, our amended and restated certificate of incorporation that will be in effect upon the closing of this offering will provide that unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.
Additionally, our amended and restated certificate of incorporation that will be in effect upon the closing of this offering will provide that any person or entity holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions.
Amendment of Charter Provisions
The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least two-thirds of the total voting power of all of our outstanding voting stock.
The provisions of Delaware law, our amended and restated certificate of incorporation, and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers, and as a consequence, they may also inhibit temporary fluctuations in the market price of our Class A common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock and Class B common stock will be Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.
Exchange Listing
Our common stock is currently not listed on any securities exchange. We have applied to list our Class A common stock on Nasdaq under the symbol “FRSH.”

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our Class A common stock. Future sales of substantial amounts of Class A common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our Class A common stock. Although we have applied to list our Class A common stock on Nasdaq, we cannot assure you that there will be an active public market for our Class A common stock.
Following the completion of this offering, based on the number of shares of our Class A common stock and Class B common stock outstanding as of June 30, 2021, and assuming (1) the reclassification of all outstanding shares of common stock into an equal number of shares of Class B common stock, (2) the conversion of all outstanding shares of our convertible preferred stock into an equal number of shares of Class B common stock, (3) no exercise of the underwriters’ option to purchase additional shares of Class A common stock, we will have outstanding an aggregate of approximately 28,500,000 shares of Class A common stock and 249,811,590 shares of Class B common stock.
Of these shares, all shares of Class A common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares of Class A common stock purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Shares purchased by our affiliates would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.
The outstanding shares of Class A common stock not sold in this offering will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, each of which is summarized below. All of these shares will be subject to a lock-up period under the lock-up agreements and market standoff agreements described below.
In addition, all of the 1,758,420 shares of our Class B common stock that were subject to stock options outstanding under our 2011 Plan, as of June 30, 2021 are vested as of such date, and upon exercise and conversion into Class A common stock, these shares will be eligible for sale subject to the lock–up agreements and market standoff agreements described below and Rules 144 and 701 under the Securities Act.

As a result of these agreements described below and subject to the provisions of Rule 144 and Rule 701, shares of our Class A common stock sold in this offering or shares of Class B common stock subject to lock-up agreements and market standoff agreements will be available for sale in the public market as follows:

Earliest Date Available for Sale in the Public Market	Number of Shares of Class A Common Stock
The opening of trading on the second trading day after we announce earnings results for the quarter ending September 30, 2021.	All holders of our common stock and securities exercisable for or convertible into our common stock, including directors, officers, and other affiliates as defined in Rule 144 under the Securities Act of 1933, may sell up to approximately 58.5 million, 87.8 million, or 117.0 million shares (including shares issuable upon exercise of vested options or settlement of RSUs), if the last reported closing price of the Class A common stock on Nasdaq is equal to or greater than 110%, 125% or 150%, respectively, of the initial public offering price set forth on the cover page of this prospectus for at least 10 out of 15 consecutive trading days ending on the second trading day after we announce earnings results for the quarter ending September 30, 2021, including the last day of such 15 trading day period. Such shares eligible for sale includes a total of approximately 21.2 million shares issuable upon settlement of vested RSUs that will have satisfied the service and performance-based conditions, and the liquidity event condition, as of the date of this prospectus. We intend to cause such vested RSUs to be settled on or about the second trading day after we announce earnings results for the quarter ending September 30, 2021, if the early release conditions are met as described above.
The earlier of (i) the opening of trading on the second trading day immediately following our public release of earnings for the quarter ending December 31, 2021 and (ii) the 181st day after the date of this prospectus.	All remaining shares held by our stockholders not previously eligible for sale, subject to volume limitations applicable to “affiliates” under Rule 144 as described below. To the extent the early release conditions are not met and shares are not early released from the lock up as described in the bullet above, then such shares eligible for sale will include a total of approximately 21.2 million shares issuable upon settlement of vested RSUs that will have satisfied the service and performance-based conditions, and the liquidity event condition, as of the date of this prospectus. In such case, we intend to cause such vested RSUs to then be settled on or about the expiration of the lock-up period.
Lock-Up Agreements and Market Standoff Provisions
All of our directors, executive officers and the holders of all of our common stock and securities exercisable for or convertible into our common stock outstanding immediately on the completion of this offering, are subject to lock-up agreements and market standoff agreements, in which they have agreed, that, subject to certain exceptions, they will not, without the prior written consent of Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and BofA Securities, Inc., offer, sell, contract to sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option to purchase, lend or otherwise dispose of, directly or indirectly any of our shares of common stock, any options or warrants to purchase any of our shares of common stock or any securities convertible into or exchangeable for or that represent the right to receive shares of our common stock or enter into any hedging, swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock during the period ending on the earlier of (i) 181 days after the date of this prospectus or (ii) the opening of trading on the second trading day after we announce earnings results for the quarter ending December 31, 2021. We refer to this restricted period as the lock-up period.
All holders of our securities are also subject to market standoff agreements with us in which they have agreed that they will not, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of our shares of common stock (or our other securities) or enter into enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock (or our other securities) during the lock-up period. Such market standoff provisions generally do not provide for exceptions or allow for any early releases. We will not amend or waive any of the restrictions of such market standoff agreements during the lock-up period without the prior written consent of Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and BofA Securities, Inc. on behalf of the underwriters.
Notwithstanding the foregoing, the lock-up agreements provide, and we intend to waive restrictions of the market standoff agreements to provide, that, subject to the provisions of Rule 144 under the Securities Act, on the opening of trading on the second trading day after we announce earnings results for the quarter ending September 30, 2021, all holders of our common stock and securities exercisable for or convertible into our common stock may sell up to the applicable percentage of their outstanding shares, to the extent vested (including shares issuable upon exercise of options or settlement of RSUs), if certain trading price conditions of our Class A common stock are met, as further described in the section titled “Underwriters.”
The lock-up agreements described above are subject to a number of exceptions. In addition, Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and BofA Securities, Inc. may release any of the securities subject to these lock-up agreements at any time, subject to applicable notice requirements. See the section titled “Underwriters” for information about these exceptions and a further description of these agreements.
Upon expiration of the lock-up period, certain of our stockholders will have the right to require us to register their shares under the Securities Act. See the sections titled “—Registration Rights” below and “Description of Capital Stock—Registration Rights.”
Upon the expiration of the lock-up period, substantially all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the exceptions and limitations discussed below.
After the offering, certain of our employees, including our executive officers, and/or directors may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Securities Act. Sales under these trading plans would not be permitted until the expiration of the lock-up agreements relating to the offering described above.
Rule 144
Affiliate Resales of Restricted Securities
In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, and who has beneficially owned shares of our capital stock for at least six months would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:
•1% of the number of shares of our Class A common stock then outstanding, which will equal approximately 285,000 shares immediately after this offering; or
•the average weekly trading volume in our Class A common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the Securities and Exchange Commission and concurrently with either the placing of a sale order with the broker or the execution of a sale directly with a market maker.
Non-Affiliate Resales of Restricted Securities
In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares of our capital stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.
Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.
Rule 701
In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of a registration statement under the Securities Act is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by “affiliates” under Rule 144 without compliance with its one-year minimum holding period requirement. However, substantially all Rule 701 shares are subject to lock-up agreements as described above and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.
Form S-8 Registration Statement
We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Class A common stock and Class B common stock subject to outstanding stock options and common stock issued or issuable under the 2021 Equity Incentive Plan (our 2021 Plan), our 2011 Plan and the 2021 Employee Stock Purchase Plan (our ESPP). We expect to file the registration statement covering shares offered pursuant to these stock plans shortly after the date of this prospectus, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market subject to compliance with the resale provisions of Rule 144.
Registration Rights
As of June 30, 2021, holders of an aggregate of 188,261,340 shares of our Class B common stock, which includes all of the shares of Class B common stock issuable upon the automatic conversion of our convertible preferred stock immediately prior to the completion of this offering, or their transferees, will be entitled to various rights with respect to the registration of these shares under the Securities Act upon the completion of this offering and the expiration of lock-up agreements. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See the section titled “Description of Capital Stock—Registration Rights” for additional information. Shares covered by a registration statement will be eligible for sale in the public market upon the expiration or release from the terms of the lock-up agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK
The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our Class A common stock issued pursuant to this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax on net investment income, or the alternative minimum tax or the treatment of person subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (Code), and does not address any estate or gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (IRS), all as in effect as of the date of this prospectus. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This discussion is limited to non-U.S. holders who purchase our Class A common stock pursuant to this offering and who hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:
•certain former citizens or long-term residents of the United States;
•partnerships or other pass-through entities (and investors therein);
•“controlled foreign corporations”;
•“passive foreign investment companies”;
•corporations that accumulate earnings to avoid U.S. federal income tax;
•banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities;
•tax-exempt organizations and governmental organizations;
•tax-qualified retirement plans;
•persons who hold or receive our Class A common stock or Class B common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;
•persons that own, or have owned, actually or constructively, more than 5% of our Class A common stock;
•persons who have elected to mark securities to market; and
•persons holding our Class A common stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy or integrated investment.
If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our Class A common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our Class A common stock and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our Class A common stock.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.
Definition of Non-U.S. Holder
For purposes of this discussion, a non-U.S. holder is any beneficial owner of our Class A common stock that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•an individual who is a citizen or resident of the United States;
•a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
Distributions on Our Class A Common Stock
As described under the section titled “Dividend Policy,” we have not paid and do not anticipate paying any cash distributions in the foreseeable future. However, if we make cash or other property distributions on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts that exceed such current and accumulated earnings and profits and, therefore, are not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in our Class A common stock, but not below zero. Any excess amount distributed will be treated as gain realized on the sale or other disposition of our Class A common stock and will be treated as described under the section titled “—Gain On Disposition of Our Class A Common Stock” below.
Subject to the discussions below regarding effectively connected income, backup withholding and FATCA (as defined below), dividends paid to a non-U.S. holder of our Class A common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or the applicable withholding agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or the withholding agent before the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or the withholding agent, either directly or through other intermediaries.
If a non-U.S. holder holds our Class A common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our Class A common stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment or fixed base in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax.

To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent.
However, any such effectively connected dividends paid on our Class A common stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.
Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
Gain on Disposition of Our Class A Common Stock
Subject to the discussions below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of our Class A common stock, unless:
•the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States;
•the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•our Class A common stock constitutes a “U.S. real property interest” by reason of our status as a U.S. real property holding corporation (a USRPHC), for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our Class A common stock, and our Class A common stock is not regularly traded on an established securities market (as defined in applicable Treasury Regulations).
Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our worldwide real property interests. We believe that we are not currently and have not been a USRPHC for U.S. federal income tax purposes, although there can be no assurance we will not in the future become a USRPHC.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Gain described in the third bullet point above will generally be subject to U.S. federal income tax in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business (subject to any provisions under an applicable income tax treaty), except that the branch profits tax generally will not apply. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding
Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of distributions on our Class A common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our Class A common stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI (or applicable successor form), or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.
Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.
Withholding on Foreign Entities
Sections 1471 through 1474 of the Code (commonly referred to as FATCA), impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity either certifies that it does not have any “substantial U.S. owners” as defined in the Code or provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our Class A common stock. FATCA would have applied to payments of gross proceeds from the sale or other disposition of stock, but under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on such proposed regulations pending finalization), no withholding would apply with respect to payments of gross proceeds.
Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock.

UNDERWRITERS
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, and BofA Securities, Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
BofA Securities, Inc.
Jefferies LLC
Barclays Capital Inc.
Robert W. Baird & Co. Incorporated
Canaccord Genuity LLC
JMP Securities LLC
Needham & Company, LLC
Nomura Securities International, Inc.
Oppenheimer & Co. Inc.
Piper Sandler & Co.
Raymond James & Associates, Inc.
Amerivet Securities, Inc.
Castleoak Securities, L.P.
Samuel A. Ramirez & Company, Inc.
R. Seelaus & Co., LLC
Total
The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below. The underwriters may offer and sell the shares to the public through one or more of their respective affiliates or other registered broker-dealers or selling agents.
The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $      per share under the public offering price. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 2,850,000 additional shares of Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.

At our request, the underwriters have reserved up to 5% of the Class A common stock to be issued by us and offered by this prospectus for sale, at the initial public offering price, through a directed share program, to certain individuals identified by us, including family members of our officers or other employees and certain other individuals associated with us. If purchased by these persons, these shares will not be subject to a lock-up restriction, except to the extent that the purchasers of such shares are otherwise subject to market standoff agreements as a result of their relationships with us. The number of shares of Class A common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares of our Class A common stock offered by this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sale of the shares reserved for the directed share program.
The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 2,850,000 shares of Class A common stock.

Total	Per Share	No Exercise	Full Exercise
Public offering price	$30.00	$855,000,000	$940,500,000
Underwriting discounts and commissions to be paid by us	1.575	44,887,500	49,376,250
Proceeds, before expenses, to us	$28.425	$810,112,500	$891,123,750
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $6.5 million. We have agreed to reimburse the underwriters for expenses relating to the clearance of this offering with the Financial Industry Regulatory Authority up to $35,000 and expenses incurred in connection with the directed share program.
The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of Class A common stock offered by them.
We have applied to list our Class A common stock on the Nasdaq under the trading symbol “FRSH.”
All of our directors, executive officers and the holders of all of our common stock and securities exercisable for or convertible into our common stock outstanding immediately on the completion of this offering, are subject to lock-up agreements and market standoff agreements, These lock-up agreements provide that, without the prior written consent of Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and BofA Securities, Inc. on behalf of the underwriters, subject to certain exceptions, we and the lock-up parties will not, and will not publicly disclose an intention to, during the period ending on the earlier of (i) 181 days after the date of this prospectus or (ii) the opening of trading on the second trading day after we announce earnings results for the quarter ending December 31, 2021:
•offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock or Class B common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock or Class B common stock;
•file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of Class A common stock or Class B common stock or any securities convertible into or exercisable or exchangeable for Class A common stock or Class B common stock; or
•enter into any hedging, swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our Class A common stock or Class B common stock, whether any such transaction described above is to be settled by delivery of Class A common stock or Class B common stock or such other securities, in cash or otherwise. We refer to this restricted period as the lock-up period. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC,

J.P. Morgan Securities LLC and BofA Securities, Inc. on behalf of the underwriters, we or such other person will not, during the lock-up period, make any demand for, or exercise any right with respect to, the registration of any shares of Class A common stock or Class B common stock or any security convertible into or exercisable or exchangeable for Class A common stock or Class B common stock. Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and BofA Securities, Inc., in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.
The restrictions described in the immediately preceding paragraph do not apply to us in certain circumstances, including:
•the sale of shares to the underwriters in this offering;
•the issuance by us of shares of Class A common stock upon the exercise of an option or a warrant, or settlement of, restricted stock units or the conversion of a security outstanding on the date of this prospectus, or issued after the date of this prospectus pursuant to our equity plans or any other plan as described in this prospectus;
•the grant of any options to purchase shares of our Class A common stock, restricted stock units or any other type of equity award described herein or any other awards granted under a stock incentive plan or stock purchase plan described in this prospectus, and the issuance by us of shares of our Class A common stock upon the exercise thereof, provided that each such recipient of our Class A common stock shall enter into a lock-up agreement, substantially as described herein covering the remainder of the lock-up period;
•the issuance by us of shares of Class A common stock upon conversion of shares of Class B common stock;
•the filing by us of any registration statement on Form S-8 or a successor form thereto relating to the shares of our common stock granted pursuant to relating to the issuance, vesting, exercise, settlement, or resale of equity awards granted or to be granted pursuant to any employee benefit plan in effect on the date of this prospectus;
•facilitating the establishment of a trading plan on behalf of a stockholder, our officer or director pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the lock-up period and provided further to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the lock-up period; or
•the sale or issuance of or entry into an agreement providing for the sale or issuance of common stock or any securities convertible into, exercisable for or which are otherwise exchangeable for or represent the right to receive our common stock in connection with (x) one or more mergers, acquisitions of securities, business, property or other assets, products or technologies, joint ventures, commercial relationships or other strategic corporate transactions or alliances, provided that the aggregate number of shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (on an as-converted, as-exercised or as-exchanged basis) that we may sell or issue or agree to sell or issue pursuant to this clause does not exceed 10.0% of the total number of shares of our common stock issued and outstanding immediately following the completion of this offering determined on a fully-diluted basis, and provided further that all recipients of any such securities shall enter into a lock-up agreement, substantially as described herein covering the remainder of the lock-up period.
The restrictions also do not apply to our directors and officers and their affiliates, and certain other lock-up parties, in certain circumstances including:
•the sale of shares of Class A common stock or other securities acquired in this offering or in open market transactions after the completion of this offering;

•the transfer of shares of common stock or any security convertible into common stock as a bona fide gift, a charitable contribution or for bona fide estate planning purposes;
•the transfer of shares of common stock or any other security convertible into or exercisable for shares of common stock upon death of the lock-up party by will or intestacy or to any trust for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party;
•if the lock-up party is a trust, transfers to a trust or beneficiary of the trust or to the estate of a beneficiary of such trust’s holdings of shares of common stock or any other security convertible into or exercisable for shares of common stock;
•if the lock-up party is a corporation, partnership, limited liability company, trust or other business entity (i) transfers of shares of common stock or any security convertible into or exercisable for shares of common stock to another corporation, partnership, limited liability company, trust or other business entity (or in each case its nominee or custodian) that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the lock-up party or (ii) distributions of shares of common stock or any security convertible into or exercisable for shares of common stock to limited partners, limited liability company members or stockholders or holders of similar equity interests of the lock-up party;
•the transfer of shares of common stock or any other security convertible into or exercisable for common stock that occur by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement, provided that any filing required by Section 16 of the Exchange Act shall clearly indicate in the footnotes thereto that such transfer is being made pursuant to the circumstances described above and such shares remain subject to the lock-up agreement, and provided further that no other public announcement or filing shall be required or shall be voluntarily made during the lock-up period;
•(i) the receipt by the lock-up party from the Company of shares of common stock upon the exercise of options awarded pursuant to an equity compensation plan, insofar as such options are outstanding as of the date of this prospectus or (ii) the transfer of shares of common stock or any securities convertible into shares of common stock to the Company upon a vesting or settlement event of the Company’s securities or upon the exercise of options to purchase the Company’s securities on a “cashless” or “net exercise” basis to the extent permitted such instruments only in an amount necessary to cover the applicable exercise price or tax withholding obligations of the lock-up party in connection with such exercise, vesting or settlement event, but for the avoidance of doubt, excluding all methods of exercise that would involve a sale of any shares of common stock relating to options other than to the Company, provided that in the case of either clause (i) or (ii), (x) the shares of common stock received upon such exercise, vesting or settlement event shall remain subject to the lock-up agreement and (y) no public report or filing under Section 16(a) of the Exchange Act, or any other public filing or disclosure of such receipt or transfer by or on behalf of the undersigned, shall be required or shall be voluntarily made within 60 days after the date of this prospectus, and thereafter, any filing required under Section 16 (a) of the Exchange Act to be made during the remainder of the lock-up period shall include a statement to the effect that (A) such transaction reflects the circumstances described in (i) or (ii), as the case may be, (B) such transaction was only with the Company and (C) the shares of common stock received upon exercise or settlement of the option, restricted stock units or other equity awards are subject to the lock-up agreement;
•the transfer to the Company of shares of common stock or any security convertible into or exercisable for shares of common stock in connection with the repurchase by the Company from the lock-up party of shares of common stock or any security convertible into or exercisable for common stock pursuant to a repurchase right arising upon the termination of the lock-up party’s employment with the Company; provided that such repurchase right is pursuant to contractual agreements with the Company, and provided that any filing required by Section 16(a) of the Exchange Act shall clearly indicate in the footnotes thereto that the such transfer is being made pursuant to the circumstances described above and that no shares or securities were sold by the reporting person, and provided further that no other public announcement or filing shall be required or shall be voluntarily made during the lock-up period;

•the transfer of shares of common stock or any security convertible into or exercisable for shares of common stock pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction, that is approved by the Board of Directors, made to all holders of the Company’s capital stock, and approved by our board of directors, and the result of which is that a “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of greater than 50% of total voting power of the voting stock of us or the surviving entity, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the shares of common stock owned by the lock-up party shall remain subject to the restrictions contained in the lock-up agreement;
•facilitating the establishment of a trading plan on behalf of a stockholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the lock-up period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of the lock-up party or the Company regarding (a) the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the lock-up period or (b) the transfer of shares of common stock in the case of an earnings related release, any such filing under Section 16(a) of the Exchange Act shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described above;
•the transfer to the Company in connection with the conversion or reclassification of the outstanding equity securities of the Company into shares of common stock (including the conversion of shares of preferred stock into Class B common stock), or any reclassification or conversion of the Company’s common stock (including any conversion of shares of Class B common stock into share of Class A common stock), as contemplated in this prospectus, provided that any such shares of common stock received upon such conversion or reclassification remain subject to the restrictions contained in the lock-up agreement, and provided further that the undersigned shall include a statement in any report under Section 16(a) of the Exchange Act reporting such transfer to the effect that such transfer relates to the circumstances described above; and
•transfers with the prior written consent of the representatives on behalf of the underwriters.
All holders of our securities are subject to market standoff agreements with us in which they have agreed that they will not, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of our shares of common stock (or our other securities) or enter into enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock (or our other securities) during the lock-up period. Such market standoff provisions generally do not provide for exceptions or allow for any early releases. We will not amend or waive any of the restrictions of such market standoff agreements during the lock-up period without the prior written consent of Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and BofA Securities, Inc. on behalf of the underwriters.
Notwithstanding the foregoing, the lock-up agreements provide, and we intend to waive restrictions of the market standoff agreements to provide, that, subject to the provisions of Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, on the date set forth in the table below, holders of our common stock and securities exercisable for or convertible into our common stock may sell up to the applicable percentage of their outstanding shares, to the extent vested (including shares issuable upon exercise of vested options or settlement of RSUs), upon meeting certain trading price conditions of our Class A common stock, as described in the table below:

Earliest Date Available for Sale in the Public Market	Applicable Percentage
The opening of trading on the second trading day after we announce earnings results for the quarter ending September 30, 2021.	All holders of our common stock and securities exercisable for or convertible into our common stock, including directors, officers, and other affiliates as defined in Rule 144 under the Securities Act of 1933, may sell a number of shares equal to either 20%, 30%, or 40% of such holder’s outstanding shares, to the extent vested (including shares issuable upon exercise of options or settlement of RSUs), if the last reported closing price of the Class A common stock on Nasdaq is equal to or greater than 110%, 125% or 150%, respectively, of the initial public offering price set forth on the cover page of this prospectus for at least 10 out of 15 consecutive trading days ending on the second trading day after we announce earnings results for the quarter ending September 30, 2021, including the last day of such 15 trading day period.
In order to facilitate the offering of our Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of our Class A common stock in the open market to stabilize the price of our Class A common stock. These activities may raise or maintain the market price of our Class A common stock above independent market levels or prevent or retard a decline in the market price of our Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.
We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make internet distributions on the same basis as other allocations.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Pricing of the Offering
Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area (EEA and each Member State, a Relevant State), no securities have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of securities may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
•to any legal entity which is a qualified investor as defined in the Prospectus Regulation;
•to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
•in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).
United Kingdom
In relation to the United Kingdom, no securities have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the securities that either (i) has been approved by the Financial Conduct Authority, or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provision in Regulation 74 of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019, except that offers of securities may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:
•to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation;

•to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the Representative for any such offer; or
•in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000, as amended (FSMA),
Each underwriter has represented and agreed that:
•it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA, received by it in connection with the issue or sale of the shares of our Class A common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and
•it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our Class A common stock in, from or otherwise involving the United Kingdom.
Canada
The shares of our Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
In relation to Hong Kong, no securities have been offered or will be offered pursuant to this offering to the public in Hong Kong, by means of any document, other than (a) to ‘‘professional investors’’ as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under the Ordinance; or (b) in other circumstances which do not result in the document being a ‘‘prospectus’’ as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the shares has been or will be issued or has been or will be in the possession of any person for the purposes of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to ‘‘professional investors’’ as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Singapore
This prospectus has not been registered as a prospectus by the Monetary Authority of Singapore, and the offer of shares of our Class A common stock is made pursuant to the exemption under Section 304 of the Securities and

Futures Act, Chapter 289 of Singapore, as modified or amended from time to time (SFA). Accordingly, shares of our Class A common stock may not be offered or sold, or made the subject of an invitation for subscription or purchase, nor may this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of shares of our Class A common stock be circulated or distributed, whether directly or indirectly, to any person in Singapore other than: (a) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 304 of the SFA; or (b) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA. First sales of shares of our Class A common stock acquired pursuant to Section 304 of the SFA are subject to the requirements under Section 304A of the SFA.
Switzerland
Shares of our Class A common stock, this prospectus and any related services, information and opinions described or referenced in this prospectus are not, and may not be, offered or marketed to or directed at persons in Switzerland who are non-qualified in the meaning of Federal Act on Collective Investment Schemes (CISA) and its implementing Ordinance or high-net-worth-individuals (including private investment structures for high-net-worth-individuals that do not have professional treasury operations), even if they have opted out of customer protection under the Financial Services Act (FinSA) and elected to be treated as professional clients and qualified investors. Therefore, this prospectus may not be provided to and shares of our Class A common stock may not be offered or marketed to persons in Switzerland who are not qualified investors in the meaning of the CISA (Qualified Investors) (but not including a high-net-worth-individual or a private investment structure for high-net-worth-individuals that does not have professional treasury operations who elected to be treated as qualified investors).
None of the information provided in this prospectus should be construed as an offer for the purchase or sale of, or advertising for, shares of our Class A common stock nor as an offer of, or advertising for, any related services to non-qualified investors. Circulating this prospectus and offering advertising or selling shares of our Class A common stock to other persons as Qualified Investors may trigger, in particular, licensing requirements, a requirement to appoint a representative and paying agent in Switzerland and other regulatory consequences in Switzerland. This prospectus does not constitute a prospectus pursuant to Articles 35 et seq. of FinSA and may not comply with the information standards required thereunder. No key information document pursuant to Swiss law has been established in connection with shares of our Class A common stock and this prospectus. Shares of our Class A common stock will not be listed on the SIX Swiss Exchange, and consequently, the information presented in this prospectus does not necessarily comply with the information standards as set out in the relevant listing rules. This prospectus has not been and will not be approved by or filed with, and may not be able to be approved by or filed with FINMA (as defined below) under the CISA or any other Swiss regulatory authority. Therefore, investors do not benefit from protection under the CISA or supervision by the Swiss Financial Market Supervisory Authority (FINMA). This prospectus does not constitute investment advice. It may only be used by those persons to whom it has been handed out in connection with shares of our Class A common stock and may neither be copied nor directly or indirectly distributed or made available to other persons.

LEGAL MATTERS
The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Cooley LLP, Palo Alto, California. Orrick, Herrington & Sutcliffe LLP, San Francisco, California, is acting as counsel to the underwriters in connection with this offering.

EXPERTS
The financial statements as of December 31, 2019 and 2020 and for each of the two years in the period ended December 31, 2020, included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of Class A common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and our Class A common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.
Upon the completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934 and we will file reports, proxy statements and other information with the SEC. We also maintain a website at freshworks.com, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2
Consolidated Financial Statements as of and for the years ended December 31, 2019 and 2020, as of June 30, 2021 (unaudited), and for the six months ended June 30, 2020 and 2021 (unaudited)	F-3
Consolidated Balance Sheets	F-3
Consolidated Statements of Operations	F-4
Consolidated Statements of Comprehensive Loss	F-5
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit	F-6
Consolidated Statements of Cash Flows	F-8
Notes to Consolidated Financial Statements	F-10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and the Board of Directors of Freshworks, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Freshworks, Inc. (the “Company”) as of December 31, 2019 and 2020, the related statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders' deficit, and cash flows, for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
May 14, 2021 (September 10, 2021 as to the effects of the stock split described in Note 2)
We have served as the Company's auditor since 2018.

FRESHWORKS INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	As of December 31,		As of June 30,
	2019	2020	2021
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$74,999	$95,382	$104,796
Marketable securities	147,863	142,733	135,821
Accounts receivable, net	24,295	34,270	40,379
Deferred contract acquisition costs	5,452	9,167	11,687
Prepaid expenses and other current assets	23,887	30,852	31,081
Total current assets	276,496	312,404	323,764

Property and equipment, net	19,962	20,784	21,438
Deferred contract acquisition costs, noncurrent	6,158	9,106	11,917
Intangible assets, net	4,404	6,223	4,076
Goodwill	4,473	6,181	6,181
Deferred tax assets	2,065	4,393	4,316
Other assets	8,210	8,333	8,152
Total assets	$321,768	$367,424	$379,844
Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Deficit
Current liabilities:
Accounts payable	$3,655	$3,710	$8,146
Accrued liabilities	23,797	35,608	33,452
Deferred revenue	67,540	104,184	130,498
Income tax payable	3,391	8,740	688
Total current liabilities	98,383	152,242	172,784

Other liabilities	11,534	16,827	18,931
Total liabilities	109,917	169,069	191,715
Commitments and contingencies (Note 10)
Redeemable Convertible Preferred Stock
Redeemable convertible preferred stock, $0.0001 par value; 154,055 shares authorized; 153,938 shares issued and outstanding; and $326,559 aggregate liquidation preference as of December 31, 2019 and 2020 and June 30, 2021 (unaudited), respectively	1,334,572	2,895,096	3,276,920
Stockholders' Deficit
Common stock, $0.00001 par value; 285,000, 285,000 and 305,000 shares authorized as of December 31, 2019, December 31, 2020, and June 30, 2021 (unaudited), respectively; 76,821, 77,619 and 77,756 shares issued and outstanding as of December 31, 2019 and 2020 and June 30, 2021 (unaudited), respectively	1	1	1
Additional paid-in capital	—	—	—
Accumulated other comprehensive income (loss)	139	411	(2)
Accumulated deficit	(1,122,861)	(2,697,153)	(3,088,790)
Total stockholders' deficit	(1,122,721)	(2,696,741)	(3,088,791)
Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$321,768	$367,424	$379,844
The accompanying notes are an integral part of these consolidated financial statements.

FRESHWORKS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(unaudited)
Revenue	$172,377	$249,659	$110,471	$168,928
Cost of revenue	36,462	52,492	23,857	35,396
Gross profit	135,915	197,167	86,614	133,532
Operating expense:
Research and development	38,559	69,210	39,813	34,290
Sales and marketing	111,115	133,277	61,184	91,370
General and administrative	15,911	50,792	38,395	16,026
Total operating expenses	165,585	253,279	139,392	141,686
Loss from operations	(29,670)	(56,112)	(52,778)	(8,154)
Interest and other income (expense), net	2,180	2,833	(377)	505
Loss before income taxes	(27,490)	(53,279)	(53,155)	(7,649)
Provision for income taxes	3,635	4,015	3,991	2,195
Net loss	(31,125)	(57,294)	(57,146)	(9,844)
Accretion of redeemable convertible preferred stock	(553,339)	(1,560,524)	(102,164)	(381,824)
Deemed dividend distribution	(40,071)	—	—	—
Net loss attributable to common stockholders - basic and diluted	$(624,535)	$(1,617,818)	$(159,310)	$(391,668)
Net loss per share attributable to common stockholders - basic and diluted	$(8.21)	$(21.03)	$(2.07)	$(5.04)
Weighted-average shares used in computing net loss per share attributable to common stockholders - basic and diluted	76,029	76,945	76,828	77,724
The accompanying notes are an integral part of these consolidated financial statements.

FRESHWORKS INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(unaudited)
Net loss	$(31,125)	$(57,294)	$(57,146)	$(9,844)
Other comprehensive income (loss)
Adjustment for the adoption of ASU 2016-01	(981)	—	—	—
Unrealized (loss) gain on marketable securities	(21)	272	1,109	(413)
Comprehensive loss	$(32,127)	$(57,022)	$(56,037)	$(10,257)
The accompanying notes are an integral part of these consolidated financial statements.

FRESHWORKS INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
(in thousands)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit *As Adjusted	Total Stockholders' Deficit *As Adjusted
	Shares	Amount	Shares	Amount
Balances as of January 1, 2019	142,662	$631,413	74,263	$1	$—	$1,141	$(540,340)	$(539,198)
Adjustment for the adoption of ASU 2016-01	—	—	—	—	—	(981)	981	—
Issuance of Series H redeemable convertible, preferred stock, net issuance costs of $181	11,276	149,820	—	—	—	—	—	—
Sale of redeemable convertible preferred stock (Note 11)	7,517	59,929	—	—	—	—	—	—
Deemed contribution (Note 11)	—	—	—	—	—	—	40,071	40,071
Repurchase of redeemable convertible preferred stock (Note 11)	(7,517)	(59,929)	—	—	—	—	—	—
Accretion of redeemable convertible preferred	—	553,339	—	—	(962)	—	(552,377)	(553,339)
Deemed dividend distribution (Note 11)	—	—	—	—	—	—	(40,071)	(40,071)
Issuance of common stock upon exercise of stock options	—	—	2,558	—	689	—	—	689
Stock-based compensation	—	—	—	—	273	—	—	273
Unrealized loss on marketable securities	—	—	—	—	—	(21)	—	(21)
Net loss	—	—	—	—	—	—	(31,125)	(31,125)
Balances as of December 31, 2019	153,938	1,334,572	76,821	1	—	139	(1,122,861)	(1,122,721)
Accretion of redeemable convertible preferred stock	—	1,560,524	—	—	(43,526)	—	(1,516,998)	(1,560,524)
Issuance of common stock upon exercise of stock options	—	—	798	—	246	—	—	246
Stock-based compensation	—	—	—	—	43,280	—	—	43,280
Unrealized gain on marketable securities	—	—	—	—	—	272	—	272
Net loss	—	—	—	—	—	—	(57,294)	(57,294)
Balances as of December 31, 2020	153,938	$2,895,096	77,619	$1	$—	$411	$(2,697,153)	$(2,696,741)
__________________
*See Note 2—Recently Adopted Accounting Pronouncements for adjustment related to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09).
The accompanying notes are an integral part of these consolidated financial statements.

FRESHWORKS INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
(in thousands)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount
Balances as of December 31, 2019	153,938	$1,334,572	76,821	$1	$—	$139	$(1,122,861)	$(1,122,721)
Accretion of redeemable convertible preferred stock (unaudited)	—	102,164	—	—	(43,291)	—	(58,873)	(102,164)
Issuance of common stock upon exercise of stock options (unaudited)	—	—	36	—	11	—	—	11
Stock-based compensation (unaudited)	—	—	—	—	43,280	—	—	43,280
Unrealized loss on marketable securities (unaudited)	—	—	—	—	—	1,109	—	1,109
Net loss (unaudited)	—	—	—	—	—	—	(57,146)	(57,146)
Balance as of June 30, 2020 (unaudited)	153,938	$1,436,736	76,857	$1	$—	$1,248	$(1,238,880)	$(1,237,631)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount
Balances as of December 31, 2020	153,938	$2,895,096	77,619	$1	$—	$411	$(2,697,153)	$(2,696,741)
Accretion of redeemable convertible preferred stock (unaudited)	—	381,824	—	—	(31)	—	(381,793)	(381,824)
Issuance of common stock upon exercise of stock options (unaudited)	—	—	137	—	31			31
Unrealized loss on marketable securities (unaudited)	—	—	—	—	—	(413)	—	(413)
Net loss (unaudited)	—	—	—	—	—	—	(9,844)	(9,844)
Balance as of June 30, 2021 (unaudited)	153,938	$3,276,920	77,756	$1	$—	$(2)	$(3,088,790)	$(3,088,791)
The accompanying notes are an integral part of these consolidated financial statements.

FRESHWORKS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(unaudited)
Cash Flows from Operating Activities:
Net loss	$(31,125)	$(57,294)	$(57,146)	$(9,844)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	6,260	11,169	5,378	6,418
Amortization of deferred contract acquisition costs	4,038	7,681	3,388	5,669
Stock-based compensation	273	43,280	43,280	—
(Discount) premium amortization on marketable securities	(194)	1,227	534	795
Gain realized on sale of marketable securities	(316)	(132)	(24)	(14)
Change in fair value of equity securities	(266)	(107)	63	(65)
Deferred income taxes	(939)	(2,360)	—	—
Other	386	142	(124)	64
Changes in operating assets and liabilities:
Accounts receivable	(9,366)	(9,932)	(2,411)	(6,110)
Deferred contract acquisition costs	(9,579)	(14,343)	(6,628)	(11,000)
Prepaid expenses and other assets	(11,340)	(8,165)	(5,371)	(1,860)
Accounts payable	2,665	53	1,105	3,971
Accrued and other liabilities	13,902	24,867	10,828	(5,676)
Deferred revenue	27,437	36,444	13,416	26,314
Net cash (used in) provided by operating activities	(8,164)	32,530	6,288	8,662
Cash Flows from Investing Activities:
Purchases of property and equipment	(11,505)	(4,383)	(2,556)	(2,786)
Proceeds from sale of property and equipment	—	—	—	557
Capitalized internal-use software	(3,323)	(4,631)	(2,402)	(2,177)
Purchases of marketable securities	(176,575)	(115,689)	(65,911)	(110,840)
Sales of marketable securities	24,707	18,658	4,999	34,755
Maturities and redemptions of marketable securities	23,719	101,445	36,101	81,804
Acquired intangible assets	—	(1,750)	(1,750)	—
Business combination, net of cash acquired	(5,972)	(5,075)	(5,075)	—
Net cash (used in) provided by investing activities	(148,949)	(11,425)	(36,594)	1,313
Cash Flows from Financing Activities:
Proceeds from issuance of Series H redeemable convertible preferred stock, net of issuance costs	149,820	—	—	—
Sale of redeemable convertible preferred stock	100,000	—	—	—
Repurchase of redeemable convertible preferred stock	(100,000)	—	—	—
Proceeds from exercise of stock options	689	246	11	31
Payment of deferred offering costs	—	—	—	(2,405)
Payment of acquisition-related liabilities	(277)	(2,155)	—	—
Net cash provided by (used in) financing activities	150,232	(1,909)	11	(2,374)
Net (decrease) increase in cash, cash equivalents and restricted cash	(6,881)	19,196	(30,295)	7,601
Cash, cash equivalents and restricted cash, beginning of period	86,016	79,135	79,135	98,331
Cash, cash equivalents and restricted cash, end of period	$79,135	$98,331	$48,840	$105,932
Reconciliation of cash, cash equivalents and restricted cash to consolidated balance sheets:
Cash and cash equivalents	$74,999	$95,382	$45,945	$104,796
Restricted cash included in prepaid expenses and other current assets	3,114	1,930	1,876	114
Restricted cash included in other assets	1,022	1,019	1,019	1,022
Total cash, cash equivalents and restricted cash	$79,135	$98,331	$48,840	$105,932

FRESHWORKS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(unaudited)
Supplemental cash flow information:
Cash paid for taxes	$3,461	$5,075	$1,731	$3,728
Non-cash investing and financing activities:
Purchased property and equipment included in accrued expenses	$1,393	$62	$171	$478
Property and equipment acquired through tenant improvement allowance	$1,524	$322	$290	$—
Deferred offering costs	$—	$—	$—	$1,279
Deferred purchase consideration for acquisition	$2,883	$900	$900	$—
Accretion of redeemable convertible preferred stock	$553,339	$1,560,524	$102,164	$381,824
The accompanying notes are an integral part of these consolidated financial statements.

FRESHWORKS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2020 AND THE SIX MONTHS ENDED JUNE 30, 2020 AND 2021 (UNAUDITED)
1.Description of Business
Freshworks Inc. (Freshworks, or the Company) is a software development company that provides modern software-as-a-service (SaaS) products that are designed with the user in mind. The Company was incorporated in Delaware in 2010 and is headquartered in San Mateo, California, and has foreign subsidiaries located in India, Australia, the United Kingdom, Ireland, Germany, France, the Netherlands, and Singapore.
2.Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Stock Split
In September 2021, the Company’s Board of Directors (the Board) and its shareholders approved a 10-for-one forward stock split of the Company’s authorized, issued and outstanding stock, effective September 10, 2021. All share and per share information included in the accompanying consolidated financial statements and notes thereto has been adjusted on a retrospective basis to reflect this stock split.
Unaudited Interim Consolidated Financial Statements
The accompanying interim consolidated balance sheet as of June 30, 2021, the interim consolidated statements of operations, of comprehensive loss, of cash flows, and of redeemable convertible preferred stock and stockholders’ deficit for the six months ended June 30, 2020 and 2021, and the related notes to such interim consolidated financial statements are unaudited. These unaudited interim consolidated financial statements have been prepared on a basis consistent with the annual consolidated financial statements and, in management’s opinion, reflect all adjustments, which include only normal recurring adjustments necessary for the fair presentation of the Company’s financial position as of June 30, 2021 and its results of operations and cash flows for the six months ended June 30, 2020 and 2021. The results of operations for the six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the full year or any other future interim or annual period.
Foreign Currency Remeasurement and Transactions
The functional currency of the Company’s foreign subsidiaries is the U.S. dollar. Accordingly, each foreign subsidiary remeasures monetary assets and liabilities at period-end exchange rates, while non-monetary items are remeasured at historical rates. The Company derives all revenues in U.S. dollars. Expenses are remeasured at the exchange rates in effect on the day the transaction occurred, except for those expenses related to non-monetary assets and liabilities, which are remeasured at historical exchange rates. Remeasurement adjustments are recognized in interest and other income, net in the consolidated statements of operations, and have not been material for the years ended December 31, 2019 and 2020 and the six months ended June 30, 2020 and 2021 (unaudited).
Use of Estimates
The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expense during the reporting period. Significant items subject to such estimates and assumptions include, but are not limited to, the following:
•determination of standalone selling price (SSP) for each distinct performance obligation included in customer contracts with multiple performance obligations;
•allowance for doubtful accounts;
•expected benefit period of deferred contract acquisition costs;
•capitalization of internal-use software;
•fair value of acquired intangible assets and goodwill;
•useful lives of long-lived assets;
•valuation of deferred tax assets;
•valuation of employee defined benefit plan;
•fair value of share-based awards; and
•fair value of redeemable convertible preferred stock.
Risk and Uncertainties
Due to the COVID-19 pandemic, the Company has temporarily closed its headquarters in San Mateo, California, and other offices around the world, required its employees to work remotely from home, and implemented travel restrictions, all of which have caused significant disruption in how the Company operates its business. At the same time, the operations of its partners and customers have also been disrupted. While the duration and extent of the COVID-19 pandemic depends largely on future developments that cannot be accurately predicted at this time, such as the extent of and effectiveness of containment actions and developed vaccines, it has already had an adverse effect on the global economy and the ultimate societal and economic impact of the COVID-19 pandemic remains unknown. In particular, the conditions caused by this pandemic could adversely affect demand for the Company’s products and services, lead to longer sales cycles, reduce the value or duration of subscriptions, negatively impact collections of accounts receivable, reduce expected spending from new customers, cause some of the existing customers to go out of business, limit the potential to generate additional business with new customers due to travel restrictions imposed, and affect contraction or attrition rates of the Company’s customers, all of which could adversely affect the Company’s business, results of operations, and financial condition. The Company is not aware of any specific event or circumstances related to COVID-19 or other estimates that would require it to update estimates or judgments or adjust the carrying value of its assets or liabilities. Actual results could differ from those estimates and any such differences may be material to the consolidated financial statements.
Segment Information
The Company operates in a single operating segment. The Chief Executive Officer (CEO) is the chief operating decision maker of the Company and makes operating decisions, assesses financial performance, and allocates resources based upon discrete financial information at a consolidated level.
Revenue Recognition
The Company derives revenue from subscription fees and related professional services. The Company sells subscriptions for its cloud-based solutions through arrangements that are non-cancelable and non-refundable. The Company’s subscription arrangements do not provide customers with the right to take possession of the software supporting the solutions and, as a result, are accounted for as service arrangements. The treatment of the arrangements is consistent with sales directly to customers and indirectly through channel partners. The Company records revenue net of sales or value-added taxes.

On occasion, the Company sells subscriptions to third-party resellers. The price at which subscriptions are sold to the reseller is typically discounted, as compared to the price at which the Company would sell to an end customer, in order to enable the reseller to realize a margin on the eventual sale to the end customer. As pricing to the reseller is fixed, and the Company lacks visibility into the pricing provided by the reseller to the end customer, reseller revenue is recorded net of any reseller margin.
Subscription Revenue
Subscription revenue is primarily comprised of fees paid by the Company’s customers for accessing its cloud-based software during the term of the arrangement. Cloud-based services allow customers to use the Company’s multi-tenant software without requiring them to take possession of the software. Given that access to the cloud-based software represents a series of distinct services that comprise a single performance obligation that is satisfied over time, subscription revenue is recognized ratably over the contract term beginning on the commencement date of each contract, which is the date that the cloud-based software is made available to customers.
Professional Services Revenue
Professional services revenue is comprised of fees charged for services ranging from product configuration, data migration, systems integration, and training. The Company recognizes professional services revenues as services are performed.
Customers with Multiple Performance Obligations
Some of the Company’s contracts with customers contain both subscriptions and professional services. For these contracts, the Company accounts for individual performance obligations separately. The transaction price is allocated to the separate performance obligations on the basis of relative SSP. The Company determines SSP by taking into consideration historical selling price of these performance obligations in similar transactions, as well as current pricing practices and other observable inputs including, but not limited to, customer size and geography. As the Company’s go-to-market strategies evolve, it may modify its pricing practices in the future, which could result in changes to SSP.
Cost of Revenue
Cost of revenue consists primarily of personnel-related expenses (primarily including salaries, related benefits, and stock-based compensation) for employees associated with the Company’s cloud-based infrastructure, payment gateway fees, voice, product support, and professional service organizations, as well as costs incurred by the Company for third-party hosting capabilities. Cost of revenue also includes third-party license fees, amortization of acquired intangibles, amortization of capitalized internal-use software, and allocation of general overhead expenses such as facilities and information technology.
Research and Development
Research and development costs are expensed as incurred and consist primarily of personnel-related expenses such as salaries and related benefits for the Company’s product development employees. Research and development expenses also include non-personnel-related expenses such as third-party services for product development and consulting expenses, depreciation expense related to equipment used in research and development activities, and allocation of the Company’s general overhead expenses.
Advertising Costs
Advertising costs are charged to sales and marketing expense in the consolidated statements of operations as incurred. The Company recognized $31.3 million, $31.1 million, $13.6 million and $20.0 million for the years ended December 31, 2019 and 2020 and the six months ended June 30, 2020 and 2021 (unaudited), respectively.

Stock-Based Compensation
The Company recognizes stock-based compensation expense in the consolidated statements of operations over the requisite service period, which is the vesting period of the respective awards by using the straight-line attribution method. Forfeitures are accounted for when they occur. The Company estimates the fair value of stock options and restricted stock units (RSUs) issued to employees, consultants, and directors on the grant date. The fair value of each stock option award is estimated using the Black-Scholes option pricing model. The fair value of each RSU award is determined based on the estimated fair value of the Company’s common stock on the date of the grant.
As the Company’s common stock has no public market, the Company determines the fair value of the common stock underlying stock options and RSUs by considering numerous objective and subjective factors including, but not limited to: (i) independent third-party valuations, (ii) the prices, rights, preferences, and privileges of the Company’s redeemable convertible preferred stock relative to its common stock, (iii) the lack of marketability of the common stock, (iv) current business conditions and financial projections, and (iv) the likelihood of achieving an initial public offering (IPO) or sale event.
Pursuant to the Company’s 2011 Stock Plan, RSUs vest upon the satisfaction of both a service condition and a performance condition. The service condition is satisfied over a period of four years, and the performance condition will be satisfied upon the earlier of (i) a combination transaction provided that such transaction (or series of transactions) qualifies as a change of control (as defined in the Company’s 2011 Stock Plan), or (ii) the effective date of a registration statement of the Company filed under the Securities Act for the Company’s IPO (both collectively known as the liquidity events). As of December 31, 2020 and June 30, 2021 (unaudited), no stock-based compensation expense has been recognized for RSUs because the liquidity events, as described above, were not probable.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2019 and 2020, and June 30, 2021 (unaudited), the Company has recorded a full valuation allowance against its U.S. deferred tax assets.
The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is more likely than not of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.
The Company recognizes interest and penalties related to income tax matters as a component of income tax expense.
Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents consist of deposits held at financial institutions, money market funds, as well as highly liquid investments with an original maturity of three months or less when purchased. Cash and cash equivalents are recorded at cost, which approximates fair value.
As of December 31, 2019 and 2020, short-term restricted cash, which is classified in prepaid expenses and other current assets in the consolidated balance sheets, consisted of $3.1 million, $1.9 million, respectively, for cash deposits held as collateral for the settlement of foreign exchange forward contracts. Long-term restricted cash, which is classified in other assets in the consolidated balance sheets, consisted of $1.0 million at December 31, 2019 and

2020 and June 30, 2021 (unaudited) primarily for collateralized letters of credit established in connection with lease agreements for the Company’s facilities expiring more than one year from the balance sheet date.
Marketable Securities
Marketable securities consist primarily of debt securities such as corporate bonds, commercial paper, asset-backed securities and U.S. Treasury securities. These securities are classified as available-for-sale securities at the time of purchase as they represent funds readily available for current operations, and the Company also has the ability and intent to liquidate them at any time to meet its operating cash needs, if necessary. All short-term investments are recorded at their estimated fair value, with changes in fair value recognized as unrealized gains or losses in accumulated other comprehensive income. For any security in an unrealized loss position, the Company evaluates it to assess whether the associated unrealized loss is considered other than temporary. Impairments are considered other-than-temporary if they are related to a deterioration in credit risk or if it is likely that the Company will sell the security before the recovery of its cost basis. Realized gains and losses and declines in value determined to be other than temporary are determined based on the specific identification method and are reported in interest and other income, net in the consolidated statements of operations. There was no impairment recorded for the years ended December 31, 2019 and 2020, and the six months ended June 30, 2020 and 2021 (unaudited).
Marketable securities also include mutual funds comprised of certain term bonds. These mutual funds meet certain criteria for equity investments in accordance with ASU 2016-01, Recognition and Measurement of Financial Assets and Liabilities. Under this guidance, the Company measures these mutual funds at their estimated fair value, with changes in fair value recognized in interest and other income, net in the consolidated statements of operations.
Non-Marketable Equity Securities
The Company owns interests in non-marketable equity investments, which consist of minority equity interests in privately held companies. The Company does not have significant influence over these investments, which do not have readily determinable fair values. Under ASU 2016-01, the Company has elected the measurement alternative to carry them at cost, less any impairment charges.
Accounts Receivable and Allowance for Doubtful Accounts
Trade accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts. The allowance is based on the Company’s assessment of the collectability of accounts and is recorded as an offset to revenue and deferred revenue. Management regularly reviews the adequacy of the allowance by considering the age of each outstanding invoice, each customer’s expected ability to pay, and the collection history with each customer, where applicable, to determine whether a specific allowance is appropriate. Accounts receivable deemed uncollectible are recognized as bad debt expense and classified as general and administrative expenses in the consolidated statements of operations. As of December 31, 2019 and 2020, and June 30, 2021 (unaudited), the Company's allowance for doubtful accounts was $6.1 million, $6.4 million and $6.5 million, respectively.
Concentrations of Credit Risk
Financial instruments that potentially expose the Company to significant concentration of credit risk consist primarily of cash, cash equivalents, marketable securities, and accounts receivable. The Company’s cash and cash equivalents and marketable securities are generally held with large financial institutions and are in excess of the federally insured limits provided on such deposits. In addition, the Company has cash and cash equivalents held in international bank accounts, which are denominated primarily in Euros, British Pounds, Indian Rupees, and Australian Dollars.
There were no customers that individually exceeded 10% of the Company’s revenue for the years ended December 31, 2019 and 2020 and the six months ended June 30, 2020 and 2021 (unaudited), or that represented 10% or more of the Company’s consolidated accounts receivable balance as of December 31, 2019 and 2020 and June 30, 2021 (unaudited).

Deferred Contract Acquisition Costs
Deferred contract acquisition costs are incremental costs that are associated with acquiring customer contracts and consist primarily of sales commissions and the associated payroll taxes and certain referral fees paid to independent third-parties. The costs incurred upon the execution of initial and expansion contracts are primarily deferred and amortized over an expected benefit period of three years. The expected benefit period is determined by taking into consideration the Company’s contracts with customers, technology life cycle and other factors. The Company considers the expected benefit period to exceed the initial contract term for certain costs because of anticipated renewals and because sales commission rates for renewal contracts are not commensurate with sales commissions for initial contracts. The Company includes amortization of deferred commissions in sales and marketing expense in its consolidated statements of operations. There was no impairment loss in relation to the incremental selling costs capitalized for all periods presented.
The Company has elected to apply the practical expedient under Accounting Standards Codification (ASC) No. 340-40—Other Assets and Deferred Costs to account for costs incurred in obtaining a contract with the expected benefit period of one year or less as commission expenses, which are included in sales and marketing expense in its consolidated statements of operations.
Property and Equipment, net
Property and equipment, net, including capitalized internal-use software, is stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets as follows:

Estimated Useful Life
Computers	3 years
Capitalized internal-use software	3 years
Office equipment, furniture and fixtures	5 years
Motor vehicles	5 years
Leasehold improvements	Lesser of lease term or 5 years
Expenditures for maintenance and repairs are charged to expense as incurred.
Capitalized Internal-Use Software
The Company capitalizes costs incurred in its software development projects as intangible assets during the application development stage. Costs related to preliminary project activities and post implementation activities are expensed as incurred. Once the development project is available for general release, capitalization ceases, and the Company estimates the useful life of the asset and begins amortization. Internal-use software is amortized on a straight-line basis over its estimated useful life, which is generally three years. The Company evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.
Business Combinations
The Company applies a screen test to determine whether a transaction is more akin to an asset acquisition or a business combination. If this screen test indicates that substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the transaction is accounted for as an asset acquisition. In a business combination, the purchase consideration is allocated to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated respective fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. The Company’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable, and consequently, actual results may differ from estimates.

Long-Lived Assets (Including Goodwill and Intangible Assets)
Long-lived assets with finite lives include property and equipment, capitalized internal-use software, and acquired intangible assets. The Company evaluates long-lived assets, including acquired intangible assets and capitalized internal-use software, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds these estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the assets exceeds the fair value of the asset or asset group.
Goodwill is not amortized but rather is tested for impairment at least annually in the fourth quarter, or more frequently if events or changes in circumstances indicate that goodwill may be impaired. Goodwill impairment is recognized when the quantitative assessment results in the carrying value of the reporting unit exceeding its fair value, in which case an impairment charge in the amount of such excess is recorded to goodwill, limited to the amount of goodwill. The Company did not recognize any impairment of goodwill during the years ended December 31, 2019 and 2020, and the six months ended June 30, 2020 and 2021 (unaudited).
Deferred Revenue
Deferred revenue consists of customer billings in advance of revenue being recognized from the Company’s subscription and professional services arrangements. Customers are invoiced for subscription services arrangements in advance for monthly, quarterly, semi-annual and annual subscription plans. The Company’s payment terms generally provide that customers pay the invoiced portion of the total arrangement fee either in advance or within 30 days from the invoice date.
Comprehensive Loss
Comprehensive loss is comprised of two components—net loss and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains or losses on available-for-sale debt securities recognized during the period.
The following table shows the change in unrealized gains or losses within accumulated other comprehensive income (loss):

	December 31,		June 30
	2019	2020	2021
	(in thousands)
			(unaudited)
Beginning balance	$1,141	$139	$411
Add: Unrealized gains (losses) on available-for-sale debt securities	$—	$405	(399)
Less: Adjustment for the adoption of ASU 2016-01	$(981)	$—	—
Less: Reclassification of unrealized gain to interest and other income (expense), net, in the consolidated statements of operations	$(21)	$(133)	(14)
Net impact to other comprehensive income (loss) in current period	$(1,002)	$272	(413)
Ending balance	$139	$411	$(2)
Net Loss Per Share Attributable to Common Stockholders
Basic and diluted net loss per share attributable to common stockholders are presented in conformity with the two-class method required for participating securities. Under the two-class method, net income is attributed to common stockholders and participating securities based on their participation rights. The Company considers all series of its redeemable convertible preferred stock to be participating securities. Net loss attributable to common stockholders is not allocated to the redeemable convertible preferred stock as the holders of the redeemable convertible preferred stock are not contractually obligated to share in the losses of the Company.
Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the number of weighted-average shares of common stock outstanding during the reporting period. Net loss attributable to common stockholders is adjusted for the (accretion) decretion of the carrying value of redeemable convertible preferred stock and deemed dividend distribution (see Note 11 for detail). For the periods with net losses, all potentially dilutive securities are considered antidilutive, and accordingly, diluted net loss per share is the same as basic net loss per share.
Defined Benefit Plan
Employees in India are entitled to benefits under the Gratuity Act, a defined benefit retirement plan covering eligible employees. The plan requires employers to provide for a lump-sum payment to eligible employees at retirement, death, and incapacitation or on termination of employment, of an amount based on the respective employee’s salary and tenure of employment. Employees in India are also entitled to a defined benefit plan with benefits based on an employee’s accumulated leave balance and salary. Both plans are unfunded arrangements.
Current service costs are accrued in the period to which they relate. The benefit obligations are calculated by a qualified actuary using the projected unit credit method and the unfunded position is recognized as a liability in the consolidated balance sheets. In measuring the defined benefit obligations, the Company uses a discount rate at the reporting date based on yields of local government treasury bills denominated in the same currency in which the benefits are expected to be paid, with maturities approximating the terms of the Company’s obligations.
Since the plan is unfunded, no annual contributions are required to be made as per applicable regulations. Disclosures required under ASC 715—Compensation—Retirement Benefits, have been omitted because the Company has deemed them immaterial to its consolidated financial statements. The benefit plans had a plan benefit obligation of $3.1 million, $5.6 million and $6.7 million as of December 31, 2019 and 2020 and June 30, 2021 (unaudited), respectively, included in other liabilities in the consolidated balance sheets.
Leases
The Company accounts for its existing leases of office facilities as operating leases. Certain facility lease agreements contain rent holidays, allowances and rent escalation provisions. For leases that contain rent escalation or rent concession provisions, the Company records the total rent expense during the lease term on a straight-line basis over the term of the lease. The difference between the amount of rent paid and the straight-line rent expense is recorded as deferred rent, with its current and long-term portions classified in accrued liabilities and other liabilities, respectively, in the consolidated balance sheets.
Recent Accounting Pronouncements
New accounting pronouncements are issued by the Financial Accounting Standards Board (FASB) under its ASC or ASU and adopted by the Company as of the specified effective date.
As an emerging growth company, the Jumpstart Our Business Startups Act (the JOBS Act) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use the adoption dates applicable to private companies. As a result, the Company’s financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective date for new or revised accounting standards that are applicable to public companies.
Recently Adopted Accounting Pronouncements
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The new guidance supersedes ASC 605, Revenue Recognition, and requires the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled to in exchange for those goods or services. The new guidance also includes ASC Subtopic 340-40, Other

Assets and Deferred Costs—Contracts with Customers, which requires the deferral of incremental costs of obtaining a contract with a customer. Collectively, the Company refers to Topic 606 and Subtopic 340-40 as ASC 606.
The Company early adopted ASC 606 on January 1, 2019 utilizing the full retrospective method. Upon adoption, the Company recorded a net increase of $5.8 million to the opening balance of accumulated deficit due to the cumulative impact associated with the deferral of incremental costs of obtaining contracts with customers.
In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Liabilities, which revises the classification and measurement of equity investments and amends certain presentation and disclosure requirements. On January 1, 2019, the Company adopted the relevant requirements of the guidance as follows:
•Marketable equity investments with readily determinable fair values – The Company invests in term bond mutual funds previously classified as available-for sale securities, with the associated unrealized gains or losses recognized in other comprehensive income (loss) in the consolidated balance sheets. The guidance requires changes in fair value of the mutual funds to be recognized in the consolidated statements of operations. Upon adoption, a cumulative-effect adjustment of $1.0 million was recorded as an increase to accumulated deficit using the modified retrospective approach. Changes in fair value for the year ended December 31, 2019 were recorded in interest and other income, net in the consolidated statements of operations. In addition to the term bond mutual funds, money market funds are also considered as highly liquid marketable equity investments.
•Non-marketable equity investments without readily determinable fair values – Interests in private entities currently carried at cost do not have readily determinable fair values, nor do they qualify for the net asset value practical expedient. The Company has elected the measurement alternative under ASU 2016-01 to continue carrying these equity interests at cost, less impairment, adjusted for observable price changes from orderly transactions for identical or similar investments of the same issuer. Impairment charges and changes in observable prices, if any, are recognized in the consolidated statements of operations. The measurement alternative is applied prospectively effective January 1, 2019, resulting in no impact to the Company’s consolidated financial statements.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (ASC 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements for fair value measurements by removing, modifying, or adding certain disclosures. On January 1, 2020, the Company adopted this guidance, which did not result in a material impact to its consolidated financial statements for all periods presented.
In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40), Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The Company adopted the requirements of ASU 2018-15 as of January 1, 2021 on a prospective basis. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.
Accounting Pronouncements Not Yet Adopted
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize most leases on their balance sheets as right-of-use assets with corresponding lease liabilities and eliminates certain real estate-specific provisions. Under the standard, lease expenses will continue to be recorded over the lease term in the consolidated statements of operations in a manner similar to the current standard. Certain practical expedients are available for lessees to elect upon adopting the new standard. This standard is effective for the Company on January 1, 2022, and early adoption is permitted. The Company has a choice of applying the full retrospective approach, or upon electing the associated practical expedient, the modified retrospective approach. The Company expects the impact of adoption to materially increase the right-of-use assets and lease liabilities in its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires measurement and recognition of expected credit losses for financial assets by requiring an allowance to be recorded as an offset to the amortized cost of such assets. ASU 2016-13 will become effective for the Company on January 1, 2023, and the modified retrospective approach is the only available option, with a cumulative effect adjustment recorded to accumulated deficit as of the date of the adoption. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). The standard eliminates certain exceptions related to the approach for intraperiod tax allocation and the methodology for calculating income taxes in an interim period. The standard also simplifies aspects of accounting for franchise taxes and enacted changes in tax or rates, and clarifies the accounting for transactions that result in a step-up in the tax basis for goodwill. The guidance is effective for the Company on January 1, 2022; early adoption is permitted. The Company is currently evaluating the impact of adoption to its consolidated financial statements.
3.Revenue From Contracts with Customers
Revenue
The Company derives revenue from subscription fees and related professional services. The Company sells subscriptions for its cloud-based solutions through arrangements that are non-cancelable and non-refundable. The Company’s subscription arrangements do not provide customers with the right to take possession of the software supporting the solutions and, as a result, are accounted for as service arrangements. The treatment of the arrangements is consistent with sales directly to customers and indirectly through channel partners. The Company records revenue net of sales or value-added taxes.
Disaggregation of Revenues
The following table summarizes revenue by the Company’s service offerings:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands)
			(unaudited)
Subscription services	$168,682	$242,879	$107,611	$163,515
Professional services	3,695	6,780	2,860	5,413
Total revenue	$172,377	$249,659	$110,471	$168,928
See Note 15 for revenue by geographic location.
Deferred Revenue and Remaining Performance Obligations
Deferred revenue consists of customer billings in advance of revenue being recognized from the Company’s subscription and professional services arrangements. The following table summarizes the changes in the balance of deferred revenue during the periods:

	December 31,		June 30,
	2019	2020	2020	2021
	(in thousands)
			(unaudited)
Balance at beginning of the period	$39,739	$67,540	$67,540	$104,184
Add: Billings during the period	200,178	286,303	124,087	195,242
Less: Revenue recognized during the period	(172,377)	(249,659)	(110,471)	(168,928)
Balance at end of the period	$67,540	$104,184	$81,156	$130,498

Deferred revenue at the beginning of the years ended December 31, 2019 and 2020 was $39.7 million and $67.5 million, respectively, which the Company fully recognized as revenue during the respective periods.
Deferred revenue at the beginning of the six months ended June 30, 2020 and 2021 (unaudited) was $67.5 million and $104.2 million, respectively, of which $51.8 million and $76.7 million were recognized as revenue during the respective periods.
The aggregate balance of remaining performance obligations as of June 30, 2021 (unaudited) was $178.5 million. The Company expects to recognize $143.0 million of the balance as revenue in the subsequent 12 months and the remainder thereafter.
The aggregate balance of remaining performance obligations as of December 31, 2020 was $140.6 million. The Company expects to recognize $114.1 million of the balance as revenue in the subsequent 12 months and the remainder thereafter. The aggregate balance of remaining performance obligations represents contracted revenue that has not yet been recognized, including contracted revenue from renewals, and does not include contract amounts which are cancelable by the customer and amounts associated with optional renewal periods.
Deferred Contract Acquisition Costs
The change in the balance of deferred contract acquisition costs during the periods is as follows:

	December 31,		June 30,
	2019	2020	2020	2021
	(in thousands)
			(unaudited)
Balance at beginning of the period	$6,069	$11,610	$11,610	$18,273
Add: Contract costs capitalized during the year	9,579	14,344	6,629	11,000
Less: Amortization of contract costs during the year	(4,038)	(7,681)	(3,388)	(5,669)
Balance at end of the period	$11,610	$18,273	$14,851	$23,604
4.Marketable Securities
Debt Securities
Debt securities are classified as available-for-sale and reported under marketable securities in the consolidated balance sheets. The following tables summarize carrying amounts and fair values as of December 31, 2019, December 31, 2020, and June 30, 2021 (unaudited):

	December 31, 2019
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
	(in thousands)
Debt Securities:
U.S. Treasury securities	$41,361	$22	$—	$41,383
Corporate debt securities	97,035	119	(4)	97,150
Asset-backed securities	5,860	2	—	5,862
Total	$144,256	$143	$(4)	$144,395

	December 31, 2020
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
	(in thousands)
Debt Securities:
U.S. Treasury securities	$50,087	$136	$—	$50,223
Corporate debt securities	85,413	265	(5)	85,673
Asset-backed securities	3,247	15	—	3,262
Total	$138,747	$416	$(5)	$139,158

	June 30, 2021
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
	(in thousands)
	(unaudited)
Debt Securities:
U.S. Treasury securities	73,821	$22	$(4)	$73,839
Corporate debt securities	58,425	22	(42)	58,405
Total	$132,246	$44	$(46)	$132,244
The amortized cost and fair value of the debt securities based on contractual maturities are as follows:

	December 31, 2020		June 30, 2021
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(in thousands)
			(unaudited)
Due within one year	$125,272	$125,657	$55,101	$55,138
Due after one year and but within five years	13,475	13,501	77,145	77,106
Total	$138,747	$139,158	$132,246	$132,244
Equity Investments
Marketable equity investments consist of money market funds and term bond mutual funds, and are measured at fair value. The cost of the money market funds approximates fair value. The change in fair value of the term bond mutual funds is recorded in interest and other income, net in the consolidated statements of operations.
Non-marketable equity investments represent the Company’s interest in privately held entities which have no readily determinable fair values. The Company carries these investments at cost, less impairment.

The types of equity investments are summarized in the following table:

		Consolidated Balance Sheets Classification	December 31,		June 30,
Type	Description		2019	2020	2021
			(in thousands)
					(unaudited)
Marketable equity investments	Money market funds	Cash and cash equivalents	$58,687	$56,474	$68,384
Marketable equity investments	Term bond mutual funds	Marketable securities	3,468	3,575	3,577
Non-marketable equity investments	Investments in equity securities without a readily determinable fair value	Other assets	517	517	517
			$62,672	$60,566	$72,478
The following table summarizes the realized and unrealized gains recognized in the consolidated statements of operations for the term bond mutual funds during the years ended December 31, 2019 and 2020, and the six months ended June 30, 2020 and 2021 (unaudited):

	Year Ended December 31,		June 30,
	2019	2020	2020	2021
	(in thousands)
			(unaudited)
Net gains (losses) recognized on marketable equity investments	$582	$107	$(63)	$65
Less: Net gains recognized on sale of marketable equity investments	(316)	—	—	—
Unrealized gains (losses) at the end of the period	$266	$107	$(63)	$65
5.Fair Value Measurements
The Company measures its financial assets at fair value each reporting period using a fair value hierarchy that prioritizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:
Level 1—Inputs are observable and reflect quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
Level 2—Inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly.
Level 3—Inputs that are unobservable.
Cash equivalents and marketable equity securities are classified within Level 1 because they are valued using quoted market prices or alternative pricing sources and models utilizing market observable inputs. Available-for-sale debt securities and derivative assets are classified within Level 2 if the investments are valued using model driven valuations which use observable inputs such as quoted market prices, benchmark yields, reported trades, broker/dealer quotes or alternative pricing sources with reasonable levels of price transparency. Available-for-sale debt securities are held by custodians who obtain investment prices from a third-party pricing provider that incorporates standard inputs in various asset price models.

In connection with the acquisition of Natero, Inc. (Natero) (as described in Note 7), the Company recognized a liability on the acquisition date for the estimated fair value of the contingent consideration based on the probability of achieving certain milestones pursuant to the acquisition agreement. The fair value measurement of the contingent consideration is based on significant unobservable inputs and management judgment; therefore, it is categorized under Level 3.
The Company does not have any assets or liabilities subject to fair value remeasurement on a nonrecurring basis as of December 31, 2019 and 2020, and June 30, 2021 (unaudited).
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following table represents the fair value hierarchy for the Company’s financial assets and financial liabilities measured at fair value on a recurring basis as of December 31, 2019 and 2020, and June 30, 2021 (unaudited):

	December 31, 2019
	Fair Value Measured Using
	Level 1	Level 2	Level 3	Total
	(in thousands)
Financial assets:
Money market funds	$58,687	$—	$—	$58,687
U.S. treasury securities	41,383	—	—	41,383
Corporate debt securities	—	97,150	—	97,150
Asset-backed securities	—	5,862	—	5,862
Term bond mutual funds	—	3,468	—	3,468
Foreign exchange derivative assets	—	142	—	142
Total financial assets	$100,070	$106,622	$—	$206,692
Financial liabilities:
Acquisition-related contingent consideration	$—	$—	$1,950	$1,950

	December 31, 2020
	Fair Value Measured Using
	Level 1	Level 2	Level 3	Total
	(in thousands)
Financial assets:
Money market funds	$56,474	$—	$—	$56,474
U.S. treasury securities	50,223	—	—	50,223
Corporate debt securities	—	85,673	—	85,673
Asset-backed securities	—	3,262	—	3,262
Term bond mutual funds	—	3,575	—	3,575
Total financial assets	$106,697	$92,510	$—	$199,207
Financial liabilities:
Acquisition-related contingent consideration	$—	$—	$775	$775

	June 30, 2021
	Fair Value Measured Using
	Level 1	Level 2	Level 3	Total
	(in thousands)
	(unaudited)
Financial assets:
Money market funds	$68,384	$—	$—	$68,384
U.S. treasury securities	73,839	—	—	73,839
Corporate debt securities	—	58,405	—	58,405
Term bond mutual funds	—	3,577	—	3,577
Total financial assets	$142,223	$61,982	$—	$204,205
Financial liabilities:
Acquisition-related contingent consideration	$—	$—	$800	$800
The following table represents a reconciliation of the contingent consideration liability measured at fair value on a recurring basis, using Level 3 significant unobservable inputs:

	December 31,		June 30,
	2019	2020	2021
	(in thousands)
			(unaudited)
Beginning balance	$—	$1,950	$775
Additions during the period	1,900	—	—
Payments during the period	—	(1,200)	—
Change in estimated fair value	50	25	25
Ending balance	$1,950	$775	$800
6.Balance Sheet Components
Property and Equipment, net
The following table summarizes property and equipment, net as of December 31, 2019 and 2020, and June 30, 2021 (unaudited):

	December 31,		June 30,
	2019	2020	2021
	(in thousands)
			(unaudited)
Computers	$6,968	$9,249	$10,475
Capitalized internal-use software	5,410	10,041	12,219
Office equipment	2,530	2,770	3,103
Furniture and fixtures	9,332	9,472	9,361
Motor vehicles	2,425	2,423	1,514
Leasehold improvements	3,794	4,274	4,274
Construction in progress	829	322	120
Total property and equipment	31,288	38,551	41,066
Less: accumulated depreciation	(11,326)	(17,767)	(19,628)
Property and equipment, net	$19,962	$20,784	$21,438
Capitalization of costs associated with internal-use software was $3.3 million, $4.6 million, $2.4 million and $2.2 million for the years ended December 31, 2019 and 2020 and the six months ended June 30, 2020 and 2021

(unaudited), respectively. Amortization expense of capitalized internal-use software totaled $0.9 million, $1.5 million, $0.8 million and $1.2 million for the years ended December 31, 2019 and 2020 and the six months ended June 30, 2020 and 2021 (unaudited), respectively. The net carrying value of capitalized internal-use software was $3.6 million, $6.7 million and $7.7 million as of December 31, 2019 and 2020 and June 30, 2021 (unaudited), respectively.
For the year ended December 31, 2019, depreciation expense and amortization of internal-use software totaled $4.9 million, of which $1.3 million was recorded in cost of revenue, $1.3 million in research and development expense, $2.0 million in sales and marketing expense, and $0.3 million in general and administrative expense in the consolidated statements of operations. For the year ended December 31, 2020, depreciation expense and amortization of internal-use software totaled $6.9 million, of which $2.1 million was recorded in cost of revenue, $1.8 million in research and development expense, $2.7 million in sales and marketing expense, and $0.3 million in general and administrative expense in the consolidated statements of operations.
For the six months ended June 30, 2020 (unaudited), depreciation expense and amortization of internal-use software totaled $3.4 million, of which $1.0 million was recorded in cost of revenue, $0.9 million in research and development expense, $1.3 million in sales and marketing expense, and $0.2 million in general and administrative expense in the consolidated statements of operations. For the six months ended June 30, 2021 (unaudited), depreciation expense and amortization of internal-use software totaled $4.3 million, of which $1.6 million was recorded in cost of revenue, $1.0 million in research and development expense, $1.5 million in sales and marketing expense, and $0.2 million in general and administrative expense in the condensed consolidated statements of operations.
Accrued Liabilities
The following tables summarizes accrued liabilities as of December 31, 2019 and 2020 and June 30, 2021 (unaudited):

	December 31,		June 30,
	2019	2020	2021
	(in thousands)
			(unaudited)
Accrued compensation	$6,734	$8,983	$11,378
Acquisition-related liabilities	2,996	1,942	2,062
Accrued third-party cloud infrastructure expenses	2,432	1,572	2,120
Accrued reseller commissions	2,378	3,999	5,079
Accrued advertising and marketing expenses	1,811	2,412	2,258
Advanced payments from customers	1,140	2,815	2,515
Accrued taxes	1,413	8,645	3,310
Other accrued expenses	4,893	5,240	4,730
Total accrued liabilities	$23,797	$35,608	$33,452
7.Business Combinations and Asset Purchase
Natero Inc. (Natero)
In May 2019, the Company acquired all issued and outstanding shares of Natero, a provider of data-driven customer success software for business-to-business (B2B) SaaS companies. Total consideration consisted of $8.0 million in cash and $1.9 million of contingent consideration. The Company allocated $3.7 million of the consideration to developed technology and $1.6 million to customer relationships intangible assets (with estimated useful lives of three years and four years, respectively), with the excess of $4.2 million recognized as goodwill primarily attributable to the assembled workforce. The Company incurred $1.0 million of acquisition-related costs, recorded as general and administrative expense in the consolidated statements of operations for the year ended December 31, 2019.

AnsweriQ Inc. (AIQ)
In January 2020, the Company acquired all issued and outstanding shares of AIQ, a provider of machine learning and artificial intelligence self-service tools. The acquisition date cash consideration paid was $5.7 million. The Company acquired $4.0 million of developed technology with an estimated useful life of two years, and $1.7 million of goodwill which is primarily attributed to the assembled workforce. The Company incurred $0.2 million of acquisition related costs, recorded as general and administrative expense in the consolidated statements of operations for the year ended December 31, 2020 and the three months ended March 31, 2020 (unaudited).
Infiverve Technologies Private Ltd. and Infiverve Technologies Pte. Ltd. (collectively known as Flint)
In March 2020, the Company entered into an asset purchase agreement with Flint, an IT orchestration and cloud management platform, to complement Freshservice’s IT service management and IT operations management product capabilities, for a total consideration of $2.0 million in cash. The transaction was accounted for as an asset acquisition as the developed technology was the only asset acquired.
None of the above transactions had a material impact on the Company’s consolidated financial statements; therefore, historical and proforma disclosures have not been presented.
8.Goodwill and Intangible Assets, Net
The following table presents changes in the carrying value of goodwill for the years ended December 31, 2019 and 2020:

Amount
(in thousands)
Balance as of December 31, 2018	$237
Goodwill acquired	4,236
Balance as of December 31, 2019	4,473
Goodwill acquired	1,708
Balance as of December 31, 2020	$6,181
There was no change to the carrying value of goodwill for the six months ended June 30, 2021 (unaudited).
Acquired intangibles consist of developed technology and customer relationships and are amortized on a straight-line basis over their estimated useful lives. The following tables summarize acquired intangible assets as of December 31, 2019, December 31, 2020, and June 30, 2021 (unaudited):

	As of December 31, 2019
	Gross Amount	Accumulated Amortization	Net Carrying Value	Weighted Average Remaining Useful Life
	(amounts in thousands)			(in years)
Developed technology	$4,409	$(1,351)	$3,058	2.3
Customer relationships	1,600	(254)	1,346	3.3
Total	$6,009	$(1,605)	$4,404

	As of December 31, 2020
	Gross Amount	Accumulated Amortization	Net Carrying Value	Weighted Average Remaining Useful Life
	(amounts in thousands)			(in years)
Developed technology	$10,496	$(5,218)	$5,278	1.5
Customer relationships	1,600	(655)	945	2.4
Total	$12,096	$(5,873)	$6,223

	As of June 30, 2021
	Gross Amount	Accumulated Amortization	Net Carrying Value	Weighted Average Remaining Useful Life
	(amounts in thousands)			(in years)
	(unaudited)
Developed technology	$10,496	$(7,166)	$3,330	1.1
Customer relationships	1,600	(854)	746	1.9
Total	$12,096	$(8,020)	$4,076
Total amortization of acquired intangible assets was $1.4 million, $4.3 million, $2.0 million and $2.2 million for the years ended December 31, 2019 and 2020, and the six months ended June 30, 2020 and 2021 (unaudited), respectively. The Company recorded amortization of developed technology of $1.1 million, $3.9 million, $1.8 million and $2.0 million in cost of revenue and customer relationships of $0.3 million, $0.4 million, $0.2 million and $0.2 million in sales and marketing expenses in each of the respective periods in the consolidated statements of operations.
As of December 31, 2020, expected future amortization expenses related to acquired intangible assets are as follows:

Year Ending December 31,	Amortization Expense
(in thousands)
2021	$4,300
2022	1,562
2023	361
Total future amortization	$6,223
As of June 30, 2021 (unaudited), expected future amortization expenses related to acquired intangible assets are as follows:

Year Ending December 31,	Amortization Expense
(in thousands)
2021 (remaining 6 months)	$2,182
2022	1,591
2023	303
Total future amortization	$4,076
9.Derivative Instruments
The Company generally uses forward contracts to economically hedge against its foreign exchange exposures denominated in Indian Rupee and does not designate any of its forward contracts as hedges. All forward contracts are recorded at fair value and are classified as either a derivative asset or liability in the consolidated balance sheets. Changes in fair value are classified as interest and other income (expense), net in the consolidated statements of operations.
As of December 31, 2019, the Company had foreign exchange forward contracts with notional amounts totaling approximately $18.0 million. All foreign exchange forward contracts were terminated in July 2020. Gains or losses recorded on those forward contracts were insignificant for the years ended December 31, 2019 and 2020, and for the six months ended June 30, 2020 (unaudited).
10.Commitments and Contingencies
Operating Leases
The Company leases office space under non-cancelable operating lease agreements, which expire on various dates through September 2028. Certain lease agreements include options to renew or terminate the lease, which are not reasonably certain to be exercised and therefore are not factored into the determination of lease payments.
In September 2018, the Company entered into a lease agreement for its corporate headquarters located in San Mateo, California, which it occupied in January 2019. This lease covers approximately 22,000 square feet of office spaces at a monthly base rent of $113,246, increasing approximately 3% annually. The lease expires in July 2026, with an option to extend the lease for another five years, subject to certain requirements. The total commitment is $10.5 million with a tenant improvement allowance of $1.5 million. The Company maintains a $1.0 million cash deposit in a financial institution securing a letter of credit for the lease, which is classified as restricted cash under other assets in the consolidated balance sheets.
Deferred rent was $3.7 million, $5.1 million and $5.0 million as of December 31, 2019 and 2020 and June 30, 2021 (unaudited), respectively, of which $3.5 million, $4.6 million and $4.4 million was classified in other liabilities in the consolidated balance sheets, in each of the periods, respectively. Rent expense for operating leases for the years ended December 31, 2019 and 2020 and the six months ended June 30, 2020 and 2021 (unaudited) was $7.1 million, $10.2 million, $5.1 million and $4.9 million, respectively.
Future minimum lease payments under non-cancelable operating leases as of December 31, 2020, are as follows:

Year ending December 31,	Operating Leases
(in thousands)
2021	$7,478
2022	7,800
2023	7,456
2024	7,310
2025	6,501
Thereafter	8,397
Total minimum future payments	$44,942

Future minimum lease payments under non-cancelable operating leases as of June 30, 2021 (unaudited), are as follows:

Year ending December 31,	Operating Leases
(in thousands)
2021 (remaining 6 months)	$3,720
2022	7,717
2023	7,380
2024	7,239
2025	6,445
Thereafter	8,267
Total minimum future payments	$40,768
Contractual Commitments
Other contractual commitments relate mainly to third-party cloud infrastructure agreements and subscription arrangements used to facilitate the Company’s operations at the enterprise level. Future minimum payments under the Company’s non-cancelable purchase commitments as of December 31, 2020 are presented in the table below:

Year ending December 31,	Contractual Commitments
(in thousands)
2021	$18,637
2022	23,557
2023	20,166
Total	$62,360
During the six months ended June 30, 2021 (unaudited), the Company had settled other contractual commitments totaling $13.5 million.
Litigation and Loss Contingencies
From time to time, the Company may be subject to other legal proceedings, claims, investigations, and government inquiries (collectively, Legal Proceedings) in the ordinary course of business. It may receive claims from third parties asserting, among other things, infringement of their intellectual property rights, defamation, labor and employment rights, privacy, and contractual rights. There are no currently pending Legal Proceedings that the Company believes will have a material adverse impact on the business or consolidated financial statements.
Indemnifications
In the ordinary course of business, the Company enters into contractual arrangements under which the Company agrees to provide indemnification of varying scope and terms to customers, business partners, and other parties with respect to certain matters, including losses arising out of intellectual property infringement claims made by third parties, if the Company has violated applicable laws, if the Company is negligent or commits acts of willful misconduct, and other liabilities with respect to its products and services and its business. In these circumstances, payment is typically conditional on the other party making a claim pursuant to the procedures specified in the particular contract. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in its consolidated financial statements.

11.Redeemable Convertible Preferred Stock
The following table summarizes the Company’s redeemable convertible preferred stock as of December 31, 2019 and 2020 and June 30, 2021 (unaudited):

	As of December 31, 2019 and 2020 and June 30, 2021				Carrying Value
	Shares Authorized	Shares Outstanding	Original Issue Price	Liquidation Preference	December 31, 2019	December 31, 2020	June 30, 2021
	(in thousands, except per share amounts)
Series A	21,428	21,311	$0.05	$1,059	$174,570	$397,172	$451,407
Series B	36,229	36,229	0.14	5,000	296,801	675,223	767,426
Series C	15,307	15,307	0.46	7,000	125,442	285,280	324,235
Series D	30,663	30,663	1.01	31,000	251,627	571,476	649,513
Series E	21,292	21,292	2.35	50,000	176,625	396,927	455,283
Series F	8,709	8,709	3.16	27,500	73,268	162,439	184,492
Series G	9,151	9,151	6.01	55,000	84,857	172,344	194,367
Series H	11,276	11,276	13.30	150,000	151,382	234,235	250,197
Total	154,055	153,938		$326,559	$1,334,572	$2,895,096	$3,276,920
Series H Financing and Series A Transaction
In November 2019, the Company entered into a Series H preferred stock and Series A preferred stock purchase agreement with several existing stockholders, and sold 11,276,220 shares of redeemable convertible Series H preferred stock for net proceeds of $150.0 million.
In December 2019, the Company facilitated the sale of 7,517,470 shares of redeemable convertible Series A preferred stock by first selling the shares of redeemable convertible Series A preferred stock to an investor, followed by repurchasing the same number of shares of redeemable convertible Series A preferred stock from another investor. The fair value of the Series A preferred shares as of that date was $59.9 million. The Company received and paid cash consideration of $100.0 million to repurchase and sell the shares, resulting in an excess value of $40.1 million accounted for as both a deemed dividend distribution to the seller and a deemed contribution for the corresponding sale. The Company recorded the deemed dividend and contribution against accumulated deficit in the consolidated balance sheets.
Preferred Stock Transactions
In January 2020, an investor, also a member of the Board at that time, entered into a secondary transaction to sell 26,210 shares of redeemable convertible Series A preferred stock, 1,314,830 shares of redeemable convertible Series B preferred stock, and 448,110 shares of redeemable convertible Series C preferred stock to a new investor for a total price in excess of the fair value of the shares. The sale was facilitated by the Company and deemed compensatory to the seller. The amount paid by the investor to acquire the shares was $25.5 million, while the fair value of the shares on the transaction date was $14.7 million. The excess value of $10.8 million was recognized as stock-based compensation expense by the Company in general and administrative expense in its consolidated statements of operations.
See Note 12 for a discussion of stock-based compensation recognized from the secondary transaction involving the repurchases of redeemable convertible preferred stock (as described above) and common stock from the Company’s founders and employees.
Redeemable Convertible Preferred Stock Rights and Preferences
The holders of redeemable convertible preferred stock have various rights and preferences as follows:
Voting—Each share of redeemable convertible preferred stock has voting rights equal to an equivalent number of common stock into which it is convertible and votes together as one class with the common stock. The holders of redeemable convertible Series A preferred stock, the holders of redeemable convertible Series E preferred stock, and the holders of redeemable convertible Series G preferred stock are each entitled to elect one director to serve on the Company’s board of directors. The holders of common stock are entitled to elect two directors to serve on the Company’s board of directors. The holders of redeemable convertible preferred stock and common stock, voting as a single class, on an as-converted to common stock basis, are entitled to elect any remaining directors to serve on the Company’s board of directors.
Liquidation Preference—In the event of any liquidation, dissolution, or winding-up of the Company, either voluntary or involuntary, the holders of redeemable convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of the assets or funds of the Company to the holders of the common stock, an amount equal to the original issue price of Series A, Series B, Series C, Series D, Series E, Series F, Series G and Series H redeemable convertible preferred stock, respectively, as adjusted for stock splits, stock dividends, combinations, recapitalizations, and similar transactions, plus any declared but unpaid dividends. If the Company has insufficient assets to permit payment of the liquidation preference in full to all holders of preferred stock, then the assets of the Company shall be distributed ratably to the holders of preferred stock in proportion to the liquidation preference such holders would otherwise be entitled to receive.
After payment of the liquidation preference to the holders of redeemable convertible preferred stock, the remaining assets of the Company shall be distributed ratably to the holders of common stock. If the holders of redeemable convertible preferred stock would have been entitled to a larger distribution had they converted their shares to common stock, then the redeemable convertible preferred stock will be deemed to have converted to common stock.
Dividends—The holders of Series A, Series B, Series C, Series D, Series E, Series F, Series G and Series H redeemable convertible preferred stock are entitled to receive, out of any funds legally available, dividends prior and in preference to any dividends paid on the common stock, as adjusted for stock splits, stock dividends, combinations, recapitalizations, and similar transactions, when, as and if declared by the Board at a rate of $0.0040, $0.0110, $0.0366, $0.0809, $0.1879, $0.2526, $0.4808 and $1.0642, respectively. Dividends are non-cumulative, and no dividends have been declared or paid on the Company’s preferred stock.
Conversion—Each share of redeemable convertible preferred stock is convertible at the option of the holder, at any time after the date of issuance of such share, into shares of common stock as is determined by dividing the original purchase price of redeemable convertible preferred stock by the conversion price in effect at the time of conversion for such series of redeemable convertible preferred stock. The initial conversion price per share of redeemable convertible preferred stock is equal to the original issue price of each series, and therefore, the conversion ratio is one-to-one.
Each share shall be automatically converted into common stock at the conversion ratio (i) upon the closing of the sale of the Company’s common stock in a firm commitment underwritten IPO, provided that the aggregate proceeds from the offering are no less than $100.0 million, net of fees and underwriting discounts and commissions or (ii) at the specified date following a vote from the holders of at least 66% of the shares of the redeemable convertible preferred stock outstanding (voting together as a single class and not as a separate series, and on an as-converted basis).
Redemption— At any time after September 30, 2022, the holders of at least 66% of the shares of the redeemable convertible preferred stock outstanding (voting together as a single class on an as-converted basis) can request redemption in writing after which the Company will redeem the then outstanding shares of redeemable convertible preferred stock by paying in cash a sum per share equal to the greater of (i) the fair market value of such shares of preferred stock as of the redemption date and (ii) the applicable original issue price for such shares of redeemable convertible preferred stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) plus all declared but unpaid dividends on such shares plus 25% per annum compounded annually beginning on the date of first issue of such series of preferred stock. Any redemptions of redeemable convertible preferred stock shall be made on a pro rata basis among the holders of redeemable convertible preferred stock in proportion to the aggregate redemption price each such holder would otherwise be entitled to receive on the redemption date.

Each share shall be automatically converted into common stock at the conversion ratio (i) upon the closing of the sale of the Company’s common stock in a firm commitment underwritten IPO, provided that the aggregate proceeds from the offering are no less than $100.0 million net of fees and underwriting discounts and commissions or (ii) at the specified date following a vote from the holders of at least 66% of the shares of the redeemable convertible preferred stock outstanding (voting together as a single class and not as a separate series, and on an as-converted basis).
Accretion of Redeemable Convertible Preferred Stock
The Company records its redeemable convertible preferred stock at the amount of cash proceeds received (which also approximates fair value) on the dates of issuance, net of issuance costs. Since the preferred stock is not currently redeemable, but is probable of becoming redeemable at the option of the preferred stockholders at a future date, the Company recognizes changes in the redemption value immediately as they occur and accretes the carrying amount of its redeemable convertible preferred stock to equal the redemption value at the end of each reporting period. The accretion is first recorded against additional paid-in capital to the extent that it becomes exhausted, with the remainder charged against accumulated deficit. The redemption value of the redeemable convertible preferred stock is the greater of (i) the fair market value of such shares of redeemable convertible preferred stock as of the redemption date or (ii) the applicable original issue price for such shares of redeemable convertible preferred stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), plus all declared but unpaid dividends on such shares plus 25% per annum compounded annually, beginning on the date of first issue of such series of redeemable convertible preferred stock.
Accretion of the redemption price of the redeemable convertible preferred stock was $553.3 million and $1,560.5 million for the years ended December 31, 2019 and 2020, respectively; and $102.2 million and $381.8 million for the six months ended June 30, 2020 and 2021 (unaudited), respectively.
Classification of Redeemable Convertible Preferred Stock
The redeemable convertible preferred stock is contingently redeemable upon certain deemed liquidation events such as an IPO, a merger or sale of substantially all the assets of the Company, or upon a vote of the redeemable convertible preferred stockholders after September 30, 2022, as described above. The redeemable convertible preferred stock is not mandatorily redeemable, but since such liquidation events would constitute a redemption event outside of the Company’s control, all shares of redeemable convertible preferred stock have been presented outside of permanent equity in mezzanine equity on the consolidated balance sheets.
12.Common Stock and Stock Based Compensation
As of December 31, 2019 and 2020, and June 30, 2021 (unaudited), the Company had authorized the issuance of 285,000,000, 285,000,000 and 305,000,000 shares of its common stock, at a par value of $0.00001, respectively; and there were 76,821,210, 77,619,030 and 77,756,390 shares issued and outstanding, respectively. Shares of common stock reserved for future issuance were as follows:

	December 31,		June 30,
	2019	2020	2021
	(Shares in thousands)
Redeemable convertible preferred stock	153,938	153,938	153,938
Options, RSUs and PRSUs outstanding	25,500	36,024	47,510
Shares reserved for future award issuances	6,853	9,981	18,896
Total shares of common stock reserved for issuance	186,291	199,943	220,344
2011 Stock Plan
In 2011, the Company adopted the 2011 Stock Plan (Plan) pursuant to which the Board may grant incentive stock options to purchase shares of the Company’s common stock, non-statutory stock options to purchase shares of the Company’s common stock, stock appreciation rights, restricted stock and RSUs. Upon adoption, the Plan reserved a total of 9,148,200 shares of common stock for future issuances of stock-based awards. From time to time, the Board may authorize an increase in the number of shares reserved for issuance under the Plan. The reserve is reduced by the number of shares granted and increased by shares returning to the Plan from cancelled awards. As of December 31, 2020, the reserve increased to 62,189,460 shares, of which 9,981,250 shares remained available for issuance. As of June 30, 2021 (unaudited), the reserve increased to 82,189,460 shares, of which 18,896,240 shares remained available for issuance.
Stock Options
Stock options are granted with an exercise price equal to the stock’s fair market value at the date of grant, and they have 10-year contractual terms and vest over a four-year period.
The following is a summary of stock options as of December 31, 2019 and 2020, and June 30, 2021 (unaudited), and changes during the periods then ended:

Share Information:	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (1)
	(in thousands, except per share data)
Balance as of December 31, 2018	5,464	$0.36	6.6	$16,356
Stock options granted	—	$—
Stock options exercised	(2,558)	$0.27
Stock options cancelled / forfeited / expired	(8)	$0.34
Balance as of December 31, 2019	2,898	$0.25	5.4	$19,808
Stock options granted	—	$—
Stock options exercised	(794)	$0.31
Stock options cancelled / forfeited / expired	(8)	$0.31
Balance as of December 31, 2020	2,096	$0.23	4.1	$33,947
Stock options granted (unaudited)	—	$—
Stock options exercised (unaudited)	(137)	$0.18
Stock options cancelled / forfeited / expired (unaudited)	(200)	$0.05
Balance as of June 30, 2021(2) (unaudited)	1,759	$0.25	4.0	$32,905
__________________
(1)Aggregate intrinsic value for stock options represents the difference between the exercise price and the per share fair value of the Company’s common stock as of the end of the period, multiplied by the number of stock options outstanding, exercisable, or vested.
(2)The ending balance as of June 30, 2021 (unaudited) represents options that were fully vested and exercisable.
Total intrinsic value of options exercised during the years ended December 31, 2019 and 2020 and the six months ended June 30, 2020 and 2021 (unaudited) was $9.5 million, $9.8 million, $0.2 million and $2.7 million million, respectively.
Total fair value of options vested during the years ended December 31, 2019 and 2020 and the six months ended June 30, 2020 (unaudited) was insignificant. There were no options vested in the six months ended June 30, 2021 (unaudited).
Restricted Stock Units
RSUs are granted at fair market value at the date of the grant, and they have 10-year contractual terms. See Note 2—Stock-Based Compensation for more detail about specific vesting conditions for RSUs.

RSU activity as of December 31, 2019 and 2020 and June 30, 2021 (unaudited) is as follows:

Share Information:	Number of Shares	Weighted-Average Grant Date Fair Value
	(in thousands, except per share data)
Unvested, as of December 31, 2018	17,653	$2.49
Granted	7,742	$5.24
Vested	—	$—
Forfeited	(2,793)	$2.96
Unvested, as of December 31, 2019	22,602	$3.38
Granted	13,087	$8.73
Vested	(4)	$6.92
Forfeited	(1,757)	$4.01
Unvested, as of December 31, 2020	33,928	$5.41
Granted (unaudited)	12,662	$16.92
Vested (unaudited)	—	$—
Forfeited (unaudited)	(839)	$7.39
Unvested, as of June 30, 2021 (unaudited)	45,751	$8.56
Performance-Based Awards
In May 2019, the Board approved a grant of 166,390 shares of performance-based RSUs (PRSUs) to the Company’s chief executive officer (CEO). The vesting of these PRSUs is contingent upon satisfaction of all three of the following: (i) the achievement of certain revenue related milestones on or before December 31, 2019, (ii) vesting over the requisite service period in accordance with the Plan, and (iii) the liquidity event, as described in Note 2—Stock-Based Compensation. The revenue related milestone was met as of December 31, 2019, and the time-based vesting condition continued to be satisfied over the requisite service period. As of June 30, 2021 (unaudited), the liquidity event was not considered to be probable of being achieved. Accordingly, no stock-based compensation expense associated with the PRSUs has been recorded.
Stock-Based Compensation
Stock-based compensation included expenses recognized from employee stock-based awards, and the excess value of $43.2 million paid to repurchase shares in a secondary transaction during the year ended December 31, 2020. The excess value was comprised of $10.8 million recorded in general and administrative expense for the repurchase of redeemable convertible preferred stock (as described in Note 11), and $32.4 million for the repurchases of common shares from the Company’s founders and a number of employees, of which $16.5 million and $15.9 million were recorded in general and administrative expense and research and development expense, respectively.
Total stock-based compensation expense recorded in the years ended December 31, 2019 and 2020, and the six months ended June 30, 2020 and 2021 (unaudited) was as follows:

	Year Ended December 31, 2019
	Cost of Revenue	Research and Development	Sales and Marketing	General and Administrative	Total
	(in thousands)
Employee awards	$13	$151	$104	$5	$273
Total stock-based compensation expense	$13	$151	$104	$5	$273

	Year Ended December 31, 2020
	Cost of Revenue	Research and Development	Sales and Marketing	General and Administrative	Total
	(in thousands)
Employee awards	$—	$8	$7	$29	$44
Secondary transaction	—	15,882	—	27,354	43,236
Total stock-based compensation expense	$—	$15,890	$7	$27,383	$43,280
As of December 31, 2020, unrecognized stock-based compensation expense related to 33,761,220 unvested RSUs and 166,390 unvested PRSUs was approximately $182.8 million, and $0.7 million, respectively. The RSUs and PRSUs are expected to be recognized over a weighted-average period of approximately 3.1 years, assuming the liquidity event milestone is probable of being achieved at that time.

	Six Months Ended June 30, 2020
	Cost of Revenue	Research and Development	Sales and Marketing	General and Administrative	Total
	(in thousands)
	(unaudited)
Employee awards	—	8	$7	$29	$44
Secondary transaction	—	15,882	—	27,354	43,236
Total stock-based compensation expense	$—	$15,890	$7	$27,383	$43,280
The Company did not recognize any stock-based compensation expense in the six months ended June 30, 2021 (unaudited).
As of June 30, 2021 (unaudited), unrecognized stock-based compensation expense related to 45,584,580 unvested RSUs and 166,390 unvested PRSUs was approximately $390.8 million and $0.7 million, respectively. The RSUs and PRSUs are expected to be recognized over a weighted-average period of approximately 3.3 years, assuming the liquidity event milestone is probable of being achieved at that time.
RSUs and PRSUs that have met the service and other performance conditions (excluding the liquidity condition were 14,997,550 as of December 31, 2020, and 18,117,470 as of June 30, 2021 (unaudited). As such, the Company has not recognized the related stock-based compensation expense of $45.7 million as of December 31, 2020 and $65.7 million as of June 30, 2021 (unaudited) that will vest upon completion of this offering.
13.Net Loss Per Share
Basic net loss per share attributable to common stockholders is computed by dividing the net loss by the number of weighted-average outstanding common shares. Diluted net loss per share attributable to common stockholders is determined by giving effect to all potential common equivalents during the reporting period, unless including them yields an antidilutive result. The Company considers its redeemable convertible preferred stock, stock options and restricted stock units as potential common equivalents, but excluded them from the computation of diluted net loss per share attributable to common stockholders as their effect was antidilutive.

The following table sets forth the computation of basic net loss per share and diluted net loss per share attributable to common stockholders:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands, except per share data)
			(unaudited)
Numerator:
Net loss	$(31,125)	$(57,294)	$(57,146)	$(9,844)
Accretion of redeemable convertible preferred stock	(553,339)	(1,560,524)	(102,164)	(381,824)
Deemed dividend distribution	(40,071)	—	—	—
Net loss attributable to common stockholders - diluted	$(624,535)	$(1,617,818)	$(159,310)	$(391,668)

Denominator:
Weighted-average shares used in computing net loss per share attributable to common stockholders - basic and diluted	76,029	76,945	76,828	77,724

Net loss per share attributable to common stockholders - basic and diluted	$(8.21)	$(21.03)	$(2.07)	$(5.04)
The following table summarizes the potential common equivalents that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands)
			(unaudited)
Redeemable convertible preferred stock	153,938	153,938	153,938	153,938
Stock options	2,898	2,096	2,859	1,759
RSUs	22,602	33,928	27,332	45,751
Total	179,438	189,962	184,129	201,448
14.Income Taxes
The Company’s net loss before provision for income taxes for the years ended December 31, 2019 and 2020 was as follows:

	Year Ended December 31,
	2019	2020
	(in thousands)
Domestic	$(40,616)	$(69,102)
Foreign	13,126	15,823
Total	$(27,490)	$(53,279)

The components of the provision for income taxes for the years ended December 31, 2019 and 2020 were as follows:

	Year Ended December 31,
	2019	2020
	(in thousands)
Current:
Domestic	$11	$(12)
Foreign	4,563	6,387
Deferred:
Domestic	(194)	—
Foreign	(745)	(2,360)
Total provision for income taxes	$3,635	$4,015
The following is a reconciliation of the federal statutory income tax rate to the Company’s effective tax rate for the years ended December 31, 2019 and 2020:

	Years Ended December 31,
	2019	2020
Federal income tax	21.0%	21.0%
State taxes, net of federal benefit	3.2	—
Stock Based Compensation	(0.2)	(17.1)
Change in valuation allowance	(32.8)	(11.8)
Earnings from foreign subsidiaries	(3.9)	(1.3)
Other items	(0.5)	1.6
Total provision for income taxes	(13.0)%	(7.6)%
The components of the Company’s net deferred tax assets as of December 31, 2019 and 2020, were as follows:

	December 31,
	2019	2020
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$27,917	$36,702
Foreign tax credit carryforwards	4,955	4,955
Other	3,291	5,433
Depreciation and amortization	18	354
Allowance for uncollectible accounts	—	1,383
Total deferred tax assets	36,181	48,828
Less: valuation allowance	(32,078)	(41,111)
Deferred tax assets, net of valuation allowance	4,103	7,717

Deferred tax liabilities:
Commissions	(2,002)	(3,323)
Change in fair value of investments and hedging instruments	(36)	—
Total deferred tax liabilities	(2,038)	(3,323)

Net deferred tax assets	$2,065	$4,393

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements. In estimating the future tax consequences, generally all expected future events are considered. Valuation allowances are provided to reduce deferred tax assets to an amount that is more-likely-than-not to be realized. Based on available evidence, the Company believes it is not more likely than not that the net U.S. deferred tax assets will be fully realizable. As such, the Company has recorded a valuation allowance against net deferred tax assets. The Company regularly reviews its deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing taxable temporary differences and tax planning strategies. The Company’s judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute the business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the Company’s income tax provision would increase or decrease in the period in which the assessment is changed. The Company’s valuation allowance increased by $8.5 million and $9.0 million during the years ended December 31, 2019 and 2020, respectively.
The Company has not provided U.S. income taxes and foreign withholding taxes on undistributed earnings of foreign subsidiaries because the Company intends to permanently reinvest such earnings outside the U.S. If these foreign earnings were to be repatriated in the future, the related U.S. tax liability may be reduced by any foreign income taxes previously paid on these earnings. The Company has controlling interest in all foreign subsidiaries, which are classified as controlled foreign corporations for U.S. federal income tax purposes. In accordance with the 2017 Tax Cuts and Jobs Act (Tax Act), the Company has computed the transition tax liability on all undistributed earnings from foreign subsidiaries, and as such, future distributions of these earnings are not taxable in the United States. For the years ended after December 31, 2017, the Company has assessed the Global Intangible Low Taxed Income provisions on undistributed earnings from foreign subsidiaries, and as such, future distributions of any previously taxed earnings are not taxable in the United States.
Net Operating Loss and Credit Carryforwards
As of December 31, 2020, the Company has U.S. federal net operating loss carryforwards of approximately $157.9 million of which $5.5 million are subject to limitation under Internal Revenue Code Section 382 (IRC Section 382). The net operating loss carryforwards for all the states in the United States is $176.0 million as of December 31, 2020. The federal net operating loss carryforwards that were generated prior to the 2018 tax year will begin to expire in 2030 if not utilized. For net operating loss carryforwards arising in tax years beginning after December 31, 2017, the Tax Act limits the Company’s ability to utilize carryforwards to 80% of taxable income, however, these operating losses may be carried forward indefinitely. The state net operating loss carryforwards will begin to expire in 2032 if not utilized. The Company has foreign tax credits of $5.0 million that will expire in 2027 if not utilized.
Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change provisions of IRC Section 382 and similar state provisions. The annual limitation may result in the inability to fully offset future annual taxable income and could result in the expiration of net operating loss carryforwards before utilization. The Company has performed a formal IRC Section 382 analysis as December 31, 2019 and continually reviews the impact to net operating losses of any ownership changes.
Unrecognized Tax Benefits
The Company has adopted authoritative guidance which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in the Company’s income tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.
The Company recognizes financial statement benefit of a tax position only after determining that the relevant tax authority would more-likely-than-not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has no likelihood of being realized upon ultimate settlement with the relevant tax authority. As of December 31,

2019 and 2020, the Company does not have any unrecognized tax benefits with a significant impact on its consolidated financial statements.
The Company recognizes interest and penalties related to income tax matters as a component of income tax expense. No accrued interest and penalties have been recorded as of December 31, 2019 and 2020.
The Company's major tax jurisdictions are India and the U.S. and also files income tax returns in other various U.S. states and international jurisdictions. Carryover attributes beginning December 31, 2008, remain open to adjustment by the United States and state authorities. The U.S. federal, state, and foreign jurisdictions have statutes of limitations that generally range from three to five years. Due to the Company’s net losses, substantially all of its federal and state income tax returns are subject to examination for federal and state purposes since inception. As of December 31, 2020, there were no on-going examinations. We are continually under review by the Indian tax authorities and have not received any assessments to date that would have a material impact to the Company's financial statements.
For the Six Months Ended June 30, 2020 and 2021 (Unaudited)
The Company’s provision for income taxes was $4.0 million and $2.2 million for the six months ended June 30, 2020 and 2021, respectively. The effective tax rate for each period differs from the statutory rate primarily as a result of providing no benefit on pre-tax losses incurred in the United States. We maintain a full valuation allowance on our U.S. Federal and State net deferred tax assets as it was more likely than not that those deferred tax assets will not be realized.
The provision for income taxes recorded for the six months ended June 30, 2020 and 2021, consists of income taxes from earnings in foreign jurisdictions.
15.Geographic Information
The following table summarizes revenue by geographic location, based upon the billing address of the customer:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands)
			(unaudited)
North America	$79,805	$111,644	$49,924	$71,707
Europe, Middle East and Africa	65,038	98,992	43,321	71,129
Asia Pacific	23,528	33,445	14,709	22,427
Other	4,006	5,578	2,517	3,665
Total revenue	$172,377	$249,659	$110,471	$168,928
The following table summarizes long-lived assets by geographic information:

	As of December 31,		As of June 30,
	2019	2020	2021
	(in thousands)
			(unaudited)
North America	$12,256	$16,796	$15,468
Europe, Middle East and Africa	644	606	558
Asia Pacific	11,466	9,605	9,488
Total long-lived assets	$24,366	$27,007	$25,514

16.Subsequent Events
The Company evaluated subsequent events from December 31, 2020, the date of these financial statements, through May 14, 2021, and during this period, the Company has granted a total of 3,267,400 RSUs to its employees at an aggregated fair value of $51.3 million. The RSUs granted vest over four years.
17.Subsequent Events (unaudited)
The Company evaluated subsequent events from June 30, 2021 through September 13, 2021, the date the unaudited interim consolidated financial statements were available to be issued. Except as noted below, there were no other events or transactions requiring disclosure in the accompanying consolidated financial statements.
In July 2021, the Company granted a total of 2,035,640 RSUs to its employees, at an aggregated estimated fair value of $40.9 million. The RSUs granted vest over four years.
Events Subsequent to Original Issuance of Unaudited Interim Consolidated Financial Statements
In August 2021, the Company granted a total of 2,100,820 RSUs to its employees, at an aggregated estimated fair value of $56.8 million. The RSUs granted vest over four years.
In September 2021, the Company has granted a total of 578,060 RSUs to certain of its employees and a director, at an aggregated estimated fair value of $17.3 million. In addition, the Board approved, contingent upon the completion of the Company’s IPO, a grant of 3,000,000 RSUs to its CEO, with an aggregate estimated fair value of $90.0 million. All of these RSUs have a time-based service condition and vest over four years.
Amended and Restated Certificate of Incorporation
In September 2021, the Company amended and restated its certificate of incorporation to establish two new classes of common stock, Class A common stock and Class B common stock, and authorized 1,000,000,000 shares of Class A common stock and 350,000,000 shares of Class B common stock.
2021 Equity Incentive Plan and 2021 Employee Stock Purchase Plan
In August 2021, the Board adopted the 2021 Equity Incentive Plan (2021 Plan), beginning with 86,178,920 shares reserved for future issuance, with a 5% automatic increase to the reserve annually. The Board also adopted the 2021 Employee Stock Purchase Plan (ESPP), with a total of 6,500,000 shares of Class A common stock to be reserved for future issuance. The 2021 Plan and the ESPP will both become effective upon the Company’s IPO.
Reservation of Shares of Common Stock
In August 2021, the Board approved the reservation of 2,850,000 shares of common stock as a charitable donation. Share issuance will be contingent upon the establishment of a U.S.-based charitable foundation following the Company’s IPO.
CEO Performance-Based RSU Award
In September 2021, the Board approved a grant of 6,000,000 PRSUs to the CEO (CEO Performance Award). The CEO Performance Award vests based upon the satisfaction of a time-based service condition and achievement of five separate stock price targets ranging from $70.00 to $200.00 per share. The stock price targets will be measured based on the average closing price over a consecutive 60-trading day period, beginning on the first trading day after the expiration of the final lock-up period following the Company’s IPO. The CEO Performance Award expires after seven years.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the SEC registration fee, the Financial Industry Regulatory Authority, Inc. (FINRA), filing fee and the exchange listing fee.

Amount
SEC registration fee	$109,450
FINRA filing fee	150,980
Exchange listing fee	295,000
Accountants’ fees and expenses	2,081,513
Legal fees and expenses	2,535,000
Transfer agent’s fees and expenses	15,000
Printing and engraving expenses	248,000
Miscellaneous	1,065,057
Total expenses	$6,500,000

Item 14. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our amended and restated certificate of incorporation that will be in effect upon the completion of this offering permits indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws that will be in effect upon the completion of this offering provide that we will indemnify our directors and officers and permit us to indemnify our employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.
We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of Freshworks Inc., provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of Freshworks Inc. At present, there is no pending litigation or proceeding involving a director or officer of Freshworks Inc. regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.
We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.
Item 15. Recent Sales of Unregistered Securities.
Since January 1, 2018, we have issued the following unregistered securities:
•In July and September 2018, we sold (1) an aggregate of 9,151,440 shares of our Series G convertible preferred stock to four accredited investors and (2) an aggregate of 7,487,520 shares of our Class B common stock to four accredited investors, in each case at a purchase price of $6.01 per share for aggregate cash proceeds of approximately $100.0 million.
•In December 2019, we sold (1) an aggregate of 11,276,220 shares of our Series H convertible preferred stock to three accredited investors and (2) an aggregate of 7,517,470 shares of our Series A convertible preferred stock to one accredited investor, in each case at a purchase price of $13.3023 per share for aggregate cash proceeds of approximately $250.0 million.
•Since January 1, 2018, we have granted to certain employees, consultants and directors restricted stock units representing an aggregate of 57,077,540 shares of our Class B common stock under our 2011 Stock Plan, as amended (our 2011 Plan).
•Since January 1, 2018, we have issued and sold an aggregate of 9,251,440 shares of our Class B common stock upon the exercise of options under our 2011 Plan, at exercise prices ranging from $0.0208 to $0.4200 per share, for an aggregate exercise price of approximately $1.9 million.
None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise specified above, we believe these transactions were exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.
(a)Exhibits.

Exhibit Number	Description of Exhibit
1.1	Form of Underwriting Agreement.
3.1	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.
3.2*	Bylaws of the Registrant, as currently in effect.
3.3	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the closing of this offering.
3.4	Form of Amended and Restated Bylaws of the Registrant, to be effective immediately prior to the completion of this offering.
4.1	Form of Class A common stock certificate of the Registrant.
4.2*	Seventh Amended and Restated Investors’ Rights Agreement by and among the Registrant and certain of its stockholders, dated December 16, 2019.
4.3*	Voting Agreement by and among the Registrant and certain of its stockholders, dated August 26, 2021.
5.1	Opinion of Cooley LLP.
10.1+*	Freshworks Inc. 2011 Stock Plan, as amended, and forms of agreements thereunder.
10.2+	Freshworks Inc. 2021 Equity Incentive Plan and forms of agreements thereunder.
10.3+	Freshworks Inc. 2021 Employee Stock Purchase Plan.
10.4+*	Freshworks Inc. Cash Incentive Bonus Plan.
10.5+	Description of Freshworks Inc. Non-Employee Director Compensation Program.
10.6+*	Amended and Restated Offer Letter by and between the Registrant and Rathna Girish Mathrubootham, dated August 25, 2021.
10.7+*	Amended and Restated Offer Letter by and between the Registrant and Tyler Sloat, dated August 25, 2021.
10.8+*	Amended and Restated Offer Letter by and between the Registrant and Jose Morales, dated August 25, 2021.
10.9+*	Amended and Restated Offer Letter by and between the Registrant and Stacey Epstein, dated August 25, 2021.
10.10+*	Amended and Restated Offer Letter by and between the Registrant and Srinivasagopalan Ramamurthy, dated August 25, 2021.
10.11*	Lease by and between the Registrant and Bay Meadows Station 2 Investors, LLC, dated September 20, 2018.
10.12*	Lease Deed by and between Registrant and Faery Estates Private Limited, dated December 20, 2018.
10.13*	Lease Deed by and between Registrant and Faery Estates Private Limited, dated December 27, 2018.
10.14*	Lease Deed by and between Registrant and Faery Estates Private Limited, dated May 20, 2019.
10.15*	Lease Deed by and between Registrant and Faery Estates Private Limited, dated May 20, 2019.
10.16*	Lease Deed by and between Registrant and Faery Estates Private Limited, dated May 31, 2019.
10.17*	Lease Deed by and between Registrant and Faery Estates Private Limited, dated May 31, 2019.
10.18*	Lease Deed by and between Registrant and Faery Estates Private Limited, dated November 29, 2019.
10.19+	Form of Indemnification Agreement entered into by and between the Registrant and each director and executive officer.
21.1*	List of subsidiaries of the Registrant.
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
23.2	Consent of Cooley LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page of the initial filing of this registration statement).
__________________
*Previously filed
+    Indicates management contract or compensatory plan

(b)Financial Statement Schedules.
All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.
Item 17. Undertakings.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on September 13, 2021.

Freshworks Inc.

By:	/s/ Rathna Girish Mathrubootham
Rathna Girish Mathrubootham
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rathna Girish Mathrubootham	Chief Executive Officer and Chairman (Principal Executive Officer)	September 13, 2021
Rathna Girish Mathrubootham

/s/ Tyler Sloat	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 13, 2021
Tyler Sloat

*	Director	September 13, 2021
Roxanne S. Austin

*	Director	September 13, 2021
Johanna Flower

*	Director	September 13, 2021
Sameer Gandhi

*	Director	September 13, 2021
Randy Gottfried

*	Director	September 13, 2021
Zachary Nelson

*	Director	September 13, 2021
Barry Padgett

/s/ Jennifer Taylor	Director	September 13, 2021
Jennifer Taylor

*By:	/s/ Rathna Girish Mathrubootham
Attorney-in-Fact